    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996

                                                     REGISTRATION NOS. 33-99126
                                                                    33-99126-01

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                AMENDMENT NO. 3

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             XAVIER MINES LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       ONTARIO, CANADA                     1311                76-0490009
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     OF INCORPORATION OR       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
         ORGANIZATION)

                              XAVIER CORPORATION
               [NAME TO BE CHANGED TO XAVIER MERGER CORPORATION]
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                        1311                  76-0490009
 (STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
        ORGANIZATION)

                         1600 SMITH STREET, SUITE 4700
                             HOUSTON, TEXAS 77002
                                (713) 652-5111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               CHRIS A. DITTMAR
                         1600 SMITH STREET, SUITE 4700
                             HOUSTON, TEXAS 77002
                                (713) 652-5111
 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF AGENT FOR SERVICE FOR EACH REGISTRANT)

                                ---------------

                                with a copy to:
                              SETH R. MOLAY, P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1700 PACIFIC AVENUE, SUITE 4100
                           DALLAS, TEXAS 75201-4618
                           TELEPHONE: (214) 969-2800

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                           PROPOSED MAXIMUM  PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF       AMOUNT TO    OFFERING PRICE       AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED  BE REGISTERED   PER UNIT(1)     OFFERING PRICE(1) REGISTRATION FEE(1)
- --------------------------------------------------------------------------------------------------
 Common Stock of Xavier
  Mines Limited
  ("Mines"), par value
  $0.0001 per Share.....      64,894,554        $0.72         $46,724,079          $16,112
- -------------------------------------------------------------------------------------------------
 Warrants and Options of
  Mines to purchase
  Common Stock..........      72,393,022       $0.0001           $7,240               $3
- -------------------------------------------------------------------------------------------------
 Common Stock of Mines
  issuable upon exercise
  of Warrants and
  Options(2)............      72,393,022        $1.47         $106,417,742          $36,058
- -------------------------------------------------------------------------------------------------
 Common Stock of Xavier
  Merger Corporation
  ("New Xavier"), par
  value $0.0001 per
  Share.................      16,223,693        $2.88          $46,724,079          $16,112
- -------------------------------------------------------------------------------------------------
 Warrants and Options of
  New Xavier to purchase
  Common Stock..........      72,393,022       $0.0001           $7,240               $3
- -------------------------------------------------------------------------------------------------
 Common Stock of New
  Xavier issuable upon
  exercise of Warrants
  and Options of Mines..      18,098,256        $5.88         $106,417,742          $36,058
- -------------------------------------------------------------------------------------------------
 Total..................                                                           $104,346
==================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457.
(2) Reflects weighted average exercise price under outstanding warrants and options.
(3) Filing fees of $86,291 were paid with previous filings of this Registration Statement.

                                ---------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

==============================================================================

                             XAVIER MINES LIMITED

                           XAVIER MERGER CORPORATION

                            ----------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-4 ITEM NUMBER AND CAPTION                                                            LOCATION IN PROSPECTUS
- --------------------------------                                                           ------------------------
A.  INFORMATION ABOUT THE TRANSACTION

    1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus.................................  Cover Page

    2.  Inside Front and Outside Back Cover Pages
        of Prospectus..........................................................  Inside Front and Outside Back Cover Pages;
                                                                                 Available Information
    3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information..........................................  Exchange Rate Data; Summary; General
                                                                                 Proxy Information; Capitalization; Selected
                                                                                 Financial Data; Risk Factors; Management;
                                                                                 Principal Shareholders
    4.  Terms of the Transaction...............................................  Exchange Rate Data; Summary;
                                                                                 Domestication and Merger; Effect of
                                                                                 Domestication and Merger on Shareholder
                                                                                 Rights; Dissent Rights of Xavier
                                                                                 Shareholders; Description of Xavier-
                                                                                 Delaware Securities; Canadian and United
                                                                                 States Income Tax Considerations
    5.  Pro Forma Financial Information........................................                       *
    6.  Material Contracts with the Company Being
        Acquired...............................................................                       *

    7.  Additional Information Required for Reoffering by Persons and Parties
        Deemed to be Underwriters..............................................                       *


    8.  Interests of Named Experts and Counsel.................................                       *
    9.  Disclosure of Commission Position on Indemnification for Securities Act
        Liabilities............................................................                       *

    B.  INFORMATION ABOUT THE REGISTRANT

    10. Information with Respect to S-3 Registration...........................                       *

    11. Incorporation of Certain Information by Reference......................                       *

    12. Information with Respect to S-2 or S-3 Registration....................                       *

    13. Incorporation of Certain Information by Reference......................                       *

FORM S-4 ITEM NUMBER AND CAPTION                                                            LOCATION IN PROSPECTUS
- --------------------------------                                                           ------------------------
    14. Information with Respect to Registrants Other Than S-2 or S-3
        Registrants............................................................  Exchange Rate Data; Summary; Price
                                                                                 Range of Common Shares; Capitalization;
                                                                                 Selected Financial Data; Management's
                                                                                 Discussion and Analysis of Financial
                                                                                 Condition and Results of Operations;
                                                                                 Business; Risk Factors; Management;
                                                                                 Certain Transactions; Principal
                                                                                 Shareholders; Description of Xavier-
                                                                                 Delaware Securities

    C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15. Information with Respect to S-3 Companies..............................                       *

    16. Information with Respect to S-2 or S-3 Companies.......................                       *

    17. Information with Respect to Companies Other Than S-2 or S-3 Companies... Price Range of Common Shares; Exchange
                                                                                 Rate Data; Summary; Capitalization;
                                                                                 Selected Financial Data; Management's
                                                                                 Discussion and Analysis of Financial
                                                                                 Condition and Results of Operations;
                                                                                 Business; Risk Factors; Management;
                                                                                 Certain Transactions; Principal
                                                                                 Shareholders; Description of Xavier-
                                                                                 Delaware Securities

  D.  VOTING AND MANAGEMENT INFORMATION

  18. Information if Parties, Consents or Authorizations Are to be Solicited.... Available Information; Exchange Rate Data;
                                                                                 Summary; General Proxy Information;
                                                                                 Election of Directors; Appointment of
                                                                                 Auditors; Enactment of By-Laws; Articles
                                                                                 of Amendment; Domestication and Merger;
                                                                                 Dissent Rights of Xavier Shareholders;
                                                                                 Management; Certain Transactions;
                                                                                 Principal Shareholders; Shareholder
                                                                                 Proposals;  Other Business at Special
                                                                                 Meeting; Approval of Proxy
   19. Information if Proxies, Consents or Authorizations Are Not to be
       Solicited or in an Exchange Offer.......................................                   *

___________
*Not applicable

                              XAVIER MINES LIMITED
                         1600 SMITH STREET, SUITE 4700
                             HOUSTON, TEXAS  77002


  Dear Shareholders:

     Your approval is requested for the following transactions which Xavier Mines Limited (the "Company" or "Xavier-Canada") is proposing to its shareholders in addition to the annual business which is to be conducted at the shareholders meeting:

  SHARE CONSOLIDATION. The Board of Directors will ask shareholders to pass as a special resolution, with or without variation subject to requisite regulatory approval, including without limitation the approval of the Alberta Stock Exchange (the "ASX"), authorizing and approving the filing of Articles of Amendment consolidating the issued and outstanding common shares ("Common Shares") in its capital on the basis of one post-consolidation common share (a "Post-Consolidation Common Share") for each four pre-consolidation common shares ("Pre-Consolidation Common Shares") and changing the name of the Company to Xavier Corporation as required by Ontario Securities Commission Policy No. 5.2 (which relates to natural resource issuers that are reporting issuers in the Province of Ontario whose common shares are not listed and posted for trading on The Toronto Stock Exchange) (collectively, the "Consolidation").

     The Board of Directors believes that the Consolidation is in the best interests of the shareholders because over the long term the Company will have greater flexibility with respect to future equity financings which will be necessary to develop the Company's properties and the Consolidation will facilitate acquisitions by the Company for equity consideration. Furthermore, in connection with the proposed listing of the Common Shares on the Nasdaq National Market (as discussed in the Circular and Proxy Statement/Prospectus (the "Prospectus") accompanying this letter), it is necessary for the Common Shares to trade at a price over US$3.00 per share. If such resolution is approved, it is currently anticipated that the Articles of Amendment effecting the Consolidation will be filed regardless of whether the Domestication and Merger are effected and shareholders will be required to surrender their current certificates representing Pre-Consolidation Common Shares in exchange for certificates representing Post-Consolidation Common Shares. Appropriate transmittal forms will be sent to shareholders for this purpose. Prior to a share certificate being surrendered, such share certificate will represent whole shares of the Company on a post-consolidated basis, being in an amount equal to one-fourth of the amount represented on the original share certificate.


  DOMESTICATION. The Board of Directors will submit a proposal to domesticate the Company from a corporation existing under the laws of the Province of Ontario to a corporation existing under the laws of the State of Delaware, United States of America (the "Domestication"). If approved by at least two-thirds of the votes cast by holders of the Common Shares represented in person or by proxy at the meeting, the Domestication will result in a change in the Company's jurisdiction of incorporation from the Province of Ontario to the State of Delaware and will also result in the adoption of a new certificate of incorporation for the Company, which will govern the Company under Delaware law. If approved by the Shareholders and subject to requisite regulatory approval, it is anticipated that the Domestication will become effective on or about June 28, 1996.

  MERGER. If the Domestication is approved and becomes effective, the shareholders of the Company, after it has been domesticated in Delaware, will be asked to approve by written consent the merger (the "Merger") of the Company with and into its wholly-owned subsidiary, Xavier Merger Corporation ("Xavier-Delaware") pursuant to the laws of the State of Delaware. Such written consent will be executed pursuant to proxies solicited hereby (the "Consent"). Accordingly, no shareholder meeting will be held with respect to the Merger proposal. If the Merger is completed, holders of Common Shares will receive one share of Common Stock, US$0.0001 par value per share, of Xavier-Delaware ("Xavier-Delaware Common Stock") for each Common Share held immediately prior to the Merger. In addition, all options and warrants of Xavier-Canada outstanding immediately prior to the Merger will become obligations of Xavier-Delaware upon consummation of the Merger. If approved by the shareholders of Xavier-Canada pursuant to the Consent, it is anticipated that the Merger will also become effective on or about June 28, 1996, or as soon as practicable after the completion of the Domestication.

     The Board of Directors has reserved the right to terminate or abandon the Consolidation, Domestication and/or the Merger at any time prior to the effectiveness of each, notwithstanding shareholder approval, if the Board of Directors determines for any reason that the consummation of the Consolidation, Domestication and/or the Merger would be inadvisable or not in the best interests of the Company or its shareholders.

     For a summary of the principal income tax consequences of the Consolidation, Domestication and Merger to United States shareholders and warrantholders, Canadian shareholders and warrantholders, and the Company, see "Canadian and United States Income Tax Considerations" contained in the Prospectus.

  1996 LONG TERM INCENTIVE PLAN. The Board of Directors will submit the 1996 Long Term Incentive Plan (the "1996 Incentive Plan") for shareholder approval. If approved by at least a majority of the votes cast by holders of the Common Shares represented in person or by proxy at the meeting, this plan provides for the offer of up to an aggregate of 1,500,000 Common Shares to certain current and future key employees, officers, consultants and non-employee directors of the Company, thereby giving them a favorable opportunity to become holders of Common Shares, a stake in the growth and prosperity of the Company and encouraging them to continue their involvement with the Company.

     THE ONLY WAY A HOLDER OF COMMON SHARES CAN EXPRESS HIS APPROVAL OF THE MERGER IS BY EXECUTING THE PROXY AUTHORIZING THE PERSONS NAMED THEREIN TO APPROVE THE MERGER BY MEANS OF THE CONSENT. THE FAILURE TO GRANT A PROXY OR THE WITHHOLDING OF AUTHORITY TO EXECUTE THE CONSENT HAS THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER. FURTHERMORE, A PROXY AUTHORIZING THE EXECUTION OF THE CONSENT IS VALID ONLY IF THE PERSON EXECUTING THE PROXY REMAINS A HOLDER OF RECORD OF THE SHARES REPRESENTED THEREBY AT THE TIME THE DOMESTICATION BECOMES EFFECTIVE AND THE CONSENT IS EXECUTED. THEREFORE, IF YOU WISH TO HAVE YOUR SHARES REPRESENTED IN THE APPROVAL OF THE MERGER, WE URGE YOU NOT TO SELL OR TRANSFER ANY SHARES PRIOR TO THE EFFECTIVENESS OF THE DOMESTICATION.

     IF THE MERGER IS COMPLETED, SHAREHOLDERS WILL BE REQUIRED TO SURRENDER THEIR CURRENT CERTIFICATES REPRESENTING COMMON SHARES IN EXCHANGE FOR CERTIFICATES REPRESENTING THE APPROPRIATE NUMBER OF SHARES OF XAVIER-DELAWARE COMMON STOCK. IF THE MERGER IS NOT COMPLETED AND THE CONSOLIDATION IS, THEN SHAREHOLDERS WILL BE REQUIRED TO SURRENDER THEIR CURRENT CERTIFICATES REPRESENTING PRE-CONSOLIDATION COMMON SHARES IN EXCHANGE FOR CERTIFICATES REPRESENTING THE APPROPRIATE NUMBER OF POST-CONSOLIDATION COMMON SHARES. Appropriate transmittal forms will be sent to shareholders for these purposes. After the Consolidation and the Merger occur but before a stock certificate for Pre-Consolidation Common Shares is surrendered, such certificate will represent Post-Consolidation Common Shares and whole shares of Xavier-Delaware Common Stock in an amount equal to the number of Post-Consolidation Common Shares (deemed to be represented) (or formerly represented) thereby, respectively. If both the Consolidation and Merger occur, only one exchange will be required. If the Domestication occurs but the Merger does not, every holder of Common Shares will be required to surrender the certificate representing such shares in order for such certificates to be replaced with new Delaware certificates of Xavier-Canada.

     THE PROSPECTUS PROVIDES A DETAILED DESCRIPTION OF THE CONSOLIDATION, DOMESTICATION, MERGER AND 1996 INCENTIVE PLAN AND OTHER INFORMATION TO ASSIST YOU IN CONSIDERING THE MATTERS TO BE VOTED ON. WE URGE YOU TO REVIEW THIS INFORMATION CAREFULLY AND, IF YOU REQUIRE ASSISTANCE, TO CONSULT WITH YOUR FINANCIAL, INCOME TAX OR OTHER PROFESSIONAL ADVISORS.

     FOR THE REASONS SET FORTH IN THE PROSPECTUS, YOUR OFFICERS AND DIRECTORS UNANIMOUSLY BELIEVE THAT THE PROPOSED CONSOLIDATION, DOMESTICATION AND MERGER AND THE ADOPTION OF THE 1996 INCENTIVE PLAN ARE IN THE BEST INTERESTS OF THE COMPANY AND ALL OF ITS SHAREHOLDERS. WE THEREFORE STRONGLY URGE YOU TO VOTE "FOR" THE CONSOLIDATION, DOMESTICATION, MERGER AND 1996 INCENTIVE PLAN.

                                      Very truly yours,

                                      /s/ CHRIS A. DITTMAR
                                      -----------------------
                                      Chris A. Dittmar
                                      Chairman of the Board,
                                      Chief Executive Officer
                                      and President

                              XAVIER MINES LIMITED

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS


     TAKE NOTICE THAT an Annual and Special Meeting (the "Meeting") of the shareholders of XAVIER MINES LIMITED (the "Company") will be held at the offices of the Company, 1600 Smith Street, Houston, Texas, on June 24, 1996, at the hour of 10:00 A.M. (Central Standard Time), for the following purposes:

     a. To receive and consider the annual report of management to the shareholders and the consolidated financial statements of the Company for the year ended December 31, 1995 and the report of the auditors thereon;

     b. To elect directors of the Company for the ensuing year;

     c. To appoint BDO Seidman, LLP, as auditors of the Company for the current year and to authorize the directors to fix their remuneration;

     d. To consider and if thought fit pass, with or without variation, a special resolution, subject to requisite regulatory approval, including without limitation, the approval of the Alberta Stock Exchange (the "ASX"), authorizing and approving an amendment to the Articles of the Company to consolidate the Company's issued and outstanding common shares on the basis of one post-consolidation common share for each four pre-consolidation common shares in the capital of the Company and changing the name of the Company to Xavier Corporation as required by Ontario Securities Commission Policy No. 5.2 (the "Consolidation").


     e. To consider and if thought fit pass, with or without variation, subject to the requisite regulatory approval, including without limitation, approval of the ASX, a special resolution: (i) authorizing the Company to become domesticated as a corporation existing under the laws of the State of Delaware in accordance with the Delaware General Corporation Law (the "Domestication") and (ii) approving the adoption of a new Certificate of Incorporation to govern the Company once it is domesticated and existing under the laws of the State of Delaware. A copy of the Certificate of Incorporation, which is attached to the Circular and Proxy Statement/Prospectus (the "Prospectus") accompanying this notice, will be effective upon the filing of the Certificate of Domestication with the Secretary of State of Delaware and will replace the Articles of the Company at such time; and


     f. To consider and if thought fit to pass, with or without variation, subject to requisite regulatory approval, a resolution authorizing and approving the Company's 1996 Long Term Incentive Plan.

     g. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     FOR FULL INFORMATION, THIS NOTICE MUST BE READ IN CONJUNCTION WITH THE PROSPECTUS.


     Shareholders registered as holders of the Company's Common Shares, without par value (the "Common Shares"), who are now deemed to hold such shares as of the close of business on May 15, 1996, are entitled to Notice of the Meeting. Shareholders of record who are holders of Common Shares as of the close of business on May 15, 1996 are entitled to vote on all matters to be considered at the Meeting, except that if such person transfers his or her shares after said date and the transferee, at least 48 hours prior to the Meeting, produces properly endorsed share certificates to the secretary or transfer agent of the Company, or otherwise establishes ownership of the shares, the transferee may vote those shares. The transfer register will not be closed at any time prior to the Meeting.

     The Board of Directors has by resolution fixed the close of business on the second business day preceding the day of the Meeting (excluding Saturdays, Sundays and holidays) and any adjournments thereof as the time before which proxies to be used or acted upon at the Meeting or any adjournments thereof shall be deposited with the Company or its transfer agent.

     A Shareholder who dissents in respect of items (d) or (e) above is entitled to be paid the fair value of its Common Shares as set forth in the Prospectus.

     Text describing the procedure to be followed by dissenting shareholders is set out in the Prospectus under the heading "Dissent Rights of Xavier Shareholders" and the text of the special resolutions to be submitted to the Meeting is set out in Exhibits A (with respect to the Consolidation) and B (with respect to the Domestication) to the Prospectus.

     A Reporting Package pursuant to National Policy No. 31 is set out as Exhibit C to the Prospectus.


     Dated at Toronto, Ontario May 15, 1996.

     By order of the Board of Directors


     /s/ Irene Sheytman
     ________________________
     Secretary

     Shareholders who are unable to attend the Meeting in person are requested to date and sign the enclosed form of proxy and to return it to the Company's Transfer Agent, The R-M Trust Company, 393 University Avenue, Toronto, Ontario, M5G 1E6, by not later than the close of business on June 20, 1996.

     WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING, THE ONLY WAY IN WHICH YOU CAN EXPRESS YOUR APPROVAL OF THE MERGER IS BY EXECUTING THE PROXY AUTHORIZING THE PERSONS NAMED THEREIN TO APPROVE THE MERGER IN A WRITTEN CONSENT IN LIEU OF A SPECIAL SHAREHOLDERS MEETING (THE "CONSENT"). THE FAILURE TO GRANT A PROXY OR THE WITHHOLDING OF AUTHORITY TO EXECUTE THE CONSENT HAS THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER. THEREFORE, PLEASE COMPLETE THE ENCLOSED FORM OF PROXY FOR THE CONSENT AND FORWARD IT TO THE COMPANY AS INDICATED IN THE PRECEDING PARAGRAPH.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  Information contained herein is subject to completion or amendment. A       +
+  registration statement relating to these securities has been filed with     +
+  the Securities and Exchange Commission. These securities may not be sold    +
+  nor may offers to buy be accepted prior to the time the registration        +
+  statement becomes effective. This prospectus shall not constitute an        +
+  offer to sell or the solicitation of an offer to buy nor shall there be     +
+  any sale of these securities in any State in which such offer,              +
+  solicitation or sale would be unlawful prior to registration or             +
+  qualification under the securities laws of any such State.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

       PRELIMINARY PROSPECTUS DATED MAY 13, 1996, SUBJECT TO COMPLETION

                              XAVIER MINES LIMITED
                           XAVIER MERGER CORPORATION
                   ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 24, 1996

                              ------------------

               PROSPECTUS FOR 64,894,554 SHARES OF COMMON STOCK,
                   71,543,022 WARRANTS AND 850,000 OPTIONS OF
                             XAVIER MINES LIMITED
                                    AND FOR
                       16,223,639 SHARES OF COMMON STOCK,
                   71,543,022 WARRANTS AND 850,000 OPTIONS OF
                           XAVIER MERGER CORPORATION

                             ---------------------

     THIS CIRCULAR AND PROXY STATEMENT/PROSPECTUS (THIS "PROSPECTUS") IS BEING FURNISHED AS A MANAGEMENT PROXY CIRCULAR IN CONNECTION WITH THE SOLICITATION BY THE BOARD OF DIRECTORS AND MANAGEMENT OF XAVIER MINES LIMITED ("XAVIER-CANADA") OF PROXIES FOR USE AT THE ANNUAL AND SPECIAL MEETING OF COMMON SHAREHOLDERS (THE "MEETING") OR ANY ADJOURNMENT(S) THEREOF. THE MEETING WILL BE HELD ON JUNE 24, 1996 AT THE TIME, PLACE AND FOR THE PURPOSES SET FORTH
  IN THE NOTICE OF MEETING.

     This Prospectus constitutes the Prospectus of Xavier-Canada under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) 64,894,554 Common Shares (the "Common Shares"), (ii) 71,543,022 warrants ("Xavier-Canada Warrants"), (iii) 850,000 options ("Xavier-Canada Options") of Xavier-Canada and (iv) 72,393,022 Common Shares issuable upon the exercise of the Xavier-Canada Warrants and the Xavier-Canada Options, to be issued to or held by holders of shares in the capital, warrants and options, as applicable, of Xavier-Canada as a result of its domestication from the Province of Ontario to the State of Delaware. This Prospectus also constitutes the Prospectus of Xavier Merger Corporation ("Xavier-Delaware" and, together with Xavier-Canada, the "Xavier Companies"), a Delaware corporation and a wholly-owned subsidiary of Xavier-Canada, under the Securities Act with respect to (i) 16,223,639 shares of Common Stock, par value US$0.0001 per share ("Xavier-Delaware Common Stock") of Xavier-Delaware,
  (ii) 71,543,022 warrants ("Xavier-Delaware Warrants") of Xavier-Delaware,
  (iii) 850,000 options ("Xavier-Delaware Options") of Xavier-Delaware, and (iv) 18,098,256 shares of Xavier-Delaware Common Stock issuable upon the exercise of the Xavier-Delaware Warrants and the Xavier-Delaware Options, of Xavier-Delaware to be issued to or held by holders of Common Shares, Xavier-Canada Warrants and Xavier-Canada Options, as applicable, as a result of the merger of Xavier-Canada with and into Xavier-Delaware. To effect such merger, Xavier-Canada first will be domesticated (the "Domestication") as a corporation organized under the General Corporation Law of the State of Delaware, as amended (the "DGCL"), and then will be merged (the "Merger") with and into Xavier-Delaware. See "Domestication and Merger."

     Prior to the Domestication and the Merger, the Company intends to effect a consolidation of the Common Shares on the basis of one post-consolidation common share ("Post-Consolidation Common Share") for each four pre-consolidation common shares ("Pre-Consolidation Common Shares") and change Xavier-Canada's name to Xavier Corporation as required by Ontario Securities Commission Policy No. 5.2 (which relates to natural resource issuers that are reporting issuers in the Province of Ontario whose common shares are not listed and posted for trading on The Toronto Stock Exchange) (collectively, the "Consolidation").

     At the Meeting holders of Common Shares will also be asked to vote on the approval and adoption of the Company's 1996 Long Term Incentive Plan (the "1996 Incentive Plan").

     In connection with the Merger, Xavier-Delaware has applied for listing of its common stock on the Nasdaq National Market. In case the Domestication occurs but the Merger does not, Xavier-Canada has applied for listing of the Common Shares on the Nasdaq National Market. See "Risk Factors--Risks Relating to Ownership of Company Securities and this Offering--Nasdaq National Market Listing."

     Subject to certain conditions and applicable law, holders of at least 66-2/3% of the Common Shares voting in person or by proxy at the Meeting must approve the Consolidation and the Domestication and holders of greater than 50% of the Common Shares voting in person or by proxy at the Meeting must approve the 1996 Incentive Plan. Subsequent to the Domestication, approval by a majority of the outstanding Common Shares by means of a written consent, executed pursuant to proxies solicited hereby (the "Consent") and by the Board of Directors, is required to authorize the Merger. If the Domestication and/or the Merger are each approved and become effective, all holders of Common Shares, except those who have properly exercised their dissenter's rights under applicable law, will be deemed to be stockholders of Xavier-Delaware as of the date when the certificate of ownership and merger has been properly executed and duly filed with the Secretary of State of Delaware (the "Effective Date"). See "Dissent Rights of Xavier Shareholders." If the Domestication occurs but the Merger does not, Xavier-Canada will be continued as a Delaware corporation. The Board of Directors of Xavier-Canada has reserved the right to terminate or abandon the Consolidation, Domestication and/or the Merger at any time prior to the effectiveness of each, notwithstanding shareholder approval, if the Board determines for any reason that the consummation of the Consolidation, Domestication and/or Merger would be inadvisable or not in the best interests of the Company or its shareholders. See "Domestication and Merger" and "Canadian and United States Income Tax Consequences."

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 12.

                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              CIRCULAR AND PROXY STATEMENT/PROSPECTUS.  ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

  The date of this Circular and Proxy Statement/Prospectus is         , 1996.

                             AVAILABLE INFORMATION

     The Xavier Companies have filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendment thereto) on Form S-4 under the Securities Act, for the registration of the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Xavier Companies and such securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Xavier Companies with the Commission may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     As a result of the issuance of securities contemplated hereby, Xavier-Canada, prior to the Merger, and Xavier-Delaware, after the Merger, will be subject to the periodic reporting and other information requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). As long as either company is subject to such periodic reporting and information requirements, it will file with the Commission all reports, proxy statements and other information required thereby, which may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Xavier-Canada's Common Shares are posted and listed for trading on the Alberta Stock Exchange ("ASX"). Upon completion of the Consolidation, Domestication and/or the Merger, the Common Shares or the Xavier-Delaware Common Stock, as the case may be, will continue to be listed on the ASX subject to the satisfaction of certain conditions imposed by the ASX. In addition, the Company has applied for listing of Common Shares and the Xavier-Delaware Common Stock on the Nasdaq National Market. See "Risk Factors--Risks Relating to Ownership of Company Securities and this Offering--Nasdaq National Market Listing."

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER XAVIER COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER WITHIN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THIS PROSPECTUS MAKES REFERENCE TO CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM ROBERT PARSONS, CHIEF FINANCIAL OFFICER, 1600 SMITH STREET, SUITE 4700, HOUSTON, TEXAS 77002 (713/652-5111). TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 19, 1996.

                             ---------------------

     The date on which this Prospectus was first mailed to shareholders was on or about May 17, 1996.

                                      (i)

                               EXCHANGE RATE DATA

     Unless otherwise indicated, currency amounts referred to herein are stated in Canadian dollars. The following table sets forth certain exchange rates based on the Comerica Bank spot exchange rates for United States dollars. The average exchange rate, expressed in US dollars, for the Canadian dollar for each of the five years ended December 31, 1995 and the exchange rate at the end of each such period were as follows:




                              Year ended December 31,
                         ---------------------------------
                         1991   1992   1993   1994   1995
                         -----  -----  -----  -----  -----
                                (US$ per CDN$1.00)
   Average for period..  .8728  .8276  .7753  .7321  .7291
   End of period.......  .8654  .7876  .7527  .7122  .7329

     On April 15, 1996, the noon buying rate for Canadian dollars as reported by Comerica Bank was US$0.7373 for every CDN$1.00.

                                     (ii)

     TABLE OF CONTENTS

                                                 PAGE
                                                 ----


AVAILABLE INFORMATION........................     (i)

EXCHANGE RATE DATA...........................     (ii)

SUMMARY......................................        1

RISK FACTORS.................................       12
  Risks Relating to the Company..............       14
  Risks of Russian Operations................       12
  Risks Relating to Ownership of Company
   Securities and this Offering..............       18

GENERAL PROXY INFORMATION....................       20
  Solicitation of Proxies....................       20
  Appointment and Revocation of Proxies......       20
  Voting of Shares Represented by
   Management Proxies........................       21
  Voting Shares and Record Date..............       22
  Statement of Executive Compensation........       22
  Election of Directors......................       22
  Appointment of Auditors....................       23

THE CONSOLIDATION............................       23

DOMESTICATION AND MERGER.....................       25
  The Domestication..........................       25
  The Merger.................................       25
  Conditions to Domestication and Merger;
   Shareholder Approvals.....................       26
  Proceedings before Governmental
   Authorities...............................       27
  Principal Reasons for the Domestication
   and Merger................................       28

EFFECT OF DOMESTICATION ON
 SHAREHOLDER RIGHTS..........................       29
  Differences Between Ontario and Delaware
   Corporate Law.............................       29
  Differences Between the Xavier-Canada
   Articles and the Xavier-Delaware
   Certificate...............................       32

DISSENT RIGHTS OF XAVIER
 SHAREHOLDERS................................       35
  Business Corporations Act (Ontario)........       35
  General Corporation Law of the State of
   Delaware..................................       37

1996 LONG TERM INCENTIVE PLAN................       37

PRICE RANGE OF COMMON SHARES.................       41

    CAPITALIZATION...........................       42

    SELECTED HISTORICAL AND PRO
     FORMA CONSOLIDATED FINANCIAL
     DATA....................................       44

    MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF
     OPERATIONS..............................       45
      Overview...............................       45
      Results of Operations..................       47
      Liquidity and Capital Resources........       49
      Recent Accounting Pronouncements.......       53

    BUSINESS.................................       55
      General................................       55
      Strategy...............................       55
      The Black Gold Joint Venture...........       56
      The Western Siberia Technical Service
       Agreements............................       60
      Oil Reserves...........................       65
      KMNGG..................................       67
      Bandera Engineering....................       68
      Other Projects.........................       68
      Competition............................       69
      Regulation.............................       70
      Employees..............................       70
      Offices................................       70
      Legal Proceedings......................       70

    MANAGEMENT...............................       72
      Executive Officers and Directors.......       72
      Compensation of Directors..............       74
      Committees of the Board of Directors...       74
      Executive Compensation.................       75
      Employment Agreements..................       76
      Long Term Compensation Plans...........       78
      Indebtedness of Directors, Executive...
       Officers and Senior Officers..........       79
      Report on Executive Compensation.......       79
      Shareholder Return Performance Graph...       81
      Composition of the Compensation
       Committee; Compensation Committee
       Interlocks and Insider Participation..       82
      Exculpatory Charter Provision; Liability
       and Indemnification of Officers and
       Directors.............................       82
    CERTAIN TRANSACTIONS.....................       83
      Interest Purchase Agreements...........       83
      KMNGG Transactions.....................       85
      Employment Agreements..................       85
      Advances...............................       85
      Indemnity Agreements...................       85
      Bandera................................       86
      Other Transactions.....................       86

                                     (iii)

                                                 PAGE
                                                 ----
 PRINCIPAL SHAREHOLDERS......................      87

DESCRIPTION OF THE XAVIER-DELAWARE SECURITIES      89
  General....................................      89
  Common Stock...............................      89
  Preferred Stock............................      89
  Warrants, Options and Convertible
   Securities................................      90
  Provisions Having Possible Anti-Takeover
   Effects...................................      91
  Alberta Stock Exchange.....................      92
  Exchange Agent, Transfer Agent and
   Registrars................................      92
  Dividend Policy............................      92
  Registration Rights........................      92

CANADIAN AND UNITED STATES
 INCOME TAX CONSIDERATIONS...................      94
  United States Tax Consequences.............      94
  Canadian Federal Income Tax
   Consequences..............................      98

LEGAL OPINIONS...............................     100

EXPERTS......................................     100

SHAREHOLDER PROPOSALS........................     101

OTHER BUSINESS AT SPECIAL MEETING............     101

APPROVAL OF PROSPECTUS.......................     101

GLOSSARY.....................................     102

INDEX TO FINANCIAL STATEMENTS................       1

APPENDIX A...................................       1

APPENDIX B...................................       1

EXHIBIT A
SPECIAL RESOLUTIONS-CONSOLIDATION............     A-1

EXHIBIT B
SPECIAL RESOLUTIONS-DOMESTICATION............     B-1

EXHIBIT C
NOTICES AND REPLIES UNDER NATIONAL
POLICY 31....................................     C-1

EXHIBIT D
CERTIFICATE OF DOMESTICATION OF
 XAVIER-DELAWARE..............................    D-1

EXHIBIT E
CERTIFICATE OF INCORPORATION OF
 XAVIER-CANADA................................    E-1

EXHIBIT F
CERTIFICATE OF OWNERSHIP AND MERGER MERGING
XAVIER CORPORATION INTO
XAVIER MERGER CORPORATION....................     F-1

EXHIBIT G
CERTIFICATE OF INCORPORATION OF
XAVIER-DELAWARE.............................      G-1

EXHIBIT H
BYLAWS OF XAVIER-DELAWARE....................     H-1

EXHIBIT I
BYLAWS OF XAVIER-CANADA......................     I-1

EXHIBIT J
TEXT OF ONTARIO BUSINESS
 CORPORATION ACT SECTION 185.................     J-1

                                     (iv)

                                    SUMMARY


    The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. In this Prospectus, references to "Xavier" or the "Company" are intended to refer both to Xavier-Canada and its affiliates, including the business as conducted to date, and to Xavier-Delaware and its affiliates and the business they will continue after the Merger, if consummated. References to Xavier-Canada are to Xavier-Canada and its predecessors. All dollar amounts stated in this Prospectus are in Canadian dollars unless otherwise indicated. All financial information included herein has been retroactively adjusted to give effect to a one-for-four share consolidation contemplated by the Consolidation as described herein. Reference should be made to the "Glossary" on page 102 for the definitions of certain terms used herein.

                                  THE COMPANY

General                                 Upon successful completion of the
                                        Consolidation, Domestication and
                                        Merger, Xavier-Canada will be
                                        domesticated in Delaware and merged
                                        with and into its wholly-owned
                                        subsidiary, Xavier-Delaware.  The
                                        principal executive offices of the
                                        Company after the Domestication and
                                        Merger will continue to be located at
                                        1600 Smith Street, Suite 4700,
                                        Houston, Texas 77002 and its
                                        telephone number will continue to be
                                        (713) 652-5111.

Xavier-Canada                           Xavier-Canada is principally engaged
                                        in the acquisition and development of
                                        natural resources, primarily oil and
                                        gas properties, and secondarily
                                        provides services to the oil and gas
                                        industry, primarily in Russia and
                                        various republics of the former
                                        Soviet Union (the "FSU").
                                        Xavier-Canada commenced these
                                        operations in December 1993.  Prior
                                        to that time, Xavier-Canada had been
                                        essentially inactive since the early
                                        1990's.

Xavier-Delaware                         Xavier-Delaware is a wholly-owned
                                        subsidiary of Xavier-Canada and was
                                        formed on October 30, 1995.
                                        Xavier-Delaware currently has no
                                        business or properties and has 1,000
                                        shares of Common Stock outstanding,
                                        all of which are owned by
                                        Xavier-Canada.  Xavier-Delaware will
                                        have no business operations until the
                                        completion of the Merger, at which
                                        time Xavier-Delaware will succeed to
                                        all of the business operations,
                                        properties and rights and assume all
                                        of the obligations and liabilities of
                                        Xavier-Canada.

                                  THE MEETING


Time, Date and Place of the Meeting     The Meeting is scheduled to be held
                                        on June 24, 1996 at 10:00 A.M.
                                        (Central Standard Time) at the
                                        offices of the Company, 1600 Smith
                                        Street, Houston, Texas.  The Meeting
                                        will initially be called pursuant to
                                        and governed by
                                        the requirements of the Business
                                        Corporation Act (Ontario) (the
                                        "OBCA").

Purpose The Meeting will be convened to conduct the usual annual business, authorize the Consolidation,
                                        Domestication and the adoption of the
                                        1996 Incentive Plan, and certain
                                        related matters and transact such
                                        other business as may properly come
                                        before the Meeting or any
                                        adjournment(s) thereof.


Who May Vote                            Holders of Common Shares as of the
                                        close of business on May 15, 1996,
                                        will be entitled to Notice of Meeting
                                        and, subject to the rights of certain
                                        transferees thereof as described
                                        under "General Proxy Information," to
                                        vote in person or by proxy.

RECOMMENDATION OF THE BOARD OF          XAVIER-CANADA'S BOARD OF DIRECTORS
 DIRECTORS                              RECOMMENDS THAT THE HOLDERS OF COMMON
                                        SHARES VOTE FOR THE CONSOLIDATION,
                                        THE DOMESTICATION AND THE ADOPTION OF
                                        THE 1996 INCENTIVE PLAN, AND THE
                                        APPOINTMENT OF BDO SEIDMAN, LLP AS
                                        THE COMPANY'S AUDITORS AND EXECUTE
                                        PROXIES AUTHORIZING THE PERSONS NAMED
                                        THEREIN TO APPROVE THE MERGER BY
                                        WRITTEN CONSENT.

                                  THE CONSENT

Purpose of Consent                      To approve the Merger.


Time and Date of Consent                The Consent will be executed at or
                                        about the opening of business on
                                        June 25, 1996, or on such later date
                                        that the Domestication shall have
                                        become effective and the directors of
                                        Xavier-Canada shall have approved the
                                        Merger.

Who May Consent                         Holders of Common Shares at the time
                                        the Domestication becomes effective
                                        (who will be the persons registered
                                        as shareholders of Xavier-Canada once
                                        it is domiciled in Delaware) will be
                                        entitled to express their consent to
                                        the Merger by means of the proxies
                                        solicited hereby.  ANY PROXY RELATING
                                        TO THE CONSENT EXECUTED BY A HOLDER
                                        WHO IS NO LONGER A SHAREHOLDER OF
                                        RECORD AT THE TIME THE DOMESTICATION
                                        BECOMES EFFECTIVE AND THE CONSENT IS
                                        EXECUTED, SHALL BECOME NULL AND VOID
                                        AND OF NO FURTHER FORCE AND EFFECT.

RECOMMENDATION OF THE BOARD OF          THE BOARD OF DIRECTORS OF
 DIRECTORS                              XAVIER-CANADA RECOMMENDS THAT THE
                                        HOLDERS OF COMMON SHARES EXECUTE
                                        PROXIES AUTHORIZING THE PERSONS NAMED
                                        THEREIN TO EXECUTE WRITTEN CONSENTS
                                        EXPRESSING CONSENT FOR THE MERGER.

                               THE CONSOLIDATION

Consolidation                           The Company is asking its
                                        shareholders to pass a special
                                        resolution subject to requisite
                                        regulatory approval, including
                                        without limitation the approval of
                                        the ASX, authorizing the filing of
                                        Articles of Amendment consolidating
                                        the Company's issued and outstanding
                                        Common Shares on the basis of one
                                        Post-Consolidation Common Share for
                                        every four Pre-Consolidation Common
                                        Shares and changing the Company's
                                        name to Xavier Corporation.

Treatment of Pre-Consolidation Common   If the Consolidation occurs and the
 Shares, Warrants and Options           Domestication and Merger do not, (i)
                                        holders of Pre-Consolidation Common
                                        Shares will receive one
                                        Post-Consolidation Common Share for
                                        every four Pre-Consolidation Common
                                        Shares held by such holder, (ii) each
                                        Xavier-Canada Warrant will be
                                        exercisable for one-fourth of a
                                        Post-Consolidation Common Share, and
                                        (iii) each Xavier-Canada Option will
                                        be exercisable for one-fourth of a
                                        Post-Consolidation Common Share.  No
                                        fractional interests in a
                                        Post-Consolidation Common Share will
                                        be issued.  All fractions of
                                        Post-Consolidation Common Shares
                                        which holders of Pre-Consolidation
                                        Common Shares, holders of
                                        Xavier-Canada Warrants and holders of
                                        Xavier-Canada Options would otherwise
                                        be entitled to receive will be
                                        rounded to the next lowest whole
                                        number if the first decimal place is
                                        less than five and rounded up to the
                                        next highest whole number if the
                                        first decimal place is five or higher.

Principal Reasons for the               The Board of Directors believes that
 Consolidation                          the Consolidation is in the best
                                        interests of the shareholders because
                                        over the long term the Company will
                                        have greater flexibility with respect
                                        to future equity financings which
                                        will be necessary to develop the
                                        Company's properties and the
                                        Consolidation will facilitate
                                        acquisitions by the Company for
                                        equity consideration.  Furthermore,
                                        in connection with the proposed
                                        listing on the Nasdaq National
                                        Market, it is necessary for the
                                        Company's Common Shares to trade at a
                                        price over US$3.00 per share.  See
                                        "Risk Factors--Risks Relating to
                                        Ownership of Company Securities and
                                        this Offering--Nasdaq National Market
                                        Listing."
Conditions to Consolidation             The Consolidation must receive the
                                        favorable vote, in person or by
                                        proxy, of the holders of at least
                                        two-thirds of the Common Shares
                                        voting on the special resolution at
                                        the Meeting.  The Consolidation is
                                        also conditioned upon the receipt of
                                        the requisite approval from the ASX.

                            DOMESTICATION AND MERGER

Domestication                           Xavier-Canada will change its
                                        jurisdiction of incorporation from
                                        Ontario to Delaware by means of a
                                        domestication under the DGCL.  Upon
                                        the effectiveness of the
                                        Domestication, Xavier-Canada will
                                        become a Delaware corporation as if
                                        it had originally been incorporated
                                        in that jurisdiction and
                                        Xavier-Canada will be discontinued in
                                        Ontario.

Merger Subject to completion of the Domestication and the execution of consents by persons holding proxies of holders of a majority of the outstanding Common Shares,
                                        Xavier-Canada, then a Delaware
                                        corporation, will be merged with and
                                        into Xavier-Delaware pursuant to the
                                        DGCL and Xavier-Delaware will be the
                                        surviving corporation.  If the Merger
                                        fails to occur, Xavier-Canada will
                                        continue operating as a Delaware
                                        corporation.

Treatment of Xavier-Canada Common       Immediately following the completion
 Shares, Warrants and Options           of the Domestication, each Common
                                        Share, Xavier-Canada Warrant and
                                        Xavier-Canada Option will remain
                                        issued and outstanding as an
                                        equivalent security of Xavier-Canada,
                                        then a Delaware corporation.

                                        As a result of the Merger, (i)
                                        holders of Common Shares will receive
                                        one share of Xavier-Delaware Common
                                        Stock for every Common Share held by
                                        such holder, (ii) each Xavier-Canada
                                        Warrant will be exercisable for
                                        one-fourth of a share of
                                        Xavier-Delaware Common Stock and
                                        (iii) each Xavier-Canada Option will
                                        be exercisable for one-fourth of a
                                        share of Xavier-Delaware Common Stock.

                                        Once the Consolidation, Domestication
                                        and Merger have been effected, each
                                        holder of certificates formerly
                                        representing Common Shares will be
                                        required to surrender such
                                        certificates for a certificate
                                        representing the appropriate number
                                        of shares of Xavier-Delaware Common
                                        Stock, subject to certain appraisal
                                        and other statutory rights afforded
                                        by applicable law.  If the
                                        Domestication occurs but the Merger
                                        does not, each holder of Common
                                        Shares will be requested to surrender
                                        the certificate representing such
                                        shares in order for such certificates
                                        to be replaced with new Delaware
                                        certificates of Xavier-Canada.  In
                                        either case, holders of Xavier-Canada
                                        Warrants and Xavier-Canada Options
                                        will continue to hold such securities
                                        which will be exercisable for Common
                                        Shares or Xavier-Delaware Common
                                        Stock, as the case may be.  See
                                        "Description of Xavier-Delaware
                                        Securities-Warrants, Options and
                                        Convertible Securities."

 Directors and Officers                 The Domestication will not result in
                                        any change in the persons named as
                                        officers of Xavier-Canada.  The
                                        persons who are the officers of
                                        Xavier-Canada immediately prior to
                                        the Merger will be the officers of
                                        Xavier-Delaware upon and after the
                                        Merger.  The directors of
                                        Xavier-Canada are Chris A. Dittmar,
                                        Robert L. Gerry, III, Michael C.P.
                                        Hannesson, Paul T. Conroy and
                                        Franklin L. Davis.  Chris A. Dittmar,
                                        Robert L. Gerry, III, Franklin L.
                                        Davis, Benton H Wilcoxon and George
                                        W. Bowman are, and will immediately
                                        after the Merger be, the Directors of
                                        Xavier-Delaware.  See "General Proxy
                                        Information--Election of Directors"
                                        and "Management--Executive Officers
                                        and Directors" for more information
                                        concerning such individuals.

Principal Reasons for the               The Domestication and Merger are
 Domestication and Merger               intended to enhance shareholder value
                                        over the long term by, among other
                                        things, improving the Company's
                                        ability and flexibility to meet its
                                        future equity and debt financing
                                        needs, enhancing the marketability of
                                        the Company's capital stock by
                                        raising the Company's profile in U.S.
                                        and international capital markets,
                                        and providing greater ease in dealing
                                        with income tax complexities
                                        associated with multi-jurisdictional
                                        operations.

                                        Xavier-Canada chose the State of
                                        Delaware to be its domicile because
                                        Delaware, like Ontario, has a modern
                                        and flexible corporate code.  In
                                        particular, Xavier-Canada believes
                                        that the various indemnity and
                                        exculpation provisions of the DGCL
                                        will help it to attract and retain
                                        competent directors at a time when
                                        the escalating risks and resultant
                                        costs of director liability have made
                                        it increasingly difficult for
                                        corporations to find and retain
                                        competent directors.  In addition,
                                        the State of Delaware has an active
                                        bar which is continually assessing
                                        and recommending improvements to the
                                        DGCL, and the substantial body of
                                        settled case law under the DGCL adds
                                        greater certainty in assessing risks
                                        associated with conducting business.

Conditions to Domestication and Merger  The Domestication must receive the favorable vote, in person or by
                                        proxy, of the holders of at least
                                        two-thirds of the Common Shares
                                        voting on the special resolution at
                                        the Meeting.  The Domestication is
                                        also conditioned upon the receipt of
                                        the requisite authorization of the
                                        Director under the OBCA (the "OBCA
                                        Director") and applicable regulatory
                                        authorities.

                                        The Merger is conditioned upon the
                                        effectiveness of the Domestication,
                                        the approval of the Merger by the
                                        Board of Directors of Xavier-Canada
                                        immediately following the
                                        effectiveness of the Domestication
                                        and the approval by holders of a
                                        majority of the outstanding Common
                                        Shares pursuant to the Consent.

                                        The Domestication and/or the Merger
                                        are also subject to abandonment or
                                        termination by the Board of Directors
                                        under certain circumstances.  See
                                        "Domestication and Merger--Conditions
                                        to Domestication and Merger."

Effect of Transactions on               Xavier-Canada currently prepares its
 Consolidated Financial Statements      consolidated financial statements in
                                        Canadian dollars using Canadian
                                        generally accepted accounting
                                        principles ("Canadian GAAP").  After
                                        the Domestication and Merger, the
                                        consolidated financial statements of
                                        the Company will be presented in U.S.
                                        dollars and prepared in accordance
                                        with U.S. generally accepted
                                        accounting principles ("US GAAP").
                                        The Consolidation, Domestication and
                                        Merger otherwise will have no
                                        accounting implications with respect
                                        to the consolidated financial
                                        statements of the Company, except for
                                        the per share data presented, which
                                        will change as the result of the
                                        effect of a one-for-four share
                                        consolidation or reverse stock split
                                        occurring in connection with the
                                        Consolidation and except for a
                                        reallocation of certain balances
                                        comprising Shareholders' Equity.


Certain Differences Between Common      Xavier-Delaware's authorized capital
 Shares and Xavier-Delaware Common      stock will consist of 310 million
 Stock                                  shares (300 million shares of
                                        Xavier-Delaware Common Stock and ten
                                        million shares of preferred stock,
                                        par value $.0001 per shares (the
                                        "Xavier-Delaware Preferred Stock") as
                                        compared to an unlimited number of
                                        authorized common shares of
                                        Xavier-Canada.  The par value per
                                        share of Xavier-Delaware Common Stock
                                        will be US$0.0001, while the common
                                        shares of Xavier-Canada currently are
                                        without par value.  The Domestication
                                        will not affect the Common Shares
                                        outstanding immediately prior to the
                                        Merger, except to the extent of
                                        differences in governing law and
                                        changes to Xavier-Canada's charter
                                        and by-laws being effected in the
                                        Domestication.

Certain Differences Between Rights Of   After the Domestication,
 Shareholders Before And After The      Xavier-Canada, and after the Merger,
 Domestication And Merger               Xavier-Delaware (as the surviving
                                        corporation), will be subject to the
                                        provisions of the DGCL.  The DGCL and
                                        OBCA are similar in many respects,
                                        but do differ from each other in
                                        certain areas.  These differences
                                        include, among other things, the
                                        percentage and basis for calculating
                                        the number of shares needed to
                                        approve extraordinary matters
                                        submitted to a shareholder vote, the
                                        obligation of a corporation to
                                        indemnify its officers and directors
                                        for liabilities, losses or claims
                                        incurred while acting on behalf of
                                        the corporation, restrictions on
                                        business
                                        combinations with related parties,
                                        the percentage of shareholders needed
                                        to act by written consent without a
                                        meeting, the right to appoint more
                                        than one class of directors, the
                                        types of transactions for which
                                        statutory appraisal rights are
                                        available, calling a shareholders
                                        meeting, the availability of a
                                        corporation's shareholder list for
                                        inspection, the liability and
                                        qualification of corporate directors,
                                        the parties that may bring a
                                        derivative action, the manner of
                                        setting the number of directors and
                                        the remedies for oppression with
                                        respect to corporate security
                                        holders.  See "Effect of
                                        Domestication and Merger on
                                        Shareholder Rights."

                                        In addition to the differences
                                        embodied in the applicable governing
                                        statutes, there are also differences
                                        between the Xavier-Canada Articles
                                        and the Certificate of Incorporation
                                        of Xavier-Delaware.  These include
                                        the capitalization of the two
                                        corporations, the directors' power to
                                        adopt by-laws without shareholder
                                        approval, the expanded limitations on
                                        director liability, the notice and
                                        calling of a shareholders meeting,
                                        the ability of the shareholders to
                                        take action without a meeting, the
                                        power to effect certain business
                                        combinations with related parties,
                                        the power of the shareholders to
                                        remove directors and the
                                        establishment of the number of
                                        directors that will comprise the
                                        Board of Directors.  See "Effect of
                                        Domestication and Merger on
                                        Shareholder Rights" and "Description
                                        of Xavier--Delaware Securities."

Right to Dissent                        Holders of Common Shares have the
                                        right to dissent from the
                                        Consolidation and the Domestication
                                        and, if such event becomes effective,
                                        to be paid the fair value of all but
                                        not less than all of their shares
                                        provided that written objection is
                                        received at or prior to the Meeting
                                        and such holders otherwise comply
                                        strictly with the applicable
                                        provisions of the OBCA.  See "Dissent
                                        Rights of Xavier Shareholders."  No
                                        dissenter's rights are available
                                        under Delaware law in connection with
                                        the Merger.


Timing of the Effective Date            Assuming that the Consolidation,
                                        Domestication and Merger are each
                                        approved by requisite shareholder
                                        action and all other conditions
                                        thereto are satisfied, it is
                                        currently expected that the
                                        Consolidation, Domestication and
                                        Merger will all be completed on or
                                        about June 28, 1996 subject to
                                        receipt of requisite regulatory
                                        approvals or as soon thereafter as
                                        practicable.

Stock Exchange Listings                 The Common Shares are listed on the
                                        ASX.  In connection with the Merger,
                                        Xavier-Delaware has applied for
                                        listing of its Common Stock on the
                                        Nasdaq National Market.  In
                                        case the Domestication occurs but the
                                        Merger does not, Xavier-Canada has
                                        applied for listing of the Common
                                        Shares on the Nasdaq National Market.
                                        See "Risk Factors--Risks Relating to
                                        Ownership of Company Securities and
                                        this Offering--Nasdaq National Market
                                        Listing."

Recent Market Prices for Xavier-Canada  There is no established market in the
Common Stock                            United States for the Common Shares.
                                        However, the Common Shares are listed
                                        and traded on the ASX.  The closing
                                        price of the Common Shares on the ASX
                                        on May 9, 1996 was CDN$1.25.  For
                                        additional information see "Price
                                        Range of Common Shares."

Future Dividend Policy                  Xavier does not expect to pay
                                        dividends on its capital stock in the
                                        foreseeable future.  See "Description
                                        of Xavier--Delaware
                                        Securities--Dividend Policy."

                                TAX CONSEQUENCES

Canada Neither the Domestication nor the Consolidation will constitute a taxable event for the Company's shareholders or holders of Warrants. Shareholders or holders of Warrants of the Company will continue to hold their shares or Warrants at the same aggregate adjusted cost base as before the Continuance.

                                        Any dividends paid by the Company to
                                        its shareholders on the Common Shares
                                        or the Xavier-Delaware Common Stock
                                        after the Continuance must be
                                        included in computing their income
                                        and will not be eligible for the
                                        gross up and dividend tax credit or
                                        other rules applicable to dividends
                                        from Canadian corporations.

                                        Shareholders who exercise dissenters'
                                        rights in the Consolidation or the
                                        Domestication may be deemed to have
                                        received a dividend and may realize a
                                        capital gain or loss on receipt of
                                        payment for their shares.

                                        A shareholder will not realize a
                                        capital gain or loss on the Merger,
                                        unless he or she elects otherwise.
                                        Absent such election, the shareholder
                                        will continue to hold his or her
                                        shares at the same adjusted cost base
                                        as before the Merger.  A holder of
                                        Warrants of Xavier-Canada may realize
                                        a capital gain or loss when the
                                        Warrants become obligations of
                                        Xavier-Delaware on the Merger.  See
                                        "Canadian and United States Income
                                        Tax Considerations".

United States                           The Company believes that the
                                        Consolidation will not constitute a
                                        taxable event to the Company and that
                                        the Domestication and Merger will
                                        constitute a tax-free reorganization
                                        for United States federal income tax
                                        purposes and that no gain or loss
                                        will be recognized by United States
                                        shareholders of Xavier-Canada as a
                                        result of the Consolidation and on
                                        the exchange of Common Shares for
                                        shares of Xavier-Delaware Common
                                        Stock in connection with the
                                        Domestication and Merger.  Thus,
                                        provided they satisfy the necessary
                                        filing requirements, shareholders
                                        will not be subject to United States
                                        income tax as the result of the
                                        Domestication and Merger except to
                                        the extent that (i) they receive cash
                                        as a result of dissenting and (ii)
                                        either such shareholders are U.S.
                                        persons or such gain is effectively
                                        connected to a U.S. trade or business
                                        of such shareholder.  See "Canadian
                                        and United States Income Tax
                                        Considerations."  After the Effective
                                        Date, dividends received by corporate
                                        shareholders will, subject to
                                        applicable exceptions and
                                        restrictions, be eligible for the 70%
                                        dividends received deduction.
                                        Moreover, dividends paid to United
                                        States shareholders after the
                                        Domestication and Merger will no
                                        longer be subject to Canadian
                                        withholding tax.  Xavier-Canada has
                                        not paid any cash dividends on its
                                        Common Shares in the last ten years.
                                        Xavier-Canada did, however, declare a
                                        stock dividend on May 25, 1993.
                                        There is no current expectation that
                                        dividends will be paid on the
                                        Xavier-Delaware Common Stock for the
                                        foreseeable future.  See "Description
                                        of Xavier--Delaware
                                        Securities--Dividend Policy."

                                        Holders of Warrants of Xavier-Canada
                                        who as a result of the Domestication
                                        and Merger are holders of Warrants of
                                        Xavier-Delaware should not recognize
                                        gain or loss.  However, the IRS or
                                        courts could disagree with this
                                        characterization of the results to
                                        Warrant holders and instead treat the
                                        transaction in connection with the
                                        Warrants as a taxable exchange of the
                                        Warrants.

                                        ALL COMPANY SHAREHOLDERS SHOULD READ
                                        CAREFULLY THE MORE DETAILED DISCUSSIONS
                                        UNDER "CANADIAN AND UNITED STATES INCOME
                                        TAX CONSIDERATIONS" AND ARE URGED TO
                                        CONSULT THEIR OWN TAX ADVISORS.

                          INTEREST PURCHASE AGREEMENTS

    The Company has entered into Interest Purchase Agreements, effective November 3, 1993 (the "Interest Purchase Agreements"), with Messrs. Dittmar (an officer and director of the Company) and Bowman (an officer of the Company and officer and director of Xavier-Delaware) pursuant to which the Company acquired all rights and interests of Messrs. Dittmar and Bowman in and to oil, gas and other mineral projects that had been negotiated by Messrs. Dittmar and Bowman with respect to certain properties located in certain of the republics of the FSU, except for certain projects in the Republics of Azerbaijan and Kazakhstan.

    Pursuant to the Interest Purchase Agreements, the Company, in consideration for the rights and interests conveyed by Messrs. Dittmar and Bowman, will issue them Convertible Preferred Shares prior to the Consolidation, which shares will be convertible until December 31, 1998, at their option upon satisfaction of the conditions described under the heading "Certain Transactions -- Interest Purchase Agreements." Each Convertible Preferred Share is convertible into Common Shares in an amount equal to 1% of the outstanding Common Shares at the time of, and after giving effect to, the conversion thereof. The Company will issue 20 Convertible Preferred Shares to Mr. Dittmar and six shares to Mr. Bowman prior to the Consolidation and such shares will become convertible as described under "Certain Transactions -- Interest Purchase Agreements."

    Each Interest Purchase Agreement also provides for a non-assignable royalties to be paid, subject to certain conditions, to each of Messrs. Dittmar and Bowman equal to 1.0% of all earnings before interest, taxes, depreciation and amortization in and from all properties and/or projects identified and/or introduced to the Company. For a further description of these royalties, see "Certain Transactions -- Interest Purchase Agreements."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The summary historical financial data set forth below for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the Company's historical financial statements. The summary pro forma financial data for the year ended December 31, 1995 have been derived from the Company's pro forma financial statements contained elsewhere in this Prospectus and give effect to the Domestication and the Merger, the acquisition by the Company of a 54.5% interest in The Bandera Group, Inc, ("Bandera"), formerly known as Bandera Acquisition, Inc., and a one-for-four share consolidation as if such transactions (the "Transactions") took place as of January 1, 1995. The pro forma financial data do not necessarily represent what the Company's results of operations would have been if the Transactions had occurred on such date and are not intended to project the Company's results of operations for any period. The summary historical and pro forma financial data presented below should be read in conjunction with the Company's historical and pro forma financial statements included elsewhere in this Prospectus, the notes thereto and the information set forth under the headings "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The following table reflects a "for convenience" translation of the Canadian dollar amounts included in the Company's consolidated financial statements into U.S. dollars using the exchange rate at December 31, 1995 of CDN$1 to US$0.7329. The Company's financial information is presented in conformity with Canadian GAAP. These principles differ from US GAAP and such differences could be material. Such differences are described in Note 18 of the Company's consolidated financial statements.

    Originally called Golsil Mines Limited, the Company was formed in 1959 to conduct mining and natural resources operations in Canada. The name was changed to Zahavy Mines Limited in 1971, and then to Xavier Mines Limited in 1992. The Company ceased mining operations in 1991 and conducted no significant business activities until December 1993. As a result, management does not consider period to period comparisons of the Company's historical results to be meaningful, nor does the Company consider such historical results of operations to be representative of future results of operations of the Company.


                                                      YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------
                                                        HISTORICAL
                                     -------------------------------------------------------
                                                                                       PRO
                                                                                      FORMA
                                       1991    1992    1993      1994      1995       1995
                                     -------------------------------------------------------
                                                (IN THOUSANDS OF US$, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
Oil and gas..........................   $  --   $  --   $   --   $    --   $10,718   $10,718
Pipeline repair......................      --      --       --        --     1,282     2,070
                                        -----   -----   ------   -------   -------   -------
Total revenue........................      --      --       --        --    12,000    12,788
                                        -----   -----   ------   -------   -------   -------
Expenses:
Production taxes and fees............      --      --       --        --     5,860     5,860
Lease operating......................      --      --       --        --     1,220     1,220
Field overhead.......................      --      --       --        95       909       909
Pipeline repair cost of sales........      --      --       --        --     1,149     1,623
General and administrative...........      33      22      176     3,168     4,698     5,666
Interest and loan fees...............      --      --        3     1,263       528       617
Depreciation and amortization........      --      --       --        24     1,953     2,502
Other (income) expense...............     (13)    241       (1)      258      (518)     (526)
                                        -----   -----   ------   -------   -------   -------
Loss before minority interests
 and income taxes....................     (20)   (263)    (178)   (4,808)   (3,799)   (5,084)
Minority interest in net loss
 of consolidated subsidiaries........      --      --       --        64       601       593
Income tax (expense) benefit.........      --      --       --        --      (338)       47
                                        -----   -----   ------   -------   -------   -------
Net loss.............................   $ (20)  $(263)  $ (178)  $(4,744)  $(3,536)  $(4,444)
                                        =====   =====   ======   =======   =======   =======
Net loss per share...................   $(.03)  $(.46)   $(.14)   $(2.29)    $(.41)  $  (.52)
                                        =====   =====   ======   =======   =======   =======
Weighted average number
of shares outstanding................     577     577    1,236     2,069     8,581     8,581
                                        =====   =====   ======   =======   =======   =======
BALANCE SHEET DATA:
Assets:
Current assets.......................   $  12   $   1   $  485   $ 1,196   $22,052
Oil and gas contract rights..........      --      --       --    10,165    29,520
Investment in and advances to
 oil and gas joint venture............     --      --       --     8,014    12,031
Intangible assets....................      --      --       --        --     8,164
Other assets.........................     483     242      295       708     9,603
                                        -----   -----   ------   -------   -------
Total assets.........................   $ 495   $ 243   $  780   $20,083   $81,370
                                        =====   =====   ======   =======   =======
Liabilities:
Current liabilities..................   $ 250   $ 261   $  165   $19,475   $10,763
Share subscriptions received.........      --      --      475        36        --
Long-term notes payable..............      --      --       --        --    20,888
Minority interest in net assets of
 consolidated subsidiaries...........      --      --       --       437     6,784
Other liabilities....................      --      --       --        --     3,396
Shareholders' equity.................     245     (18)     140       135    39,539
                                        -----   -----   ------   -------   -------
Total liabilities and shareholders'
 equity..............................   $ 495   $ 243   $  780   $20,083   $81,370
                                        =====   =====   ======   =======   =======


                                  RISK FACTORS

  The Company's operations are subject to certain significant risks, including the following:

 RISKS RELATING TO THE COMPANY.

   HISTORY OF LOSSES; NEED FOR CAPITAL; MODIFIED REPORT OF INDEPENDENT AUDITORS. The Company has an immediate need for cash to meet its currently due obligations. For the years ended December 31, 1994 and 1995, the Company reported net losses of US$4.7 million and US$3.5 million, respectively. At December 31, 1995, the Company had a capital deficit of US$18.6 million and limited net working capital including only US$25,435 of unrestricted cash on hand. Of such cash, US$8,847 was unavailable to the Company and was attributable to a majority owned subsidiary of the Company. The Company's current cash position reflects no improvement over that of December 31, 1995. Significant financing will be required on an ongoing basis to fund the Company's capital commitments and requirements with respect to the Black Gold Joint Venture, the TSAs and other ventures to which the Company may be a party, including the Group I Project and the Gazprom Joint Venture. See "Business -- Other Projects." Other than the potential line of credit and the potential debt and warrant offering described under "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company has no current arrangements in place to secure additional capital, and there can be no assurance that additional capital will be available to the Company from any source or that, if available, it will be on terms acceptable to the Company. The unavailability of acceptable financing would materially and adversely impact the Company's ability to implement the development plans for its operations and meet its funding obligations under the TSAs. The independent auditors' report on the consolidated financial statements of the Company is expressed in accordance with standards of reporting established and generally accepted in Canada. Had the report been prepared in accordance with United States' standards, the report would have been modified and would have stated that there are conditions that raise substantial doubt about the ability of the Company to continue as a going concern. Accordingly the independent auditors have included their supplemental comments for U.S. readers, on Canada/U.S. reporting conflicts describing this uncertainty. The consolidated financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty. Such financial statements have been prepared assuming the Company will continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Consolidated Financial Statements of Xavier Mines Limited" and "Consolidated Financial Statements of The Bandera Group, Inc."

   OIL INDUSTRY CONDITIONS; VOLATILITY OF PRICES FOR OIL. In addition to the factors discussed above, the Company's revenues, profits and future rate of growth will be substantially dependent on prevailing prices of oil. Historically, the markets for oil have been volatile and are likely to continue to be volatile in the future. Prices for oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include political conditions in oil producing countries, the domestic and foreign supply of oil, the price of foreign imports, the level of consumer product demand, weather conditions, domestic and foreign government regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the availability and capacity of oil gathering systems and pipelines, the effect of applicable regulations on production, transportation and export, general economic conditions and changes in supply and demand, may adversely affect the Company's ability to market its oil production or may require the Company to sell its oil in markets that are not as profitable and that may be otherwise limited. Accordingly, it is impossible to predict future oil price movements with any certainty. Declines in oil prices, and in some cases the failure of such prices to increase, would adversely affect the Company's cash flow, liquidity and profitability, and limit the amount of oil that the Company could economically produce.

   KMNGG TRANSACTIONS. In connection with the Company's loan of US$19.95 million to Aitorneftegas ("ANG"), the Company reviewed various materials relating to ANG, Petroleum Technology Company ("PETECO") and Khantymansiyskneftegazgeologiya ("KMNGG"). However, no financial statements or oil and gas reserve reports prepared in accordance with international standards exist for ANG, PETECO or KMNGG and the information provided to the Company has not been reviewed, confirmed or audited by any independent experts, including attorneys, accountants or petroleum engineers. Accounting, auditing and financial reporting standards and requirements in Russia are less stringent and less consistent than those applicable in many major Western countries and often cannot be relied upon. Thus, the items appearing in the financial statements of a Russian company may not reflect its financial position or the results of operations in the way that they would be reflected had such financial statements been prepared in accordance with generally accepted accounting principles in more developed countries. Accordingly, there can be no assurance that ANG will have the financial resources to repay the amount owed the Company under the Convertible Note (as defined under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources").

   If the Company were to exercise its conversion right and convert the Convertible Note for shares of KMNGG stock, the Company would own (assuming no further issuances of stock by KMNGG) approximately 25% of the outstanding shares of KMNGG. If the Company were to own shares in KMNGG, such ownership will involve a high degree of business and financial risk that could result in substantial losses. Because of the absence of any liquid public trading market for these investments, the Company would most likely be unable to liquidate its position in KMNGG at a favorable price. Furthermore, ownership of shares in a Russian company such as KMNGG is defined according to entries in the company's share register and evidenced by extracts from the register. Therefore, it is possible that a subsequent illegal amendment or other fraudulent act may deprive the Company of its ownership rights, if any, in KMNGG. Also, this could cause a delay in the sale of KMNGG securities by the Company if KMNGG deems a potential purchaser unfavorable.

   In connection with the privatization of companies such as KMNGG, much of the responsibility for preparation of enterprises for privatization and compliance with much of the privatization legislation was imposed on individuals at the enterprise concerned rather than through strict control by state authorities. This enhances the risk that there may be illegalities in the privatization that may lead to full or partial invalidity of the privatization of KMNGG or the imposition of sanctions on KMNGG or individuals within its administration. Alternatively, KMNGG could be ruled to not have valid or full title to all of the assets shown on its balance sheet and may be subject to obligations arising from a period prior to its privatization. As a potential owner of KMNGG stock, in such case, the Company may consequently lose all of a part of its investments in KMNGG.

   A joint stock company such as KMNGG is a limited liability legal entity for which, generally, the shareholders are liable only to the extent of their shares (including amounts not yet paid in full on shares). Both the new Russian Civil Code and the new Joint Stock Company Law provide, however, that shareholders and corporate parent companies may be subject to the liability of a joint stock company in certain cases, including insolvency or bankruptcy where "an act or omission" of the shareholder or parent company (generally a holder of 20% of a subsidiary's voting stock) "is considered to [have] caused" the bankruptcy or insolvency. Russia has no equivalent of the U.S. "business judgment rule," but defines causation in the context of piercing the corporate veil as acts or omissions which the shareholder or parent company "[knew] in advance that the consequence of carrying out...would be the insolvency (or bankruptcy) of the company." Furthermore, in the parent-subsidiary context, subsidiaries may "demand that the principal company or partnership compensate losses caused by its fault to the subsidiary."

   In addition, if an entity seeks to acquire 30% more of a company with greater than 1,000 shareholders, it must notify such company and its common stockholders in writing before the acquisition date. Furthermore, within 30 days of acquisition of 30% of the voting common shares of a company, the acquiring stockholder is required to offer to purchase the rest of the company's outstanding common stock at a price not less than the average weighted share price for six months prior to the acquiring party's acquisition.

   For a further discussion of the Carnegie Note, the Convertible Note and KMNGG, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--KMNGG," "Certain Transactions--KMNGG Transactions" and "Description of Xavier-Delaware Securities--Warrants, Options and Convertible Securities"

   OPERATING RISKS. The Company's oil operations are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil. Risks in drilling operations include oil spills, fires, blowouts, explosions, pipe failure, casing collapse and abnormally pressured formations. Such risks can result in personal injury or loss of life and substantial damage to or destruction of oil wells, production facilities or other property, suspension of operations and liabilities to third parties, any and all of which could adversely affect the Company.

   The Company's Kamennoye East Jurassic wells have experienced bubble point problems (when flowing formation pressure drops below the bubble point pressure allowing gas to break out of solution) and, consequently, the well flow rates have been choked back. The Company is working on a technical solution to this problem, however, there can be no assurances such problem can be resolved. See "Business -- The Western Siberia Technical Service Agreements -- Description of the East and West Kamennoye License Areas" for a further description of the Company's operations in the Kamennoye East License Area.

   LIMITED OPERATING HISTORY. The Company was inactive from the late 1980's until December 1993. The Company's operating history and experience prior to December 1993 is not relevant to its current operations. Although certain of the current officers of the Company were involved in the negotiation and structuring of ventures in the republics of the FSU prior to December 1993, such ventures were not fully implemented and had not become operational until after such time. Accordingly, the Company's current business should be viewed as a start-up venture subject to all of the risks inherent in an emerging business enterprise, with no assurance that operations can be successfully undertaken or that profitability can be achieved. See "Business--General."

   DEVELOPMENT PLANS. The Company's development plans with respect to the Black Gold Joint Venture and the TSAs call for the workover of existing wells and drilling of additional wells in producing formations in order to substantially increase current production from the subject properties. Accordingly, the Company believes that the volume of oil production available for export and sale will be relatively low initially but that such volume will increase as the development plans are implemented. Because of all of the factors described herein affecting the Company's operations, there can be no assurance that such an increase will actually be realized or, if it is, when such increase will occur. See "Business."

   ESTIMATES OF RESERVES AND RELATED DATA. Numerous uncertainties are inherent in estimating quantities of reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The accuracy of any reserve estimate is a function of the quality and quantity of available data, engineering and geological interpretation and judgment. This Prospectus contains estimates of the Company's proved oil reserves and the future net revenues therefrom that have been prepared by Huddleston. See "Business--Oil Reserves." The reserve data is based on various assumptions and represents only estimates based on available geological, geophysical, production and engineering data, the extent, quality and reliability of which vary. In particular, basic data derived from Russian sources have been subject to a greater degree of variation than that which would normally be associated with Western projects of this type. Russian production and geology associations have been limited by a variety of factors, including the lack and/or antiquated condition of equipment, inconsistent measurement techniques for produced fluids and other problems not normally associated with Western operations. Oil reserve engineering is a subjective process of estimating accumulations of oil that cannot be measured in an exact way, and estimates of other engineers or the same engineers at different times might differ materially from those shown herein. Results of drilling, testing and production after the date of the estimate may require revisions. Accordingly, reserve estimates are often materially different from the quantities of oil that are ultimately recovered. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon a number of assumptions, such as historical production from the subject properties, comparison with other producing properties, the assumed effects of regulation by governmental agencies and assumptions concerning future operating costs and excise taxes, abandonment costs, development costs and workover and remedial costs, all of which may vary considerably from actual results. Such reports are subject to additional qualifications, limitations and assumptions stated therein. See "Business--Oil Reserves."

   RELIANCE ON KEY PERSONNEL. The Company's success depends to a significant extent on a small number of key technical and managerial personnel, the loss of any one of which could have a material adverse effect on the Company's operations. The Company believes that its future success will also depend in part upon its ability to attract and retain highly skilled technical and managerial personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to grow and operate profitably. See "Management."

   COMPETITION. The oil industry is highly competitive. The Company competes for acquisitions and in the exploration, development, production and marketing of oil with Russian companies (including those owned or controlled by governmental entities), major international oil companies, other independent oil and gas concerns, and individual producers and operators. Many of these competitors have substantially greater financial and other resources than the Company. See "Business--Competition."

 RISKS OF RUSSIAN OPERATIONS.

   For a further description of the consequences of doing business in Russia, see Appendix A.

   GENERAL. Most of the Company's operations are currently being conducted in Russia. As a result, such operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, expropriation, renegotiation or modification of existing contracts, export and transportation regulations and tariffs, taxation policies, foreign exchange restrictions, international monetary fluctuations, mandatory conversion of all or a part of foreign currency earnings to Russian currency and other uncertainties arising out of foreign government sovereignty over substantially all of the Company's operations. Consequently, the Company may encounter unforeseen difficulties in conducting operations in Russia, including but not limited to the risks set forth below. The Company also intends to conduct operations in other republics of the Commonwealth of Independent States ("CIS") and all of these factors could also apply to a greater or lesser extent to operations conducted by the Company in such other republics.

   ABSENCE OF LEGAL FRAMEWORK GOVERNING OIL AND GAS OPERATIONS. Russia does not have a clear and stable legal framework governing oil and gas licensing and operations or well-defined legal standards relative to commercial contracts and to the rights and obligations of parties to such contracts in the oil and gas industry. As a result, the interpretation of such legal standards and contracts could differ from the Company's understanding. In addition, the overlapping jurisdiction and lack of clearly defined authority among federal, regional and local bureaucracies creates uncertainty regarding the precise regulatory approvals required and the authority of a particular entity or individual to execute and approve contracts. While the Company believes that its contracts relating to the Black Gold Joint Venture and the TSAs (each as defined under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview") have received all necessary approvals and signatures, any failure to have obtained required authorizations or signatures by necessary parties could impair the enforceability of such contracts and thereby materially and adversely affect the Company. No legal opinions of counsel have been obtained with respect to the enforceability of any of such contracts. Even if such contracts have received all necessary approvals and signatures, there can be no assurance that such contracts will not be subject to subsequent renegotiation or unilateral modification or termination by governmental bodies.

   PROCEEDINGS RELATED TO THE BLACK GOLD JOINT VENTURE. In late November and early December 1995, the Regional Department of the State Geological Control ("DSGC"), the state agency that monitors oil and gas licenses in Russia, completed a review of the operations and production history of the Black Gold Joint Venture. The review committee determined, among other things, that (i) Stravopolneftegas ("STNG"), a participant in the Black Gold Joint Venture, has continued to operate the Black Gold Joint Venture for more than one year after the grant of such license notwithstanding the fact that the license agreements do not provide for such a prolonged transition period and (ii) STNG has improperly allocated payments for oil production distribution among the districts where oil production is conducted. The DSGC instituted a deadline of the first quarter of 1996 (which been verbally waived) with respect to curing such violations.

   Management believes that the Company and STNG can cure these violations. However, there can be no assurance that such cures will take place in a timely manner, if at all. If such violations are not cured, the Black Gold Joint Venture could be subjected to administrative action, or the Joint Venture's licenses could be revoked. The Company could lose its entire investment in the Black Gold Joint Venture should the licenses be permanently revoked.


   RIGHT OF TSA PARTIES TO TERMINATE TSAS. KMNGG has the right to terminate the East Kamennoye TSA on December 31, 1997 if the Company fails to establish a 50% increase in production from the Cretaceous wells it drills in the East Kamennoye License Area as compared to KMNGG's average Cretaceous test production rate for wells drilled prior to January 1, 1994. KOND has the right from October 1 through October 31, 1996, to terminate the West Kamennoye TSA if the Company fails to establish a 50% increase in average daily oil production per well during the period from July 1, 1995 through June 30, 1996, from the Cretaceous wells it drills in the West Kamennoye License Area as compared to KOND's average 1994 production from the field. The Company believes that it will be able to satisfy the conditions with respect to the East and West Kamennoye TSAs, however, there can be no assurances that it will be able to do so. The termination of one or both of these TSAs could have a material adverse effect on the Company and its results of operations.

   CHANGES IN LAWS. Changes in laws applicable to the Company's business, including income tax laws, export and tariff laws, environmental laws, foreign investment laws, currency exchange laws and laws relating to the production, transportation and sale of oil, could materially and adversely affect the results of the Company's operations. In the past, certain changes in such laws have been implemented without any provision for exempting existing projects. There can be no assurance that subsequent changes in the laws will not have a material adverse effect on the Company or the material terms of contracts to which it is a party.

   POLITICAL INSTABILITY. The political and economic instability in Russia could result in a new government or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in voiding pre-existing contracts and/or expropriation of foreign-owned assets. At a minimum, such a change would likely make enforceability of contracts by foreign investors more difficult and increase the possibility of law changes adversely affecting foreign investors. Further, the political instability in Russia could impede the access of the Company to sources of financing for its operations in the future. Any such event would materially and adversely affect the Company. The Company has no insurance against political instability.

   POLITICAL DEVELOPMENTS. In the Parliamentary elections of December 1995, candidates opposed to the scope and pace of reform under the current administration, including communist party candidates and ultra-nationalist party candidates, were more successful than predicted. At least 40% of the current members of Parliament are thought to be supportive of slowing, if not reversing, the political and economic reforms that have been implemented in the Russian Federation in recent years. In addition, certain political figures have publicly discussed renationalization of strategic state assets, including portions of the oil industry. The communist party leader, Gennady Zyuganov, is currently leading over all other candidates in polls taken in anticipation of the June 1996 presidential election.

   The vulnerability of the current administration in the June 1996 presidential election may increase the likelihood that, in an attempt to increase support before the election, economic policies will be implemented that are inflationary and inconsistent with the reform of the Russian economy. The privatization process, which was a centerpiece of the current government's economic policy for several years, has been severely curtailed in response to heavy criticism from political figures and perceived public dissatisfaction with the process. Many of the individuals responsible for reforming the Russian economy over the last several years no longer hold positions in the Government and, in some cases, such individuals have been replaced by other individuals who are considered far less committed to the reform of the Russian economy. It is not clear whether governmental officials will further slow or reverse the reform process prior to the June 1996 presidential election or whether such officials would, if they remain in office, continue to attempt to reform the Russian economy as they have in the past several years. Moreover, there can be no assurance that the economic reform process will not be reversed if a new president is elected.

   UNCERTAIN OPERATING CONDITIONS. The Company believes that, through its own resources and those of its Russian joint venture partners and available independent contractors, it will have adequate access to the equipment, personnel, oil service organizations and technical expertise necessary to conduct operations under the Black Gold Joint Venture and the TSAs. However, if any of the Company's understandings or assumptions change or prove inaccurate, the Company's operations could be materially adversely affected. The Company also believes that it currently has the required certificates to permit the export of its production from the Black Gold Joint Venture for sale proceeds paid in freely convertible currencies in the export market. However, such certificates must be renewed annually and there can be no assurance that such certificates will be issued in future years or, if issued, that such certificates will not be subject to material conditions or restrictions.

   TRANSPORTATION ISSUES. The Company will be dependent upon Transneft, the government-owned transporter of oil, for transportation of Black Gold and TSA oil production to points of sale for both export and sale internally. No assurance can be given that the necessary arrangements can be made with Transneft to transport all or any portion of such production or what the terms for any such transportation would be. In addition, existing transportation routes for the oil produced from the fields in which the Company has, or is negotiating to acquire, an interest involve high costs and are subject to (i) the potential uncertainty currently associated with the ownership of such routes and/or overlapping jurisdiction of numerous regional governments and
 (ii) in certain instances, a decaying infrastructure. Although the Company is undertaking to develop alternate transportation systems, there can be no assurance that such efforts will be successful. The unavailability of an adequate, cost-effective transportation system for Black Gold and TSA oil production would have a material adverse effect on the Company.

   REGULATIONS. The oil and gas industry is extensively regulated by governmental authorities in Russia. Regulation affecting the oil and gas industry is under continuous review and statutes are constantly being adopted, expanded or amended. Further, numerous departments and agencies, at the federal, regional and local levels, have issued rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases the cost of doing business and, consequently, will affect the profitability of the Company. Inasmuch as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost impact of complying with such laws and regulations. See "Appendix A."

   SIBERIAN WORKING SEASON. Because of the weather in the Tyumen Region of Western Siberia, the working season with respect to the East and West Kamennoye and P&K License Areas (each as defined under "Business -- The Western Siberia Technical Service Agreements") is generally limited to approximately five months per year. Any shortening of this working season due to unusually severe weather conditions could impede the Company's development plan for such properties.

   CIVIL CONFLICT. The Black Gold Fields (as defined under "Business -- The Black Gold Joint Venture") are near Chechnya, the site of political instability and conflict. There can be no assurance that continued conflict would not have an adverse effect on the Black Gold Joint Venture.

 RISKS RELATING TO OWNERSHIP OF COMPANY SECURITIES AND THIS OFFERING.

   ANTI-TAKEOVER PROTECTIONS. Xavier-Delaware's Certificate of Incorporation and By-Laws contain certain provisions, including a classified board of directors, prohibitions on stockholder actions by written consent in certain circumstances, "blank check" preferred stock, advance notice requirements for director nominations and actions to be taken at annual meetings and the protections afforded by Section 203 of the DGCL and certain super-majority voting requirements. Such provisions could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "--Obligation to Issue Substantial Additional Shares," "Description of the Xavier-Delaware Securities--Provisions Having Anti-Takeover Effects" and "Management--Executive Officers and Directors."

   OBLIGATION TO ISSUE SUBSTANTIAL ADDITIONAL SHARES. The Company has agreed to issue shares of Convertible Preferred Stock, in some cases prior to the Consolidation, to two individuals both of whom are to be officers and directors of Xavier-Delaware. Such shares may be converted, upon the satisfaction of certain conditions, into at least 26% of the outstanding Common Shares on a fully diluted basis after giving effect to such Conversion. See "Certain Transactions--Interest Purchase Agreements." As discussed in Note 13(a) to the financial statements included elsewhere in this Prospectus, the conversion of these shares will be accompanied by the recognition of potentially significant non-cash compensation expense which could have a material effect on the Company's earnings, if any, at such time.

   If such holders of Convertible Preferred Stock were to own more than one-third of the Company's outstanding shares upon such conversion, such holders, if they voted together, would be able to prevent certain actions requiring the affirmative vote of the holders of at least two-thirds of the Company's outstanding Common Shares. If they were to own more than one-half of the Company's outstanding shares upon such conversion, they would have the ability to elect all of the Company's directors and control the outcome of other matters submitted to a vote of the Company's shareholders.

   The Company currently has outstanding warrants and options expiring at various times until September 23, 2000, to purchase 72,393,022 Common Shares at a weighted average purchase price of CDN$2.01 per share. See "Description of Xavier-Delaware Securities--Warrants, Options and Convertible Securities."

   In view of the Company's continued cash needs to meet its commitments, the Company has entered into discussions with certain entities concerning the private placement in Europe of up to US$100 million in bonds and warrants to purchase up to 45 million Common Shares. Xavier has no definitive agreement with respect to the issue of such private placement and there can be no assurances that such an agreement will be concluded.

   The Company is subject to certain claims for shares equal to up to 5% of its outstanding Common Shares at the time of issuance of such shares. See "Business --Litigation."

   Sales of a substantial amount of Common Shares or a perception that such sales could occur, may adversely affect the prevailing market price of the Common Shares.

   INABILITY TO EXERCISE, CONVERT OR EXCHANGE THE SECURITIES UNDER FEDERAL AND STATE SECURITIES LAWS. No warrants or options registered hereunder will be exercisable unless at the time of exercise the Company has a current prospectus effective with the Commission covering shares of Common Stock issuable upon exercise of such warrants or options and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder. The Company will use its best efforts to have Common Stock so registered or qualified on or before the exercise or exchange date (as applicable) and to maintain a current prospectus relating thereto, although there can be no assurance that the Company will be able to do so. If a registration statement covering such shares is not kept effective for any reason, or if the shares issuable upon the exercise of the warrants or options are not registered in the state in which a holder resides, the warrants will not be exercisable and may be deprived of substantially all of their value.

   NASDAQ NATIONAL MARKET LISTING. Xavier-Delaware has applied to list the Xavier-Delaware Common Stock on the Nasdaq National Market. In case the Merger is not approved by the shareholders or otherwise does not occur, the Company has also applied to list the Common Shares on the Nasdaq National Market. The Nasdaq National Market requires, among other things, that securities it lists have a market value of at least US$3.00 for a specified period of time. At the April 15, 1996 closing price on the ASX of CDN$1.05 per share, after giving effect to the one-for-four reverse stock split contemplated by the Consolidation, the Common Shares would have been trading at US$3.08 per share. If the current price of the Common Shares should fall below CDN$1.02 per share (assuming exchange rates between the U.S. Dollar and the Canadian Dollar hold constant) prior to the effectuation of the Domestication, the Merger and the acceptance of the Xavier-Delaware Common Stock (or the Common Shares, if necessary) for trading on the Nasdaq National Market, the Company would not meet the listing requirements of the Nasdaq National Market. Accordingly, if such event occurs, or the Company fails to satisfy other listing requirements, there can be no assurances that the Nasdaq National Market or any other established United States trading market or exchange would accept the Common Shares or Xavier-Delaware Common Stock for listing. The Xavier-Delaware Common Stock or the Common Shares, as the case may be, would, however, remain listed on the ASX. In the event of the Common Shares or the Xavier-Delaware Common Stock, as the case may be, not being listed on the Nasdaq National Market, the Company would lose the exemptions upon which it is relying in connection with the transactions contemplated hereby, under the securities laws of the States of the United States. Although the Company believes that other exemptions or filings with the applicable States of the United States could cure such problem, there can be no assurances that each State would approve the transactions contemplated hereby under its own regulatory regime.

   TAX CONSEQUENCES OF THE DOMESTICATION AND MERGER ON HOLDERS OF WARRANTS Although the matter is not free from doubt, for United States federal income tax purposes, the Domestication and Merger should not result in the recognition of gain or loss under Section 1001 of the Internal Revenue Code of 1986, as amended (the "Code") to the holders of Warrants in Xavier-Canada who as a result of the Domestication and Merger will hold Warrants of Xavier-Delaware (rather than Xavier-Canada). The Internal Revenue Service or the courts could disagree with this characterization of the results to Warrant holders and instead treat the transaction in connection with the Warrants as a taxable exchange. In such event, each U.S. Holder (as defined under "Canadian and United States Income Tax Consequences--United States Tax Consequences") of Warrants will recognize gain or loss on the exchange equal to the difference between the fair market value of its Warrants of Xavier-Delaware and the adjusted tax basis of its Warrants of Xavier-Canada (which such gain or loss will be capital gain or loss if the Warrants are capital assets that have been held for more than one year). Each holder of Warrants is urged to consult its own tax advisor regarding the tax consequences of the Domestication and Merger on its particular circumstances.

   See "Canadian and United States Income Tax Consequences" for a further description of the tax consequences of the Consolidation, Domestication and the Merger.

                           GENERAL PROXY INFORMATION

 SOLICITATION OF PROXIES

   PROXIES ARE BEING SOLICITED BY AND ON BEHALF OF THE MANAGEMENT OF XAVIER-CANADA. All expenses in connection with the solicitation of proxies will be borne by Xavier-Canada, including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies. Solicitation will be by mail or by regular employees of Xavier-Canada. No arrangement has been entered into with any other party for the solicitation of proxies for a fee.

 APPOINTMENT AND REVOCATION OF PROXIES

   Each person named in the enclosed forms of proxy (the "Proxy") is respectively a director and nominee director of Xavier-Canada or, in the case of the proxy with respect to the Consent, a director or officer of the Company. Two forms of Proxy are being solicited through this Prospectus: the first form seeks to appoint the persons named therein to represent the holder at the Meeting to vote on annual business and special resolutions to authorize the Consolidation and the Domestication and the adoption of the 1996 Incentive Plan and certain related matters, and to transact such other business as may properly come before the Meeting or any adjournment(s) thereof. The second form seeks to appoint the persons named therein to act as proxy and attorney-in-fact to execute the Consent following the completion of the Domestication to authorize the Merger.

   THE HOLDER OF OR A PERSON DEEMED TO BE THE HOLDER OF COMMON SHARES HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM OR HER AT THE MEETING OR FOR THE EXECUTION OF THE CONSENT OTHER THAN THE PERSONS DESIGNATED IN THE RESPECTIVE FORM OF PROXY. SUCH RIGHT MAY BE EXERCISED BY STRIKING OUT THE NAMES OF THE PERSONS NAMED IN THAT FORM OF PROXY AND INSERTING THE NAME OF THE SHAREHOLDER'S NOMINEE IN THE SPACE PROVIDED, OR BY COMPLETING ANOTHER PROPER FORM OF PROXY.
 A PROXY FOR THE MEETING OR THE EXECUTION OF THE CONSENT MUST BE RECEIVED (I) IN THE CASE OF THE MEETING, BY THE SECRETARY OF XAVIER-CANADA OR THE CHAIRMAN OF THE MEETING, FORTY-EIGHT (48) HOURS PRIOR TO THE TIME OF THE MEETING OR ANY ADJOURNMENT THEREOF OR (II) IN THE CASE OF THE CONSENT IN LIEU OF MEETING, BY THE SECRETARY PRIOR TO EFFECTIVENESS OF THE CONSENT.

   A shareholder forwarding the Proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the shareholder giving the Proxy wishes to confer a discretionary authority with respect to any item of business then the space opposite the item is to be left blank. The shares represented by the Proxy submitted by a shareholder will be voted in accordance with the directions, if any, given in the Proxy.

   A shareholder who has given a Proxy may revoke it at any time in so far as it has not been exercised. A Proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such Proxy, by depositing an instrument in writing executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized, at the registered office of Xavier-Canada at any time up to and including the last business day preceding the day of the Meeting, or any adjournment(s) thereof, at which the Proxy is to be used, or with the Chairman of such Meeting on the date of the Meeting or any adjournment(s) thereof. A Proxy may also be revoked in any manner permitted by law.

 VOTING OF SHARES REPRESENTED BY MANAGEMENT PROXIES

  GENERAL

   As at the date hereof, 64,894,554 Common Shares were issued and outstanding. Each such Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. All holders of Common Shares of record as of the time of the Meeting or any adjournment(s) thereof are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed Proxy shall have been delivered to Xavier-Canada within the time specified in the attached Notice of Meeting, to attend and vote thereat by Proxy the Common Shares held by them. See "Description of Xavier-- Delaware Securities."

  MEETING

   A shareholder forwarding the Proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. The persons named in the form of Proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. However, in the absence of such direction, THE NOMINEES INTEND TO VOTE THE SHARES REPRESENTED BY THE PROXY:

      1. FOR the election of Chris A. Dittmar, Robert L. Gerry, III, Michael C.P. Hannesson, Paul T. Conroy and Franklin L. Davis as directors of Xavier-Canada.

      2. FOR the special resolution authorizing and approving the Consolidation (see "The Consolidation").

      3. FOR the special resolution authorizing the Domestication (see "Domestication and Merger -- The Domestication").

      4. FOR the resolution authorizing the adoption of the 1996 Incentive Plan (see "1996 Long Term Incentive Plan").

      5. FOR the appointment of BDO Seidman LLP as the Company's auditors and to authorize the directors to fix the remuneration of the auditors.

   The enclosed form of Proxy, when properly signed, confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment(s) thereof. On the date of the printing of this Prospectus, management knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matters which are not now known to management should properly come before the Meeting or any adjournment(s) thereof, the Proxy will be voted on such matters in accordance with the best judgment of the proxies named therein.

  CONSENT.

   A Proxy from a shareholder for the Consent in lieu of meeting received by management will be exercised in the manner specified in the Proxy by such shareholder, unless authority to exercise the Proxy is withheld or the Proxy is left blank. If the Proxy is left blank, the proxies named in the Proxy for the Consent in lieu of meeting will exercise the authority with respect to the shares represented by such Proxy by executing a Consent FOR the Merger.

   BECAUSE THE CONSENT IS EFFECTIVE ONLY IF EXECUTED ON BEHALF OF A MAJORITY OF COMMON SHARES OUTSTANDING, THE FAILURE TO CONVEY A PROXY TO EXPRESS CONSENT OR THE WITHHOLDING OF AUTHORITY TO EXPRESS CONSENT HAS THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER.

 VOTING SHARES AND RECORD DATE

  MEETING

   The Board of Directors has fixed May 15, 1996 as the record date, being the date for the determination of the registered holders of securities entitled to receive Notice of the Meeting pursuant to National Policy No. 41, as amended, issued by the securities commissions and comparable regulatory bodies of the Provinces of Canada. Any non-registered shareholder that has requested or requests to be registered as a shareholder in the time allotted pursuant to such Policy will be listed on the list of shareholders referred to below.

   In accordance with the provisions of the OBCA, Xavier-Canada will prepare a list of holders of Common Shares at the close of business on May 15, 1996.
 Each holder of Common Shares named in the list will be entitled to vote the Common Shares shown opposite his name except to the extent that: (i) the shareholder has transferred any of his shares after the record date and (ii) the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns such shares and demands not later than 48 hours before the Meeting that his name be included in the list before the Meeting, in which case the transferee is entitled to vote his shares at the Meeting.

  CONSENT

   After the Domestication becomes effective, pursuant to the DGCL, the Consent will be executed on behalf of those shareholders who (i) have delivered proxies marked in favor of or not against the Merger and (ii) are shareholders of the Company on the record date with respect to the Merger. The record date with respect to shareholders entitled to be included in the Consent to the Merger will be deemed to be the date the Consent is presented to the Company. This date will be as soon as practicable after the Domestication becomes effective. SINCE A SHAREHOLDER MUST HOLD THE COMMON SHARES TO BE VOTED IN HIS NAME UNDER THE CONSENT ON THE DATE THE CONSENT IS EXECUTED, NO PROXY WITH RESPECT TO THE CONSENT WILL BE EFFECTIVE IF THE HOLDER EXECUTING THE PROXY IS NO LONGER A HOLDER OF RECORD AT THE TIME THE CONSENT IS EXECUTED. ACCORDINGLY, HOLDERS OF COMMON SHARES WHO WISH TO HAVE THEIR SHARES REPRESENTED IN THE EXECUTION OF THE CONSENT TO THE MERGER SHOULD REFRAIN FROM SELLING OR TRANSFERRING ANY COMMON SHARES UNTIL AFTER THE MERGER BECOMES EFFECTIVE.

 STATEMENT OF EXECUTIVE COMPENSATION

  For information with respect to executive compensation, see "Management."

 ELECTION OF DIRECTORS

   Five directors will be elected at the Meeting. Management does not contemplate that any of the nominees will be unable to serve as a director but if that should occur for any reason prior to the Meeting, it is intended that discretionary authority shall be exercised by the persons named in the enclosed form of Proxy to vote the Proxy for the election of any other person or persons in place of any nominee or nominees unable to serve. The term of office of each of the following proposed nominees will expire at the next meeting of shareholders of the Company when a successor is duly elected or appointed unless his office is earlier vacated in accordance with the Company's by-laws; provided, however, if the Merger is completed, the directors of Xavier-Delaware will be the directors of the surviving company after the Merger. See "Management--Executive Officers and Directors" for information concerning Xavier-Delaware's directors.

   The following table sets forth certain information pertaining to the persons proposed to be nominated for election as directors of Xavier-Canada.

                                                                                YEAR
                                                                   POSITION     FIRST       NUMBER
                                                                 WITH XAVIER    BECAME A      OF
           NAME              PRINCIPAL OCCUPATION OR EMPLOYMENT    CANADA      DIRECTOR    SHARES(2)
         -------             ----------------------------------  ----------    --------    ---------
Chris A. Dittmar               Chairman, President and CEO of     Chairman,          1993     373,750
                                    the Company                   President
                                                                   and CEO

Paul T. Conroy                President of Paramount Ventures      Director          1995      75,000
                                Finance, Inc., Beaufort Petroleum
                                Investments, Ltd. and Gothic
                                Resources, Inc.

Michael C.P. Hannesson(1)     Chief Financial Officer and          Director          1994     225,000
                               Director of Farm Energy, Ltd.

Robert L. Gerry, III          Vice Chairman - Nuevo Energy         Director          1994     125,000

Franklin L. Davis                  Partner - Smith Lyons           Director          1995      75,000

- --------------
  (1) Mr. Hannesson served the Company as a director from August 30, 1994 to May 20, 1995 prior to becoming a member of the Board of Directors again on August 30, 1995. He is also a member of the Audit Committee.
  (2) Information with respect to the number of shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Xavier-Canada, has been provided by the nominees. For further information concerning each director nominee's holdings of Xavier-Canada securities, see "Principal Shareholders."

       For further information with respect to the persons nominated to be directors of Xavier-Canada, the directors of Xavier-Delaware and members of the Company's management, including the number of Common Shares beneficially owned, directly or indirectly or over which control or direction is exercised, see "Management" and "Principal Shareholders."

  APPOINTMENT OF AUDITORS

       Unless such authority is withheld, the persons named in the Proxy intend to vote for the appointment of BDO Seidman, LLP, as the new auditors of the Company (the "New Auditors") for the next year and to authorize the directors to fix their remuneration.

       After approval by the Company's Board of Directors, the Company's predecessor auditors, Morgan & Co., Chartered Accountants (the "Former Auditors") resigned at the Company's request on September 12, 1994, effective September 12, 1994. The New Auditors were appointed as the Company's auditors as of July 29, 1994. The Former Accountant's report for the year ended December 31, 1993 contained no adverse opinions or disclaimer of opinions nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which would have required the Former Auditors to include such disagreements in their reports.

       In accordance with National Policy No. 31, the Company issued a notice of change of auditors (the "Notice"). The Company has since received letters in reply to the Notice from the Former Auditors and the New Auditors (together, the "Replies") and the Notice and the Replies have been reviewed by the directors of the Company. A copy of each of the Notices and the Replies are attached as Exhibit C as the reporting package pursuant to National Policy No. 31.


                               THE CONSOLIDATION

       The Company is asking its shareholders to pass a special resolution (the "Consolidation Resolution"), subject to requisite regulatory approval, including without limitation, the approval of the ASX, authorizing the filing of Articles of Amendment consolidating the issued and outstanding Common Shares on the basis of one Post-Consolidation Common Share for every four Pre-Consolidation Common Shares of the Company and changing the name of the Company to Xavier Corporation, all in compliance with Ontario Securities Commission Policy No. 5.2.

       The Board of Directors believes that the Consolidation is in the best interests of the shareholders because over the long term the Company will have greater flexibility with respect to future equity financings which will be necessary to develop the Company's properties and the Consolidation will facilitate acquisitions by the Company for equity consideration. Furthermore, in connection with the proposed listing of the Common Shares on the Nasdaq National Market, it is necessary for such shares to trade at a price over US$3.00 per share. See "Risk Factors--Risks Relating to Ownership of Company Securities and this Offering--Nasdaq National Market Listing."

       Prior to the Consolidation, Xavier-Delaware will issue 26 shares of Convertible Preferred Stock (the "Convertible Preferred Shares") to Messrs. Dittmar and Bowman pursuant to the terms of certain Interest Purchase Agreements effective November 3, 1993. Each Convertible Preferred Share will be convertible into Xavier-Delaware Common Stock in an amount equal to 1% of the outstanding Xavier-Delaware Common Stock at the time of, and after giving effect to, the conversion thereof. The Company has agreed to issue at least 20 of these Convertible Preferred Shares to Mr. Dittmar and at least six of these Convertible Preferred Shares to Mr. Bowman pursuant to the Interest Purchase Agreements. The ability of Messrs. Dittmar and Bowman to convert their shares and the obligation of the Company to issue additional Convertible Preferred Shares are subject to certain conditions described more fully under the caption "Certain Transactions--Interest Purchase Agreements." See also "Risk Factors--Risks Related to Ownership of the Company's Securities and this Offering--Obligation to Issue Substantial Additional Shares."

       It is currently anticipated that the Articles of Amendment effecting the Consolidation will be filed regardless of whether the Domestication and Merger are effected. If the Consolidation is effected without the Domestication or Merger being completed, shareholders will be required to surrender their certificates representing Pre-Consolidation Common Shares in exchange for certificates representing Post-Consolidation Common Shares. Appropriate transmittal forms will be sent to shareholders for this purpose. Prior to a share certificate being surrendered, such share certificate will represent whole shares of the Company on a post-consolidated basis, (an amount equal to one-fourth of the amount represented by such share certificate).

       The special resolution approving the Consolidation will provide that any person who, on the date that the Articles of Amendment are filed with the Ministry of Consumer and Commercial Relations to give effect to this resolution, is the registered holder of a number of Common Shares not divisible by four shall not be entitled to receive any fractional interest in a Common Share following such consolidation. All fractions of Post-Consolidation Common Shares will be rounded to the next lowest whole number if the first decimal place is less than five and rounded to the next highest whole number if the first decimal place is five or greater.

       The special resolution will not be effective unless passed at the Meeting by at least two-thirds of the votes cast. Notwithstanding such approval, the Board of Directors may determine not to proceed with the filing of Articles of Amendment effecting the Consolidation.

       As the special resolution is subject to the approval of the ASX, if such approval is not obtained, the Board of Directors will not proceed with the filing of the Articles of Amendment.

       Exhibit A to this Prospectus contains the text of the special resolution with respect to the Consolidation to be submitted to the Shareholders at the Meeting.

                    DOMESTICATION AND MERGER

 THE DOMESTICATION.

            Xavier-Canada is proposing to continue its existence through a "domestication" under Section 388 of the DGCL. The continued, or domesticated, corporation will become subject to the DGCL on the date of its domestication, but will be deemed to have commenced its existence in Delaware on the date it originally commenced existence in Ontario. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of domestication and a certificate of incorporation for the corporation being domesticated. A copy of the proposed form of each of the Certificate of Domestication and Certificate of Incorporation of Xavier-Canada that will be filed in Delaware is attached as Exhibit D and E, respectively. The Domestication will be effective upon the filing of such certificates and thereafter Xavier-Canada will be subject to such Certificate of Incorporation. Xavier-Canada will be discontinued in Ontario as of the date a certificate of discontinuance is issued by the OBCA Director.

            The Domestication will not interrupt the existence of Xavier-Canada. Each Common Share will remain issued and outstanding as a Common Share of Xavier-Canada after its corporate existence is continued from Ontario under the OBCA and domesticated in Delaware pursuant to the DGCL. For a summary of certain of the rights of shareholders of the Company before and after the Domestication, see "Effects of Domestication on Shareholder Rights."

  THE MERGER

     GENERAL.

            The Merger is proposed to be accomplished as a "short-form" merger of Xavier-Canada, then a Delaware corporation, into its wholly-owned subsidiary, Xavier-Delaware, pursuant to Section 253 of the DGCL. The Certificate of Incorporation and By-Laws (the "Xavier-Delaware Certificate" and "Xavier-Delaware By-Laws," respectively) attached as Exhibits G and H, respectively, will become the Certificate of Incorporation and By-Laws of Xavier-Delaware in connection with the Merger. A copy of each of the proposed Certificate of Ownership and Merger relating to the Merger, the Xavier-Delaware Certificate and the Xavier-Delaware By-Laws is attached as Exhibit F, G and H, respectively.

            In the Merger, each Common Share issued and outstanding immediately prior to the Merger will be converted into one share of Xavier-Delaware Common Stock. See "-- Mechanics of Merger." If the Merger fails to occur, Xavier-Canada will continue its operations as a Delaware corporation and the proposed Xavier-Delaware Certificate and Xavier-Delaware By-laws will be the Certificate of Incorporation and By-laws of Xavier-Canada after the Domestication.

     PURPOSE OF MERGER.

            The Company was formed in 1959 to conduct mining and natural resource operations in Canada. In 1991 the Company ceased mining operations and conducted no significant business activities until December 1993. Because the corporate records relating to the Company's operations prior to December 1993 are incomplete, the Company cannot accurately establish with complete certainty the circumstances surrounding each and every share issuance. Although the Company has not identified any defects in share issuances during the period from 1959 through 1993 and has not been notified that any exist, it intends to undertake the Merger in an effort to ensure that no such issues arise in the future. Accordingly, in connection with the Merger, when each shareholder surrenders his certificate, he will be deemed to be surrendering any and all claims, if any, he may have against the Company in respect of any defective issuance which he alleges may have occurred.

            If the Merger is not completed, the Company will not have the same level of certainty with respect to the circumstances with respect to the issuance of the Common Shares that would be afforded if the Merger were to occur. The Company does not believe, however, that it will be adversely affected in any material way by the failure to complete the Merger.

     MECHANICS OF THE MERGER.

            In the Merger, holders of Common Shares will receive one share of Xavier-Delaware Common Stock for every Post-Consolidation Common Share held by such holder.

            Following the Merger, holders of Common Shares will continue to hold the same percentage interest in Xavier-Delaware that they held in Xavier-Canada immediately prior to the Merger. In addition, in connection with the Merger, the Xavier-Canada Warrants and the Xavier-Canada Options outstanding immediately prior to the Merger will become obligations of Xavier-Delaware.

     OFFICERS AND DIRECTORS

            Upon the effectiveness of the Merger, the directors and officers of Xavier-Delaware immediately prior to the Merger will continue to be the officers and directors of Xavier-Delaware after the Merger. The current officers of Xavier-Delaware are the persons who hold the same offices in Xavier-Canada. Chris A. Dittmar, Robert L. Gerry, III, Michael C.P. Hannesson, Paul T. Conroy and Franklin L. Davis are the current and nominee directors of Xavier-Canada. Chris A. Dittmar, Robert L. Gerry, III, Franklin
  L. Davis, Benton H Wilcoxon and George W. Bowman are, and immediately after the Merger will continue to be, the directors of Xavier-Delaware. See "Management" for further details about the officers and directors of Xavier-Canada and Xavier-Delaware.

     EXCHANGE OF SHARE CERTIFICATES

            As soon as practicable on or after the Merger, Xavier-Canada shareholders of record immediately prior to the Merger will be sent detailed instructions concerning the procedures to be followed for submission of certificates representing Common Shares to an exchange agent appointed by Xavier-Canada (the "Exchange Agent"), together with a form of transmittal letter to be sent to the Exchange Agent at the time such certificates are submitted.

            After the Merger, the Exchange Agent will deliver to any holder who has previously submitted a duly completed and executed transmittal letter and a certificate representing Common Shares, a certificate issued by Xavier-Delaware representing the appropriate number of shares of Xavier-Delaware Common Stock into which such holder was converted.

            After the Merger but before a certificate representing Common Shares is surrendered, certificates representing Common Shares will represent the number of shares of Xavier-Delaware Common Stock into which the holder thereof was converted pursuant to the terms of the Merger. The transfer agent for the Company will be instructed to forward to the Exchange Agent any certificates for shares of capital stock of Xavier-Canada otherwise delivered by the shareholder. The Exchange Agent will deliver certificates representing the appropriate amount and type of Xavier-Delaware capital stock in accordance with the stockholder's instructions for transfer or exchange.

  CONDITIONS TO DOMESTICATION AND MERGER; SHAREHOLDER APPROVALS

     DOMESTICATION

            The Domestication is subject to, among other things, (i) approval by the Xavier-Canada shareholders of a special resolution authorizing the Domestication (a copy of which is attached as Exhibit B) by the affirmative vote of at least two-thirds of the Common Shares voting in person or by proxy at the Meeting or any adjournment(s) thereof and (ii) authorization of the OBCA Director. Upon approval of the Domestication by Xavier-Canada shareholders, Xavier-Canada intends to apply to the OBCA Director to authorize the Domestication.

     MERGER

            The consummation of the Merger is subject to the following conditions: (i) the effectiveness of the Domestication; (ii) the adoption of a resolution approving the Merger by the Board of Directors of Xavier-Canada after the Domestication; and (iii) the approval of the Merger by the Consent executed on behalf of holders of record of a majority of the outstanding Common Shares after the Domestication.

            The shareholders of Xavier-Canada are being requested to approve the Merger by written consent, instead of at a special meeting, because the notice and voting requirements under the DGCL could not be satisfied on a timely basis if a meeting of the shareholders of Xavier-Canada, once domesticated under the DGCL, were held immediately following the Domestication. For the Consent to be effective under the DGCL, it must be expressed, in person or by proxy, by the holders of record of a majority of the outstanding Common Shares, once Xavier-Canada is domesticated under the DGCL. Under the DGCL, notice of the Merger must be sent to the non-consenting shareholders of Xavier-Canada immediately prior to the effectiveness of the Merger.

            Notwithstanding the requisite shareholder approvals of the Domestication and Merger, the Board of Directors of Xavier-Canada has reserved the right to terminate or abandon the Domestication and/or the Merger without further shareholder approval if the Board of Directors determines that the consummation of the Domestication and/or the Merger would be inadvisable or not in the best interests of Xavier-Canada or its shareholders, or if all of the respective conditions to consummation of the Domestication and Merger have not occurred within a reasonable period of time.

  PROCEEDINGS BEFORE GOVERNMENTAL AUTHORITIES

     ONTARIO REGISTRAR

            The Domestication is subject to the authorization of the OBCA Director pursuant to Section 181 of the OBCA. If the special resolution is passed by the requisite number of Common Shares, Xavier-Canada intends to apply to the OBCA Director for authorization of the Domestication. The OBCA Director is empowered to authorize the Domestication if, among other things, the OBCA Director is satisfied that the Domestication will not adversely affect creditors or shareholders of Xavier-Canada and has set out five conditions in this regard.

             Under the laws of the State of Delaware:

               (i) the property of Xavier-Canada continues to be the property of
                   Xavier-Canada, once domiciled in Delaware;

               (ii) Xavier-Canada, once domiciled in Delaware, continues to be liable for the obligations of Xavier-Canada prior to the Domestication;

              (iii) an existing cause of action, claim or liability to
                    prosecution is unaffected;

               (iv) a civil, criminal or administrative action or proceeding pending by or against Xavier-Canada may be continued to be prosecuted by or against Xavier-Canada after the Domestication; and

               (v) a conviction against, or ruling, order or judgment in favor of or against, Xavier-Canada prior to the Domestication may be enforced by or against Xavier-Canada after the Domestication.

       Furthermore, pursuant to section 51 of the Regulations to the OBCA, an application for authorization of an Ontario company to continue in another jurisdiction must be accompanied by:

               (i) a consent from the Corporations Tax Branch of the Ministry of
                   Revenue;

              (ii) a consent from the Ontario Securities Commission;

             (iii) a legal opinion to the effect that the laws of the other jurisdiction meet the requirements of Section 181 of the OBCA.

     DELAWARE

       Subject to receipt of the authorization of the OBCA Director to the Domestication, Xavier-Canada anticipates that it will file with the appropriate official in Delaware a Certificate of Domestication and a Certificate of Incorporation under Section 388 of the DGCL, and that Xavier-Canada will be domesticated in Delaware on the date that all of the conditions to the Domestication have been satisfied. Promptly thereafter, Xavier-Canada intends to give notice to the OBCA Director that Xavier-Canada has been continued under the laws of Delaware and, pursuant to Section 181 of the OBCA, request that the OBCA Director issue a Certificate of Discontinuance bearing the same date as the date shown in the Certificate of Incorporation issued under the DGCL.

  PRINCIPAL REASONS FOR THE DOMESTICATION AND MERGER

       The Domestication and Merger will result in Xavier-Delaware, a Delaware corporation, succeeding to all of the operations, assets and liabilities of Xavier-Canada, an Ontario, Canada corporation. The Board of Directors believes that, by domiciling in the United States, Xavier will be able to enhance shareholder value over the long term. The Board's belief is based, in part, on the following factors:

            (i) as a Delaware corporation, the Company will have a significantly better opportunity to qualify for U.S. Government and quasi-governmental agency financing for its Russian projects described under the caption "Business;"

            (ii) by domiciling in the United States, the marketability of the Company's Common Shares will be enhanced by raising the Company's profile in various capital markets; and

            (iii) by becoming subject to United States tax laws, it will be provided with greater ease in dealing with income tax complexities associated with multi-jurisdictional operations.

       Furthermore, in the experience of management, potential debt and equity capital sources in the United States are more comfortable dealing with a United States corporation than a foreign corporation. Management believes this may be because U.S. entities are likely to be more familiar with U.S. standards of accounting, U.S. securities law disclosure requirements and U.S. legal principles.

       The Company chose the State of Delaware to be its domicile because Delaware, like Ontario, has a modern and flexible corporate code. The escalating risks and resultant costs of director liability have made it increasingly difficult for corporations to find and retain competent directors, and the Company believes the various indemnity and exculpation provisions of the DGCL will help it to attract and retain competent directors. Delaware has an active bar which is continually assessing and recommending improvements to the DGCL, and the substantial body of settled case law under the DGCL adds greater certainty in assessing risks associated with conducting business.

       The Company does not believe there will be any material disadvantages associated with the Domestication.

       The Company was formed in 1959 to conduct mining and natural resource operations in Canada. In 1991 the Company ceased mining operation and conducted no significant business activities until December 1993. Because the corporate records relating to the Company's operations prior to December 1993 are incomplete, the Company cannot accurately establish with complete certainty the circumstances surrounding each and every share issuance. Although the Company has not identified any defects in share issuances during the period from 1950 through 1993 and has not been notified that any exist, it intends to undertake the Merger in an effort to ensure that no such issues arise in the future. Accordingly, in connection with the Merger, when each shareholder surrenders his certificate, he will be deemed to be surrendering any and all claims, if any, he may have against the Company in respect of a defective issuance which he alleges may have occurred.

       If the Merger is not completed, the Company will not have the same level of certainty with respect to the circumstances with respect to the issuance of the Common Shares that would be afforded if the Merger were to occur. The Company does not believe, however, that it will be adversely affected in any material way by the failure to complete the Merger.


                 EFFECT OF DOMESTICATION ON SHAREHOLDER RIGHTS

       On the Effective Date, the shareholders of Xavier-Canada will become stockholders of Xavier-Delaware. Differences between the OBCA and the DGCL and between the Xavier-Canada Articles and the proposed Xavier-Delaware Certificate will result in various changes in the rights of shareholders of Xavier-Canada.

       The following is a summary of the rights of the Company's stockholders after the Domestication, as compared with those of Xavier-Canada shareholders prior to the Domestication. This summary does not purport to be complete and is qualified in its entirety by reference to the Xavier-Delaware Certificate, Xavier-Delaware By-Laws, Xavier-Canada Articles and Xavier-Canada By-Laws, the text of which are included in this Prospectus as Exhibits G, H, E and I, respectively. For further discussion of certain provisions of the Xavier-Delaware Certificate, see "Description Xavier--Delaware Securities."

  DIFFERENCES BETWEEN ONTARIO AND DELAWARE CORPORATE LAW

       Upon the consummation of the Domestication and Merger, the Corporation will be subject to the provisions of the DGCL. Set forth below is a comparison of certain material provisions of the DGCL and the OBCA.

       Vote on Extraordinary Corporate Transactions. Under the OBCA, amalgamations, continuances, sales or leases or exchanges of all or substantially all of the assets of a company and other extraordinary corporate actions require the approval of the holders of two-thirds of the shares being voted thereon in person or by proxy. Under the DGCL, mergers or consolidations require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon except: (i) for a corporation that survives the merger where the merger requires the issuance of Common Stock not exceeding 20% of such corporation's shares outstanding immediately prior to the merger, the merger agreement does not amend in any respect the survivor's certificate of incorporation and shareholder approval is not specifically mandated in the survivor's certificate of incorporation; and (ii) for both corporations where the corporation surviving the merger was a 90% or greater parent of the other corporation. Unless a greater percentage is required by the charter, a sale, lease or exchange of all or substantially all the property or assets of a corporation or an amendment to the certificate of incorporation also require the approval of the holders of a majority of the outstanding stock entitled to vote thereon.

       By-Law Amendments. Under the OBCA, either shareholders or directors may make, amend or repeal by-laws, but director by-laws are subject to later confirmation by the shareholders. Under the DGCL, stockholders may adopt, amend or repeal by-laws. In addition, directors of a corporation, if authorized by the certificate of incorporation, may adopt, amend or repeal by-laws, such action not being subject to later shareholder confirmation.

       Amendments to the Charter. Under the OBCA, an amendment to a corporation's articles of incorporation requires the affirmative vote of at least two-thirds of the votes cast by shareholders entitled to vote thereon represented in person or by proxy and in most instances, the affirmative vote of at least two-thirds of the votes cast within each class or series of outstanding shares by shareholders represented in person or by proxy. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote, unless such level of approval is increased by the certificate of incorporation. In addition, under the DGCL, if the amendment to the certificate of incorporation adversely affects the rights of a particular class of stock, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock.

       Removal of Directors. Under both the OBCA and the DGCL, directors may generally be removed, with or without cause, by a vote of the holders of a majority of the shares being voted. However, under the DGCL, if the board is classified, which the Board of Xavier-Delaware is, directors may be removed only for cause, unless the certificate of incorporation provides otherwise, which the Xavier-Delaware certificate of incorporation does not. Further, if a director is elected by holders of a class or series of shares, the OBCA provides that only the shareholders of that class or series can vote to remove that director, without or without cause, whereas the DGCL provides that only the shareholders of that class or series can vote to remove that director without cause. Finally, in the case of a corporation having cumulative voting, under both the OBCA and the DGCL a director may not be removed from office if the votes cast against the director's removal would be sufficient to elect such director and such votes could be voted cumulatively at an election at which the same total number of votes were cast and, (i) in the case of the OBCA, the number of directors required by the articles were then being elected, or (ii) in the case of DGCL, the entire board is being elected or, if there are classes of directors, the class of directors of which such director is a part is being elected.

       Quorum of Shareholders. Under the OBCA, a quorum for shareholders' meetings consists of the holders of a majority of the outstanding shares, present in person or represented by proxy, unless the by-laws otherwise provide. Under the DGCL, a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy, unless the charter or by-laws provide otherwise, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting.

       Notice and Calling of Shareholder Meetings. Under the OBCA, shareholders' meetings may be called by the board of directors who must call a meeting when so requested by the holders of not less than five percent (5%) of the voting shares, on a minimum of 21 days' notice. Under the DGCL, unless the certificate of incorporation or by-laws authorize additional persons, only the board of directors may call a shareholders' meeting, on ten days' notice.

       Shareholder Consent in Lieu of Meeting. Under the OBCA, shareholder action without a meeting may only be taken by unanimous written consent of all shareholders. Under the DGCL, unless otherwise provided in the charter, shareholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take such action at an annual or special meeting execute a written consent providing for such action.

       Appraisal Rights. The DGCL does not give appraisal rights in a merger or consolidation to holders of stock listed on a national securities exchange (such as the Nasdaq National Market) or held of record by more than 2,000 shareholders, provided that such holders receive shares of stock of the company surviving the merger or consolidation or shares of stock of any other company which is either listed on a national securities exchange or held of record by more than 2,000 shareholders. The OBCA does not contain any similar exemption from its provisions relating to dissenter's rights of appraisal for amalgamations. In addition, appraisal rights are available under the DGCL for sales of all or substantially all of the Corporation's assets or charter amendments only if the charter so provides. Shareholders are entitled to appraisal rights under the OBCA in connection with the sale, lease or exchange of all or substantially all the assets of a company and for charter amendments which affect share issuance or transferability or corporate purposes or which would require a separate class vote.

       Shareholder Register. A Delaware company's stock ledger showing the names, addresses and security ownership of its shareholders may be inspected only by directors and shareholders of record for a purpose reasonably related to their respective interests as directors or shareholders. Shareholders and certain other persons may inspect the shareholder list of an Ontario company that is an offering corporation.

       Dividends and Distributions. The DGCL and OBCA treat dividends similarly. The DGCL permits a company, unless otherwise restricted by the certificate of incorporation, to pay dividends out of surplus or, if there is no surplus, out of net profits for the current and preceding fiscal year (provided that the amount of capital of the company is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL generally provides that a company may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware company to pay dividends on, or to make repurchases of redemptions of, its shares is dependent on the financial status of the company standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware company, the assets of the company, including stock of subsidiaries owned by the company, must be valued at their fair market value as determined by the board of directors if fair market value is less than historical book value and may be valued at their fair market value if fair market value is greater than historical book value. Under the OBCA, a company may not declare or pay a dividend if there are reasonable grounds for believing that the company is or after the payment would be, unable to pay its liabilities as they become due, or if the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

       Director Qualification and Number. A majority of the directors of an Ontario company must be Canadian residents. The DGCL has no similar requirement. The number of directors of a Delaware company may be changed by resolution of the directors if the charter or by-laws so provide (as will be the case with the proposed Xavier-Delaware certificate and by-laws) while the charter of an Ontario company must specify the number or a range for the number of directors and if authorized by a special shareholders' resolution, in between shareholders' meetings, the directors may increase the number of directors within the minimum and maximum range provided that they may not do so if after such appointment, the total number of directors would be one and one-third times greater than the number of directors required to have been elected at the last annual meeting of shareholders.

       Director Liability. Under the DGCL, the charter of a Delaware company may limit the personal liability of a director to the shareholders of the company for monetary damages for breach of fiduciary duty, except for: (i) any breach of a director's duty of loyalty to the company or its shareholders;
  (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase in violation of statutory limitations; or (iv) any transaction from which a director derived an improper personal benefit. The OBCA has no comparable provision. Such a charter provision under the DGCL does not affect the right of a company or its shareholders to pursue equitable remedies such as an action to enjoin or rescind a transaction involving a breach of a director's duty of care (although such equitable remedies may not always be available) and in no way affects a director's liability under United States federal securities laws.

       Oppression Relief and Equitable Remedies. The OBCA creates a cause of action for "oppression" and "unfairness" with respect to shareholders, creditors, directors and officers and vests the court with broad remedial powers in connection therewith. The DGCL contains no comparable provision and the scope of the equitable powers of the Delaware courts as defined by existing case law is less certain than the scope of the powers of Ontario courts.

       In addition, certain differences between the powers granted to companies under the DGCL and the powers granted to companies under the OBCA may make a Delaware company less vulnerable than an Ontario company to hostile takeover attempts. These differences include the absence of power of shareholders to call special meetings unless expressly granted as discussed above. On the other hand, because of such provisions as the power of shareholders to take action without a meeting by less than unanimous consent, the DGCL may, under some circumstances, facilitate a hostile takeover attempt.

  DIFFERENCES BETWEEN THE XAVIER-CANADA ARTICLES AND THE XAVIER-DELAWARE CERTIFICATE

       The Xavier-Delaware Certificate to be adopted in connection with the Merger (and the Xavier-Canada Certificate after the Domestication) differ substantially from the Xavier-Canada Articles. Differences include, but are not limited to, the following:

       Capital Structure. Under the Xavier-Delaware Certificate, the total number of shares of capital stock that the Company will have the authority to issue is 310 million, including 300 million shares of Xavier-Delaware Common Stock and ten million shares of Xavier-Delaware Preferred Stock. Under the Xavier-Canada Articles, the Company has the authority to issue unlimited amounts of no par value stock for both common and preference shares.

       Board of Director Size. The Xavier-Delaware Certificate (i) provides for an initial board of directors consisting of five members but contains no restrictions on the minimum or maximum number of directors except as provided by Delaware law and (ii) divides the Board of Directors into three classes, one of which is elected each year to hold office for a three-year term and until successors are elected and qualified. The Xavier-Canada Articles provides for a minimum of three and a maximum of ten directors. Both Xavier-Delaware and Xavier-Canada have five directors. See "Management."

       Liability of Directors. The Xavier-Delaware Certificate provides that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director may be personally liable to the extent provided by applicable Delaware law which currently prohibits limitation of director liability for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) authorizing the payment of a dividend or repurchase of stock; or (iv) any transaction from which the director derived an improper personal benefit. The Xavier-Canada Articles prior to the Domestication contain no similar provision.

       Shareholder Consent in Lieu of Meeting. As noted previously, under the OBCA, the shareholders of a corporation may take action without a meeting only by unanimous consent of all shareholders. Under the Xavier-Delaware Certificate (and the Xavier-Canada Certificate after the Domestication), the shareholders of the Company will not be permitted to take action without a meeting unless the board of directors shall have previously approved the taking of such action by written consent.

       Shareholder Nomination of Directors. The Xavier-Delaware Certificate (and the Xavier-Canada Certificate after the Domestication) will require shareholder nominations of directors for an election to be held at an annual meeting or special meeting of shareholders to meet certain procedural requirements including disclosure of such information regarding the proposed nominees as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, a description of all arrangements or any affiliation between the shareholder and the proposed nominee and the consent of the nominee to serve as a director of the Corporation is so elected. Although such provision is not explicitly provided for in the Xavier-Canada Articles prior to the Domestication, the OBCA contains similar provisions.

       Business Combinations. After both the Domestication and the Merger, the Company will be subject to the provisions of Section 203 of the DGCL ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under
  Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or
  (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

       A corporation may, at its option, exclude itself from the coverage of
  Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Certificate of Incorporation or By-laws.

       There is no comparable provision under the OBCA, although Section 132 of the OBCA does provide that a director or officer who is a party to a material contract or transaction or proposed material contract or transaction with the Company or is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Company must disclose in writing to the Company or request to have entered in the minutes of meetings of directors the nature and the extent of his interest. The disclosure required must be made:

            (i) at the meeting at which a proposed contract or transaction is first considered;

            (ii) if the director was not then interested in a proposed contract or transaction, at the first meeting after he becomes so interested;

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

           (iii) if the director becomes interested after a contract is made or a transaction is entered into, at the first meeting after he becomes so interested; or

            (iv) if a person who is interested in a contract or transaction later becomes a director, at the first meeting after he becomes a director.

       Where the above section applies to a director in respect of a material contract or transaction or proposed material contract or transaction that in the ordinary course of the Company's business, would not require director or shareholder approval, the director shall disclose in writing to the Company or request to have entered in the minutes of meetings of directors the nature and extent of his interest forthwith after the director becomes aware of the contract or transaction or proposed contract or transaction.

       An interested director may not vote on any resolution to approve the contract or transaction unless the contract or transaction is:

                  (i) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the Company or an affiliate;

                  (ii) one relating primarily to his remuneration as a director, officer, employee or agent of the Company or an affiliate;

                 (iii) one for indemnity or insurance; or

                  (iv) one with an affiliate.

       Where a material contract is made or a material transaction is entered into between a corporation and another person or entity, of which a director of the corporation is a director or officer or in which he has a material interest, the director is not accountable to the Company or its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is neither void nor voidable, by reason only of that relationship or by reason only that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction, if the director duly disclosed his interest and the contract or transaction was reasonable and fair to the Company at the time it was so approved.

       A director acting honestly and in good faith is not accountable to the Company or to its shareholders for any profit or gain realized from any such contract or transaction because he held the office of director and the contract or transaction, if it was reasonable and fair to the Company at the time it was approved, is not by reason only of the director's interest therein void or voidable where the contract or transaction is confirmed or approved by special resolution at a meeting of shareholders duly called for that purpose and the nature and extent of the director's interest in the contract or transaction are disclosed in reasonable detail in the notice calling the meeting or in the required information circular.

       In addition, Ontario Securities Commission Policy 9.1 deals with restrictions relating to related party transactions and the Company, as a reporting issuer in Ontario, is subject to such rules.

       For further discussion of the Xavier-Delaware certificate of incorporation, see "Description of Xavier--Delaware Securities."

                    DISSENT RIGHTS OF XAVIER SHAREHOLDERS

       In addition to any other rights a shareholder may have when the Consolidation becomes effective or a Certificate of Domestication is filed with the Secretary of State of Delaware pursuant to the special resolution authorizing a company to be domesticated in Delaware under the provisions of the DGCL (the "Domestication Resolution") and becomes effective, a shareholder who complies with the dissent procedure of Section 185 of the OBCA is entitled to be paid by the Company the fair value of the shares held by him in respect of which he dissents determined as of the close of business on the day before the Consolidation or the Domestication, as the case may be, becomes effective. The dissent procedure of Section 185 of the OBCA is summarized below and shareholders who may wish to dissent are specifically referred to the disclosure set forth below, as failure by such shareholder to adhere strictly to the requirements of such section may result in the loss of such shareholder's rights under that section. Each shareholder who might desire to exercise these rights of dissent should carefully consider and comply with the provisions of such section and consult with his legal advisor.

       The following summary is qualified in its entirety by reference to
  Section 185 of the OBCA, a copy of which is attached as Exhibit J.

  BUSINESS CORPORATIONS ACT (ONTARIO)

       A dissenting shareholder may only claim under Section 185 of the OBCA with respect to all of the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

       A shareholder who wishes to invoke the provisions of Section 185 of the OBCA must send a written objection (the "Objection Notice") to the Consolidation Resolution and/or Domestication Resolution at or before the meeting at which such resolutions are to be considered.

       The sending of a written objection to the Consolidation Resolution and/or Domestication Resolution does not deprive the shareholder of the right to vote thereon. Moreover, the OBCA specifically provides that the execution or exercise of a proxy does not constitute a written objection for the purposes of the dissent procedure.

       A vote in favor of the Consolidation Resolution and/or Domestication Resolution or the execution of a proxy which is so voted, will constitute a waiver of the right of dissent with respect to such resolution.

       Within ten days of the passing of the Consolidation Resolution and/or Domestication Resolution, the Company is required to notify in writing each dissenting shareholder that such resolution has been adopted.

       A dissenting shareholder shall within 20 days after he receives notice of the adoption of the Consolidation Resolution and/or Domestication Resolution or, if he does not receive such notice, within 20 days after he learns that the Consolidation Resolution and/or Domestication Resolution has been adopted, send to the Company a written notice (the "Demand for Payment"), containing his name and address, the number and class of shares in respect of which he dissents and a demand for payment of the fair value of the shares of the Company held by him.

       Within 30 days of the sending of the Demand for Payment, the dissenting shareholder shall send the certificates representing the shares with respect to which he dissents to the Company or to the Company's transfer agent. The Company or the Company's transfer agent shall endorse thereon notice that the holder thereof is a dissenting shareholder and shall forthwith return the share certificates to the dissenting shareholder. A dissenting shareholder who fails to forward an Objection Notice, Demand for Payment and share certificates within the time required will lose any right to make a claim to be paid the fair value of his securities.

       On sending a Demand for Payment, a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares held by him, unless (i) the dissenting shareholder withdraws his demand for payment before the Company makes an offer to pay (the "Offer to Pay"), (ii) the Company fails to make an Offer to Pay and the dissenting shareholder withdraws his Demand for Payment, or (iii) the directors revoke the Domestication Resolution and/or Consolidation Resolution, as the case may be, in which case his rights as a shareholder are reinstated as of the date he sent the Demand for Payment.

       Not later than seven days after the later of the day on which the action approved by the Domestication Resolution and/or Consolidation Resolution, as the case may be, is effective or the day the Company receives a Demand for Payment, the Company shall send to each dissenting shareholder who has sent a Demand for Payment, an Offer to Pay for the shares of the dissenting shareholder in an amount considered by the directors of the Company to be the fair value thereof, accompanied by a statement showing how the fair value was determined, or a notification that it is lawfully unable to pay the dissenting shareholders for their shares. Every Offer to Pay for shares of the same class or series held by dissenting shareholders for their shares shall be on the same terms. Any Offer to Pay accepted by a dissenting shareholder shall be paid by the Company within ten days of the acceptance but an Offer to Pay lapses if the Company has not received an acceptance thereof within 30 days after the Offer to Pay has been made.

       If an Offer to Pay is not made by the Company or if a dissenting shareholder fails to accept an Offer to Pay, the Company may, within 50 days after the action approved by the Consolidation Resolution and/or Domestication Resolution is effective or within such further period as the court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder. If the Company fails to apply to a court within such 50 day period, the dissenting shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as the court may allow. Any such application shall be made to the Ontario Court (General Division).

       A dissenting shareholder is not required to give security for costs in any application to the court and all dissenting shareholders whose shares have not been purchased by the Company shall be deemed to be joined as parties and be bound by the decision of the court. The Company shall notify each affected dissenting shareholder of the date, place and consequences of any application and of the right of a dissenting shareholder to appear and be heard in person or by counsel.

       The court shall fix a fair value for the shares of all dissenting shareholders and may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the Domestication Resolution and/or Consolidation Resolution, as the case may be, is effective until the date of payment of the amount ordered by the court.

       If the Company fails to make an Offer to Pay, then the costs of a shareholder application to the court shall be borne by the Company unless the court otherwise orders. In other cases, the cost of any application to a court by the Company or a dissenting shareholder will be in the discretion of the court.

       THE FOREGOING TEXT PROVIDES ONLY A SUMMARY OF THE HIGHLY TECHNICAL AND COMPLEX PROVISIONS OF SECTION 185 OF THE OBCA. FAILURE TO STRICTLY COMPLY WITH THE REQUIREMENTS SET FORTH IN THE FOREGOING SECTION MAY RESULT IN THE LOSS OF A SHAREHOLDER'S APPRAISAL RIGHTS. ACCORDINGLY, ANY HOLDER OF COMMON SHARES WISHING TO ASSERT HIS RIGHT TO DISSENT SHOULD SEEK LEGAL ADVICE.

  GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

       Shareholders of Xavier-Canada will not be entitled to dissenter's or appraisal rights under the DGCL in connection with the Domestication or Merger.


                         1996 LONG TERM INCENTIVE PLAN

       On May 2, 1996, the Board of Directors adopted, subject to shareholder approval at the Meeting, the 1996 Long Term Incentive Plan (the "1996 Incentive Plan"). The 1996 Incentive Plan will not become effective until after the Domestication and the listing of the Company's common stock on the Nasdaq National Market, and will remain effective after the Merger. No grants have been made to date under the 1996 Incentive Plan. The purpose of the 1996 Incentive Plan is to offer certain current and future key employees, officers and consultants of the Company a favorable opportunity to become holders of Common Shares, thereby giving them a permanent stake in the Company's growth and prosperity and encouraging the continuance of their involvement with the Company.

       The 1996 Incentive Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options; (ii) stock appreciation rights ("SARs") in tandem with stock options or freestanding; (iii) restricted stock;
  (iv) performance share awards; (v) stock value equivalent awards; and (vi) cash awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Awards may be made to the same person on more than one occasion and may be granted singly, in combination, or in tandem as determined by the Compensation Committee (as defined below).

       TERM. The 1996 Incentive Plan will terminate in May 2006 unless earlier terminated by the Board of Directors. Termination of the 1996 Incentive Plan will not affect awards made prior to termination, but awards will not be made after termination.

       ADMINISTRATION. The 1996 Incentive Plan is administered by a committee of two or more outside members of the Company's Board of Directors (the "Compensation Committee"): subject to the terms of the 1996 Incentive Plan, and to such approvals and other authority as the Board of Directors may reserve to itself from time to time, the Compensation Committee, consistent with the terms of the 1996 Incentive Plan, has authority to (i) select employees to receive an award, (ii) determine the timing, form, amount, or value and term of grants and awards, (iii) determine the conditions and restrictions, if any, subject to which grants and awards are made and become payable under the 1996 Incentive Plan, (iv) construe the 1996 Incentive Plan and prescribed rules and regulations with respect to the administration of the 1996 Incentive Plan, and (v) make such other determinations authorized under the 1996 Incentive Plan as the Compensation Committee deems necessary or appropriate.

       ELIGIBILITY. All full-time employees of the Company and its affiliates and their consultants and advisors are eligible to participate in the 1996 Incentive Plan. The selection of participants from eligible employees is within the discretion of the Compensation Committee. Non-employee directors will be eligible for the award of options described under "--Stock Options."

       SHARES SUBJECT TO THE 1996 INCENTIVE PLAN. Taking into account the one-for-four reverse stock split to be effectuated prior to the Domestication, there will be 2,250,000 Common Shares reserved for issuance under the 1996 Incentive Plan. These shares may be authorized and unissued shares or treasury shares.

       Shares are deemed to be issued under the 1996 Incentive Plan only to the extent actually issued pursuant to an award. To the extent that an award lapses or the rights of an awardee terminate or the award is paid in cash, any shares subject to such award are again made available for grant. Upon any increases or decreases in the number of issued and outstanding shares of Common Stock pursuant to stock splits, mergers, reorganizations, recapitalizations, stock dividends, or other events described under the terms of the 1996 Incentive Plan, the Compensation Committee shall make appropriate adjustments to the aggregate number of shares available for issuance under the 1996 Incentive Plan and the number and kinds of shares which may be distributed under the 1996 Incentive Plan. The terms of SARs, restricted stock, performance share awards and stock value equivalent awards shall also be subject to adjustments by the Compensation Committee to reflect changes in the Company's capitalization.

       STOCK OPTIONS. Under the 1996 Incentive Plan, the Compensation Committee may grant awards in the form of options to purchase shares of Common Stock. The Compensation Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise, and the exercise price per share of the stock subject to the option. The exercise price of an incentive stock option will not be less than the fair market value of the Common Stock on the date the option is granted. The Compensation Committee will designate each option as a non-qualified or an incentive stock option. Each option agreement may provide that the option price upon exercise can be paid by a participant in cash, shares of Common Stock, or a combination thereof.

       In addition, under the 1996 Plan, (i) each non-employee director who is in office immediately after the annual meeting of stockholders each year in which the 1996 Plan is in effect and (ii) each person who becomes a new non-employee director, shall receive, on the day after each annual meeting of stockholders or the date such person becomes a director, as the case may be, as of the applicable date, non-qualified options to purchase 25,000 shares of Xavier Delaware Common Stock.

       STOCK APPRECIATION RIGHTS. The 1996 Incentive Plan also authorizes the Compensation Committee to grant SARs either independent of, or in connection with, a stock option. If granted with a stock option, exercise of the SAR will result in the surrender of the right to purchase the shares under the option as to which the SAR was exercised. Upon exercising a SAR, the holder receives for each share with respect to which the SAR is exercised, an amount equal to the difference between the exercise price, as determined by the Compensation Committee, and the fair market value of the Common Stock on the date of exercise. Payment of such amount may be made in shares of Common Stock, cash or a combination thereof, as determined by the Compensation Committee.

       Each grant of a SAR is evidenced by an agreement which shall specify the effect of termination of employment (by reason of death, disability, retirement or otherwise) on the exercisability of the SAR.

       RESTRICTED STOCK. The 1996 Incentive Plan provides that shares of Common Stock subject to certain restrictions ("Restricted Stock") may be awarded to eligible employees from time to time as determined by the Compensation Committee. The Compensation Committee will determine the nature and extent of the restrictions on such shares, the duration of such restrictions, and any circumstance under which the Restricted Stock will be forfeited. During any such period of restriction, recipients shall have most of the rights of a holder of Common Stock, including but not limited to the right to receive dividends and voting rights. The Compensation Committee shall determine the effect of the termination of employment of a recipient of Restricted Stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions. With respect to outstanding awards of Restricted Stock, if any, the Compensation Committee may in its discretion provide for full vesting and termination of restrictions on Restricted Stock.

       PERFORMANCE SHARE AWARDS. The 1996 Incentive Plan permits the Compensation Committee to grant Performance Share Awards to eligible employees under the 1996 Incentive Plan from time to time. Performance Share Awards are awards which are contingent on the achievement of certain performance objectives, valued by reference to the price performance of the Common Stock, by reference to the financial or economic performance of the Company in comparison to a peer group of companies in the same industry, or by reference to other factors, over a specified period of time.

       The length of time over which performance will be measured, the performance objectives and the criteria to be used in determining whether and to what degree such objectives have been obtained will be determined by the Compensation Committee. The Compensation Committee shall also determine the effect of termination of employment (because of death, retirement, disability or otherwise) during the performance period.

       STOCK VALUE EQUIVALENT AWARDS. The 1996 Incentive Plan permits the Compensation Committee to grant Stock Value Equivalent Awards to eligible employees from time to time. Stock Value Equivalent Awards are rights to receive the fair market value of a specified number of shares of Common Stock, or the appreciation in the fair market value thereof, over a specified period of time, pursuant to a vesting schedule, all as determined by the Compensation Committee. The vested portion of a Stock Value Equivalent Award will be payable in cash based on the fair market value of the Common Stock on the payment date. The Compensation Committee shall determine the effect of termination of employment during the vesting period (because of death, retirement, disability or otherwise) on an employee's Stock Value Equivalent Award.

       CHANGE OF CONTROL. Upon a Change in Control of the Company, all outstanding awards granted more than six months prior to the date of the Change in Control automatically become fully vested upon such Change in Control, all restrictions, if any, with respect to such awards shall lapse, and all performance criteria, if any, with respect to such awards shall be deemed to have been met in full. For the 1996 Incentive Plan, a "Change in Control" shall be deemed to occur: (a) if any person, other than Chris A. Dittmar and/or George W. Bowman or their affiliates (as such term is used in sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (b) upon the first purchase of the Company's common stock under a tender or exchange offer (other than a tender or exchange offer made by the Company which is supported by the Board); (c) upon the approval by the Company's stockholders (which stockholder approval does not include Chris A. Dittmar and/or George W. Bowman) of a merger or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company; or (d) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

       ASSIGNABILITY. Options to purchase Common Shares are not assignable or transferable other than by will or the laws of descent and distribution or by a qualified domestic relations order, and during the optionee's lifetime, an option to purchase Common Shares may be exercised only by such optionee.

       AMENDMENT. The Board may at any time terminate or amend the 1996 Incentive Plan in any respect, except that the Board may not, without approval of the shareholders of the Company, amend the 1996 Incentive Plan so as to (i) increase the aggregate number of shares of Common Stock which may be issued under the 1996 Incentive Plan (except for adjustments in the number of shares permitted with respect to certain stock splits, stock dividends, mergers, reorganizations or recapitalizations as described above) or change the minimum option exercise price, (ii) modify the requirements as to eligibility for participation, (iii) materially increase the benefits accruing to participants under the 1996 Incentive Plan or (iv) extend the duration of the 1996 Incentive Plan beyond May 2006. No amendment or termination of the 1996 Incentive Plan shall, without the consent of the optionee or participant in the 1996 Incentive Plan, alter or impair the rights of such person under any options, awards or agreements evidencing options or awards theretofore granted under the 1996 Incentive Plan.

       U.S. FEDERAL INCOME TAX CONSEQUENCES OF 1996 INCENTIVE PLAN.   With
  respect to the grant of options under the 1996 Incentive Plan, there are no federal income tax consequences upon the grant of an option thereunder. Upon the exercise of a non-qualified option, the optionee generally will recognize ordinary income in the amount of the "option spread" (the difference between the market value of the option shares at the time of exercise and the exercise price), and the Company is generally entitled to a corresponding tax deduction (subject to certain reporting requirements). When an optionee sells shares issued upon the exercise of a non-qualified stock option, the optionee realizes a short-term or long-term capital gain or loss, depending on the length of the holding period, but the Company is not entitled to any tax deduction in connection with such sale.

       An optionee will not be subject to federal income taxation upon the exercise of incentive stock options granted under the 1996 Incentive Plan, and the Company will not be entitled a federal income tax deduction because of such exercise. A sale of shares of Xavier-Delaware Common Stock acquired by exercise of an incentive stock option that does not occur within one year after the exercise or within two years after the grant of the option generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price, and the Company will not be entitled to any tax deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an incentive stock option occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price and (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary compensation income will be long-term or short-term capital gain, depending on the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the participant.

                          PRICE RANGE OF COMMON SHARES

       Since February 9, 1993, the Common Shares have been traded on the ASX under the symbol XZX. Prior to that time, the Common Shares were traded on the ASX under the name Zahavy Mines Limited, symbol ZVY. The following table sets forth the high and low bid prices, in Canadian dollars, per Common Share for the periods indicated as reported by the ASX.



                     Price Range
                   --------------
                     High    Low
                   --------------
FISCAL 1994:
First Quarter(1)...  $6.25  $3.10
Second Quarter.....   5.88   3.00
Third Quarter......   3.75   1.70
Fourth Quarter.....   3.20   1.50
FISCAL 1995:
First Quarter......  $1.95  $1.20
Second Quarter.....   2.40   1.28
Third Quarter......   2.01   1.00
Fourth Quarter.....   1.40    .80
FISCAL 1996:
First Quarter......  $1.65  $ .60
Second Quarter(2)..  $1.43  $1.01

  ___________________

  (1) Trading of the Common Shares was suspended from November 10, 1993 until February 15, 1994, during which time Xavier-Canada negotiated certain Interest Purchase Agreements with Messrs. Dittmar and Bowman and commenced its current oil and gas operations. See "Certain Transactions- -Interest Purchase Agreements."

  (2) On May 9, 1996, the last sale price of the Common Shares as reported by the ASX was CDN$1.25 per share.

       The Company believes that past share prices are not necessarily indicative of the value of the Common Shares in its current line of business. The Company was formerly engaged exclusively in mining and natural resources operations in Canada from June 15, 1959 until 1991 and inactive from 1991 until December 1993, at which time it became engaged in the acquisition and development of natural resources, primarily oil and gas properties.

       At March 29, 1996, the Company had 2,129 holders of record of its Common Shares.

                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company at December 31, 1995. This table should be read in conjunction with the Company's consolidated financial statements and the related notes thereto included elsewhere in this Prospectus. The following table reflects Canadian dollar amounts included in the Company's consolidated financial statements.


                                                                 DECEMBER 31, 1995(CDN$)
                                                   ---------------------------------------------------
                                                                     AS ADJUSTED FOR
                                                                           THE
                                                                      CONSOLIDATION AND    AS ADJUSTED
                                                        ACTUAL      THE DOMESTICATION    FOR THE MERGER
                                                   ---------------  -------------------  --------------
Liabilities:
Current notes payable..............................  $  1,878,335         $  1,878,335      $ 1,878,335
Long-term notes payable............................    28,501,043           28,501,043       28,501,043
Long-term accrued interest.........................       179,757              179,757          179,757
                                                     ------------         ------------      -----------
Total liabilities..................................    30,559,135           30,559,135       30,559,135
Minority interest..................................     9,256,203            9,256,203        9,256,203
Stockholders' equity:
Preferred Stock of Xavier Mines Limited, no par
 value, an unlimited number of shares authorized;
 none issued and outstanding; as adjusted for the
 Consolidation, 26 shares issued and outstanding...             0                    0                0

Common Stock of Xavier Mines Limited, no par
 value, an unlimited number of shares authorized;
 59,060,102 shares issued and outstanding..........    79,335,673                    0                0

Preferred Stock of Xavier Corporation, par value
 US$.0001, 10,000,000 shares authorized, none
 issued and outstanding; as adjusted for the
 Consolidation and Domestication, 26 shares
 issued and outstanding............................             0                    0                0

Common Stock of Xavier Corporation, par value
 US$.0001, 100,000,000 shares authorized, 1,000
 and 14,765,026 issued and outstanding before
 and after consolidation, respectively.............             0                2,015                0

Preferred Stock of Xavier Merger Corporation
 (whose name is to change to Xavier
 Corporation), par value US$.0001, 10,000,000
 shares to be authorized, none issued and
 outstanding; as adjusted for the Merger, 26
 shares issued and outstanding.....................             0                    0                0

Common Stock of Xavier Merger Corporation
 (whose name is to change to Xavier
 Corporation), par value US$.0001, 100,000,000
 shares to be authorized, 14,765,026 issued and
 outstanding.......................................             0                    0            2,015

Capital in excess of stated value..................             0           79,333,658       79,333,658
Deficit............................................   (25,387,424)         (25,387,424)     (25,387,424)
                                                     ------------         ------------     ------------
Total stockholder's equity.........................    53,948,249           53,948,249       53,948,249
                                                     ------------         ------------     ------------
Total capitalization...............................  $ 93,763,587         $ 93,763,587     $ 93,763,587
                                                     ============         ============     ============

     The following table reflects a "for convenience" translation of the Canadian dollar amounts included in the above table into U.S. dollars using the exchange rate at December 31, 1995 of CDN$1 to US$0.7329.



                                                                  DECEMBER 31, 1995(US$)
                                                   --------------------------------------------------
                                                                     AS ADJUSTED FOR
                                                                           THE
                                                                    CONSOLIDATION AND    AS ADJUSTED
                                                        ACTUAL      THE DOMESTICATION  FOR THE MERGER
                                                   --------------------------------------------------
Liabilities:
Current notes payable..............................  $  1,376,632       $   1,376,632    $ 1,376,632
Long-term notes payable............................    20,888,414          20,888,414     20,888,414
Long-term accrued interest.........................       131,744             131,744        131,744
                                                     ------------        ------------    -----------

Total liabilities..................................    22,396,790          22,396,790     22,396,790
Minority Interest..................................     6,783,871           6,783,871      6,783,871
Stockholders' equity:
Preferred Stock of Xavier Mines Limited, no par
 value, an unlimited amount of shares authorized,
 none issued; as adjusted for the Consolidation,
 26 shares issued and outstanding..................             0                   0              0

Common Stock of Xavier Mines Limited, no par
 value, an unlimited number of shares authorized;
 59,060,102 shares issued and outstanding..........    58,145,115                   0              0

Preferred Stock of Xavier Corporation, par value
 US$.0001, 10,000,000 shares authorized, none
 issued and outstanding; as adjusted for the
 Consolidation and the Domestication, 26 shares
 issued and outstanding............................             0                   0              0

Common Stock of Xavier Corporation, par value
 US$.0001, 100,000,000 shares authorized, 1,000
 and 14,765,026 issued and outstanding before
 and after consolidation, respectively.............             0               1,477              0

Preferred Stock of Xavier Merger Corporation
 (whose name is to change to Xavier
 Corporation), par value US$.0001, 10,000,000
 shares to be authorized, none issued and
 outstanding; as adjusted for the Merger, 26
 shares issued and outstanding.....................             0                   0              0

Common Stock of Xavier Merger Corporation
 (whose name is to change to Xavier
 Corporation), par value US$.0001, 100,000,000
 shares to be authorized, 14,765,026 issued and
 outstanding.......................................             0                   0          1,477

Capital in excess of stated value..................                        58,143,638     58,143,638
Deficit............................................   (18,606,443)        (18,606,443)   (18,606,443)
                                                     ------------        ------------   ------------
Total stockholder's equity.........................    39,538,672          39,538,672     39,538,672
                                                     ------------        ------------   ------------
Total capitalization...............................  $ 68,719,333        $ 68,719,333   $ 68,719,333
                                                     ============        ============   ============

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The selected historical financial data set forth below for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the Company's historical financial statements. The selected pro forma financial data for the year ended December 31, 1995 have been derived from the Company's pro forma financial statements contained elsewhere in this Prospectus and give effect to the Transactions as if they took place as of January 1, 1995. The pro forma financial data do not necessarily represent what the Company's results of operations would have been if the Transactions had occurred on such date and are not intended to project the Company's results of operations for any period. The selected historical and pro forma financial data presented below should be read in conjunction with the Company's historical and pro forma financial statements included elsewhere in this Prospectus, the notes thereto and the information set forth under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The following table reflects a "for convenience" translation of the Canadian dollar amounts included in the Company's consolidated financial statements into U.S. dollars using the exchange rate at December 31, 1995 of CDN$1 to US$0.7329. The Company's financial information is presented in conformity with Canadian GAAP. These principles differ from US GAAP and such differences could be material. Such differences are described in Note 18 of the Company's consolidated financial statements.

    Originally called Golsil Mines Limited, the Company was formed in 1959 to conduct mining and natural resources operations in Canada. The name was changed to Zahavy Mines Limited in 1971, and then to Xavier Mines Limited in 1992. The Company ceased mining operations in 1991 and conducted no significant business activities until December 1993. As a result, management does not consider period to period comparisons of the Company's historical results to be meaningful, nor does the Company consider such historical results of operations to be representative of future results of operations of the Company.


                                                      YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------
                                                        HISTORICAL
                                      ------------------------------------------------------
                                                                                       PRO
                                                                                      FORMA
                                        1991     1992    1993      1994      1995     1995
                                     -------------------------------------------------------
                                                (IN THOUSANDS OF US$, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:                               $  --   $  --   $   --   $    --   $ 10,718   $10,718
Oil and gas..........................      --      --       --        --      1,282     2,070
                                        -----   -----   ------   -------   --------   -------
Pipeline repair......................      --      --       --        --     12,000    12,788
Total revenue........................   -----   -----   ------   -------   --------   -------

Expenses:
Production taxes and fees............      --      --       --        --      5,860     5,860
Lease operating......................      --      --       --        --      1,220     1,220
Field overhead.......................      --      --       --        95        909       909
Pipeline repair cost of sales........      --      --       --        --      1,149     1,623
General and administrative...........      33      22      176     3,168      4,698     5,666
Interest and loan fees...............      --      --        3     1,263        528       617
Depreciation and amortization........      --      --       --        24      1,953     2,502
Other (income) expense...............     (13)    241       (1)      258       (518)     (526)
                                        -----   -----   ------   -------   --------   -------
Loss before minority interests
and income taxes.....................     (20)   (263)    (178)   (4,808)    (3,799)   (5,084)
Minority interest in net loss
 of consolidated subsidiaries........      --      --       --        64        601       593
Income tax (expense) benefit.........      --      --       --        --       (338)       47
                                        -----   -----   ------   -------   --------   -------
Net loss.............................   $ (20)  $(263)  $ (178)  $(4,744)  $ (3,536)  $(4,444)
                                        =====   =====   ======   =======   ========   =======
Net loss per share...................   $(.03)  $(.46)   $(.14)   $(2.29)     $(.41)    $(.52)
                                        =====   =====   ======   =======   ========   =======
Weighted average number
 of shares outstanding...............     577     577    1,236     2,069      8,581     8,581
                                        =====   =====   ======   =======   ========   =======
BALANCE SHEET DATA:
Assets:
Current assets.......................   $  12   $   1   $  485   $ 1,196   $ 22,052
Oil and gas contract rights..........      --      --       --    10,165     29,520
Investment in and advances to
 oil and gas joint venture...........      --      --       --     8,014     12,031
Intangible assets....................      --      --       --        --      8,164
Other assets.........................     483     242      295       708      9,603
                                        -----   -----   ------   -------   --------
Total assets.........................   $ 495   $ 243   $  780   $20,083   $ 81,370
                                        =====   =====   ======   =======   ========
Liabilities:
Current liabilities..................   $ 250   $ 261   $  165   $19,475   $ 10,763
Share subscriptions received.........      --      --      475        36         --
Long-term notes payable..............      --      --       --        --     20,888
Minority interest in net assets of
 consolidated subsidiaries...........      --      --       --       437      6,784
Other liabilities....................      --      --       --        --      3,396
Shareholders' equity.................     245     (18)     140       135     39,539
                                        -----   -----   ------   -------    -------
Total liabilities and shareholders'
 equity..............................   $ 495   $ 243   $  780   $20,083   $ 81,370
                                        =====   =====   ======   =======   ========


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  OVERVIEW

    The Company is principally engaged in the acquisition and development of natural resources, primarily oil and gas properties, and secondarily provides services to the oil and gas industry. The Company commenced these business activities in December 1993. Originally called Golsil Mines Limited, the Company was formed in 1959 to conduct mining and natural resources operations in Canada. The name was changed to Zahavy Mines Limited in 1971, and then to Xavier Mines Limited in 1992. The Company ceased mining operations in 1991 and conducted no significant business activities until December 1993.

    The Company's current strategy is to develop concessions with oil and gas in place. In the future, however, the Company may review and participate in selected exploration ventures on a limited basis. For example, in the Black Gold Joint Venture (as defined) Xavier has certain rights to evaluate and develop an exploration block in addition to its currently producing fields. The Company is also currently drilling an exploration well in the P&K License Area (as defined below). See "Business--Other Projects--Black Gold Group I Project," "Business--Western Siberia Technical Services Agreements" and "Risk Factors--Risks of Russian Operations."

    The Company's oil and gas interests in the Commonwealth of Independent States ("CIS") are currently owned either through its indirect ownership interest in a joint stock company or pursuant to the terms of technical service agreements ("TSAs") entered into by the Company with Russian production and geology associations that hold hydrocarbon licenses. The Company, through Genesis Eurasia Xavier, LLC ("GEX"), owns a 37.5% interest in a joint stock company (the "Black Gold Joint Venture") with STNG, one of the oldest oil producing entities in Russia, and Stravropolnefteorgsintez ("STNOS"), an investment entity owned by the Stavropol regional government. The Company is the sole provider of financial, technical and administrative resources to the Black Gold Joint Venture, which was formed to enhance production from six producing oil fields (the "Black Gold Fields") in the Stavropol region of southern Russia. See "Business--The Black Gold Joint Venture" and "--Other Projects--Black Gold Group I Project." The Company has also entered into TSAs to develop the Kamennoye East and Kamennoye West license areas and the Potanay and Kartopyinskoye ("P&K") license area, all of which are located in western Siberia. The TSAs grant the Company an economic interest in the production from the underlying license areas at the point of export from the applicable contract area. Under the TSAs, the Company is required to provide financial, technical and managerial resources to develop the designated license areas. See "Business--Western Siberia Technical Service Agreements."

    Xavier, through GEX, follows the full-cost method of accounting for its indirect ownership in oil and gas properties in the Black Gold Joint Venture. Under this method, all direct third-party costs incurred on behalf of the Black Gold Joint Venture, and associated with the acquisition, exploration and development of oil and gas properties are capitalized in one cost center, which is the continental Russian full-cost pool, exclusive of the investments in the TSAs described below. Proceeds from the sale of the Company's interest in the Black Gold reserves are credited to the full-cost pool with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. If capitalized costs, net of amortization and related deferred taxes, exceed the full-cost ceiling, the excess would be charged to expense in the period during which such excess occurs. The full-cost ceiling includes an estimate of the present value of future net revenues attributable to proved reserves, using various assumptions and adjustments for other factors.

    Costs of the Black Gold Joint Venture oil and gas properties will be amortized by the unit-of-production ("UOP") method based on periodic estimates of total proved reserves. Proved reserves for the Black Gold

  Joint Venture were estimated by the Company's independent petroleum engineer as of December 31, 1995. The Company anticipates that it will become the operator of the Black Gold Joint Venture during the second quarter of 1996. No oil and gas production has been recorded for Xavier's account from the Black Gold Joint Venture to date. See "Risk Factors--Risks of Russian Operations--Absence of Legal Framework Governing Oil and Gas Operations."

    The Company's interests under the TSAs are based on the economic realization of the hydrocarbons produced rather than ownership of mineral interests, infrastructure or wells. The Company capitalizes all acquisition and development costs incurred under the TSAs using modified full-cost accounting. Capitalized TSA costs are amortized based on units-of-production-sold (rather than the UOP method). Units-of-production-sold relates to production from the TSA license area that has been sold and credited to the Company under the terms of the TSA. The East Kamennoye and P&K TSA amortization rates were developed from the proved reserve reports that were estimated and prepared by the Company's independent petroleum engineer as of December 31, 1995. The same accounting procedure used for the Kamennoye East and P&K license areas will be followed for the Kamennoye West license area where the Company's first well was spud on January 26, 1996 by Vector Development Ltd. ("Vector"). See "Business--The Western Siberia Technical Services Agreement--Description of East and West Kamennoye License Areas--Development Plans."

    A deferred foreign income tax accrual has been recorded for TSA revenue less amortization of advances and other expenses related to the Russian branch.
  The Company will be subject to current Russian tax when the revenue credited under the terms of a TSA exceeds the advances made by the Company.

    The timing of Xavier's revenue stream from TSA operations is currently unpredictable. The production from each TSA license area is accounted for at the lease level, verified by the state-owned pipeline monopoly and then transported, together with crude from dozens of fields input by a myriad of producers along the pipeline system, over 3,000 kilometers to export points on the Black Sea and in Central Europe. Sales dedication at export points is controlled by numerous regulations issued by the Ministry of Fuel and Energy, by the pumping schedules set by Transneft, the state transport organization, and by the accumulation of loads (crude oil) by brokers. Due to this situation, the Company cannot book a sales or account receivable value at the time of production as it cannot predict the spot price on the date of a future dedication (sale) nor does it know when the dedication will occur. For example, the first production attributable to the Company under the Kamennoye East TSA (as defined under the heading "Business--Western Siberia Technical Services Agreements") occurred on September 16, 1994; while the first sale (dedication) of such production occurred on March 7, 1995.

    From first production on September 16, 1994 through December 31, 1995, Kamennoye East production averaged 1,040 Bbls per day ("BOPD"). Since June 5, 1995, the date the Company entered into the P&K TSA, through December 31, 1995, P&K production averaged an estimated 2,076 BOPD. A total of 924,771 Bbls have been produced from September 16, 1994 through December 31, 1995 from the Kamennoye East and P&K License Areas.

    Management expects to record significantly more revenue as new wells are drilled and completed in the TSA license areas, and as old wells are worked-over in the Black Gold Fields. In addition to the timing of the dedication process and to the pace of drilling and completion and work-overs, the Company's revenue stream is impacted by well flow rates, spot prices for crude oil, Russian energy and tax legislation and other economic and political factors. Xavier's revenue is also affected by the availability of capital (to perform drilling and work-over operations) and seasonal, weather-related restrictions on drilling in Western Siberia.

  RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, information regarding TSA average daily oil production, oil production sold, average TSA revenue receipts per Bbl sold and amortization and expenses attributable to such production. No depreciation, depletion or amortization was recorded on the Company's investment in the Black Gold Joint Venture since the venture has not achieved production in excess of designated baseline levels.

                                              Year Ended December 31,
                                              -----------------------
                                                1994        1995
                                              --------  -------------
PRODUCTION DATA:
TSA Average daily oil production (Bbls)(1)..       945          2,122
TSA Oil production sold (Bbls)..............        --        707,857
Average TSA sales price per Bbl sold........        --      CDN$20.66
Operating costs and expenses per Bbl sold:
   Production costs.........................        --      CDN$13.65
   Amortization.............................                 CDN$2.64
                                                              -------
   Total....................................                CDN$16.29
                                                              =======

- -------------
(1) For the period from September 16, 1994, the initial date of production, to December 31, 1994.

  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

       Xavier's current management team assumed operations in December 1993 and the Company entered into its first TSA in the same month. The Company had been essentially inactive since the early 1990s. Consequently, management believes that comparative results of operations for 1993 and 1994 are not meaningful.

       TSA - Revenue. Total revenue for the year ended December 31, 1995 increased to CDN$14,623,675 (US$10,717,691) from $0 in the same period in 1994. The Company's first revenue from its TSA concessions was recorded in 1995. The TSA revenue was generated from 707,857 units-of-production-sold (or 360,529 and 347,328 Bbls from the Kamennoye East and P&K license areas, respectively) at an average price of CDN$20.66 (US$15.14) per Bbl.

       Pipeline Repair Revenue. Total pipeline repair revenue for the year ended December 31, 1995 increased to CDN$1,749,059 (US$1,281,885) from $0 in the same period in 1994. This is a result of the Company's acquisition of the Bandera Group in July 1995. See "Business--Bandera Engineering."

       Production Taxes and Fees. Production taxes and fees associated with initial TSA revenue described above for the year ended December 31, 1995 amounted to CDN$7,995,537 (US$5,859,929) or CDN$11.30 (US$8.28) per Bbl.

       Field Operations Expense. Field operations expense for the year ended December 31, 1995 increased by CDN$1,109,398 (US$813,078) to CDN$1,239,639
  (US$908,531) from CDN$130,241 (US$95,454) for the same period in 1994. The increase was the result of expanding activity in the Black Gold Joint Venture, Kamennoye East and Kamennoye West License Areas and the P&K License Area.

       General and Administrative. General and administrative expenses for the year ended December 31, 1995 increased by CDN$2,086,709 (US$1,529,349) to CDN$6,409,117 (US$4,697,242) from

  CDN$4,322,408 (US$3,167,893) for the same period in 1994. The increase was the result of expanding activity in the Black Gold Joint Venture and Kamennoye East license area, expenses associated with the Company's new TSA concessions (Kamennoye West and P&K), additional business expenses associated with marketing and capital formation efforts, expenses associated with Commission registration statements and the inclusion of Bandera's general and administrative costs which include one-time expenditures associated with the start-up of its pipeline repair business.

       General and administrative expenses increased by CDN$4,086,246 (US$2,944,810) to CDN$4,322,408 (US$3,167,893) in 1994, from CDN$236,162
  (US$173,083) in 1993. The increase was the result of new employees hired to manage and operate the business, business travel and related expenses, consultants and professional services for internal and external accounting, engineering, legal and management services and maintenance of a domestic corporate office, a foreign corporate office and two foreign field offices.

       Interest and Loan Fees. Interest and loan fees for the year ended December 31, 1995 decreased by CDN$1,002,151 (US$734,477) to CDN$720,538
  (US$528,082), from CDN$1,722,689 (US$1,262,559) for the same period in 1994.
  The decrease in interest expense and loan fees was the result of lower debt levels and a relatively lower average cost of capital for investment in projects in Russia.

       Interest and loan fees increased by CDN$1,717,473 (US$1,258,736) to CDN$1,722,689 (US$1,262,559) in 1994, from CDN$5,216 (US$3,823) in 1993. The increase was caused by short-term borrowings the Company made to help fund a capital contribution required under the Kamennoye East TSA, to purchase an interest in the Black Gold Joint Venture and to provide working capital to fund on-going operations. Because Xavier is in its start-up phase, operating in a risk-oriented industry with most of its assets and all of its operations located in a country with a relatively high-risk investment climate, the Company was precluded from standard collateralized borrowing. Xavier was required to offer a significantly higher rate of return on investment to secure capital from investors. In addition, the Company had to offer equity inducements, in the form of stock and/or warrants, to investors.

       Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1995 increased by CDN$2,632,776 (US$1,929,561) to CDN$2,665,277 (US$1,953,381), from CDN$32,501 (US$23,820) for the same period in 1994. The increase resulted from initial amortization relating to TSA sales, amortization of the intangible assets obtained in the Bandera purchase, and to a higher charge to depreciation for equipment obtained in the Bandera purchase and for new corporate assets that were purchased as the Company's business activity expanded. There were 707,857 units-of-production-sold during the year ended December 31, 1995. The TSA full-cost pool consists of direct development costs and allocations of infrastructure and pipeline costs. The TSA cost-pool subject to amortization totaled CDN$5,215,933 (US$3,813,861) at December 31, 1995.

       Depreciation expense increased to CDN$32,501 (US$23,820) in 1994, from $0 in 1993. The increase reflects a higher charge for corporate assets (such as furniture, fixtures and equipment) that were purchased as business activity expanded. No depreciation was recorded in 1993. All costs and cash advances related to the TSAs are capitalized and amortized based on the units-of-production-sold method. Since no production was sold in 1994, no capitalized expenses in the Russian TSA cost-pool were amortized. A total of CDN$32,501 (US$23,820) was charged to depreciation and amortization for the year ended December 31, 1994.

       Other (Income) and Expense. Other income and expense for the year ended December 31, 1995 increased by CDN$1,058,762 (US$775,967) to income of CDN$706,645 (US$517,900), from expense of CDN$352,117 (US$258,067) for the same period in 1994. The increase reflects interest income from loans the Company made to Bandera prior to the closing date of the purchase transaction, interest due from the Convertible Note due from ANG, interest income from a promissory note due from Kachina Capital

  Corporation ("KCC"), interest income from loans made to certain entities to fund the Company's sulfur processing and trading plans (see "Business--Other Projects--Gazprom Joint Venture"), income from the temporary investment of surplus cash from an equity offering, a gain on the sale of Oxford Capital Corp. stock and interest on loans made by the Company to Genesis Eurasia Corporation ("GEC"), the U.S. carried interest owner in the Black Gold Joint Venture. See "--Liquidity and Capital Resources" and "Business--The Black Gold Joint Venture," "--Bandera Engineering" and "--KMNGG Transactions."

       Other expense was CDN$352,117 (US$258,067) in 1994 as compared with other income of CDN$1,648 (US$1,208) in 1993. The increase in expense principally reflects the write-off of CDN$325,000 (US$238,193) of a mining lease associated with past mineral extraction operations and a currency translation loss of CDN$31,912 (US$23,388).

       Income Taxes. Deferred income taxes increased CDN$461,383 (US$338,147) for the year ended December 31, 1995, from $0 for the same period in 1994. Deferred income taxes arise primarily from timing differences between the book and tax basis of Bandera's intangible assets and from the Russian treatment of the Company's advances under the TSAs. For Russian tax purposes, the advances are considered loans, and revenues from TSAs are considered repayment of such loans. The Russian tax liability is thus deferred until the advances are repaid. For Canadian GAAP reporting, the Company computed its deferred foreign tax liability by applying the Russian income tax rate (35%) to book pretax income generated from Russian operations. Book pretax income generated from Russian operations is comprised of TSA revenue less oil and gas operations expense, amortization and administrative expenses. The Company cannot predict when any deferred Russian income tax will reverse.

       Net Income (Loss). The Company had a net loss of CDN$4,824,732 (US$3,536,046) for the year ended December 31, 1995, as compared to a net a loss of CDN$6,472,780 (US$4,743,902) for the 1994 period. Net loss for the 1995 period was the result of the Company's receipt of its first TSA revenue and interest income, reduced by general and administrative expense, oil and gas operations expense, interest expense and loan fees, new TSA amortization expense and operating losses of CDN$1,718,462 (US$1,259,461) associated with Bandera's start up of the Miller Pipeline repair business. See "Business-- Bandera Engineering."

       The Company incurred a net loss of CDN$6,472,780 (US$4,743,902) for 1994, as compared with a net loss of CDN$239,730 (US$175,698) in 1993. The loss was primarily the result of a combination of higher general and administrative expense, increased oil and gas operations expense, higher interest expense, a currency translation loss and the write-off of a mining lease.

  LIQUIDITY AND CAPITAL RESOURCES

       Since entering the oil and gas business in December 1993, the Company has met its cash requirements primarily with the net proceeds from private placements of equity securities, short-term borrowings and, commencing in the first quarter of 1995, TSA revenues. From December 1993 through December 1994, the Company received net proceeds of CDN$6,247,567 (US$4,580,236) from five private equity placements and had short-term borrowings of CDN$15,591,136 (US$11,410,271). As a result of two private placements in 1995, the Company received net cash proceeds of US$29,719,074 (CDN$40,710,469) from the sale of equity securities and US$500,000 (CDN$682,221) from the issuance of convertible short-term debt. During the year ended December 31, 1995, the Company also recorded gross TSA revenues of CDN$14,623,675 (US$10,717,691).

       Since December 1993, the Company's cash requirements have related primarily to the costs associated with the acquisition and development of oil concessions, repayment of principal of and interest on short-term borrowings and funding the Company's operating and overhead expenses. During 1994, the Company (i) made capital contributions of US$11,000,000 (CDN$15,035,539) (of which US$1,000,000

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

  (CDN$1,402,918) was refunded in January, 1995) under the Kamennoye East TSA,
  (ii) acquired a 37.5% interest in the Black Gold Joint Venture for cash payments totaling US$2,000,000 (CDN$2,733,734) and an agreement to issue preferred stock of a subsidiary exchangeable for 2,700,002 Common Shares and
  (iii) repaid CDN$523,565 (US$386,836) of short-term debt.

       During the year ended December 31, 1995, the Company (i) made capital contributions of US$9,000,000 (CDN$12,383,049) in cash and US$1,882,508
  (CDN$2,578,425) through the reinvestment of TSA gross sales revenues less associated production taxes, fees and lease operating expenses to meet its obligations under the P&K TSA, (ii) paid US$3,520,000 (CDN$4,821,257) to Permian Producers, Inc. ("PPI") under purchase orders for oil field equipment to be used in the Black Gold Fields and the Kamennoye East and Kamennoye West license areas, (iii) repaid CDN$3,676,724 (US$2,690,751) of short-term debt,
  (iv) in May and June delivered US$1,000,000 (CDN$1,364,443) as a compensating balance to a lender for the availability of an unsecured US$12,000,000 (CDN$16,373,312) line of credit (the "Line of Credit"), (v) advanced US$748,322 (CDN$1,021,042) in connection with a proposed joint venture with Gazprom (see "Business--Other Projects--Gazprom Joint Venture"), (vi) converted, in connection with the Company's 1995 private placement of units (Common Shares and warrants), US$8,737,822 (CDN$11,943,392) aggregate principal and interest amount of short-term debt into Common Shares (US$8,000,000 (CDN$10,934,937) at a conversion price of CDN$1.35 per share and the balance at a conversion price of CDN$1.10 per share), (vii) made a US$2.5 million (CDN$3.4 million) pre-payment under a drilling contract with Vector with respect to certain wells to be drilled in the West Kamennoye license area and (viii) reinvested TSA gross sales revenues less associated production taxes, fees and lease operating expenses of US$1,740,942 (CDN$2,384,525) to meet its obligations under the Kamennoye East TSA. Most of the short-term debt converted into Common Shares had been advanced to the Company in December 1994 to enable the Company to meet its US$8,000,000 (CDN$10,934,937) capital requirement under the Kamennoye East TSA for 1994.

       Also in 1995, the Company issued an unsecured promissory note in the principal amount of Swedish Kroner ("SEK") 140 million (US$20,780,763 and CDN$28,354,159) (the "Carnegie Note") to D. Carnegie AB ("Carnegie") for which it received net proceeds of SEK 134,400,000 (US$19,949,532 and CDN$27,219,992). The Carnegie Note accrues interest at the rate of 12% per annum (effectively 26% per annum taking into account the issuance of Russ Oil Warrants (as defined) and loan fees) and all outstanding principal and accrued interest is due and payable on December 12, 1997. Under the terms of the Carnegie Note, the Company may not, without Carnegie's consent, dispose of all or substantially all of its fixed assets, significantly change the character of the Company's operations or change in any significant respect any of its accounting principles, except as may be approved by the Company's accountants. In addition, the Company may not grant security in connection with any other loan unless the Carnegie Note is equally and ratably secured.

       In return for the assistance of Morgan Grenfell International Funds, Ltd. ("MGIF") in facilitating the issuance of the Carnegie Note, the Company issued Russ Oil & Technology, S.A. ("Russ Oil," an affiliate of MGIF) warrants (the "Russ Oil Warrants") to purchase up to 15,461,675 Common Shares at an exercise price of SEK 9.15 per share and expiring on November 28, 1997. If the Russ Oil Warrants are held to be unenforceable, the Company will be required to repay all borrowings under the Carnegie Note immediately.

       In December 1995, the Company loaned US$19,949,532 (CDN$27,219,992) of the net proceeds from the Carnegie Note to Aitorneftegas ("ANG"), a closed joint stock company established under the laws of the Russian Federation and a wholly-owned subsidiary of PETECO. Such loan is evidenced by a convertible promissory note bearing interest at the rate of 12% per annum and is due on or before June 4, 1996 (the "Convertible Note"). All outstanding principal and interest under the Convertible Note is convertible, at the option of the holder, into shares of common stock of Khantymansiyskneftegazgeologiya, a Russian open joint stock company ("KMNGG"), at a conversion price of US$259.14 per share. If the outstanding principal of the Convertible Note is converted in full into shares of KMNGG common stock, and assuming no other issuances of such stock, the Company would own approximately a 25% interest in KMNGG. Twenty-five percent of the value of the risk-adjusted project reserves for the Kamennoye East License Area, as estimated on January 1, 1995 by the Company's independent petroleum engineer, exceeds the carrying amount of the Convertible Note and accrued interest booked on the Company's consolidated financial statements at December 31, 1995. The Kamennoye East License Area is one of 23 license areas owned by KMNGG. Considering the potential value of KMNGG assets, Management does not believe any valuation allowance for the loan is necessary. See "Business--KMNGG" for additional information concerning KMNGG. See "Risk Factors--Risks Related to the Company--KMNGG Transactions," "Certain Transactions--KMNGG Transactions" and "Description of Xavier-Delaware Securities--Warrants, Options and Convertible Securities."

       The Company has purchased or agreed to purchase various equipment from PPI to be used in connection with the field development programs in the Black Gold Fields and Kamennoye East and West license areas. This equipment includes a fracing and stimulation package, two workover rigs and related equipment and the East Kamennoye and West Kamennoye drilling packages. The aggregate consideration to be paid to PPI for this equipment includes US$5,898,067 (CDN$8,078,437) to be paid in cash and US$1,269,863
  (CDN$1,739,300) to be paid through the issuance, pending ASX approval, of Common Shares at a price equal to 90% of the average closing price of the Common Shares during the 20 trading days prior to issuance and the issuance of warrants, expiring on January 31, 1998, to purchase the same number of Common Shares as are to be issued pursuant to the immediately preceding clause at a price of CDN$2.20 per share. At April 15, 1996, US$4,020,000 (CDN$5,506,100)
  has been paid in cash in connection with this transaction.

       During the second quarter of 1995, the Company also loaned an aggregate of US$5,100,000 (CDN$6,985,344) to Bandera, a company engaged in oil and gas project management and construction and, more recently, in the pipeline repair business using high density polyethylene liner technology. In July 1995, Xavier acquired a 54.5% interest in Bandera in exchange for the cancellation of such principal amount of indebtedness. In addition, Xavier is entitled to receive 50% of the first US$16,000,000 (CDN$21,831,082) in profits derived by BEI from contracts directed to BEI by the Company, most of which are expected to be generated from Xavier's relationships in the oil and gas industry in the CIS. Thereafter, the Company is entitled to receive an amount equal to 10% of the cost of materials incurred by BEI under such contracts. From May through July 1995, the Company also invested US$443,515 (CDN$607,472) in a corporation in anticipation of the merger of Bandera into that corporation. The Company subsequently decided to abandon the merger and sold its interest in the proposed merger company to Kachina Capital Corporation ("KCC") for an unsecured promissory note in the principal amount of US$600,000 (CDN$818,666), bearing interest at a rate of 10% per annum and due on May 20, 1996. The Company is involved in certain litigation with respect to Bandera. See "Business--Litigation."

       The Company's principal future capital commitments arise under the Kamennoye East and Kamennoye West TSAs. Each of these TSAs has contractual requirements that obligate the Company to contribute a minimum amount of funds per year for a specified number of years unless, in the case of the Kamennoye East TSA, the Company determines that development of the license area becomes uneconomic. Under the Kamennoye West TSA, the Company agreed to make aggregate capital contributions of US$75,000,000 (CDN$102,333,197) payable over a five-year period ending in 2000 at the rate of US$15,000,000 (CDN$20,466,639) per year. The Kamennoye East TSA requires aggregate capital contributions of US$40,000,000 (CDN$54,577,705) payable over a four year period. Such funds may be supplied to the development of either the Kamennoye East or P&K fields. The Company is obligated to fund 90% of such amount at the rate of US$9,000,000 (CDN$12,279,984) per year in each of 1994, 1995, 1996 and 1997. The Company and PETECO have also verbally agreed to reinvest the first US$8,000,000 (CDN$10,934,937) of TSA net revenue under each of the Kamennoye East TSA and the P&K TSA in the development of the applicable license area with such reinvestment to be applied to the Company's contractual commitments under the Kamennoye East TSA. The Company's initial US$8,000,000 (CDN$10,934,937) capital contribution under the P&K TSA has already been funded as discussed above. Annual field development expenditures or capital contributions in excess of the annual minimum requirements specified in the Kamennoye East and Kamennoye West TSAs may be carried forward and applied against the following year's contractual capital spending requirements. In January 1996, the Company received US$2.0 million from PETECO which, in effect, increased the Company's remaining contractual investment requirement to US$15.4 million.

       The Company has prepared field development plans for the Black Gold Fields and the Kamennoye East, Kamennoye West and P&K license areas. Through the year ending December 31, 1996, Xavier anticipates working-over ten wells and fracing five wells in the Black Gold Fields with aggregate estimated expenses of US$22,011,000 (CDN$30,033,000), drilling and completing one Cretaceous well and working-over seven wells and constructing related pipelines, roads and facilities in the Kamennoye East license area with aggregate estimated expenses of US$3,579,000 (CDN$4,883,000) (Xavier would pay 90%, or US$3,221,000 (CDN$4,395,000)), drilling and completing 30 Cretaceous wells in the Kamennoye West license area with aggregate estimated expenses of US$15,982,000 (CDN$21,807,000) and drilling and completing six Jurassic wells and working-over six Jurassic wells in the P&K License Area with estimated expenses of US$10,021,000 (CDN$13,673,000) (Xavier would pay 90%, or US$9,019,000 (CDN$12,306,000)). The total aggregate estimated expense of the development program through December, 1996 is US$51,593,000 (CDN$70,396,000). The Company's share of estimated capital expenses totals US$50,233,000 (CDN$68,540,000).

       The Company has rescheduled payment of the principal and interest outstanding under a promissory note due December 31, 1995 aggregating US$257,000 (CDN$350,662) to April 30, 1996. The Company also extended the conversion terms of a convertible note in the amount of US$500,000 (CDN$682,221) due December 31, 1995 to April 15, 1996. This convertible note was subsequently converted to equity in the second quarter of 1996. In the first quarter of 1996, the Company also made a payment of US$147,000 (CDN$200,573) in connection with the Gazprom joint venture (which payment was made in the fourth quarter of 1995 by the Company's 54.5%-owned subsidiary, Bandera, and which Xavier repaid to Bandera in the first quarter of 1996). To date, the Company's aggregate investment in the Gazprom joint venture totals US$902,435 (CDN$1,231,321). In addition to its capital requirements in connection with the proposed field development plans and its debt obligation described above, the Company, in association with the formation of GEX, entered into a credit agreement with GEC. The agreement requires the Company to advance a maximum of US$40,000 (CDN$54,578) per month to GEC through April 1, 1997. The advances bear interest at 12%, are payable in monthly amounts, including interest, and are collateralized by GEC's interest in GEX. The advances mature no later than April 1, 2000, at which time all unpaid advances and accrued interest are due. At December 31, 1995, the Company had advances of US$830,000 (CDN$1,132,487) and accrued interest of US$84,845 (CDN$115,766)
  due from GEC.

       The Company has an immediate need for cash to meet its currently due obligations. At December 31, 1995, the Company had US$25,435 (CDN$34,705) of unrestricted cash on hand. Of the available cash on hand, US$8,847 (CDN$12,071) was attributable to Bandera, the Company's 54.5% subsidiary, and, as such, was unavailable to the Company. Bandera's future cash position will be determined by its success in winning all or a portion of US$10,400,000 (CDN$14,190,000) in bids outstanding and the profit margins realized on the US$1,370,000 (CDN$1,869,000) backlog of contracts at March 22, 1996. Bandera began factoring some of its accounts receivable in January 1996 to raise cash. In January 1996, Xavier received US$2,000,000 (CDN$2,728,885) from PETECO. In March 1996, the Company received net proceeds of US$965,300 (CDN$1,317,096) from the sale of equity via a private placement.

       The Company believes that cash flow from operations will be insufficient to meet its 1996 capital needs by approximately US$26,540,000 (CDN$36,212,000). The Company intends to seek such additional required capital primarily through a combination of funding sources that may include offerings of equity and debt securities, including possible public offerings in the United States and internationally which the Company believes will be facilitated by its domestication in the United States. In furtherance of this need, the Company has entered into discussions with certain entities concerning the private placement in Europe of up to US$100 million in bonds and warrants to purchase up to 45 million Common Shares. Xavier has no definitive agreement with respect to the issue of such private placement and there can be no assurances that such an agreement will be concluded. In connection with any such offerings, pursuant to a verbal agreement with KCC, the Company has agreed to pay KCC an amount in cash equal to 2% of all amounts raised in public or private offerings of debt or equity. This fee is to be paid regardless of whether KCC participated in the offerings and is in addition to any other fees and expenses the Company may incur in connection with such offerings. Fees associated with debt placements are amortized to the income statement over the term of the loan while fees associated with equity offerings are netted against the proceeds of the offering. Through December 31, 1995, the Company had paid KCC approximately US$526,000 (CDN$718,000) since the inception of the agreement, and, as of December 31, 1995, owed KCC approximately US$463,000 (CDN$632,000) in connection with certain European offerings. The Company intends to off-set the remaining liability against the note receivable from KCC.

       The Company may also seek to finance a portion of its capital needs with borrowings under the Line of Credit. The Line of Credit provides for a maximum borrowing of US$12,000,000 (CDN$16,373,312), bears interest at LIBOR plus 2% compounded daily, is unsecured and has a term of one year from the first drawdown. The Line of Credit requires the Company to maintain a compensating balance of US$1,000,000 (CDN$1,364,443), which has been paid, and pay an annual commitment fee of US$100,000 (CDN$136,444) to maintain the Line of Credit and a US$60,000 (CDN$81,667) administration fee. On the initial drawdown under the Line of Credit, the Company is required to issue the lending institution 1,500,000 Common Shares and 500,000 Common Share purchase warrants exercisable at CDN$2.00 per warrant and expiring in May 1997. Borrowings under the Line of Credit are subject to the lender's due diligence and to the presentation of all appropriate documentation by the Company. The Company paid the compensating balance in May and June 1995. As of the date of this Prospectus, the lender had not yet completed its due diligence and no draws had been made by the Company under the Line of Credit.

       In addition, following the Company's domestication in the United States, the Company will be in a better position to seek capital and/or loan guarantees from U.S. and foreign governmental and quasi-governmental agencies in connection with its Russian projects. The Company may also seek an industry partner looking for an entrance into the Russian oil and gas arena or could sell an interest in one or more of its concessions to a third party. There can be no assurance, however, that the Company will be successful in obtaining the funds required to meet its capital needs on a timely basis or, if it is successful, that the terms on which such funds are obtained will be advantageous to the Company. If the Company is unable to obtain sufficient capital in a timely manner, either as described above or otherwise, it would be forced to delay the development of the properties and/or seek to renegotiate its obligations under the TSAs, either of which could have a material adverse effect on the financial condition and results of operations of the Company. There can be no assurance that the Company would be able to renegotiate its obligations under the TSAs if required to do so. See the financial statements included in this Prospectus which contain comments by the Company's auditors for U.S. investors regarding a Canada-U.S. reporting conflict for a further description of these matters and "Risk Factors--Risks Relating to the Company."

       The Company has entered into Interest Purchase Agreements, effective November 3, 1993, with each of Mr. Dittmar and Mr. Bowman pursuant to which the Company acquired its initial rights in and to certain of its properties. The Interest Purchase Agreements, among other things, grant to each of Mr. Dittmar and Mr. Bowman a non-assignable royalty of 1.0% of all earnings before interest, taxes, depreciation and amortization in and from all properties and/or projects identified and/or introduced to Xavier, with certain limited exceptions. Messrs. Dittmar and Bowman have the right to collateralize their respective royalty interests against the properties subject thereto. See "Certain Transactions--Interest Purchase Agreements."

  RECENT ACCOUNTING PRONOUNCEMENTS

       In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for long lived Assets to be disposed of" ("SFAS 121"). SFAS 121 requires that assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets in question may not be recoverable. An asset to be disposed of would be reported at the lower of the carrying amount or fair value less the cost to sell the asset. The statement is effective for years beginning after December 15, 1995.
  Management believes that

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

  the effect on the Company's financial position and results of operations of implementing SFAS 121 will be insignificant.

       In October 1995, the Financial Accounting Standards Board issued Statement No 123, "Accounting for Stock Based Compensation" ("SFAS 123").
  SFAS 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continuing to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in 1996 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

                                    BUSINESS


  GENERAL

       Xavier is principally engaged in the acquisition and development of natural resources, primarily oil and gas properties, and secondarily provides services to the oil and gas industry.

       The Company commenced its oil and gas operations in December 1993. Prior to that time, the Company had been essentially inactive since 1991. The Company, through GEX, its indirect 75% owned subsidiary, has a 37.5% interest in the Black Gold Joint Venture with STNG, one of the oldest oil producing entities in Russia. See "--The Black Gold Joint Venture--the GEX Documents." GEX was formed to develop six producing oil fields in the Stavropol region of Southern Russia. In addition, the Company has entered into TSAs with respect to three other projects. These TSAs have been entered into with Khantymansiyskneftegazgeologiya ("KMNGG"), a Russian open joint stock company engaged in hydrocarbon producing operations, Petroleum Technology Company ("PETECO"), a Russian closed joint stock company engaged in crude oil trading and transportation, Kond Petroleum ("KOND"), a Russian open joint stock company engaged in hydrocarbon producing operations, and M.R. International Enterprises, Inc. ("MRI"), a New York corporation. These TSAs will allow the Company to participate in oil production from the Kamennoye and P&K oil fields in Western Siberia. The Company has also entered into a Protocol of Agreement, through GEX, relating to the Group I Project, a joint venture to develop 12 additional producing oil fields in the Stavropol region. In addition, the Company has entered into negotiations or preliminary agreements with respect to certain projects in the timber, mining and sulfur industries in the CIS. There can be no assurance, however, that any of these projects will be undertaken by the Company or, if one or more is undertaken, that they will be on the terms described herein. For segment reporting data with respect to the Company's business, see Note 16 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

  STRATEGY

       The Company believes the emerging developments in the CIS present a significant opportunity for foreign investment in the oil and gas industry in the CIS. See Appendix A. By providing financing and technological and administrative services to entities which control interests in selected oil and gas properties, the Company believes it can secure access to substantial oil and gas fields within a framework of acceptable geological risk. However, there are currently substantial other risks associated with doing business in Russia and the other republics of the CIS. These risks include uncertainty in the legal systems, currency restrictions, political instability and exposure to changes in laws relating to foreign investment, trade, export and taxes.
  As a result, many major firms and financial institutions prefer to invest in traditional oil-producing countries with relatively more stable legal, political and economic environments. However, management believes that companies which are prepared to accept and manage the risks associated with doing business in Russia and the other republics of the CIS may realize a higher return on investment than would be available in more stable circumstances. See "Risk Factors--Risks of Russian Operations."

       Management also believes that the experience the Company continues to gain and the relationships it develops through its oil and gas operations in the CIS continue to generate other opportunities in those regions in related industries. For example, the Company has engaged in preliminary discussions and/or entered into agreements concerning opportunities in the timber, mining and sulfur industries in the CIS. As currently contemplated, the Company's involvement in such ventures would be with Western industry partners which would share the economic risk and provide the industry expertise. See "-- Other Projects."

  THE BLACK GOLD JOINT VENTURE

       GENERAL. The Black Gold Joint Venture was formed as a closed joint stock company under Russian law on September 16, 1992 pursuant to an agreement (the "Enterprise Agreement") between Genesis Eurasia Corporation ("GEC") and STNG, each a 50% shareholder. STNG is one of the oldest oil producing entities in Russia and possesses technology, equipment and labor resources for the exploration, production, transportation and refinement of oil and gas. GEC is a Delaware corporation engaged in the financing, exploration and production of crude oil and natural gas in the United States and abroad. GEC subsequently assigned its interest in the Black Gold Joint Venture to GEX, a Delaware limited liability company owned 50% by the Company, 25% by Xavier BG, Inc. ("XBG") (whose common stock is wholly-owned by the Company, and whose exchangeable preferred stock is wholly-owned by GEC), and 25% by GEC. STNG subsequently assigned a 20% interest in the Black Gold Joint Venture to STNOS. Rosneft, a state enterprise of the Russian federal government, retained a 38% interest in STNG after STNG's privatization, giving Rosneft an indirect 11% interest in the Black Gold Joint Venture.

       The purpose of the Black Gold Joint Venture is to enhance the production of oil and other petroleum products from six existing oil fields in the Stavropol region of the CIS and to further explore for oil in that region.
  The Stavropol region lies between the Caspian and Black Seas and north of the Caucasus Mountains. The Black Gold Joint Venture has an interest in the Achikulak, Podsolnechnoye, Belozerskoye, Neftekumsk, Urozhainenskoye and Vladimirskoye fields (the "Black Gold Fields"). The Black Gold Fields are located near the town of Neftekumsk and cover approximately 750 square kilometers (185,329 acres). There were 197 wells capable of production within the six fields of which 42 wells were producing on December 31, 1995. The number of producing wells in the Black Gold Fields has dropped from 72 at September 30, 1995, due to STNG's inability to provide gas injection to Achikulak field because of leaking pipelines resulting in the non operation of gas lift wells. Average gross daily oil production from the Black Gold Fields for 1995 was 1,605 BOPD. The resulting 1995 total oil production from the Black Gold Fields was 585 MBbls. Subsequent to 1995, daily production for the first two months of 1996 averaged approximately 1,397 BOPD. The Company only shares in profits from production from the Black Gold Fields in excess of designated "baseline" levels. As of the date of this Prospectus, the Black Gold Joint Venture has not achieved production in excess of these levels and no production has been recorded for the Company's account.

       In late November and early December 1995, the DSGC completed a review of the operations and production history of the Black Gold Joint Venture. The review committee determined, among other things, that (i) STNG has continued to operate the Black Gold Joint Venture for more than one year after the grant of such license notwithstanding the fact that the license agreements do not specifically provide for such a prolonged transition period and (ii) STNG has improperly allocated payments for oil production among the districts where oil production is conducted. The DSGC instituted a deadline (which has been verbally waived) of the first quarter of 1996 with respect to curing such violations. In a letter to Black Gold dated January 26, 1996, the DSGC advised that a petition has been filed with Roskomnedra to revoke the licenses to the Black Gold Fields and, in the event of the loss of the subject licenses, a bidding process would be held to reissue the licenses.

       Management believes that the Company and STNG can cure these violations. However, there can be no assurance that such cures will take place in a timely manner, if at all. If such violations are not cured, the Black Gold Joint Venture could be subjected to administrative action or the Joint Venture's licenses could be revoked. The Company could lose its entire investment in the Black Gold Joint Venture should the licenses be permanently revoked. See "Risk Factors--Risks of Russian Operations--Proceedings Related to the Black Gold Joint Venture."

       THE BLACK GOLD FIELDS. Set forth below is certain information concerning the Black Gold Fields.

       Achikulak. The Achikulak field was discovered in 1970. It is the largest and most prolific oil producer of the Black Gold Fields, representing approximately 75% of the historical oil production from such fields. As of December 31, 1995, there were 84 wells capable of production in this field, of which 25 were actually producing. Early developmental drilling was focused on the Upper Cretaceous Maastrichtian limestone (approximately 8,500 feet). Development drilling to the deeper (approximately 9,000 feet) Lower Cretaceous Albian sandstone did not start until the early 1980's. There have been 38 wells completed in the deeper Albian reservoir and three recompletions to the shallow Khadum reservoir. The field is a simple anticlinal structure with an areal extent currently estimated at approximately 9,000 acres.

       Only four of the Black Gold Fields are currently producing and approximately 54% of current production comes from Achikulak Field. Analysis of the Albian sand, one of three currently producing intervals in the Achikulak field, indicates that the reservoir contains alternating high and low permeabilities with abnormally large amounts of the mineral chlorite. Xavier believes that the Russian methods employed in drilling and completing this zone have resulted in low flow rates. Over 45% of the Achikulak field's reserves are located in this sand, but less than 5% of such producible reserves have been recovered. In an effort to solve this problem, the Company has designed fracture treatments to increase the flow rates in these wells. Two western workover rigs will be used to prepare and complete the wells for fracture treatment. The fracture equipment will consist of three specially designed pumping units and a sand blender/proportioner to carry out the fracture jobs. Upon completion of the Company-designed work, western testing equipment will be used to monitor the productive and economic success of the jobs. Depending upon the success of the fracture treatments in establishing anticipated well flow rates, the technical process will be modified and/or the field development plan will be reviewed and expenditures modified accordingly.

       Podsolnechnoye. The Podsolnechnoye field was discovered in 1974 and produces from four intervals: the Maastrichtian carbonate, the Albian, the Lower Cretaceous Hautervian and Lower Jurassic Toarcian sandstones. Podsolnechnoye represents approximately 14% of the historical oil production from the Black Gold Fields. As of December 31, 1995, there were 45 wells capable of production in this field, of which eight were producing.

       Belozerskoye. The Belozerskoye field was discovered in 1972. The discovery well tested commercial oil production from three zones: the Upper Cretaceous Maastrichtian fractured carbonate, the Lower Cretaceous Albian sandstone and Lower Cretaceous Hautervian sandstones. Subsequent wells identified a fourth oil productive interval, the Lower Cretaceous Aptian sandstone. Field development has been sporadic, reflecting the lack of drilling supplies which has hampered the activities of STNG for many years. Belozerskoye is the third largest producing field of the six Black Gold Fields, representing approximately 10% of historical oil production from the Black Gold Fields. As of December 31, 1995, there were 20 wells capable of production in this field, of which eight were producing.

       Neftekumsk. The Neftekumsk field was discovered in 1968 and has produced oil from only one interval, the Lower Cretaceous Hautervian sandstone. One well is producing in this field out of the 10 wells capable of production as of December 31, 1995.

       Urozhainenskoye. The Urozhainenskoye field was discovered in 1970 and has produced from three intervals: the Maastrichtian carbonate and two Jurassic sandstone intervals. The Lower Jurassic Toarcian sandstone has produced the majority of the cumulative oil production at Urozhainenskoye. Although as of December 31, 1995 this field had 25 wells capable of production, it has been shut-in since December 1992 because of needed repairs to its oil gathering pipeline.

       Vladimirskoye. The Vladimirskoye field was discovered in 1978, and has produced from the same four intervals as in Podsolnechnoye. Although as of December 31, 1995 this field had 13 wells capable of production, it has been shut-in until a pipeline is constructed.

       PROPOSED DEVELOPMENT PROGRAM. The purpose of the Black Gold Joint Venture is to enhance the production of oil from the Black Gold Fields and to further explore for oil in the Stavropol region of Russia. In an effort to achieve these goals, the Company has established a work program to improve the current level of oil production. It is expected that ultimately all 42 of its producing wells will be included in this program and that a significant portion of the 155 shut-in wells will also be returned to production. Each of these wells may also be a candidate for high quality perforating in both existing and additional oil productive intervals, hydraulic fracture treatments and possibly squeeze cementing to exclude extraneous water production. In addition, artificial lift may be installed in wells without any assist and some wells may be converted to different lift systems in an effort to increase production. The Black Gold Joint Venture has ordered two workover rigs and the necessary equipment and supplies to initiate the work program from PPI. This equipment, to be shipped from various locations, is expected to arrive on site in the fourth quarter of 1996. The Black Gold Joint Venture is expected to complete up to 25 to 30 western fracture workovers per year at an estimated cost of up to US$200,000 per well using the PPI equipment. Since the PPI equipment is expected to arrive late in 1996, Xavier anticipates working over up to 10 wells and fracing five wells by December 31, 1996. Xavier has budgeted US$11,532,000 in capital costs and US$10,479,000 in operating costs for the entire 1996 Black Gold Joint Venture work program on various operations including pipeline repair, hydraulic fracture workovers, and installation of artificial lift.

       Once the work program is underway, a development drilling program will be established. Management believes that numerous development drilling opportunities exist within the Black Gold Fields. Accordingly, the Black Gold Joint Venture intends to initiate this development drilling program in 1998. It is expected that the planned one-rig drilling program will enable the Black Gold Joint Venture to complete from nine to 12 wells per year, at an estimated cost of up to US$1.0 million per well. It is currently anticipated that the drilling program will initially focus on the development of the Achikulak field which may require as many as 65 additional wells to complete development, based on spacing of 80 acres per well. The specific program to be implemented will be based, in part, on information obtained from the then ongoing work program and existing Russian 2-D seismic surveys, and may be supplemented by new 3-D seismic surveys to enhance effective field development. Depending upon the success of the development program, the Black Gold Joint Venture may thereafter undertake a more aggressive multi-rig program.

       It is also anticipated that the Black Gold Joint Venture will probably establish an exploration drilling program in the Stavropol region. However, specific exploration prospects within the region have not yet been identified, and the timing of this phase of the Black Gold Joint Venture's activities is uncertain. In addition, the Cretaceous and Jurassic sandstone reservoirs of the Black Gold Fields may be candidates for secondary recovery operations, such as water flooding. Planning for these potential operations is not expected to begin before late 1996.

       TRANSPORTATION AND MARKETING. Prior to 1994, the oil produced by STNG from the Black Gold Fields was stabilized at Neftekumsk, approximately 30 kilometers to the east of the Black Gold Fields, where it was transferred to Transneft, the state oil transportation system. Transneft operated a heated pipeline to transport the high paraffin (15% to 30%), lubricant suitable oil approximately 150 kilometers to the south to a refinery at Grozny for paraffin extraction and the manufacture of lubricants. However, the civil conflict between Russia and the Chechnya Republic resulted in the destruction of the pipeline and refinery at Grozny and ended the viability of this system for transportation and marketing. Consequently, STNG established an interim network involving pipeline and rail transportation to export shipments of oil to the Black Sea port of Novorosiysk.

       In an effort to avoid the higher cost and political uncertainty associated with the interim route, STNG has developed an alternative combination pipeline and rail transportation system for oil produced from the Black Gold Fields. This system currently uses an existing petrochemical pipeline owned by STNG that extends from Neftekumsk to the railhead at Budennovsk (approximately 80 kilometers to the west). The oil is then transported by rail to specific refineries or ports. The Black Sea ports of Kavkaz and Novorosiysk are currently available as points of export for the oil produced from the Black Gold Fields. Implementing this system required the construction of approximately eight kilometers of pipeline and a rail loading facility at Budennovsk at an aggregate cost of approximately US$5.0 million. GEX did not contribute to the cost of construction or upgrade at Budennovsk. The system was completed in June 1995, and is currently operational. Budennovsk and the Black Gold Fields are near Chechnya, the site of current political instability and conflict. Although management believes its facilities and operations in the Black Gold Joint Venture are not currently at a material risk, there can be no assurance that continued conflict would not have an adverse effect on the Black Gold Joint Venture.

       THE BLACK GOLD DOCUMENTS. Pursuant to the Joint Venture Agreement and certain related documents (collectively, the "Black Gold Documents"), GEX made an initial nominal capital contribution to the Black Gold Joint Venture and was also required to advance up to US$2.3 million to be used to implement an agreed upon development program for the Black Gold Fields. Additional capital contributions by GEX and STNG may be required from time to time for the operations of the joint venture, but such additional capital contributions may only be assessed with the unanimous approval of the Board of Directors of the Black Gold Joint Venture. Under the Black Gold Documents, GEX and STNG are each entitled to appoint six members of the Board of Directors. The Board of Directors may act by majority vote. GEX has the right to appoint the Chairman of the Board, who, under Russian law, will have the controlling vote in the event of deadlock, and the General Manager, who will have management control over the day to day operations of the joint venture. The Black Gold Joint Venture has a 25-year term which began in 1992.

       Pursuant to the Black Gold Documents, STNG will lease the facilities and infrastructure to the Black Gold Joint Venture, and has contributed to the venture all licenses to develop and produce from such fields. The Black Gold Documents provide that GEX is entitled to recover 100% of the capital investment made by it and approved by the Board of Directors of the Black Gold Joint Venture, such recovery to be paid from proceeds of the sale of oil over and above specified baseline production levels (the "Baseline Production"), after which the production of the venture in excess of the Baseline Production will be allocated 50% to GEX, 40% to STNG and 10% to STNOS. The Black Gold Joint Venture is responsible for the operating costs associated with the Baseline Production, but is entitled to reimbursement from STNG for such costs, subject to the limitation that such reimbursement will not exceed, on a per ton basis, the average STNG-wide operating cost per ton. The Baseline Production belongs to STNG. Any governmental "State Order" to sell production domestically below market price will be fulfilled by STNG from the Baseline Production or its share of incremental oil production from the Black Gold Joint Venture. The Baseline Production is intended to reflect historical production levels from the existing wells in the Black Gold Fields and the anticipated natural decline in production from such wells in the absence of any further development activity. For the years ending December 31, 1996, 1997, 1998 and 1999, Baseline Production has been set at an average of 2,400, 2,018, 1,797 and 1,604 BOPD, respectively. As of December 31, 1995, production in excess of Baseline Production had not been achieved by the current Russian operator, primarily due to deterioration of the field production systems. The Company anticipates that it will become the operator of the Black Gold Joint Venture during the second quarter of 1996.

       Pursuant to the Black Gold Documents, at such time as GEX has recovered all amounts it has contributed to the Black Gold Joint Venture, the Black Gold Joint Venture will consult with local authorities in the allocation of a minimum of US$1,000,000 per year in cash or in kind to be used for activities which include the development of the infrastructure of the Stavropol region. GEX has not yet recovered any amounts which it has invested in the Black Gold Joint Venture.

       Each of the parties to the Black Gold Joint Venture Agreement has a "sell-out" right in certain circumstances. Upon the failure to (i) resolve an Event of Default (which is defined in the Black Gold Agreement to include, among other things, the failure to make capital contributions when due, the failure to perform under the Black Gold Joint Venture Agreement and the breach of a representation or warranty in the Black Gold Joint Venture Agreement) within 30 days of notice thereof, (ii) resolve an Event of Material Change (which is defined in the Black Gold Agreement to include, among other things, changes in law that materially and adversely alter the relationship among the parties and final judicial decisions declaring a material term of the Black Gold Agreement to be unenforceable) within 90 days after notice thereof or
  (iii) agree on a mutually acceptable solution to a material adverse effect resulting from a reorganization of STNG within 60 days after notice thereof, the non-defaulting or otherwise adversely effected party may elect to sell out all or any portion of its shares of stock in the Black Gold Joint Venture to the other parties. The purchase price is to be determined by independent valuation companies to be selected pursuant to a stated procedure.

       The Black Gold Agreements provide that disputes that cannot be settled amicably or by informal negotiations shall be submitted to arbitration in London, England under the procedures established for international arbitration by the International Chamber of Commerce.

       THE GEX DOCUMENTS. The Company's interest in the Black Gold Joint Venture arises from its 50% interest in GEX and its 100% ownership of the common stock of XBG. XBG owns a 25% interest in GEX. GEX was formed pursuant to an Agreement dated March 13, 1994, as amended, between the Company and GEC (the "Genesis Agreement"). Pursuant to the Genesis Agreement, GEC contributed to GEX all of its rights and obligations under the Black Gold Documents and the Group I Protocols (as defined in "--Other Projects--Black Gold Group I Project") in exchange for a 50% interest in GEX. The Company acquired its interest in these rights and obligations in exchange for an agreement to pay US$500,000 to GEC and a capital contribution of US$500,000 to GEX. Also on March 13, 1994, GEC and the Company entered into a Limited Liability Company Agreement (the "GEX Agreement") which specifies the terms governing the relationship between GEC and the Company with respect to the ownership and management of GEX. The Genesis Agreement and the GEX Agreements are collectively referred to herein as the "GEX Documents."

       The Genesis Agreement was amended on December 30, 1994 when GEC agreed to contribute 50% of its remaining 50% interest in GEX to XBG in return for US$1.0 million in cash and 1,000 shares of XBG exchangeable preferred stock (the "XBG Exchangeable Preferred"); provided that GEC has retained a 50% interest in the Group I Protocols. The XBG Exchangeable Preferred is to be exchanged for 2,700,002 Common Shares (the "Exchange Shares") 30 days after the Company has received notice from GEC that it desires such exchange to occur. Furthermore, Xavier has the right, exercisable on or after the date Xavier reorganizes into a United States entity, to acquire the XBG Exchangeable Preferred from GEC in return for the Exchange Shares.

       Under the GEX Documents, the Company serves as the General Manager of GEX and is granted authority with respect to substantially all of GEX's operational matters. Members of the Board of Directors of the Black Gold Joint Venture appointed by GEX are required to vote in that capacity as directed by the Company as General Manager.

       The Company is obligated under the GEX Documents to make all contributions to GEX necessary to fund GEX's future capital contribution and cost advance obligations to the Black Gold Joint Venture. See "--The Black Gold Documents."

  THE WESTERN SIBERIA TECHNICAL SERVICE AGREEMENTS

       GENERAL. The Company has entered into three TSAs for the exploration, development, production, processing and marketing of oil, gas and associated liquids in various license areas in Western Siberia (the

  "License Areas"). Pursuant to the TSAs, the Company has agreed to provide the financial, technical and managerial assistance required with respect to oil production operations in the License Areas. The TSAs are with: (i) KMNGG and PETECO (the "East Kamennoye TSA") covering the eastern portion of the Kamennoye Field (the "East Kamennoye License Area"); (ii) KOND and MRI (the "West Kamennoye TSA") covering the western portion of the Kamennoye Field (the "West Kamennoye License Area"); (iii) and KMNGG and PETECO (the "P&K TSA") covering the Potanay and Kartopyinskoye fields (the "P&K License Area").

       EAST KAMENNOYE TSA. On June 5, 1995, the Company entered into a revised East Kamennoye TSA with PETECO and KMNGG, which holds the exclusive authority for the exploration, development, production, processing and marketing of oil, gas and associated liquids in the East Kamennoye License Area. The East Kamennoye TSA is terminable by the Company if it has not advised KMNGG that it has obtained such insurance as it deems desirable from the United States Overseas Private Investment Corporation and such insurance, loans and guaranties as Xavier believes desirable from the Export-Import Bank of the United States. In December 1995, the Company acquired the right to obtain approximately 25% of the outstanding common stock of KMNGG. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "--KMNGG." PETECO is the Administrator of the TSA.

       Under the terms of the East Kamennoye TSA, the Company is required to advance necessary funds and purchase or lease all materials, equipment and supplies necessary to satisfy the work programs under the TSA; however, the Company and PETECO have agreed, among other things, to advance 90% and 10%, respectively, of all necessary funds and purchase or lease all material, equipment and supplies required to satisfy the work programs contemplated by the TSA. Any expenditures in the P&K License Area (of which the Company has made US$9.0 million plus reinvested revenues of US$1.88 million to date) will be treated as capital contributions required under the Kamennoye East TSA. Pursuant to the East Kamennoye TSA and P&K TSA funding requirements, the Company, through December 31, 1995, had made net aggregate capital and operating contributions of US$19.0 million, and reinvested revenue of US$3.6 million. The total work plan commitment is US$40.0 million of which the Company is responsible for US$36.0 million. The Company is required to make additional expenditures of US$13.4 million through 1997 for development of the East Kamennoye and/or P&K Fields. In January 1996, the Company received US$2.0 million from PETECO which, in effect, increased the remaining contractual investment requirement to US$15.4 million. See "--The Western Siberia Technical Services Agreements--P&K TSA."

       The East Kamennoye TSA expires on the later of 2018 or the expiration of the licenses underlying the East Kamennoye License Area. On December 31, 1997, KMNGG has the option to terminate the East Kamennoye TSA if the Company fails to establish a 50% increase in production from the Cretaceous wells it drills in the Kamennoye field over KMNGG's average Cretaceous test production rate for wells drilled prior to January 1, 1994. The Company has not satisfied such condition to date and does not expect to satisfy it before April 30, 1996. Management, however, does not believe that KMNGG will elect to exercise this option in light of the Company's proposed 1996 development program which KMNGG has approved.

       The East Kamennoye TSA currently provides that all production from the East Kamennoye License Area will be allocated to the Company and PETECO (90% and 10%, respectively) until the first US$8.0 million of their mutual investment is recovered. The Company and PETECO have verbally agreed to reinvest this US$8.0 million in the East Kamennoye License Area. Thereafter, 60% of production will be allocated to the Company and PETECO (90% and 10%, respectively) to recover their capital and operating costs on an annual basis, with the remaining 40% of such production split 50%, 45% and 5% among KMNGG, the Company and PETECO, respectively. After cost recovery, revenues will be allocated 50%, 45% and 5% among KMNGG, the Company and PETECO, respectively.

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

       KMNGG has agreed to indemnify the Company against all claims in connection with environmental damage that occurs from operations conducted by KMNGG before, during or after the term of the East Kamennoye License Area.

       WEST KAMENNOYE TSA. On October 17, 1995, the Company entered into a revised West Kamennoye TSA with MRI and KOND, a Russian joint stock company with the exclusive authority for the exploration, development, production processing and marketing of oil, gas and associated liquids in the West Kamennoye License Area. MRI is the Administrator of the TSA. The West Kamennoye TSA expires on the later of 2035 and the expiration of the licenses underlying such TSA.

       Under the current terms of the West Kamennoye TSA, the Company is required to advance all necessary funds and purchase or lease all material, equipment and supplies required to satisfy the work programs under this TSA. Pursuant to the West Kamennoye TSA, the Company is required to make aggregate contributions of US$75.0 million through June 30, 2000 at the rate of US$15.0 million per budget year (budget years begin July 1 and end June 30). As of the date of this Prospectus, the Company has completed drilling seven wells to a depth just above the top of the Cretaceous sand in the West Kamennoye TSA.

       The Company shares in revenue from production from the West Kamennoye TSA in excess of designated "baseline" levels which are to be determined by future agreement. Baseline production, defined as petroleum produced (and saved) from existing facilities, and the costs associated with such production are allocated to KOND. Revenues associated with incremental production are split 68%, 27% and 5% among the Company, Kond and MRI, respectively, until capital costs have been fully recovered. Incremental Production (which is defined generally as total production less baseline production) is allocated 63%, 27% and 10% to the Company, KOND and MRI, respectively. Lifting, transportation and marketing costs are borne by the parties in relation to their share of Incremental Production. Other petroleum costs are paid 100% by the Company from its share of the Incremental Production. The Company is required to advance all funds required for production operations; provided, however, that the other parties are obligated to repay the Company for their share of the operating costs relating to baseline production and Incremental Production, as appropriate. A baseline production level of approximately 1.1 million Bbls, subject to negotiation and revision, has been established for the budget year beginning July 1, 1995. Future baseline production levels are to be developed annually based upon historical production levels.

       KOND has the right from October 1, 1996, through October 31, 1996, to terminate the West Kamennoye TSA if the Company fails to establish a 50% increase in average daily oil production per well during the period from July 1, 1995 through June 30, 1996, from the Cretaceous wells it drills in the Kamennoye West field as compared to KOND's average 1994 production from such field. The Company believes that it will be able to meet such target, although there can be no assurances that it will do so.

       KOND has agreed to indemnify the Company against all claims in connection with environmental damage that occurred or occurs from operations conducted by KOND or their affiliates before, during or after the term of the West Kamennoye TSA. The Company has agreed to indemnify KOND against all claims in connection with environmental damage that occurred or occurs from operations conducted by the Company or its affiliates during the term of the West Kamennoye TSA.

       DESCRIPTION OF EAST AND WEST KAMENNOYE LICENSE AREAS. The Kamennoye Field is located in the western Siberian geological basin of central Russia, approximately 90 kilometers northwest of the city of Khanty-Mansiysk. The Kamennoye Field was discovered in 1962 and covers an area of approximately 2,220 square kilometers (548,570 acres), of which approximately 840 square kilometers (208,000 acres) constitute the East Kamennoye License Area with the balance of 1,140 square kilometers (281,600 acres) constituting the West Kamennoye License Area. Initially, 47 and 99 delineation wells were drilled in the East Kamennoye Field and the West Kamennoye Field, respectively, to define the hydrocarbon traps and geological sequence. All of these wells were drilled by KMNGG and briefly tested 10 to 30 years ago. Subsequent to drilling these wells, but prior to entering into the West Kamennoye TSA with Xavier, 170 Cretaceous development wells were drilled by Russian operators using conventional Russian drilling methods. Approximately 80 of the 170 Cretaceous development wells are producing and all constitute "baseline production" under the West Kamennoye TSA. Recoverable oil has been found in the Kamennoye Field in six oil-bearing zones: three in the Cretaceous and three in the Jurassic horizons.

       The deeper oil bearing Jurassic intervals are found in limited areas and are made up of coarse grain sandstones and pebble conglomerates. The Jurassic intervals at the Kamennoye Field have been briefly tested by KMNGG at oil flow rates of up to 2,000 BOPD, but the productivity can vary laterally due to the nature of the depositional process.

       The Kamennoye East Jurassic wells have experienced bubble point problems (when flowing formation pressure drops below the bubble point pressure allowing gas to break out of solution) and, consequently, the well flow rates have been choked back. As of December 31, 1995, Xavier had worked over 14 wells completed in the Jurassic interval. Currently, ten of the 14 wells are producing approximately 854 BOPD. The remaining four wells are shut-in pending additional workover or are currently under additional workover to restore oil production. Xavier intends to drill only Cretaceous wells in the Kamennoye Field until the bubble point issue has been resolved; however, there can be no assurances such problem can be resolved. The majority of the equipment and supplies for the Kamennoye Field is being selected for a drilling and completion program in the Cretaceous producing interval. The Company estimates that 92% of the potential recoverable reserves in the Kamennoye Field lie in Cretaceous sands.

       The Cretaceous horizons are significantly more wide-spread over the field than the Jurassic horizons and the trapping structure is a geologically simple anticline which has been well defined by well control in the field. The productive intervals of the Cretaceous are very fine grain sandstones and siltstones. Establishing oil production rates which support the economics of potential Western investment is critical to the project and special drilling techniques will need to be used to achieve adequate productivity from the Cretaceous intervals.

       To address the special drilling and completion needs of the Cretaceous reservoir, the Company currently intends to use underbalanced drilling on the Kamennoye wells. Company studies indicate that the previously drilled Russian wells had a high incidence of drilling mud invasion, which limited the oil flow from the wells. In the planned drilling program, it is anticipated that a Russian rig (pursuant to a contract with Vector Development, Ltd. ("Vector") as discussed below) will be used to drill each well to the top of the objective Cretaceous sand, and then a western rig will then move over the hole to finish drilling and completing the well. The drilling process will use a mixture of brine and air at a designated weight which will allow the well to produce through a separator while drilling. The completion steps will consist of pumping produced oil downhole to stop the well from flowing and a downhole pump will be run in the hole and the blowout preventer will be replaced with a production tree. Depending upon the success of this drilling and completion technique in establishing anticipated well flow rates, the technical process will be modified and/or the field development plan will be reviewed and expenditures modified accordingly.

       Development Plans. The initial program for the East Kamennoye License Area has been focused on establishing commercial production from the existing Jurassic wells. To date, the results of work in the Jurassic horizon have been commercially marginal. The initial work in the Cretaceous horizons in the East Kamennoye License Area will focus on establishing commercial production from such horizons with technically complex drilling and cost effective completion techniques. Based on well performance from initial drilling in the Cretaceous horizon, the Company will prepare a detailed development program for the field. In 1996, Xavier anticipates initiating Cretaceous production from two wells. One well would constitute a workover recompletion to the Cretaceous horizon and the second well would be drilled and completed to the Cretaceous horizon. Two other workovers are expected to be carried out in 1996 to establish oil production in the Abalak horizon which has not been produced at East Kamennoye to date. Additionally, the Company plans to continue the Jurassic workover program (four planned) and the construction of pipelines, roads and facilities in the East Kamennoye License Area through December 31, 1996. The estimated cost of these activities is US$2,010,000 in capital costs and US$1,569,00 in operating costs (US$3,220,875 net to the Company).

       The initial program for the West Kamennoye License Area will focus on establishing commercial production from the Cretaceous horizons with technically complex drilling and cost effective completion techniques. Based on well performance from initial drilling, the Company will prepare a detailed development program for the field. The Company currently anticipates drilling and completing 30 Cretaceous wells in the West Kamennoye License Area through December 31, 1996. The estimated cost of required equipment and of drilling and operating such wells is US$12,015,000 in capital costs and US$3,967,000 in operating costs.

       In furtherance of the Company's plans to drill 30 Cretaceous wells in the West Kamennoye License Area, on October 17, 1995, the Company entered into a drilling contract with Vector under which Vector agreed to drill 30 wells at a rate of US$300,000 per well. Vector will be paid a standby rate of US$7,000 per day when using a rig it provides. If Vector provides a crew for a rig the Company provides, Vector will be paid US$6,000 per day. In connection with this contract, the Company has made a US$2.5 million pre-payment which will be applied at a rate of US$100,000 per well drilled for the first 25 wells drilled under the contract. Vector has drilled seven wells to the top of the Cretaceous zone as of the date of this Prospectus.

       P&K TSA. On June 5, 1995, the Company entered into a TSA with KMNGG and PETECO for the development of the P&K License Area. Under the current terms of the P&K TSA, the Company is required, among other things, to advance all necessary funds and purchase or lease all material, equipment and supplies required to satisfy the work programs contemplated by the P&K TSA; provided, however, PETECO has agreed with the Company to provide 10% of such capital requirements. The Company has to date made aggregate capital and operating contributions of US$8.0 million for the development of the P&K License Area. Additional expenditures for this work program have not been specified and the Company is not obligated beyond the US$8.0 million initial commitment; provided, however, that the Company has agreed to reinvest the first US$8.0 million received from cost recovery in future field development. Pursuant to the above, the Company has reinvested US$1,882,508 of production revenues.
  The P&K TSA is terminable by the Company if it has not advised KMNGG that it has obtained such insurance as it deems desirable from the United States Overseas Private Investment Corporation and such insurance, loans and guaranties as Xavier believes desirable from the Export-Import Bank of the United States. The P&K TSA expires on the later of 2020 and the expiration of the licenses underlying the P&K License Area.

       The P&K TSA currently provides that 100% of revenue attributable to production from the P&K License Area will be allocated to the Company until the first US$8.0 million of its investment is recovered. Thereafter, 60% of such production revenue will be allocated to the Company and PETECO (90% and 10%, respectively) to recover capital and operating costs on an annual basis, with the remaining 40% of such production revenue allocated among the Company, KMNGG and PETECO, 45%, 50% and 5%, respectively. After cost recovery, revenue will be split 45%, 50% and 5% among the Company, KMNGG and PETECO, respectively.

       KMNGG has agreed to indemnify the Company against all claims in connection with environmental damage that occurs from operations conducted by KMNGG before, during or after the term of the P&K TSA.

       DESCRIPTION OF P&K LICENSE AREA. The P&K Field is located in the Western Siberian geological basin of central Russia, approximately 40 kilometers west of the city of Khanty-Mansiysk. It was discovered in 1966 and covers an area of approximately 1,165 square kilometers (288,000 acres), all in the P&K License Area. To date, 68 wells have been drilled in the P&K License Area to define the hydrocarbon traps and geological sequences. As of December 31, 1995, two wells are producing in the field at an aggregate production rate of approximately 2,030 BOPD. Recoverable oil has been found in the P&K Field in three sandstone formations at the Jurassic horizon.

       DEVELOPMENT PLANS. As of December 31, 1995, there were two wells producing out of the five that Xavier had worked over in the Jurassic horizon. Three of the wells needed artificial lift installation to produce and were shut-in as of December 31, 1995. Subsequent to year end, Xavier completed six old exploration wells in the Jurassic horizon in the P&K License Area and initiated a drilling program. The initial drilling program includes six wells, two of which have been drilled and abandoned and four of which are to be drilled by the end of 1996. The six newly completed exploration wells have increased the number of producing wells to eight. Future development of the Jurassic sandstone will be based on the results for the current work program. The estimated cost of the development program is US$6,922,000 in capital costs and US$3,099,000 in operating costs (an aggregate of US$9,019,000 net to the Company).

       TRANSPORTATION AND MARKETING FOR LICENSE AREAS. KOND has agreed to cooperate with KMNGG and the Company to allow use of its existing production and pipeline system to transport production from both the East and West Kamennoye License Areas to a major Siberian oil export pipeline system. Following successful transportation of production from the Kamennoye Field, such production is sold by KOND or KMNGG, as the case may be, to the export market under their existing licenses. The P&K License Area contains a pipeline that interconnects with a major pipeline from which export production is sold under the P&K license.

  OIL RESERVES

       The Company engaged Huddleston & Company, Inc. ("Huddleston") to prepare estimates of the proved oil reserves, projected future production of such reserves, and estimated future net revenues therefrom, as of December 31, 1995, for the Black Gold Fields. Huddleston's estimates were based upon a review of production histories and other geologic, economic, ownership, and engineering data provided by the Company and its joint venture partners. In determining the estimates of the reserve quantities that are economically recoverable, Huddleston used product prices and costs in effect on the "as of" date of the report. In accordance with guidelines promulgated by the Commission, no price or cost escalation or de-escalation was considered.

       The following table sets forth information relating to the total proved developed producing, proved developed nonproducing and proved undeveloped oil reserves of the Black Gold Joint Venture as of December 31, 1995. The barrels are net to the Company's interest and, accordingly, are net of the CAD Royalty and GWB Royalty discussed under "Certain Transactions--Interest Purchase Agreements."

Proved developed producing(1)......          --
Proved developed non-producing.....   2,145,286
Proved undeveloped.................   3,947,499
                                    -----------
   Total..........................    6,092,785
                                    ===========

_________________________
     (1) No reserves have been assigned to the proved developed producing category since such volumes will be attributed to the Baseline Production established for the Black Gold Fields. See "-- Black Gold Joint Venture -- Black Gold Documents."


       For further information concerning the Company's proved reserves, see the Huddleston letter included as Appendix B. The TSAs grant the Company an economic interest in the production from the underlying license areas at the point of export and do not represent the ownership of mineral interests, infrastructure or wells.

       In general, estimates of economically recoverable oil and gas reserves and of the future net revenues therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices, future operating costs and future plugging and abandonment costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different sites, may vary substantially. The meaningfulness of such estimates is highly dependent upon the assumptions upon which they are based.

       The Company does not file reserve reports with any federal agency other than the Commission.

       The following table sets forth as of December 31, 1995, the estimated future net cash flows, and the present value of estimated future net cash flows discounted at 10% per annum, from production and sale of the proved developed and undeveloped reserves attributable to the Company's oil properties as of such date, as determined by Huddleston in accordance with the requirements of applicable accounting standards:

                                                                                              BLACK GOLD
                                                                                           ---------------
Estimated future net revenues from proved reserves.......................................    US$27,328,386
Present value of estimated future net revenues from proved reserves (discounted at 10%)..    US$13,278,785

       Oil and gas prices have fluctuated widely in recent years. The weighted average sales prices utilized for the purpose of estimating the Company's proved reserves and future net revenues therefrom at December 31, 1995 was US$18.80 per barrel of oil based on postings in the Department of Energy weekly Petroleum Status Report for USSR-Export Blend 32 degree.

       In accordance with applicable requirements of the Commission, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs at fiscal year end unless future prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs.

       In accordance with methodology approved by the Commission, specific assumptions were applied in the computation of the reserve evaluation estimates. Under this methodology, future net revenues are determined by reducing estimated future gross revenues to the Company for oil sales by the estimated costs to develop and produce the underlying reserves, including but not limited to future capital expenditures, operating costs, transportation costs, mineral use rights, export tariffs and certain other taxes including road use taxes and excise taxes.

       Future net cash flows were discounted at 10% per annum to arrive at discounted future net cash flows. The 10% discount factor used to calculate present value is required by the Commission, but such rate is not necessarily the most appropriate discount rate. Present value of future net cash flows, regardless of the discount rate used, is materially affected by assumptions as to timing of future oil prices and production, which may prove to be inaccurate. In addition, the calculations of estimated net revenues do not take into account the effect of certain cash outlays, including, among other things, general and administrative costs, interest expense and dividends. The present value of future net cash flows shown above should not be construed as the current market value as of December 31, 1995, or any prior date, of the estimated oil reserves attributable to the Company's properties.

  KMNGG

       In December 1995, the Company loaned US$19.95 million of the net proceeds from the Carnegie Note to ANG. Such loan is evidenced by the Convertible Note, which bears interest at the rate of 12% per annum and is due on or before June 4, 1996. All outstanding principal and interest under the Convertible Note is convertible, at the option of the holder, into shares of KMNGG common stock at a conversion price of $259.14 per share. If the outstanding principal of the Convertible Note is converted in full into shares of KMNGG common stock, and assuming no other issuances of such stock, the Company would own approximately a 25% interest in KMNGG. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Risk Factors--Risks Related to the Company- -KMNGG Transactions," "Certain Transactions--KMNGG Transactions" and "Description of Xavier Delaware Securities--Warrants, Options and Convertible Securities" for additional information concerning the Carnegie Note, the Convertible Note and certain related matters.

       KMNGG is a Russian oil company engaged primarily in the exploration and production of hydrocarbons in western Siberia. The Russian government organized the predecessor to KMNGG's current operations in 1980 as a Russian State Geological Enterprise. From 1991 until 1995, KMNGG was a Russian Joint Stock Company of the closed type and on January 17, 1995, it became a Russian Joint Stock Company of the open type.

       The Company has been informed by KMNGG that it owns license interests in various areas as indicated in the following table.

                                                               PERCENTAGE   TYPE OF
                            AREA                               OWNERSHIP   LICENSE(1)
- -------------------------------------------------------------  ----------  --------
Kamennoye square of Krasnoleninskoye Field (eastern sector)..         100     P
P&K Field....................................................         100     P
Salymskoye (western sector)..................................         100     P
Khanty-Mansiyskoye Field (through a subsidiary)..............         100     P
Severo-Kamnynskiy............................................         100     E
Kislorsky (Berezovoi sector).................................         100     E
Itiakhskiy...................................................         100     E
Gambitoviy...................................................         100     E
Eastern-Erginskiy............................................         100     E
Zimniy.......................................................         100     E
Lebyadgye....................................................          30     P
Rogodnikovskoye..............................................          30     P
Tsentralnoye.................................................          30     P
Olkhouskoye..................................................          30     P
Bolshoye.....................................................          30     P
Galianovskoye................................................          30     P
Aprelskoye...................................................          30     P
Sredne-Nazymskoye............................................          30     P
Em-Egovskoy + Palyanovskoye Fields (northern part)...........          20     P
Priobskoye Field (southern part).............................          20     P
Verhne-Shapshinskoye.........................................           8     P
Nidgne-Shapshinskoye.........................................           8     P
Sredne-Shapshinskoye.........................................           8     P

- --------------
  (1) "P" means a license for KMNGG to carry out production operations in an area. These production licenses typically expire 20 years after the date of grant. "E" means a license for KMNGG to carry out exploration operations in an area. These exploration licenses typically expire five years after the date of grant unless converted into a production license with a 20-year term.

       KMNGG's other assets include drilling rigs and other drilling equipment; however, its geophysics, transport and construction activities are subcontracted to other parties. KMNGG has approximately 1,800 employees.

  BANDERA ENGINEERING

       On July 12, 1995, pursuant to a stock purchase agreement (the "Bandera SPA"), the Company acquired a 54.5% interest in Bandera by forgiving US$5.1 million in loans payable by Bandera to the Company. Bandera's principal business is providing engineering services to the petroleum industry. Bandera used (i) US$2.97 million of such amount, and issued a US$500,000 secured, prime plus 1% promissory note, due June 1996, to purchase the stock of Miller Pipeline Service Corporation ("Miller") (which is in the pipeline repair and improvement business using high density polyethylene liners) and (ii) the balance for general corporate purposes. In connection with the acquisition of Bandera, the Company received warrants expiring on various dates through 2005 to purchase 700,000 of Bandera common stock at US$1.00 per share. A provision in the Bandera SPA provides that Bandera may, if requested, lend a shareholder of Bandera US$150,000 to pay certain finders fees in connection with Bandera's purchase of Miller.

       In connection with the Bandera SPA, the Company entered into a Project Pricing Agreement (the "PPA") with Bandera Engineering, Inc., a wholly owned subsidiary of Bandera ("BEI"). BEI provides project management, structural/facilities and pipeline/compressor station engineering, as well as construction supervision and production operations to the oil and gas industry. The PPA provides that the Company will attempt to refer business to BEI and will use BEI's products and services if available. In return, BEI will pay the Company 50% of the first $16.0 million of BEI's net profits (as defined in the PPA) from such projects. Once the Company has received US$8.0 million in payments, it will be entitled to an amount equal to 10% of the materials purchased by BEI with respect to projects undertaken by BEI under the PPA. If BEI should intend to offer its stock publicly, and the underwriters for such offering determine that the PPA is a hinderance to such an offering, then BEI and the Company have agreed to modify the PPA as appropriate. To date Bandera has made no payments to the Company under the PPA.

       For certain additional information concerning Bandera, see "--Litigation" and "Certain Transactions--Bandera."

  OTHER PROJECTS

       The Company also has interests in, or has entered into negotiations or preliminary agreements with respect to, certain additional projects including, but not limited to, those set forth below. The Company intends to pursue such projects and, if definitive agreements are entered into or further commitments made with respect to one or more of them, the Company will require significant additional funds to finance its participation in such ventures. There can be no assurance, however, that the Company will undertake any of these projects or, if one or more of these projects is undertaken, that they will be on the terms discussed below.

       BLACK GOLD GROUP I PROJECT. GEX and STNG are parties to a protocol of agreement (the "Group I Protocol") with respect to 12 additional producing oil fields and an exploration block in the Stavropol region (in the vicinity of the Black Gold Fields) known as the "Group I Project." The 12 fields that are the subject of the Group I Protocol (the "Group I Fields") are located to the east of Neftekumsk. The Group I wells currently produce from the same general horizons as the Black Gold Fields.

       The Company is continuing to conduct feasibility evaluations relating to the development and exploration of the Group I Fields as information becomes available. Following the completion of such evaluations, the Company will make a determination as to whether to proceed with the joint venture regarding these fields. If the Company does elect to proceed, it is currently expected that the Black Gold Joint Venture would be expanded to include the Group I Fields. Any such inclusion of the Group I Fields in the Black Gold Joint Venture would require the prior approval of appropriate governmental bodies in Russia, including but not limited to the Ministry of Fuel and Energy, the Ministry of Finance and the regional government of Stavropol. Although initial steps have been taken to obtain these approvals, there can be no assurance that such approvals can be obtained or, if obtained, as to the scope of the conditions that might be imposed in connection with such approval. If the Group I Fields are contributed to the Black Gold Joint Venture, the GEX Documents provide that GEC and the Company shall each have an equal economic interest in the Group I Fields. See "--The Black Gold Joint Venture--The GEX Documents."

       FOREST PARTNERS. On December 14, 1994, a subsidiary of the Company, Xavier (Eurasia), Inc. ("XEI"), entered into an agreement (the "FP Agreement") with UST-Ilimsk External Economic Company ("UST") to create Forest Partners, JSC ("Forest Partners"). Forest Partners intends to develop certain timberland areas and facilities in Russia and export molding grade timber to various Pacific-Rim markets. The joint venture is registered in the Russian Federation. The Company has committed no significant funds to Forest Partners. The Company's involvement in this project is anticipated to be in conjunction with western industry partners, who would share commercial rights and economic risk, as well as provide industry expertise. The Company anticipates it will need to spend US$1.5 million to US$2.0 million to initiate the joint venture's business operations. Xavier, however, currently has no contractual commitments to fund the joint venture.

       GAZPROM JOINT VENTURE. The Company is evaluating a possible transaction with Orenburggazprom, a subsidiary of Gazprom, the state enterprise of Russia which conducts all nonassociated gas production operations. A proposed joint venture would refurbish and rehabilitate the existing gas processing facility in Orenburg, which is located to the northwest of the Caspian Sea. It is anticipated that the gas processing facility would yield substantial quantities of sulfur that would be marketed by the Company. To date the Company has made loans of US$902,435 in connection with the Gazprom Joint Venture and, subject to additional economic analysis and the execution of definitive agreements, the Company may invest US$5.0 million to US$10.0 million over the life of the project. No contract has been entered into to date, however, and the ultimate status of the project is uncertain.

       KYRGYZSTAN. The Company has entered into a verbal agreement with Mr. William C. Nixon, with respect to certain business opportunities in the Republic of Kyrgyzstan. The verbal agreement with Mr. Nixon contemplates that the Company will compensate Mr. Nixon in an amount approximately equal to $100,000 per annum, plus expenses, while Mr. Nixon develops opportunities in downstream oil and gas activities in the Republic of Kyrgyzstan. If Mr. Nixon is successful in developing a business opportunity acceptable to the Company, the Company may consider undertaking to form a venture to pursue such opportunity.

  COMPETITION

       The exploration and production business is highly competitive. In seeking to obtain desirable new development projects, the Company faces competition from both major and independent oil and natural gas companies. Many of these competitors have financial and other resources substantially in excess of those available to the Company and may, accordingly, be better positioned to acquire and exploit prospects, hire personnel and market production. In addition, many of the Company's larger competitors may be better able to withstand the effect of changes in factors affecting the industry, such as worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations, which affect demand for the Company's oil and natural gas production and which are beyond the control of the Company. Further, certain of these competitors may be owned by or have strong ties with the governments of the republics of the CIS.

       There is also extensive competition in the market for oil and gas produced by the Company. Increases in worldwide energy production capability, decreases in energy consumption as a result of conservation efforts, and the continued development of alternate energy sources have brought about substantial surpluses in oil and gas supplies in recent years resulting in substantial competition for the marketing of oil and gas. As a result, there have been reductions in oil and natural gas prices and delays in producing and marketing natural gas after it is discovered.

  REGULATION

       For information concerning the Russian oil industry and its regulation, see Appendix A.

  EMPLOYEES

       At April 15, 1996, the Company employed 31 people, 20 of whom were based in Russia. The Company believes that an adequate supply of skilled labor at required levels is available from the local Russian work force, and intends to hire additional technical and field personnel as its needs warrant. The Company has experienced no work stoppages and is not a party to any collective bargaining agreement. The Company believes that its relations with employees are good.

  OFFICES

       The Company's headquarters are in Houston, Texas. The Company leases office space in Moscow, Neftekumsk, Khanty-Mansiysk and Nyagan and believes that such space is adequate for its foreign office requirements. The Company has leased new space to expand its Houston, Texas corporate offices and intends to lease or construct additional office space and required housing facilities for workers at each of its operating locations as its needs warrant.

  LEGAL PROCEEDINGS

       On May 25, 1994, Steven W. Weller filed a suit styled Steven W. Weller v. Xavier Mines Limited, et al., in the 334th District Court of Harris County, Texas against the Company, certain of the Company's current and/or former officers and/or directors (Messrs. Dittmar, Sinclair, McAuley, Gardner and Bowman) and Noramco Mines, Ltd., a former major stockholder of the Company.
  In this lawsuit, Weller alleged that he owned an interest in an enterprise that held rights to earn interests in certain oil and gas properties in Kazakhstan and Azerbaijan (the "Properties"), including the Siazan Monocline Oil Field. Weller further alleged that he and the Company entered into a letter agreement (the "Letter Agreement") pursuant to which he agreed to sell his interest in such enterprise to the Company in exchange for a US$200,000 promissory note, a one year employment contract with the Company, a preference share in the Company convertible into 5% of the Company's outstanding Common Stock at the time of such conversion, a perpetual royalty of 0.5% of the gross revenues from the Properties and an option to purchase such number of Common Shares, at a purchase price of $1.40, as may be determined by the Company's management. Weller also contended that through his employment with the Company that he was responsible for the Company's acquisition of the Black Gold Fields and the Kamennoye Field and that he is entitled to a royalty on any production from these fields. He has asserted claims based on theories of breach of contract, fraud, estoppel, conversion and unjust enrichment and is seeking actual and exemplary damages. The defendants who have been served with process in the case have either filed an answer denying Weller's allegations or objected to the court's jurisdiction over them. Discovery has commenced in the case. The Company disputes the merits of Weller's claims and intends to defend against each such claim vigorously. The trial date is August 26, 1996.

       On June 21, 1995, Southwest Merchant Group ("SMG") filed a lawsuit against BEI in the District Court in Dallas County, Texas alleging that BEI breached its obligations under a contract with SMG. Under the terms of the contract, as amended, SMG was to act as the exclusive financial advisor/broker to BEI in its efforts to acquire and finance the acquisition of certain assets of Miller. The amended contract extended the term of the contract to June 15, 1995 and provided that upon the later of June 1, 1995 and the date that Miller is acquired by BEI (subject to such extended termination date), BEI would pay to SMG a fee in the amount of $150,000 and, thereafter, $100,000 on February 1, 1996, $100,000 on August 1, 1996 and $150,000 on February 1, 1997. In
  addition, SMG was to be paid annually an amount based on one percent of the previous year's sales of all products based on the Miller patents acquired. The lawsuit claims BEI has refused to compensate SMG for its performance under the contract and seeks unspecified damages to be determined at trial.

       BEI filed an answer on July 17, 1995, denying all allegations contained in the SMG lawsuit. On December 5, 1995, SMG filed its Second Amended Original Petition (the "Amended Petition") which added Bandera Pipeline Service Corp., a wholly-owned subsidiary of BEI ("BPSC"), Bandera, Bandera Holdings, Inc., a shareholder of Bandera ("BHI"), Mr. H.E. Holder, Sr., a shareholder of BHI and president of Bandera ("Holder"), Miller, KCC, Xavier-Canada and Chris A. Dittmar (a director and officer of the Company) as defendants in the lawsuit. In the Amended Petition, SMG has claimed that BPSC, KCC, Holder, Xavier Mines Ltd. and Mr. Dittmar tortiously interfered with SMG's contract with Bandera and that such person entered into a civil conspiracy to deprive SMG of compensation due it. With respect to such claims, SMG seeks unspecified damages, including punitive damages, to be determined at trial. The Company, BPSC and BEI intend to defend this action vigorously. See "--Bandera Engineering."

       Other than the above discussed lawsuits, the Company is not a party to any material pending legal proceedings.

                                   MANAGEMENT


  EXECUTIVE OFFICERS AND DIRECTORS

       The following table sets forth the names, ages and positions of the directors and executive officers of Xavier-Canada and Xavier-Delaware. A summary of the background and experience of each of these individuals is set forth after the table.

Name                      Age                    Position Held
- ----                      ---                   ---------------
Chris A. Dittmar           49  Chairman of the Board, Chief Executive Officer
                               and President of each Xavier Company

George W. Bowman           48  Vice President, Director of Russian Operations
                               of each Xavier Company and Director of Xavier-
                               Delaware

Robert L. Gerry, III       58  Director of each Xavier Company

Paul T. Conroy             54  Director of Xavier-Canada

Franklin L. Davis          41  Director of each Xavier Company

Michael C.P. Hannesson     49  Director of Xavier-Canada

Benton H Wilcoxon          46  Director of Xavier-Delaware

Robert S. Parsons          42  Chief Financial Officer of each Xavier Company

       The Xavier-Delaware Board of Directors currently consists of five members and is divided into three classes, one class of which is elected each year to hold office for a three-year term and until successors are elected and qualified. The terms of the initial Class A, Class B and Class C directors of the Company will expire at the 1996, 1997 and 1998 annual meetings, respectively. Robert L. Gerry and Franklin L. Davis will serve in Class A, Benton H Wilcoxon and George W. Bowman in Class B and Chris A. Dittmar in Class C. Successors to those directors whose terms have expired are required to be elected by stockholder vote while vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors. The executive officers named above were elected to serve in such capacities until the next annual meeting of the Board of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship among any of the directors and executive officers of the Company.

       CHRIS A. DITTMAR has been Chairman, Chief Executive Officer and President of the Company since November 1993. Prior to that time, at Tradlink Petrocor, LLP ("Tradlink"), he was instrumental in formulating the strategy and negotiating and structuring the ventures and relationships with the entities in the CIS that form the basis of the Company's current operations. Mr. Dittmar's efforts in this regard were the most recent in a series of projects he was involved in as a self-employed businessman from 1981 until his association with the Company. From 1977 to 1980, Mr. Dittmar served as a project controller and in-house counsel for Occidental Petroleum Corporation, where he gained broad exposure to oil, gas, chemical and trading operations while coordinating efforts to improve Occidental's project planning and management worldwide. Mr. Dittmar earned a J.D. degree with an emphasis in Corporate Planning from Cleveland State University in 1977. He has a working knowledge of Russian and French and is a member of the Association of International Petroleum Negotiators.

       GEORGE W. BOWMAN has been Vice President and Director of Russian operations for the Company since November 1993. From January to November 1993, he identified and evaluated prospective ventures and relationships in Russia while at Tradlink. From 1983 to 1993, Mr. Bowman was a co-founder and served as Technical Director and Chief Operating Officer of Boffin, Inc., a publisher of micro-computer software for the petroleum industry. He has extensive experience in developing computer systems for the technical and financial modeling of oil and gas projects, which systems are used by over 2,000 oil and gas companies and over 70 oil-producing nations. Mr. Bowman is married to a Russian citizen and has lived in Russia since 1992. He holds a BBA in Finance from the University of Texas at Arlington. Mr. Bowman has a working knowledge of Russian, Farsi and Dutch, is a member of the Society of Petroleum Engineers and has been published in the Oil & Gas Journal and the Journal of Petroleum Technology.

       ROBERT L. GERRY, III has been a director of Xavier-Canada since October 1994. Since 1990, Mr. Gerry has been President, Vice Chairman, Chief Operating Officer and a Director of Nuevo Energy Company. He was the Senior Vice President of Energy Assets Investment Company ("EAIC"), a subsidiary of Torch Energy, from 1989 to 1990. For ten years prior to joining EAIC, Mr. Gerry was active as an independent investor in the energy environment. Mr. Gerry serves on the Board of Directors of the Earth Satellite Corporation, a satellite imaging company.

       PAUL T. CONROY has been a director of Xavier-Canada since August 1995. Mr. Conroy has been the President and Chief Executive Officer of Paramount Ventures & Finance Inc., a mining exploration company, since 1993. Since 1994, Mr. Conroy has also been President and Secretary of Beaufort Petroleum Investments Ltd. which is an oil and gas exploration company. In May 1995, Mr. Conroy became president of Gothic Resources, Inc. which is also in the oil and gas exploration business. From 1988 through 1992, Mr. Conroy was the Vice President of Corporate Finance at Chase Resources, a mining exploration company. Mr. Conroy serves on the Board of Directors of Paramount Ventures & Finance Inc., Beaufort Petroleum Investments Ltd., Gothic Resources, Inc. and Churchill Resources, Inc.

       FRANKLIN L. DAVIS has been a director of Xavier-Canada since August 1995 and Xavier-Delaware since October 1995. Mr. Davis has been a partner in the law firm of Smith Lyons, Toronto, Ontario, for more than five years.

       MICHAEL C.P. HANNESSON has been a director of Xavier-Canada since April 1994. Since August 1995 Mr. Hannesson has been the Executive Vice President of Rainmaker Digital Pictures Corp., a public company servicing the motion picture industry. He was the Executive Vice President of Bel-Fran Investments Ltd., which invested primarily in public companies and real estate, from July 1993 to August 1995. From 1988 until July 1993, Mr. Hannesson served as Senior Vice President, Finance and Operations Director of Adams-Coscan Partners, a company in the real estate business. Since September 1993, Mr. Hannesson has been the Chief Financial Officer and Director of Farm Energy Ltd. a company in the ethanol business. From August 1993 until October 31, 1995, Mr. Hannesson served as a Director of Franklin Supply.

       BENTON H. WILCOXON has been a director of Xavier-Delaware since October 1995 and currently is Chairman, Chief Executive Officer and President of Emtech Ltd. Emtech commercializes advanced materials technologies, primarily from Ukraine, and also owns a large mining venture in Ukraine. Mr. Wilcoxon has been President of Emtech since 1993 and was president of its predecessor company Ashurst Technology Corporation from July 1991 until 1993. He also serves as a Director and President/Managing Director of the principal subsidiaries of Emtech Ltd. and is a member of the Board of Directors of Emtech's joint ventures in Ukraine. Prior to founding Emtech/Ashurst, Mr. Wilcoxon was a consultant in the field of advanced technologies and operated an analytical chemistry firm, Alpha Research Corporation, primarily for the mining industry.

       ROBERT S. PARSONS joined the Company as Chief Financial Officer in April, 1995. Before this position he was a Managing Director of Europa International Ltd. in New York City. There he developed and executed a corporate strategy to enter Central European and Russian financial markets for affiliated Europa companies: a NYSE member broker/dealer, a mutual funds investment company and a small to midmarket investment bank. Mr. Parsons was Vice-President of Europa Capital from 1992 to 1993. He was an accounting manager at Mobil Corporation from 1990 to 1992 and was a consultant to the oil and gas industry from 1987 to 1989. Mr. Parsons was the Director of Internal Audit at Westland Oil Corporation, a Houston, Texas based, medium-sized independent oil and gas company from 1983 to 1987. He was the Chief Financial Officer and a co-founder of Rees Exports International, an exporter of petrochemical and oil field equipment, from 1982 to 1983. He worked in the financial reporting, internal audit and treasury departments at Texas Eastern Corporation from 1977 to 1982. Mr. Parsons holds a BBA in Accounting from the University of Texas at Austin and a Masters of Business Administration from Southern Methodist University.

  COMPENSATION OF DIRECTORS

       Except for reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof, none of the directors of the Company were compensated in their capacity as a director by the Company and its subsidiaries pursuant to any other arrangement or in lieu of any standard arrangement, nor are there any plans for such compensation in the foreseeable future.

       On September 22, 1995, the Company granted each of Michael C.P. Hannesson, Franklin L. Davis, Paul T. Conroy, Robert L. Gerry and Chris A. Dittmar, directors of Xavier-Canada, options to purchase 75,000 Common Shares. Such options are fully vested and are currently exercisable at an exercisable price of CDN$1.50. The options terminate on the sooner to occur of five years from the date of grant and two years from the date the holder thereof is no longer a director. See "Principal Shareholders."

  COMMITTEES OF THE BOARD OF DIRECTORS

       Upon completion of the Merger, the Company will have an Audit Committee and a Compensation Committee. The Company does not intend to have a nominating committee.

       The Audit Committee will review and report to the Board of Directors the scope and results of audits by the Company's outside auditor. Such committee will also recommend a firm of certified public accountants to serve as the Company's independent public accountants, subject to nomination by the Board of Directors and approval of the stockholders, authorize all audit and other professional services rendered by the auditor and periodically review the independence of the auditor. Membership of the Audit Committee is restricted to those directors who are not active or retired officers or employees of the Company. The Company intends to appoint Messrs. Gerry, Davis and Wilcoxon to the Audit Committee.

       The Compensation Committee will review and recommend to the Board of Directors the compensation to be paid to the executive officers of the Company. The Company intends to appoint Messrs. Gerry, Davis and Wilcoxon to the Compensation Committee.

  EXECUTIVE COMPENSATION

       The following table sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the years ended December 31, 1995, 1994, and 1993 in respect of each of the individuals who were, at December 31, 1995, the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company (the "Named Executive Officers"). Specific aspects of the compensation of the Named Executive Officers are dealt with in further detail in subsequent tables.

SUMMARY COMPENSATION TABLE
                                                                               LONG TERM COMPENSATION
                                         ANNUAL COMPENSATION           ----------------------------------
                                     (CDN$ EXCEPT AS INDICATED)                AWARDS           PAYOUTS
                                   -------------------------------     ----------------------------------
                                                           OTHER       SECURITIES
                                                           ANNUAL        UNDER     RESTRICTED         ALL OTHER
NAME AND                                                  COMPEN-       OPTIONS/     STOCK     LTIP   COMPEN-
PRINCIPAL                                         BONUS    SATION        SARS(#)    AWARDS(S) PAYOUTS SATION
POSITION                     YEAR  SALARY ($)       ($)     ($)          GRANTED       ($)      ($)   ($)(1)(6)
- ---------                    ----  ----------     ------  --------     ----------  ---------- ------- ---------
Chris A. Dittmar             1995      60,000         0          0      75,000(4)         0        0   18,415
  Chairman of the Board,     1994      60,000         0          0           0            0        0        0
  CEO and President of       1993      10,000(1)      0          0     281,250(5)         0        0        0
  each Xavier Company
George W. Bowman             1995      60,000         0          0           0            0        0        0
  Vice President of each     1994      60,000         0          0           0            0        0        0
  Xavier Company             1993      10,000(2)      0          0     143,750(6)         0        0        0
Robert S. Parsons            1995  US$125,000(3)      0          0           0            0        0        0
  Chief Financial Officer    1994           0         0          0           0            0        0        0
 of each Xavier              1993           0         0          0           0            0        0        0
  Company
H. E. Holder, Jr.            1995  US$150,000             US$7,836(8)        0            0        0        0
  Chairman of the Board,     1994           0                    0           0            0        0        0
  CEO and President of       1993           0                    0           0            0        0        0
  BPSC(7)
- -------------------------

  (1) Mr. Dittmar was appointed Chairman, President and Chief Executive Officer of the Company in November 1993. The Company has agreed to pay Mr. Dittmar an annual salary of US$120,000. However, pursuant to Mr. Dittmar's Employment Agreement with Xavier-Canada and the rules of the ASX, the maximum salary that Mr. Dittmar may receive is CDN$60,000 per annum until certain conditions have been satisfied. At such time, the foregone salary will not be reimbursed to Mr. Dittmar. Mr. Dittmar received the indicated $18,415 in other compensation pursuant to the insurance policy described below under "Executive Compensation--Other Compensation Matters." See also "--Employment Agreements."
  (2) Mr. Bowman was appointed Vice-President of the Company in November 1993. The Company has agreed to pay Mr. Bowman an annual salary of US$96,000. However, pursuant to Mr. Bowman's employment agreement with Xavier-Canada and the rules of the ASX, the maximum salary that Mr. Bowman may receive is CDN$60,000 per annum until certain conditions have been satisfied.
       See "--Employment Agreements." At such time, the foregone salary will not be reimbursed to Mr. Bowman.
  (3) Mr. Robert S. Parsons was appointed Chief Financial Officer on April 17, 1995, at an annual salary of US$125,000.
  (4) Options granted to Mr. Dittmar as discussed under "--Compensation of Directors."
  (5) The Board of Directors of Xavier-Canada granted Messrs. Dittmar and Bowman options to purchase 281,250 and 143,750 Common Shares, effective November 5, 1993, at an exercise price of CDN$1.40. 20% of such options vested upon issuance and 20% vest thereafter at each anniversary date. The options expire on the earlier of November 5, 1998 or upon termination of employment with the Company.
  (6) Messrs. Dittmar and Bowman have interest purchase agreements with the Company, effective November 3, 1993, which entitle them to receive Common Shares upon meeting certain conditions as described in "Certain Transactions--Interest Purchase Agreements."
  (7) Mr. Holder serves in the indicated capacity pursuant to the employment agreement described under "--Executive Compensation--Employment Agreements."
  (8)  The value of lease payments made on a car provided for Mr. Holder.

     OTHER COMPENSATION MATTERS

       On September 8, 1995, the Company purchased a US$5.0 million life insurance policy on Chris A. Dittmar under which Mr. Dittmar has been named the beneficiary. Mr. Dittmar has assigned the right to name the beneficiary of the policy to the Company, and the Company has changed the beneficiary to itself. The Company is obligated to pay premiums of approximately US$58,000 annually until 2005. The imputed benefit to Mr. Dittmar of such payments is US$18,415 in 1995 and US$57,325 for the years 1996 through 2000. Mr. Dittmar will be allowed to borrow against the policy up to the amount of its net cash surrender value which will grow from US$16,302 in 1995 to US$167,943 in 2000. If Mr. Dittmar should leave the Company's employment, he would be entitled to the net cash surrender value of the policy. From 1995 to 2005, so as long as the Company pays the premium, upon Mr. Dittmar's death, the US$5.0 million death benefit minus any borrowed cash value will be paid to the Company. After 2005, assuming Mr. Dittmar continues to pay the policy premiums, the death benefit will go to Mr. Dittmar's estate on his death.

       There are no pension plan benefits in place for any of the Named Executive Officers and none of the Named Executive Officers, senior officers or directors of the Company is indebted to the Company except as disclosed under the heading "Certain Transactions."

       Except as disclosed in "--Employment Agreements," there are no employment contracts between the Company (and its subsidiaries) and any Named Executive Officer and no compensatory plan or arrangements with respect to any Named Executive Officer that result or will result from the resignation, retirement or any other termination of employment of such officer's employment with the Company (and its subsidiaries), from a change of control of the Company (and its subsidiaries) or a change in the Named Executive Officer's responsibilities following a change-in-control.

       The Company has made certain advances to Messrs. Dittmar and Bowman. See "Certain Transactions--Advances."

  EMPLOYMENT AGREEMENTS

       The Company has entered into an employment agreement with Chris A. Dittmar pursuant to which Mr. Dittmar serves as the Chairman, Chief Executive Officer and President of the Company. The employment agreement provides for a five-year employment term commencing November 3, 1993, which employment term is renewable at the end of each year, beginning November 3, 1994, on terms and conditions as mutually agreed to by the Company and Mr. Dittmar. The employment agreement provides that as compensation for all services rendered by Mr. Dittmar thereunder, he will receive an annual salary of US$120,000; provided however, such annual compensation shall be reduced to CDN$60,000 until conditions (ii) through (vi) with respect to conversion of the First Tranche Shares (as defined) have been satisfied. See "Certain Transactions-- Interest Purchase Agreements." In addition, Mr. Dittmar may be paid bonuses, participate in certain employee benefit plans and receive certain other perquisites. In connection with the execution of his employment agreement, the Company granted to Mr. Dittmar options to purchase 281,250 Common Shares. See "--Executive Compensation--Summary Compensation Table" and "--Long Term Compensation Plans--Aggregate Option Exercises in Last Fiscal Year at Fiscal Year-End Option Values."

       The Company has entered into an employment agreement with George W. Bowman pursuant to which Mr. Bowman serves as the Vice President of the Company. The employment agreement provides for a five-year employment term commencing November 3, 1993. The employment agreement provides that as compensation for all services rendered by Mr. Bowman thereunder, he will receive an annual salary of US$96,000; provided, however, such annual compensation shall be reduced to CDN$60,000 until conditions (ii) through (vi) with respect to conversion of the First Tranche Shares have been satisfied. See "Certain Transactions--Interest Purchase Agreements." In addition, Mr. Bowman may be paid bonuses, participate in certain employee benefit plans and receive certain other perquisites. In connection with the execution of his employment agreement, the Company granted to Mr. Bowman options to purchase 143,750 Common Shares. See "--Executive Compensation--Summary Compensation Table" and "--Long Term Compensation Plans--Aggregate Option Exercises in Last Fiscal Year at Fiscal Year-End Option Values."

       In addition to any other payments to be made to Messrs. Dittmar and Bowman under their employment agreements, they will be entitled to their salary throughout the term of the agreement if employment is terminated thereunder for any reason other than "cause" (as defined in the employment agreements), resignation or disability. If Mr. Dittmar or Mr. Bowman is terminated for "cause," then the terminated officer will be subject to a 90-day non-competition agreement with the Company.

       BPSC, an indirect wholly-owned subsidiary of Bandera, has entered into an employment agreement with H.E. Holder, Jr. (the "Holder Employment Agreement"), pursuant to which Mr. Holder serves as BPSC's Chairman of the Board, Chief Executive Officer and President. The employment agreement provides for a five-year employment term commencing June 1, 1995. The employment agreement provides that as compensation for all services rendered by Mr. Holder thereunder, he will receive an annual salary of US$150,000. In addition, Mr. Holder may be paid bonuses, participate in certain employee benefit plans and receive certain other perquisites.

       The initial term of the Holder Employment Agreement is five years, which term is extended by one year each year thereafter unless Mr. Holder's employment is terminated upon (i) mutual agreement, (ii) his death or disability, (iii) Mr. Holder having conducted himself in a manner constituting neglect, willful misconduct, fraud on BPSC, dishonesty or misappropriation of BPSC's assets, or (iv) breach of material obligations arising under the Holder Employment Agreement and such breach has not been cured within 30 days of notice. If Mr. Holder is terminated for any reason other than those delineated above, Mr. Holder will be entitled to the greater of (i) US$600,000 and (ii) any remaining base compensation due him under the agreement. The Holder Employment Agreement includes a covenant not to compete by which Mr. Holder has agreed to not compete with BPSC for 18 months after the termination of the Holder Employment Agreement, unless such termination is pursuant to an uncured breach of the agreement by the Company.

LONG TERM COMPENSATION PLANS

       OPTION GRANTS IN 1995

       The following table sets forth further information regarding grants of options to purchase Common Shares made by the Company during the year ended December 31, 1995 to each of the Named Executive Officers.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION FOR OPTION
                                      INDIVIDUAL GRANTS                                    TERM
                     --------------------------------------------------------------------------------------
                        NUMBER OF       PERCENT OF
                       SECURITIES         TOTAL
                       UNDERLYING     OPTIONS/SARS
                       OPTION/SARS     GRANTED TO       EXERCISE
NAME                     GRANTED      EMPLOYEES IN      PRICE PER  EXPIRATION
                                       FISCAL YEAR        SHARE       DATE         5%($)         10%($)
                     --------------------------------------------------------------------------------------
Chris A. Dittmar(1)..        75,000        100           CDN$1.50    9/23/00      CDN$7,146     CDN$49,215
George W. Bowman.....            --         --                 --         --             --             --
Robert S. Parsons....            --         --                 --         --             --             --

- ---------------
  (1) Options granted to Mr. Dittmar as discussed under "--Compensation of Directors."


       AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES.

       The following table sets forth certain information concerning the exercise of stock options in the last Fiscal Year and the number of unexercised options and the value of unexercised options at December 31, 1995 held by the Named Executive Officers.

                                                  NUMBER OF       VALUE OF UNEXERCISED
                                                 UNEXERCISED          IN-THE-MONEY
                                                OPTIONS/SARS AT       OPTIONS/SARS
                                               DEC. 31, 1995(#)    (DEC. 31, 1995(1)
                                              ------------------------------------------
                        SHARES     AGGREGATE
                     ACQUIRED ON     VALUE
NAME                 EXERCISE (#)  REALIZED      EXER.    UNEXER.     EXER.    UNEXER.
- -------------------  ------------  --------    --------  --------   --------  --------
Chris A. Dittmar               0           0   168,750   112,500          0          0
George W. Bowman               0           0    86,250    57,500          0          0
Robert S. Parsons              0           0         0         0          0          0

- ----------------------
  (1) Calculated based on the difference between the closing price per Common Share on December 31, 1995 of CDN$.86 and the exercise price of CDN$1.40 of such options.

  INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

       The following table sets forth the indebtedness to, or guaranteed or supported by, the Company or any of its subsidiaries, of each director, executive officer, senior officer, proposed nominee for election as a director and each associate of any such director, officer or proposed nominee. The aggregate indebtedness to the Company and its subsidiaries of all directors, officers and employees and former directors, officers and employees as of December 31, 1995 was US$305,499.

                                                       LARGEST AMOUNT
                                       INVOLVEMENT   OUTSTANDING DURING
                                         OF THE              THE                   AMOUNT
    NAME, PRINCIPAL POSITION AND        COMPANY OR   YEAR ENDED DECEMBER      OUTSTANDING AS OF
      MUNICIPALITY OF RESIDENCE        SUBSIDIARY        31, 1995(1)           MARCH 30, 1996
- ------------------------------------------------------------------------------------------------
Chris A. Dittmar, Chairman of the
 Board, CEO and President of each
 Xavier Company
Houston, Texas                           Lender           US$204,284          US$255,355(1)(2)


George W. Bowman, Vice-President of
 each Xavier Company
Moscow, Russia                           Lender           US$91,900              US$114,875(2)

Robert S. Parsons, Chief Financial
 Officer of each Xavier Company
Houston, Texas                           Lender            US$8,333                US$8,333(2)

- -------------------------
       (1) Of this amount, US$26,482 (plus accrued interest) represents the balance outstanding on December 31, 1995 pursuant to a promissory note in such amount granted on August 24, 1995. The promissory note bears interest at a rate of 7% per annum and is payable in 90 monthly installments of US$376.85 beginning October 1, 1995.

       (2) Except as indicated in footnote 1 above, the indicated amounts have been lent on an unsecured basis, due on demand, at 7% interest.

       See "Certain Transactions--Advances" for more information with respect to such loans and advances.

  REPORT ON EXECUTIVE COMPENSATION

       Of the four Named Executive Officers, two, Messrs. Dittmar and Bowman, are employed pursuant to employment agreements that were negotiated by the Company on an arm's length basis prior to their employment with the Company and another, Mr. Holder, is employed under an employment agreement entered into with BPSC prior to the Company's purchase of its interest in Bandera. Accordingly, the Compensation Committee does not have a role in determining the compensation payable to such individuals. See "--Employment Agreements."

       The Company hired Mr. Parsons to act as its Chief Financial Officer pursuant to an agreement for "at will" employment that was negotiated and authorized by Mr. Dittmar. Negotiating and authorizing such agreement was within Mr. Dittmar's authority as the Chief Executive Officer and President of the Company.

       On a going forward basis, it will be the responsibility of the Compensation Committee to determine the level of compensation in respect of the Company's senior executives with a view to providing such executives with a competitive compensation package having regard to performance. Performance is defined to include achievement of the Company's strategic objective of growth and the enhancement of shareholder value through increases in the stock price resulting from increases in reserves and production, low cost production and enhanced annual cash flow.

       Compensation for executive officers will be composed primarily of three components; namely, base salary, performance bonuses and the granting of stock options. Performance bonuses will be considered from time to time having regard to the above referenced objectives.

       In establishing the levels of base salary, the award of stock options and performance bonuses the Compensation Committee will take into consideration individual performance, responsibilities, length of service and levels of compensation provided by industry competitors.

       The Compensation Committee is also responsible for reviewing the Company's manpower and succession plans to ensure that adequate plans are in place.

                                Chris A. Dittmar
                                Robert L. Gerry

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The chart below compares the yearly percentage change in thecumulative total shareholder return on the Common Shares against the cumulative total shareholder return of The TSE 300 Stock Index for the five fiscal year period commencing December 31, 1990 and ending December 31, 1995.


                      Comparison of Five-Year Cumulative
                   Total Shareholder Return on Common Shares
                  of the Company and The TSE 300 Stock Index


    Date                       TSE 300 Composite              Xavier
   ------                     -------------------           ---------
Dec. 31, 1990                       $100.00                 $  100.00
Dec. 31, 1991                       $112.02                 $   33.33
Dec. 31, 1992                       $110.41                 $   53.33
Dec. 31, 1993                       $146.34                 $  873.33
Dec. 31, 1994                       $146.09                 $1,053.33
Dec. 31, 1995                       $167.31                 $  573.33

- ------------------
Assumes that the initial value of the investment in the Common Shares on the ASX, and that The TSE 300 Stock Index was equal to $100 on December 31, 1990. Also assumes that all dividends were reinvested.

* Takes into account a one for one stock dividend paid on May 20, 1993.

  COMPOSITION OF THE COMPENSATION COMMITTEE; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Messrs. Dittmar and Gerry comprised the Company's Compensation Committee during the fiscal year ended December 31, 1995. The Compensation Committee has not met since it was constituted in October 1994. None of the members of the Compensation Committee performed similar functions with other public companies during the year ended December 31, 1995. The terms of the employment agreements effective November 3, 1993 with Messrs. Dittmar and Bowman were negotiated on behalf of the Company by Murray Sinclair, a former director of the Company. See "--Employment Agreements." It is intended that upon the consummation of the Merger, Messrs. Gerry, Wilcoxon and Davis will constitute the Compensation Committee.

  EXCULPATORY CHARTER PROVISION; LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

       The Company has included in its Delaware Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty; provided, however, that such provision does not eliminate liability for breaches of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL concerning the unlawful payment of dividends or stock redemptions or repurchases or for any transactions from which the director derived an improper personal benefit. However, these provisions will not limit the liability of the Company's directors under the federal securities laws. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

  INTEREST PURCHASE AGREEMENTS

       The Company has entered into Interest Purchase Agreements, effective November 3, 1993, with each of Messrs. Dittmar and Bowman (the "Interest Purchase Agreements") pursuant to which the Company acquired all rights and interests of Messrs. Dittmar and Bowman in and to oil, gas and other mineral projects that had been negotiated by Messrs. Dittmar and Bowman with respect to properties located in the republics of the FSU, except for certain projects in the Republics of Azerbaijan and Kazakhstan. It was pursuant to the Interest Purchase Agreements that the Company was introduced to and acquired the opportunity to participate in the Black Gold Joint Venture and the East Kamennoye TSA.

       Pursuant to the Interest Purchase Agreement with Mr. Dittmar, the Company, in consideration for the rights and interests conveyed by Mr. Dittmar, agreed to issue to Mr. Dittmar Convertible Preferred Shares, of which 20 will be issued prior to the Consolidation. These shares will be convertible until December 31, 1998 at the option of Mr. Dittmar and upon satisfaction of the conditions described in the next three paragraphs. Each Convertible Preferred Share is convertible into Common Shares in an amount equal to 1% of the outstanding Common Shares at the time of, and after giving effect to, the conversion thereof.

       With respect to Mr. Dittmar, the Company has agreed to issue at least 20 Convertible Preferred Shares, 10 of which (the "First Tranche Shares") will be convertible upon the occurrence of all the following events:

       (i) Xavier having achieved a Market Capitalization (as defined in the Interest Purchase Agreement) of US$50 million;

       (ii) approval of the ASX for the conversion of the Convertible Preferred Stock;

      (iii) receipt by the ASX of a legal opinion that the Company's interest in one or more of the Black Gold Joint Venture, the Kamennoye East TSA, the Kamennoye West TSA, the P&K TSA and/or any other similar agreement (the "Interest Documents") have been negotiated, are validly held by the applicable party, that upon the completion of the requirements thereunder the title of the interests they purport to convey to the Company is held by the Company;

       (iv) submission to the ASX of executed copies of the Interest Documents;

       (v) submission to the ASX of the Feasibility Study and Joint Evaluations completed pursuant to the terms of the submitted Study Agreement and Protocols of Intent;

       (vi) submission to the ASX of an Engineering Report confirming the evaluation of the property complete in accordance with the requirements of the Policies and Procedures Manual of the ASX National Policy Statement 2-B of the Canadian securities regulators; and

       (vii) the Company having acquired 100 million barrels of risk adjusted recoverable equivalent reserves net to it as determined by an independent petroleum engineer.

       In addition to the above shares, nine Convertible Preferred Shares (the "Second Tranche Shares") will become convertible upon the occurrence of all of the following events:

       (i)  the Company domesticating in the United States;

       (ii) the Company having its shares listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq; and

       (iii) the Company having achieved cumulative profitability and positive cash flow with a market capitalization of US$500 million.

       In addition to the above issuance, one Convertible Preferred Share (the "Third Tranche Shares") will be issued for each 100 million Bbls of oil net to the Company as delineated in (i) below and each such share will become convertible upon the occurrence of all of the following events:

       (i) the Company acquiring control of each additional 100 million Bbls of risk adjusted recoverable equivalent reserves net to the Company as determined by an independent petroleum and geologic engineering firm; and

       (ii) the Company having met the conditions with respect to the convertibility of the First Tranche Shares.

       The conditions with respect to convertibility of the First, Second and Third Tranche Shares may be satisfied at any time in the year. However, convertibility of the shares may only occur on December 31 of the year in which such conditions have been met. If the independent petroleum engineer should revise its estimate of the risk adjusted recoverable equivalent reserves, such revision will determine whether a condition to convertibility has been met until December 31, 2000. As of the date of this Prospectus, items (i), (iv), and (vii) of the conditions to the exercise of the First Tranche Shares have been satisfied.

       Mr. Dittmar's Interest Purchase Agreement also provides for a non-assignable royalty to be paid to him (the "CAD Royalty"). The CAD Royalty provides that Mr. Dittmar is to be paid a royalty in perpetuity of 1.0% of all earnings before interest, taxes, depreciation and amortization ("EBITDA") in and from all properties and/or projects identified and/or introduced to Xavier while Mr. Dittmar (i) is a Senior Officer of the Company, (ii) a member of the Company's Board of Directors, (iii) a full time employee of the Company or
  (iv) owns 2.5% of the issued and outstanding Common Shares. The CAD Royalty excludes income from the Favourable Lake Property and the Company's passive income.

       The Interest Purchase Agreement entered into with Mr. Bowman is substantially similar to the one entered into with Mr. Dittmar except that the Company has agreed to issue Mr. Bowman six shares of Convertible Preferred Stock, which issuance will occur prior to the Consolidation. Five of these shares which will become convertible upon meeting the conversion conditions of the First Tranche Shares. The sixth and any subsequent shares issued to Mr. Bowman will be convertible by Mr. Bowman upon meeting the conversion conditions of the Third Tranche Shares.

       Mr. Bowman's Interest Purchase Agreement also provides for a royalty to be paid to him (the "GWB Royalty"). The GWB Royalty provides that Mr. Bowman is to be paid a non-assignable royalty of 1.0% of EBITDA in and from all properties and/or projects identified and/or introduced to Xavier except income from the Favourable Lake Property and the Company's passive income.
  The GWB Royalty lasts so long as Mr. Bowman (i) is a Vice President of the Company, (ii) is a senior officer of the Company, (iii) a full time employee of the Company or (iv) owns 1.25% of the issued and outstanding Common Shares.

       Messrs. Dittmar and Bowman have the right to collateralize their respective royalties against the properties subject thereto. These royalties are limited to gross revenues on active income, including without limitation oil and gas, timber and/or mining properties, and excluding any passive income generated by the Company, including without limitation revenues generated from interest and investment income.

       In connection with the conveyance of all of their rights and interests pursuant to the Interest Purchase Agreements, the Company agreed to issue 100,000 Common Shares to Mr. Dittmar and issued 50,000 Common Shares to Mr. Bowman.

  KMNGG TRANSACTIONS

       In December 1995, the Company issued the Carnegie Note to Carnegie. The Carnegie Note bears interest at 12% (effectively 26% per annum taking into account the issuance of Russ Oil Warrants and loan fees) per year and all principal and interest is due and payable on December 12, 1997. In connection with the issuance of the Carnegie Notes, the Company issued the Russ Oil Warrants to Russ Oil to purchase up to 15,461,675 Common Shares at a purchase price of SEK 9.15 per share. The Russ Oil Warrants are immediately exercisable and expire on November 27, 1997. For information with respect to MGIF and its affiliates' ownership of the Company's securities, see "Principal Shareholders."

       In December 1995, US$19.95 million of the proceeds from the issuance of the Carnegie Note was lent to ANG pursuant to the Convertible Note. The Convertible Note bears interest at the rate of 12% per annum and is due on or before June 4, 1996. All outstanding principal and interest under the Convertible Note is convertible, at the option of the holder, into shares of common stock of KMNGG at a conversion price of $259.14 per share. If the outstanding principal of the Convertible Note is converted in full into shares of KMNGG common stock, and assuming no other issuances of such stock, the Company would own approximately a 25% interest in KMNGG. KMNGG and PETECO are parties to the Kamennoye East TSA and the P&K TSA. See "Business--Western Siberia Technical Service Agreements."

       For additional information concerning the Carnegie Note, the Russ Oil Warrants and the transactions entered into in connection therewith, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Risk Factors--Risks Related to the Company--KMNGG Transactions," "Business--KMNGG" and "Description of Xavier Delaware Securities--Warrants, Options and Convertible Securities."

  EMPLOYMENT AGREEMENTS

       Mr. Dittmar and Mr. Bowman have entered into employment agreements with the Company. See "Management--Employment Agreements" for more information concerning such agreements.

  ADVANCES AND LOANS

       From time to time the Company advances funds to Messrs. Dittmar, Bowman and Parsons. At December 31, 1995, Messrs. Dittmar, Bowman and Parsons had advance balances bearing interest at a rate of 7%, of approximately US$177,802, US$91,900 and US$8,333, respectively.

       On August 24, 1995, Chris A. Dittmar, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, borrowed $26,482 from the Company pursuant to a promissory note. Such note bears interest at a rate of 7% per annum and is payable in 90 monthly installments of $376.85 beginning October 1, 1995.

  INDEMNITY AGREEMENTS

       Each Xavier Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that the Company shall indemnify these individuals against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, provided that such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. With respect to any action brought by or in the right of the Company, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

  BANDERA

       Bandera has shared office space, supplies and personnel with Bandera Holdings, Inc. ("Holdings"), which owns 46.5% of Bandera's outstanding common stock, and its two wholly-owned subsidiaries, Bandera Offshore, Inc. ("BOI") and Bandera Oil & Gas Company ("BOG"). Bandera allocated the general and administrative expenses among these entities based primarily on the approximate time spent by Bandera's personnel on the respective entity. Effective June 30, 1995, Bandera wrote-off $108,390 and $180,949 owed to it by BOG and Holdings, respectively, as such amounts were deemed uncollectible. At the same time, Bandera offset $130,413 and $18,895 it owed to BOI and H.E. Holder, respectively. Accordingly, the net loss to Bandera in connection with such offsets and write-offs was $140,031.

  OTHER TRANSACTIONS

       In conjunction with the formation of GEX, the Company entered into a credit agreement with GEC which requires the Company to advance a maximum of US$40,000 (CDN$54,578) per month to GEC through April 1, 1997. The advances bear interest at 12%, are payable in monthly amounts including interest and are collateralized by GEC's interest in GEX. The advances mature no later than April 1, 2000, at which time all unpaid advances and accrued interest are due. At December 31, 1995, the Company had advances of US$830,000 (CDN$1,132,487) and accrued interest of US$84,845 (CDN$115,766) due from GEC. GEC owns 1,000 shares of XBG Preferred which is to be exchanged for 2,700,002 Common Shares upon certain conditions. See "Business--The Black Gold Joint Venture--The GEX Documents."

                             PRINCIPAL SHAREHOLDERS

       Except as disclosed below, the following table sets forth certain information regarding the beneficial ownership of the Common Shares (without taking into effect the one-for-four reverse stock split to be effected in the Consolidation) as of May 9, 1996, unless otherwise indicated in the footnotes to the table, by (i) each person known by the Company to beneficially own more than 5% of such shares, (ii) the directors of either Xavier Company, (iii) the Named Executive Officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, each persons's address is 1600 Smith Street, Suite 4700, Houston, Texas 77002.

                                                        Shares
                                                     Beneficially
Name                                                  Owned (1)      Percent of Class
- ----                                               ----------------  ----------------
Chris A. Dittmar                                        373,750(2)           *
George W. Bowman                                        136,250(3)           *
Robert L. Gerry, III                                    125,000              *
Paul T. Conroy                                           75,000              *
Franklin L. Davis                                        75,000              *
Michael C.P. Hannesson                                  225,000(4)           *
Benton H Wilcoxon                                             0              *
Robert S. Parsons                                       326,404(5)           *
Morgan Grenfell Asset Management                     29,461,675(6)         33.7
20 Finsbury Circus
London, England EC2 M1NB
Mercury Asset Management                             12,400,000(7)         17.4
33 King William St.
London, England EC4R 9AS
Nicholas Bogachev                                    10,362,908(8)         14.8
c/o PETECO
10, Letnicovskaya
Moscow, Russia 113114
Capital International, Inc.                           8,513,400(9)         12.3
25 Bedford St.
London, England WC2E 9HN
Metropolitan Life Insurance Co.(GFM)                  5,935,000(10)         9.1
Fifth Floor, Orion House
5 Upper St. Martins Lane
London, England WC2H 9EA
Framlington Investment Management Ltd.                6,015,000(11)         8.9
155 Bishopsgate
London, England EC2M 3XJ
Hanover Finance Ltd.                                  3,365,385             5.2
9 Aukland Terr
Isle of Mann
All directors and executive officers as a group       1,336,404             2.1
(8 persons)                                        ___________             ----

  ----------------
  *  Less than 1%

                                                     footnotes on following page

  (1) To the Company's knowledge, each person named in the table has sole voting and investment power with respect to all Common Shares shown as beneficially owned by him, subject to applicable community property law where applicable. Common Shares that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the date of this Prospectus are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
  (2) Includes 168,750 Common Shares issuable upon exercise of vested options. Excludes Common Shares issuable to Mr. Dittmar upon conversion of Convertible Preferred Stock to be issued to him after the Domestication and 112,500 Common Shares issuable upon exercise of nonvested options he currently holds. Subject to certain conditions, Mr. Dittmar will be able to convert his Convertible Preferred Shares into Common Shares. See "Certain Transactions--Interest Purchase Agreements."
  (3) Includes 86,250 Common Shares issuable upon exercise of vested options. Excludes Common Shares issuable to Mr. Bowman upon conversion of Convertible Preferred Stock to be issued to him after the Domestication and 57,500 Common Shares issuable upon exercise of nonvested options he currently holds. Subject to certain conditions, Mr. Bowman will be able to convert his Convertible Preferred Shares into Common Shares. See "Certain Transactions--Interest Purchase Agreements."
  (4) Consists of (i) immediately exercisable warrants to purchase 150,000 Common Shares for CDN$1.75 per share expiring on July 31, 1997 and (ii) options to purchase 75,000 Common Shares for CDN$1.50 per share expiring August 31, 2000.
  (5) In December 1995, Mr. Parsons received 113,202 Common Shares and warrants to purchase 213,202 Common Shares at a purchase price of CDN$2.00, expiring December 31, 1996, from Europa Securities in connection with his employment with Europa until April 1995.
  (6) Includes warrants to purchase 7,000,000 Common Shares at an exercise price of CDN$2.00 and the Russ Oil Warrants to purchase 15,461,675 Common Shares at a price of SEK9.15 per share and 7,000,000 Common Shares. Other Common Share ownership position was obtained from the Company's private placement documents as of July 1995, the latest available information with respect to this holder, and the Company makes no representation or warranty as to the accuracy of such information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Risk Factors--Risks Related to the Company--KMNGG Transactions," "Business--KMNGG," "Certain Transactions--KMNGG Transactions" and "Description of Xavier Delaware Securities--Warrants, Options and Convertible Securities."
  (7) Share ownership confirmed with holder on March 15, 1996. Includes warrants to purchase 6,200,000 Common Shares at an exercise price of CDN$2.00.
  (8) Share ownership confirmed with R.M. Trust Participant Listing as of December 31, 1995. Includes (i) 1,036,291 Common Shares owned by Mr. Bogachev, (ii) immediately exercisable warrants to purchase 1,036,291 Common Shares at an exercise price of CDN$2.00, (iii) 4,145,163 Common Shares owned by PETECO, and (iv) immediately exercisable warrants to purchase 4,145,163 Common Shares at a purchase price of CDN$2.00. Mr. Bogachev may be deemed to have the power to vote and dispose of the Common Shares listed under clauses (iii) and (iv) and thereby to be the beneficial owner of such Common Shares.
  (9) Share ownership position confirmed with the holder, March 15, 1996. Includes warrants to purchase 4,200,000 Common Shares at an exercise price of CDN$2.00.
 (10) Share ownership position confirmed with the holder, March 15, 1996.
 (11) Share ownership confirmed with holder on April 1, 1996. Includes warrants to purchase 2,815,000 Common Shares at an exercise price of CDN$2.00.

                 DESCRIPTION OF THE XAVIER-DELAWARE SECURITIES

       The following summary description of the capital stock of Xavier-Delaware does not purport to be complete and is qualified in its entirety by reference to the Xavier-Delaware Certificate and By-Laws, copies of which are attached as Exhibit G and Exhibit H, respectively. Furthermore, the following discussion describes the capital stock of the Company assuming that the Domestication and Merger have already been effected. If the Domestication occurs but the Merger does not, the following description will also apply to the Securities of Xavier-Canada as a Delaware corporation.

  GENERAL


       The authorized capital stock of the Company consists of 300 million shares of Common Stock, US$0.0001 par value per share, of which 16,223,639 (assuming the effectuation of a one-for-four reverse stock split to be effected in the Consolidation) will be issued and outstanding, and ten million shares of Preferred Stock, par value US$0.0001 per share ("Preferred Stock"), 100 of which are designated Class A Convertible Preferred Stock. The Company has agreed to issue 26 shares of Class A Convertible Preferred Stock prior to the Consolidation. See "Certain Transactions--Interest Purchase
  Agreements."

  COMMON STOCK

       Subject to the rights of holders of Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors. In addition, super majority voting requirements apply in respect of certain stockholder actions.

       Holders of Common Stock have no preemptive rights to subscribe for any additional securities that Xavier-Delaware may issue and there are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of Common Stock to be outstanding upon completion of the Domestication and Merger will be legally issued, fully paid and nonassessable. Upon the liquidation, dissolution or winding up of the Company, holders of the shares of Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock.

  PREFERRED STOCK

       Pursuant to the Xavier-Delaware Certificate, the Board of Directors of the Company is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has such power to establish the powers, preferences and rights of each series, it may afford the holders of Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. Although the Company has no current intention to issue additional shares of Preferred Stock, other than additional shares of Convertible Preferred Stock in accordance with the terms of the Interest Purchase Agreements, the issuance of such shares, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

       CLASS A CONVERTIBLE PREFERRED STOCK.

       The Company has agreed to issue an aggregate of at least 26 shares of Convertible Preferred Stock to Messrs. Dittmar and Bowman. The issuances of these 26 shares will occur prior to the Consolidation. See "Certain Transactions--Interest Purchase Agreements" for the terms of the Convertible Preferred Stock.

   WARRANTS, OPTIONS AND CONVERTIBLE SECURITIES

       The following table delineates the terms of certain warrants Xavier-Canada has outstanding. After the Merger, these Warrants will remain outstanding as obligations of Xavier-Delaware. Among other terms, these Warrants contain certain anti-dilution provisions and certain registration rights. See "--Registration Rights."


                                            UNDERLYING         EXERCISE    EXPIRATION
                 NAME                     COMMON SHARES        PRICE*        DATE
                ------                  -------------------  -----------  -----------
GHL Warrants..........................            384,615      1.30        12/31/96
AZ Warrants(1)........................          1,132,800   US$3.66          6/1/96
Settlement Warrants...................            350,000      1.58         9/15/97
Russ Oil Warrants(2)..................         15,461,675   SEK9.15(3)     11/27/97
Private Placement Warrants, Group I...         40,327,470    2.00(4)(5)    12/31/96
Private Placement Warrants, Group II..         13,861,462      2.00(4)      3/31/97
Other Warrants........................             25,000      2.25         4/21/96
                                               ----------
                                      TOTAL    71,543,022
                                               ==========

- -----------------
  * In Canadian dollars unless otherwise indicated.
  (1) In connection with the renegotiation of these warrants, which were issued in a private placement along with 1,132,800 Common Shares, the Company has agreed to issue an aggregate of 1,132,800 warrants replacing these warrants. The replacement warrants will be exercisable at a price of CDN$2.00 per share and expire on March 28, 1998.
  (2) For a further discussion of these warrants, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Risk Factors--Risks Related to the Company-- KMNGG Transactions," "Business--KMNGG" and "Certain Transactions--KMNGG Transactions."
  (3) On April 15, 1996, the noon buying rate for Swedish Kroner as reported by the Comerica Bank was US$0.1478 for every SEK1.00.
  (4) These warrants provide that the exercise price therefor will be adjusted to the price any of the Company's securities are sold to the public in an initial public offering in the United States pursuant to an effective registration statement under the Securities Act.
  (5) Includes warrants to purchase 213,202 Common Shares transferred to Mr. Parsons, an officer of the Company, by Europa Securities, his former employer, in connection with services he provided Europa prior to joining the Company.

       The Company has also agreed to issue warrants to purchase 1,000,000 Common Shares to MRI International Enterprises Incorporated, an affiliate of MRI, on the date of the Company's first public equity offering in the United States at an exercise price that is 20% less than the market price of its common stock on the date of such offering. These warrants will be exercisable for five years from the date of grant. See "Business--Western Siberia Technical Services Agreements."

       The Company has agreed to issue warrants to purchase 150,000 Common Shares at a price of CDN$1.75, expiring July 31, 1997, to Mr. Hannesson, a director of Xavier-Canada, in connection with certain services he provided to the Company during its private placement in 1994 while he was a director of the Company.

       The Company has agreed to issue warrants to certain persons who have provided services to the Company from time-to-time to purchase an aggregate of 275,000 Common Shares at a price of CDN$2.00 per share that expire on September 1, 1997.


       The Company has agreed to issue warrants to certain persons to purchase an aggregate of 55,157 Common Shares at a price of CDN$2.00 per share that expire on May 10, 1997.

       In connection with the purchase of certain oilfield equipment from PPI, the Company has agreed to issue warrants, expiring January 31, 1998, to purchase a currently undeterminable number of Common Shares in connection with the purchase of oil field equipment, at a price of CDN$2.20 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Resources."

       The Company currently has outstanding options to purchase 850,000 Common Shares (without taking in account the one-for-four reverse stock split to be effected in the Consolidation). Such options are all vested except for options to purchase 112,500 and 57,500 Common Shares held by Messrs. Dittmar and Bowman, respectively. Of the total outstanding options, 425,000 expire on November 5, 1998, 50,000 expire on October 21, 1999 and 375,000 expire on September 23, 2000.

  PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

       The Certificate of Incorporation (the "Certificate") and the Bylaws of Xavier-Delaware contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy contests. Set forth below is a description of such provisions in the Certificate and the Bylaws. The Board of Directors has no current plant to formulate or effect additional measures that could have an anti-takeover effect.

       Pursuant to the Certificate, directors, other than those, if any, elected by the holders of Preferred Stock, can be removed only with cause from office by the affirmative vote of the holders of 66-2/3% of the voting power of the then outstanding shares of capital stock entitled to vote thereon ("Voting Stock"). Vacancies on the Board of Directors may be filled by the remaining directors without stockholder approval.

       The Certificate provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year term. The classification of the Board of Directors makes it more difficult to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

       The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes, without limitation, a merger, assets or stock sale, or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

       The Certificate provides that except as otherwise provided for with respect to the rights of holders of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Company at any annual special meeting of the stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders, unless the actions to be effected by written consent of the stockholders and the taking of such action by such written consent has been expressly approved in advance by the Board of Directors. This provision makes it difficult for stockholders to initiate or effect an action by written consent, and thereby effect an action opposed by the Board of Directors. The Certificate and Bylaws also provide that special meetings of stockholders may be called only by the Chairman of the Board of the Company or a majority of the Board of Directors of the Company. In addition, the Bylaws set forth an advance notice procedure with regard to business to be brought before an annual meeting of stockholders of the Company.

       The Certificate further provides that the Board of Directors, by a majority vote, may adopt, alter, amend or repeal provisions of the Bylaws. However, stockholders may only adopt, alter, amend or repeal provisions of the Bylaws by a vote of 66-2/3% or more of the combined voting power of the then outstanding

  Voting Stock. In addition, the Certificate provides that whenever any vote of Voting Stock is required by law to amend, alter, repeal or rescind ("Change") any provision thereof, then, in addition to any affirmative vote required by law (i) the affirmative vote of 66-2/3% or more of the combined voting power of the then outstanding shares of Voting Stock is required to Change certain provisions of the Certificate, including the provisions referred to above relating to interested stockholder transactions, the filling of vacancies on the Board of Directors, the removal of directors, the limitations on stockholder action by written consent, the calling of special meetings by stockholders and the approval of amendments to the Company's Bylaws and (ii) if at such time there exists one or more interested stockholders, such Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of Voting Stock beneficially owned by persons other than the interested stockholder or any affiliate or associate thereof.

       Pursuant to the Certificate, the Board of Directors is also authorized to issue shares of "blank check" preferred stock that may have the effect of discouraging an unsolicited acquisition proposal. See "--Preferred Stock-- Blank Check Preferred Stock."

  ALBERTA STOCK EXCHANGE

       Under the rules of the ASX, Xavier-Canada is required to make application for approval of the Domestication and Merger. The listing of the Xavier-Delaware Common Stock following the Merger is subject to receipt of such approval. Xavier-Canada intends to submit necessary documentation with respect to such application to the ASX when and as required, and Xavier-Canada expects that the Xavier-Delaware Common Stock will be listed on the ASX upon the effectiveness of the Merger. In addition, the Company intends to apply for listing of the Xavier-Delaware Common Stock on Nasdaq.

  EXCHANGE AGENT, TRANSFER AGENT AND REGISTRARS

       The Exchange Agent for exchange of stock certificates following the Merger and payment of cash in lieu of fractional shares will be The R-M Trust Company, at its principal offices at 393 University Avenue, Toronto, Ontario, M5G 1E5. The Transfer Agent and Registrar for the Common Shares is The R-M Trust Company.

  DIVIDEND POLICY

       The Company has not paid cash dividends on its common equity securities in the last 10 years. The Company paid a stock dividend on May 20, 1993 and does not anticipate that it will do so in the foreseeable future. The Company's current policy is to retain earnings, if any, to finance the anticipated growth of its business. Any further determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company may procure credit from third parties for additional capital for exploration and development activities. It is likely that any credit facility procured by the Company may limit or restrict the Company's ability to pay cash dividends on the Common Stock under certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  REGISTRATION RIGHTS

       Settlement Warrants. The Settlement Warrants contain "piggyback" registration rights that allow the holders thereof to require the Company to register the underlying shares of common stock if the Company files a registration statement under the Securities Act. If such registration statement is with respect to an underwritten offering, the underwriter thereof may reduce the amount of "piggyback" shares to be registered in the underwriting in its discretion. These registration rights include traditional covenants and indemnification provisions including the indemnification of the selling shareholder for violations of the Securities Act. These rights expire in October 1996.

       Private Placement Warrants. These warrants contain "piggyback" registration rights that allow the holders thereof to require the Company to register the underlying shares of common stock if the Company files a registration statement under the Securities Act. If such registration statement is with respect to an underwritten offering, the underwriter thereof may reduce the amount of "piggyback" shares to be registered in the underwriting in its discretion. These registration rights include traditional covenants and indemnification provisions including the indemnification of the selling shareholder for violations of the Securities Act. These rights expire in December 1996.

       Russ Oil Warrants. These warrants contain "piggyback" registration rights that allow the holders thereof to require the Company to register the underlying shares of common stock if the Company files a registration statement under the Securities Act. If such registration statement is with respect to an underwritten offering, the underwriter thereof may reduce the amount of "piggyback" shares to be registered in the underwriting in its discretion. These registration rights include traditional covenants and indemnification provisions including the indemnification of the selling shareholder for violations of the Securities Act. These rights expire in November 1997.

              CANADIAN AND UNITED STATES INCOME TAX CONSIDERATIONS

       The Consolidation, Domestication and Merger will result in certain income tax consequences in both the United States and Canada, which management believes will have a positive effect on the Company by reducing, over the long term, income taxes paid by the Company and giving the Company the flexibility to enter into certain types of mergers, acquisitions and combination transactions with United States corporations which could result in adverse tax consequences absent the Domestication. Certain tax consequences of the Consolidation, Domestication and Merger are summarized below.

       THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY SHAREHOLDER OR HOLDER OF WARRANTS OF THE COMPANY. ACCORDINGLY, SHAREHOLDERS AND HOLDERS OF WARRANTS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PROPOSED CONSOLIDATION, DOMESTICATION, THE EXERCISE OF DISSENT RIGHTS AND THE PROPOSED MERGER.

  UNITED STATES TAX CONSEQUENCES

       GENERAL

       The following is a summary of the material United States federal income tax consequences of the Consolidation, Domestication and Merger (collectively, the "Domestication Transactions") and the material United States federal income and estate tax consequences to Non-U.S. Holders (as defined below) of holding and disposing of the Capital Stock (as defined below) of Xavier-Delaware.

       The summary is based on current law, which is subject to change (possible retroactively). The summary does not discuss all aspects of United States taxation that may be relevant to security holders in light of their personal investment circumstances or to certain security holders subject to special treatment under United States tax laws (such as securities dealers, tax-exempt entities (including qualified retirement plans) and insurance companies) and does not discuss the tax consequences under state, local, or foreign laws. In particular, this summary does not discuss the tax consequences to holders of Options who have received their Options in connection with services rendered to the Company. Security holders are urged to consult their own tax advisors regarding the federal, state, local, and other tax considerations of participating in the Domestication Transactions and of holding and disposing of shares and warrants of Xavier-Delaware.

       The term "U.S. Holder" means a beneficial owner of the stock of the Company that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State thereof or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. The term "Non-U.S. Holder" means a beneficial owner of the stock of the Company that is not a U.S. Holder.

       The term "Capital Shares" means the Preferred Shares and Common Shares of Xavier-Canada. The term "Capital Stock" means the Common Stock and Preferred Stock of Xavier-Delaware.

       CONSEQUENCES TO THE COMPANY

       Consolidation. The Consolidation will not constitute a taxable event to the Company for United States federal income tax purposes.

       Domestication and Merger. Although the matter is not free of doubt, the Company believes that the Domestication and Merger will be treated as a single transaction for United States federal income tax purposes by which Xavier-Canada transfers its assets to Xavier-Delaware and Xavier-Delaware issues its Capital Stock in exchange for the Capital Shares of Xavier-Canada. Further, the Company believes that the Domestication and Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986. Accordingly, the Company will recognize no gain and will incur no United States federal income tax as a result of the Domestication and Merger.

       CONSEQUENCES OF THE DOMESTICATION TRANSACTIONS TO U.S. HOLDERS

       Consolidation. Generally, U.S. Holders exchanging shares in the Consolidation will not recognize gain or loss on such exchange. However, a U.S. Holder who has held 10% or more of the total voting power of all classes of stock of the Company entitled to vote at any time during the 5 year period ending on the date of the Consolidation would include in income its pro rata portion of certain of Xavier-Canada's earnings and profits. Management of the Company has determined that the Company has no earnings and profits for this purpose. Subsequent to the Consolidation, each U.S. Holder of Capital Shares will have an aggregate adjusted tax basis in its Capital Shares equal to such U.S. Holder's aggregate adjusted tax basis prior to the Consolidation.

       Domestication and Merger. U.S. Holders who exchange their Capital Shares in Xavier-Canada for Capital Stock in Xavier-Delaware pursuant to the Domestication and Merger will recognize no gain or loss for United States federal income tax purposes. A U.S. Holder who dissents from the Domestication and Merger and receives cash in exchange for his Capital Shares will recognize gain or loss, measured by the difference between the Holder's basis in his Capital Shares and the amount of cash received.

       The total basis of Capital Stock received by a shareholder will equal his total basis in the Capital Shares surrendered in the exchange. The holding period for Capital Stock will be the same as such shareholder's holding period for the Capital Shares surrendered, provided that the shares were held as a capital asset.

       Generally, a shareholder's basis in each share of the Capital Stock received would equal such shareholder's total basis in the Capital Shares surrendered divided by the total number of shares of Capital Stock received. However, the basis and holding period of specific shares of Capital Stock (including shares of different classes) may be determined solely by reference to the basis and holding period of specific Capital Shares surrendered if the shareholder can specifically identify such shares.

       Pursuant to Temporary Treasury regulation Section 7.367(b)-7(c), exchanging U.S. Holders who have held 10% or more of the total voting power of all classes of stock of the Company entitled to vote at any time during the 5 year period ending on the effective date of the Domestication and Merger would include in income (as dividend income) their pro rata portion of Xavier-Canada's earnings and profits attributable to the stock exchanged to the extent that the fair market value of the stock exchanged exceeds its basis. The basis of the Capital Stock received by certain foreign corporations treated as U.S. Holders pursuant to Temporary Treasury regulation Section 7.367(b)-2(b) would then be increased by such amount. However, management has determined that the Company has no earnings and profits for this purpose.

       Each exchanging U.S. Holder must file with his District Director of the Internal Revenue Service on or before the last day for filing his federal income tax return (determined by taking into account any extensions of time therefor) for the year in which the Domestication Transactions are consummated, the notice required by Temporary Treasury regulation Section 7.367(b)-1(c). Any such U.S. Holder who fails to file the necessary notice and who fails to establish reasonable cause for such failure may be denied the benefit of the federal income tax consequences specified above.

       CONSEQUENCES OF THE DOMESTICATION AND MERGER TO NON-U.S. HOLDERS

       A Non-U.S. Holder who dissents and receives cash in exchange of his Capital Shares will recognize gain or loss in the manner described above for U.S. Holders. A Non-U.S. Holder will not be subject to United States federal income tax with respect to capital gains unless (i) such gain is effectively connected with the conduct of a trade or business within the United States by such holder, (ii) such holder is an individual who has been present in the United States for at least 183 days during the taxable year of the disposition, the

  Common Stock is a capital asset and either (a) such individual's "tax home" for federal income tax purposes is in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and the Non-U.S. Holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Company's Common Stock (assuming that Common Stock is regularly traded on an established securities market). The Company believes that it is not presently a United States real property holding corporation.

       CONSEQUENCES OF THE DOMESTICATION AND MERGER ON HOLDERS OF WARRANTS

       Although the matter is not free from doubt, for United States federal income tax purposes, the Domestication and Merger should not result in the recognition of gain or loss under Section 1001 of the Code to the holders of Warrants in Xavier-Canada who as a result of the Domestication and Merger will hold Warrants of Xavier-Delaware (rather than Xavier-Canada). The IRS or the courts could disagree with this characterization of the results to Warrant holders and instead treat the transaction in connection with the Warrants as a taxable exchange. In such event, each U.S. Holder of Warrants will recognize gain or loss on the exchange equal to the difference between the fair market value of its Warrants of Xavier-Delaware and the adjusted tax basis of its Warrants of Xavier-Canada (which such gain or loss will be capital gain or loss if the Warrants are capital assets that have been held for more than one year). Non-U.S. Holders of Warrants will not be subject to United States federal income tax with respect to capital gains (resulting from the exchange of Warrants) unless (i) such gain is effectively connected with the conduct of a trade or business within the United States by such holder, (ii) such holder is an individual who has been present in the United States for at least 183 days during the taxable year of the disposition, the Warrants are capital assets and either (a) such individual's "tax home" for federal income tax purposes is in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and the Non-U.S. Holder of Warrants is treated as owning directly or indirectly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Company's Common Stock (assuming that the Common Stock is regularly traded on an established securities market). The Company believes that it is not presently a United States real property holding corporation. Each holder of Warrants is urged to consult its own tax advisor regarding the tax consequences of the Domestication and Merger on its particular circumstances. See "Risk Factors--Risks Related to Ownership of Company Securities and this Offering--Tax Consequences of the Domestication and Merger on Holders of Warrants."

       CONSEQUENCES TO NON-U.S. HOLDERS OF OWNING AND DISPOSING OF XAVIER-DELAWARE CAPITAL STOCK

       Dividends. Generally, dividends paid to a Non-U.S. Holder of Capital Stock will be subject to United States withholding tax at the rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. Under the income tax treaty between the United States and Canada, the withholding tax rate on dividends paid to most shareholders who are resident in Canada will be 15%. In the case of Canadian corporations that beneficially own 10% or more of the voting stock of Xavier-Delaware, such withholding rate will be 5% (6% if paid in 1996). Under current Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of determining the applicability of a treaty rate. Under proposed Treasury regulations not currently in effect, however, a holder of Capital Stock who wished to claim the benefit of an applicable treaty rate would be required to file certain forms with the Company or its agent. Such Forms would contain the holder's name and address and other pertinent information certified by such holder under penalties of perjury.

       If, however, the dividend is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder, the dividend will be subject to regular United States federal income tax, which is not collected by withholding, provided the Non-U.S. Holder files an Internal Revenue Service Form 4224 with the Company or its agent in accordance with current treasury regulations. Moreover, in the case of a Non-U.S. Holder that is a corporation, a branch profits tax at the rate of 30% (or a lower applicable treaty rate) may be imposed on such corporation on its earnings (including dividends) effectively connected with a United States trade or business to the extent that such earnings are considered to be repatriated away from the United States trade or business.

       Sale of Capital Stock. A Non-U.S. Holder will not be subject to United States federal income tax on any gain recognized upon the sale (or other disposition) of Capital Stock unless (i) such gain is effectively connected with the conduct of a trade or business within the United States by such holder, (ii) such holder is an individual who has been present in the United States for at least 183 days during the taxable year of the disposition, the Common Stock is a capital asset and either (a) such individual's "tax home" for federal income tax purposes is in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and the Non-U.S. Holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Company's Common Stock (assuming that Common Stock is regularly traded on an established securities market). The Company believes that it is not presently a United States real property holding corporation.

       Estate Tax. Capital Stock owned (or treated as owned) by an individual who, at the time of death, is neither a citizen or a domiciliary of the United States will be includable in his gross estate for United States federal estate tax purposes and thus may be subject to United States estate tax, unless an applicable estate tax treaty provides otherwise.

       INFORMATION REPORTING AND BACKUP WITHHOLDING

       The Company must report annually to the Internal Revenue Service and to each shareholder the amount of cash proceeds paid as a result of the Domestication Transactions and dividends paid to, and the tax withheld with respect to, each shareholder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty or not required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which a Non-U.S. Holder resides.

       Shareholders may be subject to backup withholding at the rate of 31% with respect to cash proceeds from the Domestication Transactions, gross proceeds from the sale of the Capital Stock, or dividends paid on the Capital Stock, unless such holder (a) is a corporation or comes within certain other exempt categories or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. United States backup withholding tax will generally not apply to payments to a payee at an address outside the United States unless the payor has knowledge that the payee is a United States person.

       Payment to a Non-U.S. Holder of the proceeds of a sale of Capital Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds of a sale of Capital Stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding or information reporting; however, if such holder is (i) a United States person, (ii) a "controlled foreign corporation," or (iii) a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States, such payment will be subject to information reporting (but currently not backup withholding) unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

       Any amounts withheld under the backup withholding rules will be credited against the shareholder's federal income tax liability, if any, or refunded, provided the required information is furnished to the Internal Revenue Service.

   CANADIAN FEDERAL INCOME TAX CONSEQUENCES

       The following is a general summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the "Canadian Act") of the Consolidation, Continuance and Merger and the exercise of dissent rights as described herein to shareholders and holders of Warrants of the Company.

       This summary is based upon and takes into account the current provisions of the Canadian Act and the current regulations thereunder (the "Regulations"), all specific proposals to amend the Canadian Act and the Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Amendments"), and the Company's understanding of the current administrative practices published by Revenue Canada ("RCT"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor, except as specifically noted herein, does it not take into account tax laws or considerations of any province or territory of Canada or any jurisdiction outside Canada. Moreover, there can be no assurance that the Amendments will be enacted as proposed or that the Canadian Act, the Regulations thereunder or administrative practices of RCT, respectively, will not change, in a manner which will affect the tax consequences of the transactions to the Company, the shareholders or the holders of Warrants.

       This summary is based on the facts and agreements described herein and is also based on the assurances of management of the Company that no other transactions have been undertaken or are contemplated that would affect the matters dealt with herein.

       This summary is restricted to those shareholders and holders of Warrants of the Company who, for purposes of the Canadian Act, are resident in Canada, deal at arm's length with the Company and hold their shares or Warrants as capital property. A share or Warrant will generally be capital property to holders unless it is held in the course of carrying on a business of trading or dealing in securities, has been acquired in a transaction or transactions considered to be an adventure in the nature of trade, or is a mark-to-market property of certain financial institutions.

       This summary is of a general nature only, is not exhaustive of all potentially relevant Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder or holder of Warrants. Therefore, shareholders and holders of Warrants should consult their own tax advisers with respect to their particular circumstances.

       CONSOLIDATION

       The Consolidation will not constitute a taxable event for the Company's shareholders or holders of Warrants. The Company's shareholders and holders of Warrants will continue to hold their shares or Warrants at the same aggregate adjusted cost base as before the Consolidation.

       CONTINUANCE

       Shareholders Consequences. The Continuance will not constitute a taxable event for the Company's shareholders or holders of Warrants. Shareholders or holders of Warrants of the Company will continue to hold their shares or Warrants at the same adjusted cost base as before the Continuance.

       Any dividends paid by the Company to its shareholders on the Common Shares after the Continuance must be included in computing their income.

       After the Continuance, in the case of shareholders who are individuals, dividends received on Common Shares, as dividends on shares of a foreign corporation, will not be entitled to the benefit of the gross up and dividend tax credit rules in the Canadian Act. After the Continuance, in the case of corporate shareholders of which the Company is not a foreign affiliate for purposes of the Canadian Act, dividends received on Common Shares are not deductible in computing taxable income.

       Under the Canada-US Tax Convention (1980) (the "U.S. Treaty"), the U.S. withholding tax will be 15% in most cases, and 5% (6% for dividends paid in 1996) in the case of a Canadian corporation that owns at least 10% of the voting stock of the Company at the time the dividend is paid.

       U.S. withholding taxes imposed on such dividends may either be credited against Canadian taxes payable by the investor, or deducted by such investor in computing income for Canadian tax purposes, at the investor's option.

       Special rules apply to corporate shareholders that receive dividends from a foreign affiliate and such shareholders are advised to consult their own tax advisers with respect thereto.

       Dissenting Shareholders. The consequences under the Canadian Act to a shareholder who dissents from the Consolidation or the Continuance described herein and who receives a payment for his or her shares are discussed below.

       The receipt by a dissenting shareholder of a cash payment from the Company equal to the fair value of his or her Common Shares prior to the completion of the Continuance will generally be treated as a dividend to the holder of such shares to the extent that such payment exceeds the paid-up capital of the subject shares. The balance of the fair value paid (i.e. the amount equal to the paid-up capital of the shares) will generally be treated as proceeds of disposition of the subject shares for capital gains purposes. Consequently, such dissenting shareholders would realize a capital gain (capital loss) to the extent that the proceeds of disposition he or she receives for the share exceed (are exceeded by) the shareholder's adjusted cost base thereof. Notwithstanding the foregoing, if the dissenting recipient shareholder is a corporation resident in Canada, the full amount of the redemption proceeds received may be treated under the Canadian Act as proceeds of disposition, with the result that no dividend will be deemed to have been paid to the shareholder and any gain or loss realized by it upon the shares' disposition will be determined by reference to the full amount of the redemption proceeds.

       If the dissenting shareholder receives such cash payment after the Continuance, the payment will be treated as proceeds of disposition of the subject shares for capital gains purposes. Accordingly, the dissenting shareholder will realize a capital gain or loss as described above.

       Any capital loss arising on exercise of dissent rights by a corporate shareholder of the Company will be reduced by dividends received or deemed to be received, including any deemed dividend arising from the exercise of dissent rights, on the subject shares where the period of ownership of such shares was less than 365 days or where the corporate holder (together with persons with whom it did not deal at arm's length) held more than 5% of the issued shares of any class of the Company at the time the dividends were received or deemed to have been received.

       Company Consequences. The "corporate emigration" rules under the Canadian Act will apply upon Continuance. Accordingly, the Company will be deemed to have completed a taxation year immediately prior to it being granted articles of continuance in Delaware. In addition, each property owned by the Company immediately before the deemed year-end will be deemed to have been disposed by it for proceeds of disposition equal to that property's fair market value. Any gains or losses derived by the Company from its deemed disposition of property will be taken into account when determining the amount of the Company's taxable income for the taxation year which ends immediately before the Continuance. In addition, non-capital loss carry forwards will be available to reduce the Company's taxable income in such taxation year. The amount of any taxable income so determined will be subject to tax in accordance with the provisions of the Canadian Act.

       The Company will also be required to pay special branch tax applicable to the amount by which the fair market value of the Company's assets exceeds the aggregate of its liabilities, including any liabilities under the Canadian Act, and the paid-up capital of its issued and outstanding shares at the time of the Continuance. The rate of tax under the U.S. Treaty is 6%, on the assumption that the Continuance occurs in 1996.

       Following completion of the Continuance, the Company will be considered to be a resident of the United States for Canadian tax purposes. Accordingly, it would only be required to pay Canadian tax on Canadian-source income rather than on its worldwide income.

       MERGER

       Company Consequences. The Company expects that there will be no material adverse Canadian tax consequences to it from the Merger.

       Shareholders Consequences. Unless a Canadian shareholder elects otherwise, the shareholder will not realize a capital gain or a capital loss on the Merger. The aggregate cost base of the Common Stock of Xavier-Delaware received by a shareholder of Xavier-Canada as a result of the Merger will be equal to the aggregate adjusted cost base of the Common Shares that are so exchanged. Following the Merger, dividends received on the Xavier-Delaware Common Stock will be treated in the same way as dividends on the Common Shares received after the Continuance, as described above.

       Consequences to Holders of Warrants. While the matter is not free from doubt, a holder of Warrants of Xavier-Canada will likely be regarded as having disposed of the Warrants on the Merger for proceeds of disposition equal to the fair market value of the Warrants of Xavier-Delaware, thereby giving rise to a capital gain (capital loss) equal to the amount by which such proceeds of disposition exceed (are exceeded by) the holder's adjusted cost base of the Warrants of Xavier-Canada.

       ELIGIBILITY FOR INVESTMENT UNDER THE CANADIAN ACT

       Following the Continuance, the Common Shares or the Xavier-Delaware Common Stock, as the case may be, will be qualified investments under the Canadian Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans so long as the Common Shares or the Xavier-Delaware Common Stock, as the case may be, are listed on a prescribed stock exchange. Following the Continuance, the Common Shares or the Xavier-Delaware Common Stock, as the case may be, will be considered foreign property for the purposes of the foreign property limitations under the Canadian Act subject, however, to a 24 month grace period that generally applies to shares that had been held, or were exchanged on the Merger for shares that had been held, prior to the Continuance. Pursuant to the Amendments, however, if an entity subject to the foreign property limitations acquired all of its Common Shares after 1995, otherwise than as a consequence of the exercise of rights acquired before 1996, its Common Shares will be classified as foreign property from the time of acquisition and it will not be eligible for such 24 month grace period.


                                 LEGAL OPINIONS

       Certain legal matters relating to the Domestication and Merger have been passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P.


                                    EXPERTS

       The financial statements of Xavier-Canada, Xavier-Delaware and Bandera included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

       The financial statements of Bandera included in this Prospectus and in the Registration Statement have been audited by Philip Vogel & Co., P.C., independent certified public accountants to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

       The information appearing in this Prospectus regarding the Company's proved reserves as of December 31, 1995, was prepared by Huddleston & Company, Inc., independent petroleum engineers, as stated in its report dated April 16, 1996 and is included herein in reliance upon the authorization of said firm as experts with respect to such matters.

                             SHAREHOLDER PROPOSALS

       Assuming the Domestication and Merger are approved and effected, stockholders wishing to invoke the provisions of the rules of the Commission regarding the inclusion of a proposal in Xavier-Delaware's proxy material for its Annual Meeting of Stockholders to be held in 1997 must submit such proposals to Xavier-Delaware, in accordance with these rules, for receipt not later than December 30, 1996. Such stockholders must also comply with the provisions of the Xavier-Delaware Certificate described under the caption "Effects of the Domestication and Merger on Shareholders Rights."

                       OTHER BUSINESS AT SPECIAL MEETING

       While there is no business other than that mentioned in the Notice of Meeting to be presented for action by the shareholders at the Meeting, it is intended that the proxies for the Meeting solicited hereby will be exercised upon any other matters and proposals that may properly come before the Meeting in accordance with the discretion of the person authorized to act thereunder.


                             APPROVAL OF PROSPECTUS

       This Prospectus and the enclosed forms of proxy, and the sending thereof the shareholders of the Company, have been approved by the Board of Directors of the Company.

  Dated at                            By Order of the Board of Directors
  Houston, Texas
                                      /s/ IRENE SHEYTMAN
                                      _________________________________
  May 9, 1996                         Secretary

                                    GLOSSARY

     The following are abbreviations and words commonly used in the oil and gas industry and in this Prospectus.

  "ASX" means the Alberta Stock Exchange

  "Bbl" means barrel, a standard measure of volume for oil, condensate and natural gas liquids which equals 42 U.S. gallons.

  "BOPD" means barrels of oil per day.

  "Canadian GAAP" means Canadian generally accepted accounting principles consistently applied.

  "CDN$" means Canadian dollars.

  "CIS" means the Commonwealth of Independent States which is comprised of Russia and certain former states of the Soviet Union.

  "Common Shares" means the Common Shares, without par value, of Xavier-Canada.

  "Common Stock" means the Common Stock, US$0.0001 par value per share, of Xavier-Delaware.

  "Consolidation" means the consolidation of the Company's issued and outstanding Common Shares on the basis of one post-consolidation Common Share for each four pre-Consolidation Common Shares in the capital of the Company and changing the name of the Company to Xavier Corporation.

  "Continuance" means the migration and domestication of Xavier-Canada from Ontario to the State of Delaware in accordance with Section 181 of the OBCA and Section 388 of the DGCL.

  "DGCL" means the General Corporation Law of the State of Delaware.

  "discounted present value" refers to a method of determining the present value of proved reserves. Under the Commission method, the future net revenues before income taxes from proved reserves are estimated assuming that oil and natural gas prices and production costs remain constant. The resulting stream of revenues is then discounted at the rate of 10% per year to obtain the present value.

  "Domestication" means the migration and domestication of Xavier-Canada from Ontario to the State of Delaware in accordance with Section 181 of the OBCA and Section 388 of the DGCL.

  "Effective Date" means the date on which the Domestication and the Merger become effective.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FSU" means the former Soviet Union.

  "gross" oil and natural gas wells or "gross" acres are the total number of wells or acres, respectively, in which the Company has an interest, without regard to the size of that interest.

  "MBbl" means thousand barrels of oil.

  "Mcf" means thousand cubic feet, a standard measure of volume for gas.

  "Mcfe" means thousand cubic feet equivalent, which is determined using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

  "Meeting" means the Annual and Special Meeting of the stockholders of Xavier-Canada which will be held at 10:00 a.m., Houston Time, on June 24, 1996, which will be convened to discuss and vote upon, among other things, the Domestication and Merger.

  "Merger" means the short-form merger of Xavier-Canada into its wholly-owned subsidiary, Xavier-Delaware, pursuant to the terms of the General Corporation Law of the State of Delaware.

  "Merger Agreement" means the Agreement and Plan of Merger pursuant to which Xavier-Canada and Xavier-Delaware will effect the Merger and which will be approved at the Meeting.

  "MMcf" means million cubic feet of natural gas.

  "net" oil and natural gas wells or "net" acres are determined by multiplying gross wells or acres by the Company's interest in those wells or acres.

  "OBCA" means the Business Corporations Act (Ontario), as amended.

  "OBCA Director" means the Director appointed under the OBCA.

  "proved reserves" means reserves which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  "proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

  "reserves" means estimated volumes of crude oil, condensate, natural gas, natural gas liquids, and associated substances anticipated to be commercially recoverable from known accumulations from a given date forward, under existing economic conditions, by established operating practices, and under current government regulations. Reserve estimates are based on interpretations of available geologic and/or engineering data. All reserve estimates involve some degree of uncertainty, depending chiefly on the amount and reliability of geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves in one or two classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be subclassified as probable or possible to denote progressively increasing uncertainty.

  "risk adjusted reserves" means reserves that are generally utilized in the early stages of a project where the majority of the reserves are classified in reserve categories other than proved. The assigned risk factor is subjective and is based on the reserve estimator's experience given the method utilized in estimating the reserves, the uncertainty of the data, and the stage of development of the property. Recoverable reserves are calculated utilizing accepted methods for the estimation of reserves on a total project basis. The reserves are multiplied by a risk factor to provide a "most likely" estimate of reserves. The risk adjusted reserves are then used to project future net revenues so that the financial viability of a project can be determined.

  "Roskomnedra" is the Russian federal governmental authority which, together with local geological committees approves or issues licenses to exploit mineral resources in Russia, and regulates compliance with laws and regulations governing such activities.

  "royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually carved from the leasehold interest pursuant to an assignment to a third party reserved by an owner of the leasehold in connection with a transfer of the leasehold to a subsequent owner.

  "US$" means United States dollars.

  "US GAAP" means United States generally accepted accounting principles applied on a consistent basis or any successor thereto.

  "Xavier" or the "Company" means Xavier Mines Limited and any successor thereto.

  "Xavier-Canada" means Xavier Mines Limited, a corporation organized under the OBCA, and subsequent to such corporation's continuance from Ontario and domestication to Delaware pursuant to the Domestication, Xavier Corporation, a corporation organized under the DGCL (prior to the merger of such corporation into its wholly-owned subsidiary pursuant to the Merger).

  "Xavier-Delaware" means Xavier Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Xavier-Canada, with and into which Xavier-Canada will be merged.

  "Xavier-Delaware Certificate" means the Certificate of Incorporation of Xavier-Delaware to become effective prior to the Merger.

  "Xavier-Delaware By-laws" means the By-laws of Xavier-Delaware, as the same may be amended from time to time.

  "Xavier-Delaware Common Stock" means the Common Stock, 0.0001 par value per share, of Xavier-Delaware.

     In this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                  Page
- ---------------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS OF XAVIER MINES LIMITED
Report of Independent Auditors.............................................     F2
Comments by Auditors for U.S. Readers
  on Canada  U.S. Reporting Conflict.......................................     F-3
Consolidated Balance Sheets as of December 31, 1995
  and 1994.................................................................  F4 To F5
Consolidated Statements of Loss for Each of the
  Years in the Three Year Period Ended December 31, 1995...................     F-6
Consolidated Statements of Shareholders' Equity (Deficiency)
  for Each of the Years in the Three Year Period Ended
  December 31, 1995........................................................     F-7
Consolidated Statements of Cash Flows for Each of the Years
  in the Three Year Period Ended December 31, 1995.........................     F-8
Notes to Consolidated Financial Statements.................................  F-9 to F-42

CONSOLIDATED FINANCIAL STATEMENTS OF THE BANDERA GROUP, INC.
Reports of Independent Auditors............................................  F-43 to F-44
Consolidated Balance Sheets as of December 31, 1995 and 1994...............  F-45 to F46
Consolidated Statements of Income (Loss) for Each of the Years
  in the Three Year Period Ended December 31, 1995.........................     F-47
Consolidated Statements of Stockholders' Equity
  (Capital Deficit) for Each of the Years in the Three Year Period
  Ended December 31, 1995..................................................     F-48
Consolidated Statements of Cash Flows for Each of the Years
  in the Three Year Period Ended December 31, 1995.........................     F-49
Notes to Consolidated Financial Statements.................................  F-50 to F-64

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statement of Loss for the
 Year Ended December 31, 1995..............................................     F-65
Notes to Unaudited Pro Forma Condensed  Consolidated Financial Statements..  F66 to F-68

FINANCIAL STATEMENTS OF XAVIER CORPORATION
Report of Independent Auditors.............................................     F-69
Balance Sheet as of December 31, 1995......................................     F-70
Notes to Balance Sheet.....................................................     F-71

                         REPORT OF INDEPENDENT AUDITORS



To The Shareholders
Xavier Mines Limited

We have audited the consolidated balance sheets of Xavier Mines Limited at December 31, 1995 and 1994 and the consolidated statements of loss, shareholders' equity (deficiency) and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada, which do not differ significantly from those applicable in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1995 in accordance with accounting principles generally accepted in Canada.



                                    BDO SEIDMAN, LLP


Houston, Texas
April 5, 1996

                    COMMENTS BY AUDITORS FOR U.S. READERS ON
                        CANADA--U.S. REPORTING CONFLICT



The opinion on the previous page is expressed in accordance with standards of reporting established and generally accepted in Canada. Had the report been prepared in accordance with United States standards, our report on the consolidated financial statements would have contained the following explanatory paragraph:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is principally engaged in the acquisition and development of oil and gas properties and secondarily in services to the oil and gas industry in Russia and the Commonwealth of Independent States, which comprise the former Soviet Union. Until it achieves a profitable level of operations, the Company is dependent upon management obtaining sufficient financing to allow the Company to discharge its liabilities and to bring the oil and gas properties into production. This raises substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                    BDO SEIDMAN, LLP



Houston, Texas
April 5, 1996

                             XAVIER MINES LIMITED

                          CONSOLIDATED BALANCE SHEETS
                             (In Canadian Dollars)





                                                                                  Convenience
                                                                               Translation Into
                                                           December 31,          U.S. Dollars
                                                   --------------------------  -----------------
                                                       1995          1994            1995
                                                   ------------  ------------  -----------------
                                                                                   (Note 2)
ASSETS (Note 5)
CURRENT:
  Cash...........................................  $     34,705   $   141,985       $    25,435
  Cash-restricted (Note 9(b))....................     1,364,443             -         1,000,000
  Due from affiliate (Note 3(b)).................             -     1,402,918                 -
  Accounts receivable............................     1,204,700             -           882,925
  Short-term note receivable, collateralized by
    the stock of KMNGG whose reserves
    are principally unproved (Note 5)............    27,219,992             -        19,949,532
  Other..........................................       264,717        86,640           194,011
                                                   ------------   -----------       -----------
            TOTAL CURRENT ASSETS.................    30,088,557     1,631,543        22,051,903
                                                   ------------   -----------       -----------
OIL AND GAS CONTRACT
  RIGHTS, full cost method, net
    (Notes 3(b) and (c)).........................    40,278,068    13,869,933        29,519,796
INVESTMENT IN AND ADVANCES TO OIL
  AND GAS JOINT  VENTURE (Notes 3(a) and (c))....    16,416,353    10,934,574        12,031,545
INTANGIBLE ASSETS, net (Notes 2(vii) and 6)......    11,139,284             -         8,163,981
INVESTMENT IN PRODUCTION
  PLATFORM HELD FOR RESALE (Note 7)..............     2,054,345             -         1,505,629
LOANS RECEIVABLE
  Affiliated company (Note 4)....................     1,248,253       470,853           914,845
  Other..........................................     1,222,012             -           895,613
                                                   ------------   -----------       -----------
                                                      2,470,265       470,853         1,810,458
                                                   ------------   -----------       -----------
OTHER EQUIPMENT, net
  (Notes 2(vi) and 6)............................     1,943,105       229,317         1,424,102
DEFERRED FINANCING COSTS (Notes 5 and 9).........     5,770,277             -         4,229,036
OTHER............................................       865,054       265,592           633,998
                                                   ------------   -----------       -----------
                                                   $111,025,308   $27,401,812       $81,370,448
                                                   ============   ===========       ===========




   The accompanying notes are an integral part of these financial statements.

                             XAVIER MINES LIMITED

                          CONSOLIDATED BALANCE SHEETS
                             (In Canadian Dollars)




                                                                                  Convenience
                                                                               Translation Into
                                                         December 31,            U.S. Dollars
                                                 ----------------------------  -----------------
                                                     1995           1994             1995
                                                 -------------  -------------  -----------------
LIABILITIES AND SHAREHOLDERS' EQUITY                                               (Note 2)
CURRENT LIABILITIES:
 Accounts payable and
  accrued liabilities..........................  $ 10,388,529   $  3,036,272       $  7,613,753
 Current notes payable (Notes 9 and 10)........     1,878,335      1,366,868          1,376,632
 Production platform advances (Notes 6 and 7)..     2,072,639                         1,519,037
 Due to affiliates:
   Purchase of investment
    in oil and gas joint
    venture (Note 3(a))........................             -      7,014,590                  -
   Accounts payable............................        57,607              -             42,220
   Notes payable (Note 8)......................             -     13,700,705                  -
   Accrued interest (Note 8)...................             -        135,447                  -
   Loan fees (Note 8)..........................             -        834,585                  -
   Management and consulting
     fees (Note 13(c)).........................       247,787        484,310            181,603
 Other.........................................        40,917                            29,988
                                                 ------------   ------------       ------------
     TOTAL CURRENT LIABILITIES.................    14,685,814     26,572,777         10,763,233
                                                 ------------   ------------       ------------
SHARE SUBSCRIPTIONS
 RECEIVED (Note 12(c)).........................             -         48,863                  -
DEFERRED INCOME TAXES
 (Notes 6, 14 and 18(e)).......................     4,454,242                         3,264,514

LONG TERM NOTES PAYABLE (Notes 5 and 9)........    28,501,043              -         20,888,414
OTHER LONG TERM LIABILITIES....................       179,757              -            131,744
MINORITY INTEREST IN NET
 ASSETS OF CONSOLIDATED
 SUBSIDIARIES
 (Notes 3(a), (c) and 6).......................     9,256,203        596,258          6,783,871
COMMITMENTS AND CONTINGENCIES
 (Notes 1, 2(viii), 3, 5, 9, 11 and 13)
SHAREHOLDERS' EQUITY
  Share capital (Notes 10, 11 and 12)..........    79,335,673     20,746,606         58,145,115
  Deficit......................................   (25,387,424)   (20,562,692)       (18,606,443)
                                                 ------------   ------------       ------------
                                                   53,948,249        183,914         39,538,672
                                                 ------------   ------------       ------------
                                                 $111,025,308   $ 27,401,812       $ 81,370,448
                                                 ============   ============       ============

   The accompanying notes are an integral part of these financial statements.

                             XAVIER MINES LIMITED

                        CONSOLIDATED STATEMENTS OF LOSS
                             (In Canadian Dollars)


                                                                                             Convenience
                                                 For the Years ended December 31,          Translation into
                                          -----------------------------------------------    U.S. Dollars
                                                 1995                1994         1993           1995
                                          ------------------     ------------  ----------     -----------
                                                                                               (Note 2)
REVENUES:
  Oil And Gas...........................        $14,623,675      $         -   $       -   $  10,717,691
  Pipeline repair.......................          1,749,059                -           -       1,281,885
                                                -----------      -----------   ---------      ----------
TOTAL REVENUES..........................         16,372,734                -           -      11,999,576
                                                -----------      -----------   ---------      ----------
EXPENSES:
  Production taxes and fees.............          7,995,537                -           -       5,859,929
  Lease operating.......................          1,665,186                -           -       1,220,415
  Field operations......................          1,239,639          130,241           -         908,531
  Pipeline repair cost of sales.........          1,567,830                -           -       1,149,063
  General and administrative............          6,409,117        4,322,408     236,162       4,697,242
  Interest expense and loan fees........            720,538        1,722,689       5,216         528,082
  Depreciation and amortization.........          2,665,277           32,501           -       1,953,381
                                                -----------      -----------   ---------      ----------
TOTAL EXPENSES..........................         22,263,124        6,207,839     241,378      16,316,643
                                                -----------      -----------   ---------      ----------
OTHER INCOME (EXPENSE):
  Loss on disposal of mineral property..                  -         (325,000)          -               -
  Equity in net loss of oil and
    gas joint venture (Note 3(a)).......            (53,235)         (18,671)          -         (39,016)
  Translation gain (loss)...............             46,275          (31,912)          -          33,915
  Gain on sale of securities............            248,576                -           -         182,181
  Interest income.......................            465,029           23,466       1,648         340,820
                                                -----------      -----------   ---------      ----------
TOTAL OTHER INCOME (EXPENSE)............            706,645         (352,117)      1,648         517,900
                                                -----------      -----------   ---------      ----------
LOSS BEFORE THE FOLLOWING...............         (5,183,745)      (6,559,956)   (239,730)     (3,799,167)
PROVISION FOR DEFERRED
  INCOME TAX............................           (461,383)                                    (338,147)
MINORITY INTEREST IN NET
  LOSS OF CONSOLIDATED
  SUBSIDIARY (Notes 3(a), (c) and 6)....            820,396           87,176           -         601,268
                                                -----------      -----------   ---------     -----------
NET LOSS................................        $(4,824,732)     $(6,472,780)  $(239,730)    $(3,536,046)
                                                ===========      ===========   =========     ===========

NET LOSS PER SHARE (Note 15)............        $      (.56)     $     (3.13)      $(.19)    $      (.41)
                                                ===========      ===========   =========     ===========



   The accompanying notes are an integral part of these financial statements.

                             XAVIER MINES LIMITED

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                             (In Canadian Dollars)

                                                           Common Stock
                                                    --------------------------
                                                       Number of
                                                        Shares        Amount        Deficit        Total
                                                      -----------  ------------  -------------  ------------
YEARS ENDED DECEMBER 31,
  1995, 1994 AND 1993
BALANCE, DECEMBER 31, 1992......................       5,774,919    $13,826,016  $(13,850,182)  $   (24,166)
  Net loss......................................               -              -      (239,730)     (239,730)
  1 for 5 share consolidation...................      (4,620,211)             -             -             -
  Shares issued in private placement
    (net of commission of $33,150)..............       1,500,000        416,850             -       416,850
  Exercise of stock options at $.30 per share...         115,400         34,620             -        34,620
  Stock dividend................................       2,770,183              -             -             -
                                                      ----------    -----------  ------------   -----------
BALANCE, DECEMBER 31, 1993......................       5,540,291     14,277,486   (14,089,912)      187,574
  Net loss......................................               -              -    (6,472,780)   (6,472,780)
  Shares issued in private placements
    at $1.10, $1.75 and U.S. $3.00
    per share (net of commissions of $474,184)..       2,985,250      5,781,854             -     5,781,854
  Shares issued for consulting and loan fees
    at $1.10, $2.90 and U.S. $2.50 per share....         241,500        548,366             -       548,366
  Exercise of stock options at $1.40 and
    $2.00 per share.............................          93,000        138,900             -       138,900
                                                      ----------    -----------  ------------   -----------
BALANCE, DECEMBER 31, 1994......................       8,860,041     20,746,606   (20,562,692)      183,914
  Net loss......................................               -              -    (4,824,732)   (4,824,732)
  Shares issued in private placements
    at $1.10, $1.30, $1.35 and $1.95 per share
    (net of commissions of $4,984,725)..........      49,482,615     52,729,001             -    52,731,001
  Shares issued for consulting and loan fees
    at $1.50 and $1.55 per share................         653,446        989,545             -       987,545
  Shares issued to officers and employees.......          64,000        104,216             -       104,216
  Warrants issued in connection with
    note payable (Note 5).......................               -      4,766,305             -     4,766,305
                                                      ----------    -----------  ------------   -----------
BALANCE, DECEMBER 31, 1995......................      59,060,102    $79,335,673  $(25,387,424)  $53,948,249
                                                      ==========    ===========  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                             XAVIER MINES LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (In Canadian Dollars)





                                                                                                         Convenience
                                                               For the Years ended December 31,        Translation Into
                                                         ---------------------------------------------   U.S. Dollars
                                                             1995              1994            1993          1995
                                                         ------------      ------------     ----------   ------------
                                                                                                           (Note 2)
OPERATING ACTIVITIES:
Net loss for the period............................      $ (4,824,732)  $    (6,472,780)    $ (239,730)  $ (3,536,046)
Adjustments to reconcile net loss to cash
provided by (used in) operations:
Minority interest in net loss of subsidiaries......          (820,396)          (87,176)             -       (601,268)
Loss on disposal of mineral property...............                 -           325,000              -              -
Gain on sale of assets.............................          (205,612)                -              -       (150,693)
Depreciation and amortization......................         2,665,277            32,501                     1,953,381
Deferred income taxes..............................           461,383                 -                       338,147
Changes in assets and liabilities:
 Accounts receivable...............................           683,468        (1,412,350)          (679)       500,914
 Other assets......................................          (450,905)          (87,877)       (57,720)      (330,468)
 Accounts payable and accrued liabilities..........         6,553,904         2,421,899       (294,905)     4,803,356
 Other liabilities.................................           130,888                 -              -         95,928
 Due to affiliates.................................        (1,148,948)        2,012,994              -       (842,064)
                                                         ------------      ------------     ----------   ------------
                                                            3,044,327        (3,267,789)      (593,034)     2,231,187
                                                         ------------      ------------     ----------   ------------
INVESTING ACTIVITIES:
Expenditures for oil and gas investment and
  contract rights..................................       (33,760,515)      (24,121,073)             -    (24,743,081)
Expenditures for other assets......................          (861,523)         (195,882)             -       (631,410)
Purchase of equipment..............................          (631,607)         (248,300)       (13,518)      (462,906)
Purchase of Bandera, net of Bandera cash
  of CND $1,726,457................................        (5,258,886)                -              -     (3,854,238)
Proceeds from the sale of assets...................           843,083                 -              -        617,896
Loans to third parties.............................       (28,442,004)                -              -    (20,845,145)
Loan to affiliated company.........................          (777,400)         (470,853)             -       (569,756)
                                                         ------------      ------------     ----------   ------------
                                                          (68,888,852)      (25,036,108)       (13,518)   (50,488,640)
                                                         ------------      ------------     ----------   ------------
FINANCING ACTIVITIES:
Common shares issued in private placements.........        52,729,001         5,281,754        451,470     38,645,084
Common shares issued for consulting and loan fees..         1,093,761           548,366                       801,619
Preferred shares issued to GEC.....................         7,014,590                 -              -      5,140,993
Warrants issued in connection with note payable....         4,766,305                 -              -      3,493,225
Conversion of third party debt to common shares....          (683,434)                -              -       (500,889)
Conversion of affiliated debt to common shares.....       (11,235,779)                -              -     (8,234,703)
Net borrowings from third parties..................        22,896,760                 -              -     16,781,035
Share subscriptions received.......................                 -            48,863        639,000              -
Proceeds from private debt placement...............                 -           683,434              -              -
Line of credit compensating balance................        (1,364,443)                -              -     (1,000,000)
Due to affiliate for oil and gas investment........        (7,014,590)        7,014,590              -     (5,140,993)
Net borrowings from (payments to)
   affiliated companies............................        (2,464,926)       14,217,889        166,250     (1,806,544)
                                                         ------------      ------------     ----------   ------------
                                                           65,737,245        27,794,896      1,256,720     48,178,827
                                                         ------------      ------------     ----------   ------------
INCREASE (DECREASE) IN CASH                                  (107,280)         (509,001)       650,168        (78,626)
CASH, beginning of period..........................           141,985           650,986            818        104,061
                                                         ------------      ------------     ----------   ------------
CASH, END OF PERIOD................................      $     34,705      $    141,985     $  650,986   $     25,435
                                                         ============      ============     ==========   ============

   The accompanying notes are an integral part of these financial statements.

                             XAVIER MINES LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

1. NATURE OF BUSINESS AND MANAGEMENT'S PLANS FOR CONTINUED OPERATIONS

   Xavier Mines Limited (the Company) is principally engaged in the acquisition and development of interests in oil and gas reserves in Russia and the Commonwealth of Independent States, which comprised the former Soviet Union. The Company, through a subsidiary, also provides petrochemical pipeline repair and engineering services, primarily in the United States.

   These financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The ability of the Company to continue as a going concern is dependent on the Company's ability to obtain necessary financing and generate future profitable operations. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

   The Company was incorporated in Ontario, Canada in 1959 to conduct mining and natural resource operations in Canada. The Company's common stock is traded on the Alberta Stock Exchange (ASX). Prior to December 1993, the Company had been essentially inactive since 1991. In December 1993, the Company commenced its oil and gas operations. In March 1994, the Company formed Genesis Eurasia Xavier L.L.C. (GEX) with Genesis Eurasia Corporation (GEC) (see Note 3(a)). The Company, through its 75% interest in GEX, has a 37.5% interest in the Black Gold Joint Venture (Black Gold) with Stavropolneftegas (STNG) and Stavropolnefteorgsintez (STNOS). The joint venture owns the rights to enhanced production that may be achieved on six producing oil fields in the Stavropol region of Southern Russia. In addition, the Company through GEX has an interest in a preliminary agreement relating to a second joint venture, the Group I project, to develop twelve additional producing oilfields in the Stavropol region. The Company has also entered into Technical Service Agreements (TSAs), which allow the Company to participate in new oil production from several fields located in Western Siberia (see Note 3(b)).

   Management's plans are to continue developing these fields in an effort to increase the oil and gas production in which the Company has an interest. Management also believes that the experience that the Company gains and the relationships that it develops through its oil and gas activities in Russia will generate other opportunities in Russia in related industries. In that regard, the Company has entered into negotiations or preliminary agreements with respect to certain projects in the timber, mining and sulfur industries in Russia.

   The Company's capital commitments under the ventures described above and others that it may enter into will require significant financing. To date, the Company has entered into a variety of debt and equity financing arrangements with a view to funding these commitments (see Notes 9 and 10). However, there can be no assurance that these sources will be sufficient to fully develop such ventures. Also, there can be no assurance that additional capital or debt financing will be available to the Company from any source, or that if available, it will be on terms acceptable to the Company. The unavailability of acceptable financing would materially and adversely impact the Company's ability to implement the development plans for these ventures, as well as other ventures that may be entered into by the Company.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES

   i) Basis of Presentation


   The Company follows Canadian generally accepted accounting principles as set out below. Differences from accounting principles generally accepted in the United States are disclosed in Note 18. Unless otherwise noted, all financial statements and disclosures are stated in Canadian (CND) dollars. The convenience translation into United States (U.S.) dollars is for the convenience of the reader and is based on the exchange rate at December 31, 1995 of CND $1 to U.S. $.7329. No representation is made that Canadian dollar amounts have been, or could be converted into U.S. dollars at the exchange rate on December 31, 1995, or at any other rate.

   ii) Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Xavier (Eurasia), Inc. and Xavier BG, Inc., its 75% owned subsidiary GEX and its 54.5% owned subsidiary, The Bandera Group, Inc. All significant intercompany balances and transactions have been eliminated.

   iii) Investment in Oil and Gas Joint Venture

   GEX accounts for its 50% investment in Black Gold using the equity method of accounting, whereby the investment is carried at cost and adjusted for GEX's proportionate share of undistributed earnings or losses. Accounting principles generally accepted in Canada require that interests in joint ventures be accounted for using the proportionate consolidation method. Use of the equity method for the Company's interest in Black Gold however, would not be materially different from the presentation using the proportionate consolidation method except that the current balance sheet caption "Investment in and Advances to Oil and Gas Joint Venture" would be referred to as "oil and gas properties". GEX utilizes the full cost method of accounting for acquisition and development costs incurred on behalf of Black Gold, as described below. Black Gold also utilizes the full cost method of accounting.

   The Company capitalizes all acquisition and development costs incurred on behalf of Black Gold under the full cost method. Such costs are capitalized and accumulated in a single cost center representing the Company's current activities undertaken in connection with Black Gold in Russia. Costs associated with the acquisition and evaluation of unproved properties are excluded from amounts subject to depletion until such time as the properties are proved or become impaired. Gains and losses are recognized only upon sales or dispositions of significant amounts of oil and gas reserves. Proceeds from all other sales or dispositions are treated as reductions to capitalized costs.

   Upon the commencement of Black Gold production, depreciation, depletion and amortization will be computed using the units of production method based on proved reserves as determined annually by an independent petroleum engineer. The depletable base consists of capitalized costs, estimated future costs to develop proved reserves, and estimated future dismantlement costs.

   Pursuant to the full cost accounting method, the Company will apply a ceiling test to ensure Black Gold capital costs do not exceed estimated future net revenue from production of proven reserves less future administrative, financing and income tax expense. No ceiling test was applied at December 31, 1995 and 1994, as enhanced production activities are not expected to begin until the second quarter of 1996 (see Note 3(a)).

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

   iv) Oil and Gas Contract Rights

   The Company capitalizes all acquisition and development costs incurred under the TSAs using the full cost method. Such costs are capitalized and accumulated into a single cost center representing the Company's current activities under such agreements undertaken in Russia. Significant infrastructure and pipeline improvements relating to future development operations are excluded from the costs subject to amortization until production from such development is realized.

   Amortization is computed using a units of production sold method based on proved reserves as estimated annually by the Company's independent petroleum engineer. The amortization base consists of direct development cost and allocated infrastructure and pipeline cost. Pursuant to the full cost accounting method, the Company applies a ceiling test to ensure TSA capital costs do not exceed estimated future net revenue from production of proved reserves less future administrative, financing and income tax expense. No ceiling test was applied at December 31, 1994 as the Company's TSA activities were in the preproduction stage at that date (see Note 3(b)). At December 31, 1995, the present value of future net cash flows from proved reserve estimates exceeded capitalized TSA costs.

   Due to the unpredictable nature in which the Company is given credit for sales dedications of TSA production (see Note 3(b)), oil and gas revenues from the TSAs are recognized only when the Company receives credit for such sales, which can occur several months after production. Lease operating costs are recorded in the statement of loss during the accounting period that the Company recognizes the corresponding oil and gas revenues.

   v) Risk Associated with Russian Operations

   The Company's activities in Russia are subject to the risks associated with certain foreign operations, including political and economic uncertainties, risk of cancellation or unilateral modification of agreements, operating restrictions, expropriation, export limitations and restrictions, the imposition of new taxes and increase of existing taxes, inflation and other risks arising out of foreign governmental sovereignty over areas in which operations are conducted. The Company is evaluating the merits of obtaining insurance to protect itself against certain political risks inherent in such ventures. There is no certainty that the steps taken by the Company will provide adequate protection.


   vi) Other Equipment

   Other equipment consists primarily of pipe lining equipment, furniture and office equipment and is recorded at cost. Depreciation is computed over the estimated useful lives of the equipment by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. At December 31, 1995 and 1994, other equipment is recorded in the accompanying consolidated balance sheet net of accumulated depreciation of $212,823 and $32,501 respectively. No depreciation expense was recorded during 1993 for financial statement purposes as the equipment was placed in service in late December 1993.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

   vii)  Intangible Assets

   Intangible assets consist of exclusive patent rights and know-how used in the rehabilitation of pipeline systems acquired in a business combination (see
   Note 6). These assets are stated at cost and are amortized over their useful lives, as follows:
                                                           Life
                                                        (In Years)
                                                        ----------
           Patents rights                                   10
           Know-how                                         10

   Additions to intangible assets during the year ended December 31, 1995, amounted to CND $29,720. Amortization expense of CND $590,188 was also recorded in 1995. No amortization expense was recorded in prior years.

   viii)  Income Taxes

   The Company provides for deferred taxes on timing differences between income or loss for financial reporting and income tax purposes using the deferred method. Timing differences arise primarily from differences in the book and tax basis of intangible assets, and from differences in the treatment of advances, costs and revenues related to the TSAs for financial reporting and Russian tax purposes. Tax laws and regulations in Russia have undergone significant and frequent changes in recent years, and some of these changes have been retroactive. Accordingly, the tax consequences of the Company's activities in Russia could be subject to revision.

   ix) Deferred Financing Costs
   Deferred financing costs are amortized to the income statement over the term of the related debt.

   x)  Foreign Currency Translation

   Balances of the Company denominated in foreign currencies, and the accounts of its foreign subsidiaries, have been translated into Canadian dollars using the temporal method as follows:

   i) Monetary items are translated at the rate prevailing at the balance sheet date,
   ii)  Non-monetary items are translated at the historical exchange rate,
   iii) Revenue and expenses are translated at the average rate in effect during the applicable accounting period.

   Gains or losses arising on translation are included in the statements of loss. Gains and losses arising on the translation of long-term foreign currency denominated liabilities of each period are deferred and amortized over the remaining life of such liabilities.

   xi) Segment Information
   The Company's current operations are classified into two segments, oil and gas and pipeline repair. Disclosure has been made of financial data by segment in Note 16.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

   xii)  Accounting Estimates

   The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in Canada, which require management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

   xiii)   Reclassifications

   Certain amounts have been reclassified in the accompanying 1994 consolidated financial statements to conform to the 1995 presentation.

3. OIL AND GAS INVESTMENT AND CONTRACT RIGHTS

   The Company's interests in oil and gas development projects at December 31, 1995 consisted of the following:

   (a)  Black Gold

   The Company, through its 75% interest in GEX, as more fully described below, has a 37.5% interest in Black Gold at December 31, 1995. Black Gold owns the rights to enhanced production levels, if achieved, from six producing oil fields (the Black Gold Fields) in the Stavropol region of Southern Russia.
   In accordance with the joint venture agreement, profits from production in excess of baseline levels will be distributed 100% to GEX until GEX's costs are recovered, then divided 50% to GEX, 40% to STNG and 10% to STNOS. Baseline levels for the years ending 1996, 1997, 1998 and 1999 have been set at an average of 2,400, 2,018, 1,797 and 1,604 barrels per day, respectively. As of December 31, 1995, enhanced recovery operations had not been initiated. As a result, production in excess of the baseline levels has not yet been achieved. Management believes development operations may begin as soon as the second quarter of 1996.

   On March 13, 1994, the Company formed GEX with GEC. GEC contributed its 50% interest in Black Gold and the Group I properties in exchange for a 50% interest in GEX. The Company acquired its 50% interest in GEX in exchange for a U.S. $500,000 (CND $683,434) cash payment to GEC and a capital contribution of U.S. $500,000 (CND $683,434) to GEX. The Company is also required to make all contributions to GEX necessary to fund GEX's future capital contribution obligations to Black Gold.


   Effective December 30, 1994, the Company, through its wholly-owned subsidiary, Xavier BG, Inc., acquired 50% of GEC's interest in GEX (giving the Company a combined 75% interest in GEX) for U.S. $6,000,000 (CND $8,417,508) via a cash payment of U.S. $1,000,000 (CND $1,402,918) on
   December 29, 1994 and the issuance of U.S. $5,000,000 (CND $7,014,590) of Xavier BG, Inc.'s preferred stock, which is exchangeable for shares of the Company's common stock beginning October 1995. The exchange of the preferred stock for common stock will be based on the market value of the Company's common stock on December 1, 1994 of $2.55 per share. The preferred shares were issued to GEC in the fourth quarter of 1995. Accordingly, they have been included as a component of minority interest in net assets of consolidated subsidiaries and as due to affiliates as of December 31, 1995 and 1994, respectively, in the accompanying consolidated financial statements.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

3. OIL AND GAS INVESTMENT AND CONTRACT RIGHTS (Continued)

   (a)  Black Gold (continued)

   Pursuant to the Black Gold agreements at such time as it becomes profitable or otherwise desirable, Black Gold is to consult with local authorities to explore the possibility of allocating a minimum of U.S. $1,000,000 (CND $1,364,443) per year in cash or in kind to be used for activities which include the development of the infrastructure of the Stavropol region. The Black Gold Joint Venture currently is not committed to make such social contribution for any particular year.

   Following is a summary of the financial position and net loss of Black Gold as of and for the years ended December 31:

                                                                                         1995          1994
                                                                                    ---------------  ---------
                Balance Sheet:
                 Assets:
                   Current........................................................       $ 390,614   $510,683
                   Oil and gas properties.........................................         284,502    284,502
                   Other property and equipment...................................          51,752     51,752
                                                                                         ---------   --------
                 Total assets.....................................................       $ 726,868   $846,937
                                                                                         =========   ========
                 Liabilities and Stockholders' Equity:
                   Current Liabilities............................................       $ 561,127   $574,726
                   Stockholders' Equity:
                     GEX..........................................................         237,647    290,882
                     STNG and STNOS...............................................         (71,906)   (18,671)
                                                                                         ---------   --------
                 Total liabilities and stockholders' equity.......................       $ 726,868   $846,937
                                                                                         =========   ========

               Statement of Loss:
                 Revenues.........................................................       $       -   $      -
                 Expenses.........................................................         106,470     37,342
                                                                                         ---------   --------
                 Net Loss.........................................................       $(106,470)  $(37,342)
                                                                                         =========   ========

       GEX's investment in Black Gold consisted of the following at December 31:


                                                                                           1995        1994
                                                                                         ---------   --------
               Capital contributions of cash, oil and gas
                  development costs and equipment                                        $ 309,553   $309,553
                GEX's share of Black Gold deficit                                          (71,906)   (18,671)
                                                                                         ---------   --------
                                                                                         $ 237,647   $290,882
                                                                                         =========   ========


                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

3. OIL AND GAS INVESTMENT AND CONTRACT RIGHTS (Continued)

   (a)  Black Gold (Continued)


   In late 1995, the Regional Department of the State Geological Control (SGC), the state agency that monitors oil and gas licenses in Russia, reviewed the operations and production history of Black Gold. The review committee determined, among other things, that (i) STNG has continued to operate Black Gold for more than one year after the grant of such license notwithstanding the fact that the license agreements do not specifically provide for such a prolonged transition period and (ii) STNG has improperly allocated payments for oil production among the districts where oil production is conducted.
   SGC instituted a deadline of the first quarter of 1996 with respect to curing
   such violations.    In January 1996, SGC advised Black Gold that a petition
   had been filed to revoke the Black Gold licenses; and that if the licenses are revoked, a bidding process would be held to reissue the licenses.

   Management believes that Black Gold and STNG cured these violations during the first quarter of 1996. However, there can be no assurance that the actions taken by the Company will be considered sufficient by SGC. If such violations are not considered to be cured, Black Gold could be subjected to administrative action or its licenses could be revoked. The Company could lose its entire investment in Black Gold of U.S. $12,031,545 (CND $16,416,353) should the licenses be permanently revoked.

   (b) Technical Services Agreements (TSAs)


   From December 1993 through June 1995, the Company entered into three separate TSAs (more fully described below). Each of these TSAs include the participation of a Russian entity which owns exclusive licenses for the exploration, development, processing and marketing of oil and gas from fields located in the Western Siberian geological basin of central Russia. The Company has agreed to provide financial, technical and managerial assistance with respect to development and production operations in each of the TSA license areas in exchange for the rights to a portion of production from such license areas.

   Due to the unpredictable nature of the existing sales dedication process in Russia (described below), the Company recognizes TSA oil revenues only when production has been sold and credited to the Company's account. Currently, TSA sales dedications are influenced, among other things, by unilateral allocation decisions made by Russian brokers, by unpredictable production pumping schedules set by Transneft, a state-owned transportation organization and by numerous regulations issued by the Russian Ministry of Fuel and Energy
   (RMFE). This situation limits the Company's ability to make reliable revenue accruals based on actual production as it cannot predict the crude oil spot price on the date of a future dedication nor does it know when the dedication will occur.

   At December 31, 1995 and 1994, crude oil produced from the TSA license areas but not sold amounted to approximately 176,000 and 112,000 barrels, respectively. Because the initial sale of TSA production did not occur until March 1995, no TSA revenues were recorded by the Company for the year ended December 31, 1994.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

3. OIL AND GAS INVESTMENT AND CONTRACT RIGHTS  (Continued)


   (b) Technical Services Agreements (TSAs) (Continued)

   Further information regarding the history, terms and commitments associated with the TSAs is as follows:

       Kamennoye East TSA
       ------------------

       On December 29, 1993, the Company entered into a TSA (the Kamennoye East
       TSA) with Khantymansiyskneftegazgeologiya (KMNGG), a Russian geology association which owns the exclusive licenses for the exploitation of the Kamennoye East field. On December 19, 1994 and June 5, 1995, the TSA was amended to (i) include Petroleum Technology Company (PETECO), a Russian joint stock company, and (ii) clarify the terms of the original agreement, respectively. Under the amended terms of the TSA, the Company and PETECO are required, among other things, to advance 90% and 10%, respectively, of all necessary funds and to purchase or lease all material, equipment and supplies required to satisfy the work programs contemplated by the TSA. The Company and PETECO have also agreed to apply their first U.S. $8,000,000 (CND $10,915,541) of gross production revenue less all related production costs ("net production revenues") toward further field development. Such reinvestment may be applied against the required capital and operating contribution commitments described in the work program. Through December 31, 1995, the Company made capital and operating contributions to the TSA of U.S. $11,740,942 (CND $16,053,196), of which U.S. $1,740,942 (CND $2,384,525) represents reinvestment of the Company's net production revenue from the TSA, and is required to make additional combined expenditures of U.S. $15,376,550 (CND $20,980,421) to the Kamennoye East TSA and the P & K TSA (see below) over the next two years, as follows:


               Year ended December 31,       U.S.         CND
               -------------------------  ----------  -----------

                1996                      $6,376,550  $ 8,700,437
                1997                       9,000,000   12,279,984

       Net production revenues from the eastern license area of the Kamennoye field will be allocated 100% to the Company and PETECO (90% and 10%, respectively) until U.S. $8,000,000 (CND $10,915,541) of their combined investment is recovered. Thereafter, 60% of net production revenues will be credited, via cost recovery, to the Company and PETECO (90% and 10%, respectively) and the remaining 40% of net production revenues during cost recovery will be shared 45%, 5% and 50% between the Company, PETECO and KMNGG, respectively. After cost recovery, revenues will be split 45%, 5% and 50% between the Company, PETECO and KMNGG. The agreement expires on the later of 2018 or the expiration of the underlying licenses.

       On April 30, 1996, KMNGG has the option to terminate the TSA if the Company fails to establish a 50% increase in production from the Cretaceous wells it drills in the Kamennoye East field over KMNGG's average Cretaceous test production rate for wells drilled prior to January 1, 1994 (8 tons of oil per day). The Company has not satisfied such conditions to date and does not expect to by April 30, 1996. However, management believes KMNGG will not elect to exercise this option in light of the Company's proposed 1996 development program which has been approved by KMNGG.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

3. OIL AND GAS INVESTMENT AND CONTRACT RIGHTS  (Continued)

   (b) Technical Services Agreements (TSAs) (Continued)

       Kamennoye East TSA (Continued)
       ------------------------------

       Pursuant to the TSA, KMNGG has agreed to indemnify the Company against all claims in connection with environmental damage that has occurred from operations conducted by KMNGG before, during or after the effective date of the TSA.

       In order to meet the initial expenditure requirements of the TSA in early 1994, the Company received U.S. $625,000 (CND $828,473) from Clifton Star Resources, Inc. (CSR) in return for a 21% interest in the Company's share of net production revenue from the first four wells brought on line. On June 8, 1994, CSR agreed to relinquish its production rights in return for the Company issuing 50,000 shares of the Company's common stock and agreeing to pay CSR U.S. $812,500 (CND $1,077,015) in cash. As of December 31, 1994, U.S. $500,000 (CND $683,434) of the total CSR liability was included in notes payable (see Note 9(a)) and the remainder included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet. During 1995, the Company and CSR agreed to settle all amounts due to CSR by paying U.S. $400,000 (CND $547,870) and committing to issue 400,000 shares of the Company's common stock. At December 31, 1995, all amounts due to CSR have been included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet. Subsequent to December 31, 1995, the Company issued the shares to CSR. In order for the Company to meet the remainder of its 1994 contractual capital expenditure requirements under the TSA, payments of U.S. $8,000,000 (CND $10,934,937) were made on behalf of the Company by PETECO and related individuals. Those advances were reflected as notes payable to affiliates at December 31, 1994 (see Note 8) and were subsequently converted to 8,290,327 shares of the Company's common stock in 1995 in connection with a private placement offering (see Note 10).

       At December 31, 1994, the Company had overfunded required contributions under the TSA of U.S. $2,000,000 (CND $2,769,785) of which U.S. $1,000,000 (CND $1,402,918) was refunded to the Company in January 1995 and the remainder was applied to the 1995 required capital and operating contributions. Accordingly, at December 31, 1994, the refundable contributions were reflected as due from affiliate.

       Kamennoye West TSA
       ------------------

       In January 1995, the Company entered into a TSA (the Kamennoye West TSA) with M.R. International Enterprises, Inc. (MRI), a New York corporation, and Kond Petroleum (Kond), a Russian joint stock company which owns the exclusive licenses for the exploitation of the Kamennoye West field. Under the terms of the TSA, as amended in October 1995, the Company obtained the rights to a portion of production in excess of certain baseline levels (incremental production) from the license area.

       The Company is required to advance all necessary funds and to purchase or lease all material, equipment and supplies required to satisfy the work programs contemplated by the TSA. Through December 31, 1995, the Company made capital and operating contributions to the TSA of U.S. $7,489,321 (CND $10,257,939) and is required to make additional expenditures under the work program requirements, as follows:

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

3.  OIL AND GAS INVESTMENT AND CONTRACT RIGHTS (Continued)

   (b) Technical Services Agreements (TSAs) (Continued)

       Kamennoye West TSA (Continued)
       --------------------------------

              Year ended December 31,               U.S.          CND
              --------------------------------  ------------  ------------
              1996                              $15,000,000   $20,466,639
              1997                               15,000,000    20,466,639
              1998                               15,000,000    20,466,639
              1999                               15,000,000    20,466,639
              2000                                7,500,000    10,233,320
                                                -----------   -----------
                                                $67,500,000   $92,099,876
                                                ===========   ===========

       The TSA provides that all revenues and lifting and transportation costs associated with baseline production levels will be allocated 100% to Kond. Revenues and lifting and transportation costs associated with incremental production will be split 68%, 27% and 5% between the Company, Kond and MRI, respectively, until capital costs have been fully recovered. Thereafter, revenues and lifting and transportation costs will be split 63%, 27% and 10% between the Company, Kond and MRI, respectively. All other production and operating costs will be allocated 100% to the Company. A baseline production level of approximately 1.1 million barrels of oil, subject to negotiation and revision, has been established for the budget year beginning July 1, 1995. Future baseline production levels are to be determined annually based upon historical production levels.

       Kond has the right to terminate the TSA through October 1996 if the Company fails to achieve a 50% increase in average daily oil production per well during the period from July 1, 1995 through June 30, 1996 from the Cretaceous wells over Kond's 1994 average daily well production from new wells in the license area. The agreement expires on the later of 2035 or the expiration of the underlying licenses. Furthermore, the TSA may be terminated at any time by mutual agreement of the parties approved by the board of directors of the Company and Kond. Kond has agreed to indemnify the Company against all claims in connection with environmental damage that occurs from operations conducted by Kond before, during or after the term of the TSA.

       P&K TSA
       -------
       On June 5, 1995, the Company entered into a TSA (the P&K TSA) with PETECO and KMNGG, which owns the exclusive licenses for the exploitation of the Potanay and Kartopyinskoye oil fields. Under the terms of the TSA, the Company made initial cash advances of U.S. $8,000,000 (CND $11,007,154) to the TSA, which were applied against the combined funding requirements for the Kamennoye East TSA and the P&K TSA. In addition, the Company and PETECO have agreed to advance 90% and 10%, respectively, of all necessary future funds and to purchase or lease all material, equipment and supplies required to satisfy the work programs contemplated by the TSA, which will be determined on an annual basis. The Company has also agreed to apply the first U.S. $8,000,000 (CND $10,755,579) of its net production revenue toward future development of the fields. Such reinvestment may be applied against the Company's future capital and operating contribution require-

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

3. OIL AND GAS INVESTMENT AND CONTRACT RIGHTS (Continued)

   (b) Technical Services Agreements (TSAs) (Continued)

       P&K TSA (Continued)
       -------------------

       ments. As of April 5, 1996, no work program capital and operating requirements had been established by the parties to the TSA. Through December 31, 1995, the Company made capital and operating contributions under the TSA totalling U.S. $10,882,508 (CND $14,905,503), of which U.S. $1,882,508 (CND $2,578,425) represented reinvestment of the Company's initial net production revenues under the TSA.

       The TSA provides that the first U.S. $8,000,000 (CND $10,755,579) of net production revenue will be allocated 100% to the Company until the Company's initial cash investment is recovered. Thereafter 60% of net production revenue will be credited, via cost recovery, to the Company and PETECO (90% and 10%, respectively) and the remaining 40% of net production revenue during cost recovery will be shared 45%, 5% and 50% between the Company, PETECO and KMNGG, respectively. After cost recovery, net production revenue will be split 45%, 5% and 50% between the Company, PETECO and KMNGG. The agreement expires on the later of 2020 or the expiration of the underlying licenses.

   (c) Summary of Black Gold and TSA Costs

   All capitalized costs related to the acquisition and development of the Company's investment in Black Gold and TSA contract rights are subject to depreciation, depletion and amortization once production commences or credit is received for production sold, respectively. Capitalized costs associated with the Company's interests in oil and gas reserves as of December 31, 1995 were as follows:

                                                         Black
                                         TSAs            Gold         Total
                                     ------------    ------------  ------------
       Acquisition costs.........    $   866,775     $10,240,833   $11,107,608
       Development  costs........     40,806,983       5,845,728    46,652,711
       Advances..................        474,911         557,377     1,032,288
       Accumulated losses........              -        (227,585)     (227,585)
                                     -----------     -----------   -----------
                                      42,148,669      16,416,353    58,565,022
       Accumulated amortization       (1,870,601)              -    (1,870,601)
                                     -----------     -----------   -----------
                                     $40,278,068     $16,416,353   $56,694,421
                                     ===========     ===========   ===========


   The Black Gold figures above include GEX's $237,647 equity method investment in the Black Gold Joint Stock Company (see Note 3(a)) as well as $16,178,706
   of acquisition and development costs incurred directly by the Company.   In
   addition, the Black Gold acquisition costs and accumulated losses include minority interest of $683,434 and $(100,484), respectively, the net of which is included in the minority interest in net assets of consolidated subsidiaries of $2,241,613 at December 31, 1995. The above TSA costs and advances relate to the Kamennoye East, Kamennoye West and P&K TSAs (see Note 3(b)).

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

3.  OIL AND GAS INVESTMENT AND CONTRACT RIGHTS (Continued)

   (c) Summary of Black Gold and TSA Costs (Continued)

   Net capitalized costs associated with the Company's interests in oil and gas reserves as of December 31, 1994 were as follows:


                                                                                                    Black
                                                                                      TSA           Gold          Total
                                                                                   ----------  -------------   ------------
       Acquisition costs..........................................................     136,006   $10,086,316    $10,222,322
       Development  costs.........................................................   9,996,207       465,232     10,461,439
       Advances...................................................................   3,737,720       557,377      4,295,097
       Accumulated losses.........................................................           -      (174,351)      (174,351)
                                                                                   -----------   -----------    -----------
                                                                                   $13,869,933   $10,934,574    $24,804,507
                                                                                   ===========   ===========    ===========


   The Black Gold figures above include GEX's $290,882 equity method investment in the Black Gold Joint Stock Company (see Note 3(a)) as well as $10,643,692 of acquisition and development costs incurred directly by the Company. In addition, the Black Gold acquisition costs and accumulated losses include minority interest of $683,434 and $(87,176), respectively, the net of which is included in the minority interest in net assets of consolidated subsidiaries of $596,258 in the accompanying consolidated balance sheet as of December 31, 1994. The above TSA costs and advances relate to the Kamennoye East TSA (see Note 3(b)).

   The following table sets forth information concerning TSA costs subject to, and not subject to, amortization as of December 31, 1995:

               Costs subject to amortization:
                 Acquisition..............................    $   292,639
                 Direct development.......................      2,904,461
                 Allocated equipment and infrastructure...      2,018,833
                                                              -----------
                       Costs subject to amortization......      5,215,933
                                                              -----------
               Costs not subject to amortization:
                 Advances.................................        474,912
                 Acquisition..............................        574,138
                 Equipment and infrastructure.............     35,883,686
                                                              -----------
                       Costs not subject to amortization..     36,932,736
                                                              -----------
                                                              $42,148,669
                                                              ===========

   Acquisition costs are included in the amortization base once sales of production are achieved. Equipment and infrastructure costs are allocated to the amortization base according to the relationship between wells drilled or completed and the number of wells expected to be drilled or completed over the life of the project. Because production in excess of baseline levels had not been achieved at Black Gold as of December 31, 1995, no Black Gold costs were subject to amortization at December 31, 1995.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

4. LOANS RECEIVABLE - AFFILIATED COMPANY

   In association with the formation of GEX, the Company entered into a credit agreement with GEC. The agreement requires the Company to advance a maximum of U.S. $40,000 (CND $54,578) per month to GEC through April 1, 1997. The advances bear interest at 12%, are payable in monthly amounts based upon GEC's monthly profits from Black Gold in excess of U.S. $40,000, including interest, and are collateralized by GEC's interest in GEX. The advances mature no later than April 1, 2000, at which time all unpaid advances and accrued interest are due. At December 31, 1995 and 1994, the Company had advances of U.S. $830,000 (CND $1,132,487) and $330,000 (CND $451,066) and accrued interest of U.S. $84,845
(CND $115,766) and U.S. $14,476 (CND $19,787) due from GEC, respectively.

5. CARNEGIE/AITORNEFTEGAS NOTES

   On December 12, 1995, the Company issued an unsecured promissory note in the principal amount of Swedish Kroner ("SEK") 140,000,000 (U.S. $20,780,763 and CND $28,354,159) (the "Carnegie Note") to D. Carnegie AB ("Carnegie") for which it received net proceeds, after loan fees of U.S. $831,231 (CND $1,134,167), of SEK 134,400,000 (U.S. $19,949,532 and CND $27,219,992). The Carnegie Note accrues interest at the rate of 12% per annum and all outstanding principal and interest is due and payable on December 12, 1997. Under the terms of the Carnegie Note, the Company may not, without Carnegie's consent, dispose of all or substantially all of its fixed assets, significantly change the character of the Company's operations or change in any significant respect any of its accounting principles, except as may be approved by the Company's accountants. In addition, the Company may not grant security in connection with any other loan unless the Carnegie Note is equally and ratably secured.

   In return for the assistance of Morgan Grenfell International Funds, Ltd. ("MGIF") in facilitating the issuance of the Carnegie Note, the Company issued Russ Oil & Technology, S.A., an affiliate of MGIF ("Russ Oil") warrants (the "Russ Oil Warrants") to purchase up to 15,461,675 shares of the Company's common stock at an exercise price of SEK 9.15 (CND $1.88) per share. The Russ Oil Warrants had a fair market value of U.S. $3,493,225 (CND $4,766,305) on the date of issuance as determined by utilizing the Black-Scholes option pricing model. These warrants and the loan fees indicated above represent additional financing costs and will be amortized to the income statement over the term of the loan. If the Russ Oil Warrants are held to be unenforceable, Xavier will be required to immediately repay all borrowings outstanding under the Carnegie Note.

   In December 1995, the Company loaned U.S. $19,949,532 (CND $27,219,992) of the net proceeds from the Carnegie Note to Aitorneftegas ("ANG"), a closed joint stock company established under the laws of the Russian Federation and a wholly-owned subsidiary of PETECO. Such loan is evidenced by a convertible promissory note bearing interest at the rate of 12% per annum and is due on or before June 4, 1996 (the "Convertible Note"). The Convertible Note is secured by a pledge of 76,983 shares of the common stock of KMNGG owned by ANG. All outstanding principal and interest under the Convertible Note is convertible at the option of the holder, into shares of common stock of KMNGG at a conversion price of approximately U.S. $259.00 per share. If the outstanding principal of the Convertible Note is converted in full into shares of KMNGG common stock, and assuming no other issuances of such stock, the Company would own approximately a 25% interest in KMNGG. Twenty-five percent of the value of risk-adjusted project reserves (as estimated on January 1, 1995) associated with one of twenty-three KMNGG-owned license areas exceeded the carrying amount of the loan and accrued interest on the Company's consolidated financial statements at December 31, 1995.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

5. CARNEGIE/AITORNEFTEGAS NOTES (Continued)

   Russian law provides that in certain circumstances, investors in Russian joint stock companies holding greater than 20% of the voting stock may be subject to the liabilities of the joint stock company if an act or omission by the shareholder is considered to have caused an insolvency or bankruptcy. If the KMNGG note is converted into an ownership interest, as outlined in the preceding paragraph, the Company could be liable in excess of the amount of its investment should KMNGG become insolvent or declare bankruptcy.

6. BANDERA ACQUISITION

   On July 12, 1995, the Company entered into a Stock Purchase and Sale Agreement (the "Agreement") for the purchase of a 54.5% interest in The Bandera Group, Inc., a Texas Corporation (Bandera), engaged in the business of pipeline
repair and engineering.  Under the   terms of the Agreement, the Company
received 3,600,000 shares of Bandera's common stock in exchange for the cancellation of the principal portion of notes receivable totalling U.S. $5,100,000. At December 31, 1995, the balance sheet of Bandera is included in the Company's consolidated balance sheet. The acquisition has been accounted for as a purchase, and accordingly, the purchase price of U.S. $5,100,000 (CND $6,985,344) has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition as follows:

                                                   Amount
                                                ------------
           Current assets.....................  $ 2,523,776
           Intangible assets..................   11,699,752
           Investment in production platform..    2,032,875
           Other equipment....................    1,316,663
           Other assets.......................       41,016
           Current liabilities................   (3,940,817)
           Deferred income taxes..............   (4,222,170)
           Minority interest..................   (2,465,751)
                                                -----------
                                                $ 6,985,344
                                                ===========


   The results of operations of Bandera are included in the accompanying consolidated financial statements since the date of acquisition. The pro forma condensed consolidated financial statements, showing the consolidated results of operations of the Company and Bandera as if the acquisition had occurred at the beginning of 1995 and 1994 and after giving effect to certain pro forma adjustments, are presented on pages F-65 through F-68 of the Registration
Statement.   In addition to its equity interest, the Company will receive 50% of the first U.S. $16 million in profits derived by Bandera Engineering, Inc.
(BEI), a wholly-owned subsidiary of Bandera, from contracts directed to BEI by the Company. Thereafter, the Company will receive an amount equal to 10% of the cost of materials incurred by BEI under such contracts. In connection with the agreement, the Company and an investment company received warrants to purchase 700,000 and 200,000 shares of Bandera's common stock, respectively, exercisable at U.S. $1.00 per share expiring through 2005. The Agreement also provides that Bandera may, if requested, lend a shareholder of Bandera U.S. $150,000 to pay certain finders fees in connection with Bandera's purchase of Miller Pipeline Services Corporation.

   During 1995, in contemplation of completing a reverse merger between Bandera and a public shell corporation, the Company purchased 750,000 shares of the common stock of Oxford Capital Corporation ("Oxford"), a U.S. public corporation traded over the counter, for U.S. $443,515 (CND $607,472). Subsequently, however, the Company revised its plans and sold its investment in Oxford in exchange for a U.S. $600,000 unsecured note receivable, bearing interest at 10% per annum with all principal and interest due May 20, 1996.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

7. INVESTMENT IN PRODUCTION PLATFORM HELD FOR RESALE

   During 1992, Bandera entered into a contract whereby it was to design, construct and place in service a production platform for a Nigerian customer (the "Customer"). In conjunction with the contract, Bandera entered into a financing arrangement with Conjunto Manufacturero, S.A. De C.V. (Conjunto), for Conjunto to finance all work performed under the contract. The financing was secured by a letter of credit provided by the Customer, with no recourse to Bandera and also provided for Conjunto to share equally with Bandera in any profits or losses under the contract.

   In 1993, after the construction of the platform, the Customer defaulted on its obligation to purchase the platform. The letter of credit, which was provided to secure the Conjunto financing, was found to be defective, and no payment was made to Conjunto by the Customer. As a result of the Customer's default, Bandera placed the platform in dry-dock in Tampico, Mexico and has been actively seeking potential buyers for the platform.

   Accordingly, the production platform is recorded in the accompanying consolidated balance sheet as "investment in production platform held for resale" at the amount of its fair estimated market value at the date of Xavier's acquisition of Bandera (see Note 6).

8. NOTES PAYABLE TO AFFILIATES

   Notes payable to affiliates consisted of the following at December 31:

                                                              1995               1994
                                                           ------------      ------------
        Convertible unsecured notes payable
          to PETECO and related individuals,
          bearing interest at 12% per annum,
          converted to common stock in 1995
          (see Notes 3(b) and 10)...................      $         -        $10,934,937
        Notes payable to an affiliated company,
          bearing interest at 10% and 12%,
          paid in 1995..............................                -          1,367,406
        Unsecured notes payable to shareholders,
          bearing interest at 10%, paid in 1995.....                -            546,747
        Convertible notes payable to an affiliated
          company, bearing  interest at 12% per
          annum, paid in 1995.......................                -            506,920
        Other, paid in 1995.........................                -            344,695
                                                          -----------        -----------
                                                          $         -        $13,700,705
                                                          ===========        ===========

   The Company incurred interest expense on affiliated notes payable totalling $134,003 and $223,799, for the years ended December 31, 1995 and 1994, respectively, of which $-0- and $135,447 remained unpaid at December 31, 1995 and 1994, respectively.


   During the years ended December 31, 1995 and 1994, the Company incurred loan fees on affiliated notes payable totalling $-0- and $1,071,744, respectively, of which $-0- and $834,585 remained unpaid at December 31, 1995 and 1994, respectively.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

9. NOTES PAYABLE

(a)    Notes Payable

   Notes payable consisted of the following at December 31:

                                                                        1995           1994
                                                                     -----------     ---------
       Convertible unsecured note payable bearing
         interest at 12% per annum, due on demand,
         converted to common stock subsequent to
         December 31, 1995......................................    $   682,221   $          -
       Note payable bearing interest at 12% per annum,
         due on April 30, 1996, secured by the personal
         guarantee of an officer of the Company.................        341,111              -
       Unsecured note payable bearing interest at
         12% per annum, with an effective interest rate
         of 26%, due on December 12, 1997
         (see Note 5)...........................................     28,354,159              -
       Convertible note payable converted into
         525,000 shares of the Company's common
         stock during 1995......................................              -        683,434
       Non-interest bearing note payable, due
         September 30, 1994, settled in 1995
         (see Note 3(b))........................................              -        683,434
       Note payable bearing interest at the prime rate
         (8.5% at December 31, 1995) plus 1%, due
         June 16, 1996, secured by various patents,
         trademarks, copyrights and licenses of the
         subsidiary.............................................        682,221              -
       Note payable bearing interest at the prime rate
         plus 1%, due on demand or in monthly install-
         ments of principal and interest through November 5,
         1997, collateralized by the accounts receivable
         of a subsidiary, the personal guarantee
         of an officer of the subsidiary and the
         subsidiary's interest in certain oil and
         gas properties held by an affiliate of the subsidiary..        180,729              -
       Other....................................................        138,937
                                                                    -----------    -----------
                                                                     30,379,378      1,366,868
       Less current maturities..................................     (1,878,335)    (1,366,868)
                                                                    -----------    -----------
                                                                    $28,501,043    $         -
                                                                    ===========    ===========


                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

9. NOTES PAYABLE (Continued)

   (b) Line of Credit

   In April 1995, the Company entered into an unsecured line of credit agreement with a lending institution. The line of credit provides for a maximum borrowing of U.S. $12,000,000 (CND $16,373,312), bears interest at LIBOR plus 2% compounded daily and has a term of one year from the first drawdown. The agreement requires the Company to maintain a compensating balance of U.S. $1,000,000 (CND $1,364,443) with the lending institution and pay an annual commitment fee of U.S. $100,000 (CND $136,444) to maintain the line of credit and a U.S. $60,000 (CND $81,667) administration fee. On the initial drawdown on the line of credit, the Company is required to issue the lending institution 1,500,000 shares of the Company's common stock and 500,000 common stock purchase warrants exercisable at CND $2.00 per warrant expiring May 1997. Borrowings under the line of credit are subject to the lender's due diligence and to the submission by the Company of all required documentation. As of April 5, 1995, the lender had not yet completed its due diligence and no draws had been made by the Company on the line of credit.

10. PRIVATE PLACEMENTS

   In June 1995, the Company entered into an agreement with an underwriter and filed notice, as subsequently revised, with the ASX for a "best efforts" private equity placement to raise up to U.S. $47,639,000 (CND $65,000,000). Under the terms of the revised offering, investors are entitled to receive one share of the Company's common stock at $1.30 per share and one common stock purchase warrant for each share of common stock received, exercisable at $2.00, which expires March 31, 1997. As of December 31, 1995, the Company had received net proceeds of approximately U.S. $8.3 million (CND $11.4 million) from this offering used principally to fund oil and gas operations and working capital requirements.

   During 1994, the Company entered into an agreement with an underwriter and filed notice with the ASX for the private placement of either debt or equity financing. The private placement was a "best efforts" offering to raise U.S. $20,000,000 with an additional over allotment option of U.S. $5,000,000. In January 1995, the Company received approval from the ASX for an additional Private Placement. After receiving this approval, the Company increased the combined offerings to U.S. $33,000,000 and engaged an additional underwriter. Investors electing debt financing were entitled to receive one common stock purchase warrant for each share of common stock received at the time of conversion of their debt to equity. The Company received U.S. $8,500,000 (CND $11,618,371) in debt financing under this offering during 1994 (see Note 3(b)), of which (i) U.S. $500,000 (CND $683,434) was included in notes payable at December 31, 1994 (see Note 9) and has subsequently been converted into 525,000 shares of the Company's common stock, and (ii) $8,000,000 (CND $10,934,937) was included in notes payable to affiliates at December 31, 1994 (see Note 8) and was converted into 8,290,327 shares of the Company's common stock during the year ended December 31, 1995.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

10. PRIVATE PLACEMENTS (Continued)

   The Company received approximate net proceeds from the combined offerings of U.S. $30,200,000 (CND $41,300,000). In conjunction with the offerings, which closed May 1995, the Company issued 39,338,144 warrants to subscribers of the offerings which allow holders to purchase one share of common stock at $2.00 and expire December 31, 1996.

11.  COMMITMENTS AND CONTINGENCIES

   On May 25, 1994, a former employee filed suit against the Company and certain of the Company's officers and directors. The former employee alleges that he earned interests in certain oil and gas properties owned by the Company. The individual further alleges that he and the Company entered into a letter agreement pursuant to which he agreed to sell his interest in these oil and gas properties to the Company in exchange for a U.S. $200,000 (CND $272,889) promissory note, a one year employment agreement, preferred shares of stock convertible into 5% of the Company's common stock, a perpetual royalty of 0.5% of the gross revenues from the properties and an option to purchase an indeterminate number of shares of the Company's common stock at $1.40 per share. The former employee has asserted claims of breach of contract, fraud, estoppel, conversion and unjust enrichment against the Company and is seeking actual and exemplary damages. The Company intends to vigorously defend the allegations. Currently, the case is in the discovery stage and the Company is unable to assess the ultimate outcome of the case and the damages sought by the former employee. Accordingly, the financial statements do not include any adjustment that might result from the outcome of this uncertainty.

   Under a verbal agreement in 1994 with Kachina Capital Corporation ("Kachina"), an investment banking and financial advisory firm, the Company agreed to pay an amount equal to 2% of all amounts raised in public or private offerings of debt or equity. This fee is paid regardless of whether Kachina participates in the offerings and is in addition to any other fees and expenses the Company may incur in connection with such offerings. Fees associated with debt placements are amortized to the income statement over the term of the loan while fees associated with equity offerings are netted against the proceeds of the offering in the accompanying consolidated financial statements. From inception of the agreement through December 31, 1995, Kachina earned commissions under the agreement totalling approximately U.S. $989,000 (CND $1,355,000) of which approximately U.S. $526,000 (CND $718,000) were paid as of December 31, 1995.

   The Company has entered into a verbal agreement with an individual relating to certain business opportunities in the Republic of Kyrgyzstan. The verbal agreement contemplates that the Company will compensate the individual in an amount equal to approximately U.S. $100,000 (CND $136,444) per annum, plus expenses, while he develops opportunities in downstream oil and gas activities in the Republic of Kyrgyzstan. If the individual is successful in developing a business opportunity acceptable to the Company, the Company may consider forming a legal venture to pursue such opportunity.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

11. COMMITMENTS AND CONTINGENCIES (Continued)

   The Company and its subsidiaries lease office space and equipment under operating lease agreements. At December 31, 1995, estimated future minimum rental payments required under the leases are:


           Year ended December 31,       U.S.        CND
           -------------------------  ----------  ----------
                      1996..........  $  393,244  $  536,559
                      1997..........     416,605     568,434
                      1998..........     245,600     335,107
                      1999..........     195,198     266,336
                      2000..........     188,176     256,755
                      2001..........      47,044      64,189
                                      ----------  ----------
                                      $1,485,867  $2,027,380
                                      ==========  ==========

   Rent expense for the years ended December 31, 1995 and 1994 totalled U.S. $119,566 (CND $163,141) and U.S. $15,431 (CND $21,055), respectively.

   See Notes 1 and 3 for discussions regarding the Company's financing needs, funding requirements for oil and gas investments and management's plans for continuing operations.

   See Note 13(b) regarding commitments for employment agreements.

12. SHARE CAPITAL

   a)  Authorized:

   An unlimited number of common shares without par value.
   An unlimited number of preferred shares without par value, in which the Board of Directors will determine preferences and rights of each series.

   b)  Issued:

   See consolidated statements of shareholders' equity (deficiency).

   c)  Subscribed:

   At December 31, 1994, the Company had received share subscriptions of $48,863 for 25,000 shares of common stock which were issued in 1995.

   d)    Stock options:

   At December 31, 1995, the Company had the following stock options outstanding to officers and directors:

             Number of  Exercise  Expiration  Options
                Shares   Price       Date     Vested
           -----------  --------  ----------  -------
           425,000         $1.40     11/5/98  255,000
            50,000          2.00    10/21/99   50,000
           375,000          1.50     9/23/00  375,000


                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)


12. SHARE CAPITAL (Continued)

    e)    Warrants:

   At December 31, 1995, the Company had the following common stock warrants outstanding or committed:

                                   Shares
                    -----------------------------------
                     Outstanding  Committed    Total         Price        Date
                    ------------  ---------  ----------  -------------  --------
                        25,000            -      25,000      $2.25       4/21/96
                             -      384,615     384,615       1.30      12/31/96
                    39,802,684            -  39,802,684       2.00      12/31/96
                             -    9,436,923   9,436,923       2.00       3/31/97
                             -      150,000     150,000       1.75       7/31/97
                             -      275,000     275,000       2.00        9/1/97
                       350,000            -     350,000       1.58       9/15/97
                    15,461,675            -  15,461,675  9.15 (SEK)(1)  11/27/97
                             -    1,132,800   1,132,800       2.00       3/28/98
                             -    1,000,000   1,000,000         (2)     10/27/99

           (1)  Denominated in Swedish Kroners.
           (2) The lower of U.S. $2.00 or 80% of the issue price of the Company's initial U.S. public offering.

   In addition, the Company has agreed to issue warrants for an as yet undetermined number of shares of the Company's common stock in connection with the purchase of oil field equipment at a price of $2.20 per share, expiring January 31, 1998.

   f)  During the year ended December 31, 1993, the shareholders approved:

       i) A consolidation of the Company's issued and outstanding common shares on the basis of one post-consolidation share for every five pre-consolidation shares.

       ii) An addition to the authorized share capital of an unlimited number of preferred shares without par value.

13.  RELATED PARTY TRANSACTIONS

   (a)  Interest Purchase Agreements

   Pursuant to interest purchase agreements executed on November 14, 1994, and effective November 3, 1993, the Company acquired the rights and interests of certain officers of the Company to participate in oil and gas projects located in the Russian Federation. Through these interest purchase agreements, the Company was introduced to and acquired the opportunity to participate in Black Gold (see Note 3(a)) and the Kamennoye East TSA (see
   Note 3(b)). In exchange for such rights and interests, the Company agreed to issue to the individuals twenty-six non-assignable shares of preferred stock convertible into at least 26% of the Company's outstanding common stock through December 31, 1998. A nominal value was assigned to these rights and interests at the date of acquisition. Conversion of the preferred shares is at the option of the individuals and is dependent upon the satisfaction of the following conditions for the shares indicated:

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

13.  RELATED PARTY TRANSACTIONS (Continued)

   (a) Interest Purchase Agreements (Continued)

       Fifteen Preference Shares:

       (i) The Company must have achieved a market capitalization of at least U.S. $50,000,000 (CND $68,222,131).

       (ii) The ASX must have approved the conversion of the preferred shares pursuant to the interest purchase agreements.

       (iii) the ASX must have received and accepted an opinion of legal counsel as to the validity of the oil and gas agreements acquired by the Company.


       (iv) All applicable agreements, including feasibility studies and engineering reports must have been filed with the ASX through December 31, 1998.

       (v) The Company must have acquired control of 100 million barrels of risk-adjusted recoverable equivalent reserves as determined by an independent reserve engineer.

       Nine Preference Shares:

       (i) The  Company must have redomesticated in the United States,

       (ii) The Company must have its shares listed on the New York, American or NASDAQ stock exchange, and

       (iii) The Company must have achieved cumulative profitability and positive cash flow with a market capitalization of U.S. $500,000,000 (CND $682,221,313).

       Two Preference Shares:

       (i) Upon the Company's acquisition of each additional 100 million barrels of risk adjusted recoverable reserves, as determined by an independent reserve engineer, and

       (ii) Conditions for the fifteen preference shares described above must have been satisfied.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

13.  RELATED PARTY TRANSACTIONS (Continued)

   (a) Interest Purchase Agreements (Continued)


   Once all conditions precedent to the conversion of the preferred shares have been met, the value of the preferred shares convertible to common stock will be reflected as compensation expense in the Company's consolidated financial statements. As of December 31, 1995, no preferred shares had been issued to the individuals and only conditions (i) and (v) precedent to the conversion of the first fifteen preferred shares had been met.

   The Company also agreed to issue to the individuals 150,000 shares of the Company's common stock in payment of costs incurred by the individuals associated with the Black Gold and Kamennoye TSA projects. As of December 31, 1995, 50,000 common shares had been issued to one of the individuals.

   In addition, the Company has agreed to pay each of the individuals a net profits interest in perpetuity in the amount of one percent of all earnings before interest, taxes, depreciation and amortization (EBITDA) from all projects introduced to the Company by the individuals from all current and future properties or projects of the Company (except for Favorable Lake Mining Property) acquired during this individuals' lifetimes.

   (b)  Employment Agreements

   On November 14, 1994, the Company executed employment agreements with its acting President, Chief Executive Officer and Chairman of the Board and with its Vice President and Director of Russian Operations. The agreement with the President, Chief Executive Officer and Chairman of the Board provides for a five-year term effective November 1, 1993, renewable thereafter as mutually agreed with the Company. The agreement provides that this individual, as compensation for services rendered, will receive annual compensation of U.S. $120,000 (CND $163,733); provided, however, that such annual compensation shall be reduced to CND $60,000 until the conditions with respect to the conversion of the fifteen initial preference shares have been satisfied.

   The agreement with the Vice President is substantially the same as the agreement above, except the individual's compensation is U.S. $96,000 (CND $130,986); provided, however, that such annual compensation shall be reduced to CND $60,000 until the conditions with respect to the conversion of fifteen preference shares have been satisfied.

   c)  Management and Consulting Fees

   During the year ended December 31, 1994, the Company incurred management and consulting fees charged by an affiliated company and individuals totalling $600,251, of which $-0- and $484,310 remained unpaid at December 31, 1995 and 1994, respectively. During 1995, the Company agreed to issue shares or options to purchase shares of its common stock to two officers of the Company in return for their services of which U.S. $181,603 (CND $247,787) of common shares remained unissued at December 31, 1995.

   d)  See Note 4 for discussion and terms of loans to an affiliated company.

   e)  See Note 8 for discussions and terms of loans from affiliated companies.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)

14. INCOME TAXES

       Pretax income (loss) was generated under the following tax jurisdictions for the years ended December 31,

                                                                            CND
                                                        ---------------------------------------
                                                           1995            1994        1993
                                                        -----------   -------------   ---------
               Foreign:
                 Russia                                 $ 1,183,223     $         -   $       -
                 United States                           (1,938,020)              -           -
                                                        -----------     -----------   ---------
                                                           (754,797)              -           -
               Domestic                                  (4,428,948)    $(6,559,956)   (239,730)
                                                        -----------     -----------   ---------
                       Total                            $(5,183,745)    $(6,559,956)  $(239,730)
                                                        ===========     ===========   =========

   The provision for deferred income tax relates entirely to foreign operations for the year ended December 31, 1995, and was attributable to the following tax jurisdictions:

                                                       CND
                                                   ----------
       Russian operations                          $(414,128)
       United States operations                      (47,255)
                                                   ----------
                                                   $(461,383)
                                                   ==========

   Deferred tax expense from United States operations is comprised of a valuation allowance of $229,311 offset by $182,056 of deferred tax benefits related to the basis differences of intangible assets and equipment.

   The Company's effective tax rates for the year ended December 31, 1995, which differ from the applicable statutory rates, may be reconciled as follows:

                                         Foreign
                                ------------------------
                                Russia     United States   Domestic
                                ------    --------------  ---------
Basic rate applied to pretax      %          %             %
 income (loss)                   35             (34)        (44.3)
Losses not tax affected           -               -          44.3
Change in valuation allowance     -              35             -
Other                             -               1             -
                                 --             ---         -----
                                 35               2             -
                                 ==             ===         =====


                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)


14.  INCOME TAXES (Continued)

   At December 31, 1995, the Company had operating loss carryforwards available to offset future income for Canadian income tax purposes of approximately $10,487,000 which expire as follows:

                                Amount
                              ----------
           1996............   $  121,000
           1997............       60,000
           1998............       34,000
           1999............       32,000
           2000............      240,000
           2001............    6,000,000
           2002............    4,000,000

   At December 31, 1995, the Company has net operating loss carryforwards of approximately U.S. $975,000 (CND $1,330,000) to offset future income for United States income tax purposes. The Company also has capital loss carryforwards of approximately $140,000 and $23,000, respectively, to offset future domestic and foreign taxable income as of December 31, 1995.


15.  LOSS PER SHARE

   The net loss per share figures have been calculated using the weighted average number of common shares outstanding during the period, giving retroactive recognition to the stock split and dividend for all years presented and giving retroactive adjustment for a proposed four-for-one reverse stock split (see Note 17).


16.  INDUSTRY AND GEOGRAPHICAL AREA SEGMENT INFORMATION

   The Company's operations since the acquisition of Bandera (see Note 6) are classified into two principal industry segments, each located in different geographical areas; (1) oil and gas development operations located in Russia and the Commonwealth of Independent States, which comprise the former Soviet Union; and (2) oil and gas pipeline repair operations performed primarily, at present, in the United States. As discussed in Note 6, the Company acquired the patents and know-how related to the pipeline repair operations on July 12, 1995. Accordingly, this segment's data is presented only for the year ended December 31, 1995.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (In Canadian Dollars)


16.  INDUSTRY AND GEOGRAPHICAL AREA SEGMENT INFORMATION (Continued)


                                                   1995          1994
                                               -------------  -----------
       Net sales to unaffiliated customers:
         Oil and gas                           $ 14,623,675   $         -
         Pipeline repair                          1,749,059             -
                                               ------------   -----------
                                               $ 16,372,734   $         -
                                               ============   ===========
       Net loss:
         Oil and gas                           $ (3,646,540)  $         -
         Pipeline repair                         (1,178,192)            -
                                               ------------   -----------
                                               $ (4,824,732)  $         -
                                               ============   ===========
       Depreciation and amortization:
         Oil and gas                           $  2,261,160   $         -
         Pipeline repair                            404,117             -
                                               ------------   -----------
                                               $  2,665,277   $         -
                                               ============   ===========
       Intersegment sales:
         Oil and gas                           $          -   $         -
         Pipeline repair                            190,601             -
                                               ------------   -----------
                                               $    190,601   $         -
                                               ============   ===========
       Identifiable assets:
         Oil and gas                           $100,939,914   $24,804,507
         Pipeline repair                         10,085,394             -
                                               ------------   -----------
                                               $111,025,308   $24,804,507
                                               ============   ===========
       Capital expenditures:
         Oil and gas                           $ 34,080,786   $24,804,507
         Pipeline repair                            240,322             -
                                               ------------   -----------
                                               $ 34,321,108   $24,804,507
                                               ============   ===========

17.  SUBSEQUENT EVENTS

   The Company's wholly-owned U.S. subsidiary, Xavier Corporation (New Corp.) plans to file an amendment to its Registration Statement on Form S-4 with the Securities and Exchange Commission in connection with a proposed domestication of the Company from a publicly traded Ontario, Canada corporation to a publicly traded U.S. corporation. If the domestication is approved and becomes effective, the Company will thereafter be merged into New Corp. and holders of the Company's common stock will receive one share of New Corp.'s common stock for every four shares of the Company's common stock held.


   In connection with the proposed domestication and merger, the Company has agreed to issue to two officers of the Company twenty-six non-assignable shares of preferred stock convertible, if certain conditions are met, into at least 26% of the Company's outstanding common stock through December 31, 1998 (see Note 13(a)).

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING
    PRINCIPLES

   As discussed in Note 2, these financial statements are prepared in accordance with accounting principles generally accepted in Canada. Differences between Canadian and U.S. generally accepted accounting principles as they pertain to these financial statements are as follows:

   a)  Weighted Average Shares

   U.S. generally accepted accounting principles require that outstanding stock options and warrants be considered as common share equivalents for purposes of calculating primary earnings per share if their effect is dilutive. Since the impact of options and warrants on the Company's loss per share calculation for periods with net losses is anti-dilutive and has no effect on the calculation of earnings per share for the period with net income, there are no differences in the computation of weighted average number of shares outstanding under U.S. and Canadian generally accepted accounting principles.

   b) Stock Options

   U.S. generally accepted accounting principles require the following disclosure of the Company's stock option transactions:


                                              Price      Expiration
                                Shares      Per Share       Date
                             -------------  ----------  -------------
           Stock options
            outstanding
            at December
             31, 1993             575,000         1.40        11/5/98
           Issued during
            1994                  145,000         2.00        1/14/99
           Issued during
            1994                   75,000         2.00        8/23/99
           Issued during
            1994                  100,000         2.00        10/7/95
           Issued during
            1994                  100,000         2.00       10/21/99
           Options
            exercised             (78,000)        1.40              -
           Options
            exercised             (15,000)        2.00              -
           Options
            expired               (45,000)        1.40              -
                                  --------
           Stock options
            outstanding
            at December
             31, 1994             857,000
           Issued during
            1995                  375,000         1.50        9/23/00
           Options expired       (355,000)        2.00              -
           Options expired        (27,000)        1.40              -
                                  --------
           Stock options
            outstanding
            at December
             31, 1995             850,000
                                  =======
           Stock options
            vested at
            December 31,
             1995                 680,000
                                  =======

   c)  New Accounting Pronouncements

   U.S. generally accepted accounting principles require the disclosure of the impact of new accounting pronouncements which have not been adopted by the Company.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

   c)  New Accounting Pronouncements (Continued)

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121) SFAS No. 121 requires, among other things, that impairment losses on assets to be held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. The Company will adopt SFAS No. 121 in 1996 and its implementation is not expected to have a material effect on the consolidated financial statements.

   In October 1995, the Financial Accounting Standards Board Issued Statement of Financial Accounting No. 123, "Accounting for Stock-Based Compensation." (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in 1996 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

   d)  Common Stock Outstanding and per Share Data

   U.S. generally accepted accounting principles require all financial statement references to common stock outstanding and all per share data to be retroactively adjusted to reflect common stock dividends and common stock splits for all periods presented. Canadian generally accepted accounting principles require this treatment only for per share data. Presentation requirements for U.S. and Canadian generally accepted accounting principles for common stock outstanding are the same for all periods presented except as follows:

                                                    Number of       Number of
                                                  Common Shares   Common Shares
                                                   Per Canadian     Per U.S.
                                                       GAAP           GAAP
                                                  --------------  -------------
         Balance, December 31, 1992.............      5,774,919       2,309,491
         1 for 5 share consolidation............     (4,620,211)              -
         Shares issued in private placement at
           CND $.30 per share...................      1,500,000       3,000,000
         Exercise of stock options at
          CND $.30 per share....................        115,400         230,800
         Stock dividend.........................      2,770,183               -
                                                     ----------       ---------
         Balance, December 31, 1993.............      5,540,291       5,540,291
                                                     ==========       =========


                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

   e)  Deferred Taxes


   U.S. generally accepted accounting principles require the following disclosures of the Company's deferred tax liabilities and assets related to the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and for income tax purposes. Deferred tax assets must be reduced by a valuation allowance to amounts expected to be realized. The components of the non-current deferred tax liabilities and assets are as follows:

                                                                December 31,
                                                         --------------------------
                                                             1995          1994
                                                         ------------  ------------
                                                            (CND)         (CND)
                   NON-CURRENT LIABILITIES:
                     Difference in book and tax
                       treatment of TSA advances,
                       costs and net revenues..........  $  (414,128)  $         -
                     Difference in book and tax
                       basis of intangible assets
                       and other equipment.............   (4,040,114)            -
                                                         -----------   -----------
                     Deferred tax liabilities..........  $(4,454,242)  $         -
                                                         ===========   ===========
                   NON-CURRENT ASSETS:
                     Net operating loss carryforwards..  $ 5,100,000   $ 3,292,000
                     Capital loss carryforwards........       78,000        70,000
                                                         -----------   -----------
                                                           5,178,000     3,362,000
                     Less valuation allowance..........   (5,178,000)   (3,362,000)
                                                         -----------   -----------
                   Net deferred tax asset..............  $         -   $         -
                                                         ===========   ===========

         The deferred tax liability associated with the difference in book and tax basis of intangible assets and other equipment represents the deferred tax liability of $4,222,170 resulting from the acquisition of Bandera (see Note 6), less the current period deferred tax benefit of $182,056.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)


   f)  Supplemental Disclosure of Cash Flow Information

   U.S. generally accepted accounting principles require the following disclosures:

   The Company paid interest totalling U.S. $191,072 (CND $261,707), U.S. $14,566 (CND $19,910) and U.S. $3,816 (CND $5,216) during the years ended
   December 31, 1995, 1994 and 1993, respectively.

   Notes payable and accrued interest totalling U.S. $8,720,100 (CND $11,919,213) were converted to common stock during the year ended December 31, 1995.

   Amounts due to an affiliate totalling U.S. $5,000,000 (CND $7,014,590) for the purchase of an additional interest in Black Gold were converted to preferred stock of Xavier BG, the Company's wholly-owned subsidiary, during the year ended December 31, 1995.

   TSA and Black Gold costs of U.S. $1,169,281 (CND $1,601,535) and U.S. $687,987 (CND $942,319), respectively, were incurred during the year ended December 31, 1995 via the issuance of, or the commitment to issue, shares of the Company's common stock.

   The Company issued shares of its common stock in payment of loan fees and other expenses totalling U.S. $798,554 (CND $1,093,761) and U.S. $401,185 (CND $548,366) during the years ended December 31, 1995 and 1994, respectively.

   g)  Financial Instruments

   The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value as of December 31, 1995 and 1994, because of the relatively short-term maturity of these instruments. The carrying value of long-term debt, including the current portion, approximated fair value as of December 31, 1995 and 1994, based upon the market price of the long-term debt arranged during the period.

   h)  Accounting Matters

       i) Mineral Properties

       Under Canadian generally accepted accounting principles, the cost of acquisition and all related exploration and development expenditures, less recoveries, are capitalized and carried as an asset to be amortized against income if the property is brought into commercial production or charged to income if the property is, or is to be, abandoned or disposed of. Under U.S. generally accepted accounting principles, mineral properties having a remote likelihood of recovery of their capital costs would be expensed at the time recovery became remote.

       ii) Compensation Expense Associated with Stock Options

           Under U.S. generally accepted accounting principles, compensation expense is required to be recorded in the statement of income (loss) if stock options are issued having an exercise price below the market value of the Company's stock at the date the options are issued. Under Canadian generally accepted accounting principles, compensation expense is not required to be recorded with respect to these circumstances.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)


   h)  Accounting Matters (Continued)

   The impact of the two items described above on the financial statements is as follows:



                                                Year ended December 31,
                                   ---------------------------------------------
                                       1995             1994           1993
                                   -------------  --------------   -------------
                                       (CND)            (CND)          (CND)
Net loss per Canadian GAAP.......  $ (4,824,732)    $ (6,472,780)  $   (239,730)
 Adjustments:
   Compensation expense..........             -                -        (11,540)
                                   ------------     ------------   ------------
   Net loss per U.S. GAAP........  $ (4,824,732)    $ (6,472,780)  $   (251,270)
                                   ============     ============   ============
Net loss per share...............         $(.56)    $      (3.13)  $       (.20)
                                   ============     ============   ============
Weighted average shares
   outstanding...................     8,580,943        2,068,941      1,236,023
                                   ============     ============   ============
Deficit at end of year per
  Canadian GAAP..................  $(25,387,424)    $(20,562,692)  $(14,089,912)
 Adjustments:
   Write-down of mineral
    properties...................             -                -       (325,000)
   Compensation expense..........             -          (11,540)       (11,540)
                                   ------------     ------------   ------------
Deficit at end of year per U.S.
   GAAP..........................  $(25,387,424)    $(20,574,232)  $(14,426,452)
                                   ============     ============   ============

Total assets per Canadian
 GAAP............................  $105,255,031     $ 27,401,812   $  1,048,545
 Less: write-down of mineral
   properties....................             -                        (325,000)
                                   ------------     ------------   ------------
Total assets per U.S. GAAP.......  $105,255,031     $ 27,401,812   $    723,545
                                   ============     ============   ============


                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

   i)  Supplemental Oil and Gas Information

   U.S. general accepted accounting principles require the following disclosures regarding the Company's oil and gas activities:

   Information with respect to the Company's interests in oil and gas related projects is presented in the following tables. Estimates of the Company's interests in proved oil reserves as of December 31, 1995 and 1994 were prepared by Huddleston and Co., Inc., independent petroleum engineers, and are based on data supplied to them by the Company. In addition, the Company has interest in oil reserves which are either classified as unproved or cannot be classified until sufficient geological and seismological data becomes available. Accordingly, such reserve data is not included in the following tables.


       i)  Results of Operations

       The Company realized its first sales of TSA oil production during the year ended December 31, 1995. Because production in excess of baseline levels had not been achieved as of December 31, 1995 for both the Black Gold Joint Venture and the Kamennoye West TSA project, the following table presents the results of operations of the Kamennoye East and P&K TSAs only:


                                                                      CND           USD
                                                                  ------------  ------------
           Revenues                                               $14,623,675   $10,717,691
           Production costs and taxes                              (9,660,723)   (7,080,344)
           Amortization                                            (1,870,601)   (1,370,963)
                                                                  -----------   -----------
           Results of operations before income taxes                3,092,351     2,266,384
           Income taxes                                              (414,128)     (303,514)
                                                                  -----------   -----------

           Results of operations from oil producing activities    $ 2,678,223   $ 1,962,870
                                                                  ===========   ===========

       In the presentation above, no deduction has been made for indirect costs such as corporate overhead or interest expense. For the year ended December 31, 1995, the TSA amortization rate per barrel of oil sold was U.S. $1.95.

       ii)  Oil Reserves Data (unaudited)


       The following table sets forth the Company's interests in net proved oil reserves relating to the TSA and Black Gold development projects at December 31, 1995 and 1994 and the changes in net proved oil reserves for such projects for the years then ended. All of the Company's proved reserves are located in Russia. Proved reserves represent the estimated quantities of crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from know reservoirs under existing economic and operating conditions. The reserve information indicated below requires substantial judgment on the part of the reserve engineers, resulting in estimates which are not subject to precise determination. Accordingly, it is expected that the estimates of reserves will change as future production and development information becomes available and that revisions in these estimates could be significant.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

   i)  Supplemental Oil and Gas Information (Continued)



        ii) Oil Reserves Data (unaudited) (Continued)


                                                                Reserves (barrels)
                                                       -----------------------------------
                                                           TSAs                Black Gold                Total
                                                       -----------           -------------            ----------
           Balance at January 1, 1994                            -                       -                     -
           Acquisition of interest
            in proved TSA reserves............           1,911,435                       -             1,911,435
           Acquisition of Black Gold
            proved reserves...................                   -               6,217,128             6,217,128
                                                         ---------               ---------             ---------
           Balance at December 31, 1994.......           1,911,435               6,217,128             8,128,563
           Acquisition of interest in
            proved TSA reserves...............           2,081,835                       -             2,081,835
           Revisions of previous estimates....                   -                (124,343)             (124,343)
           TSA production.....................            (707,857)                      -              (707,857)
                                                         ---------               ---------             ---------
           Balance at December 31, 1995.......           3,285,413               6,092,785             9,378,198
                                                         =========               =========             =========



           Proved reserves were classified as follows at December 31, 1995:

                                                                    TSAs     Black Gold     Total
                                                                 ---------   ----------   ---------
           Developed producing................                   1,015,635            -   1,015,635
           Developed non-producing............                   1,197,330    2,145,286   3,342,616
           Undeveloped........................                   1,072,448    3,947,499   5,019,947
                                                                 ---------    ---------   ---------

                                                                 3,285,413    6,092,785   9,378,198
                                                                 =========    =========   =========



       Proved developed oil reserves represent reserves expected to be recovered through existing wells with existing equipment and operating methods. Proven undeveloped oil reserves represent reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

       iii)  Standardized Measure of Discounted Future Net Cash Flows
       (unaudited)

       The standardized measure of discounted future net cash flows represents the present value of such net cash flows discounted at 10%. The standardized measure does not purport to be an estimate of the fair value of the Company's interest in proven reserves. An estimate of fair value would also take into account, among other things, the expected recovery of reserves in excess of proved reserves, anticipated changes in future prices and costs and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas in Russia.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

   i)  Supplemental Oil and Gas Information (Continued)

       iii) Standardized Measure of Discounted Future Net Cash Flows (unaudited) (Continued)

       The Company's share of future net cash flows from the TSAs and Black Gold development projects in the following table were computed by applying year-end prices of oil to the expected future production of proved reserves, less estimated future expenditures (based on year-end costs) expected to be incurred in developing and producing such reserves.

                                                                                       U.S.
                                                                           ---------------------------
                                                                               TSAs       Black Gold

                                                                           ------------  -------------
           Future cash inflows                                             $ 61,765,765   $114,544,357
           Future production costs and taxes                                (30,160,046)   (56,674,985)
           Future development costs                                          (3,890,700)   (22,750,000)
           Future income tax expenses                                        (6,092,338)    (7,790,986)
                                                                           ------------   ------------
           Future net cash flows                                             21,622,681     27,328,386
           Discount at 10% for timing of cash flows                          (3,371,724)   (14,049,601)
                                                                           ------------   ------------
           Discounted future net cash flows from proved
            reserves at December 31, 1995                                  $ 18,250,957   $ 13,278,785
                                                                           ============   ============


       iv) Principal Sources of Change in the Standardized Measure of Discounted Future Net Cash Flows (unaudited)

       The following table sets forth the changes in the standardized measure of discounted future net cash flows from proved reserves during 1995:

                                                          U.S.
                                              -------------------------
                                                  TSAs      Black Gold
                                              ------------  -----------
           Balance at December 31, 1994.....  $ 2,795,563   $12,627,377
           Sales, net of production costs...   (3,637,347)            -
           Acquisition of proved reserves...   13,066,758             -
           Changes in prices and costs......    4,324,144       (12,156)
           Revisions of quantity estimates..            -      (560,000)
           Development costs incurred.......    2,361,004     4,268,587
           Changes in future development
             costs..........................     (227,426)   (4,300,000)
           Net change in income taxes.......     (825,074)    1,344,532
           Accretion of discount............      279,556     1,262,738
           Changes in production rates......            -    (1,078,687)
           Other............................      113,779      (273,606)
                                              -----------   -----------
           Balance at December 31, 1995.....  $18,250,957   $13,278,785
                                              ===========   ===========


       For the year ended December 31, 1994, the principal sources of change resulted from the Company's acquisition of $2,795,563 and $12,627,377 of proved reserves related to the Kamennoye East TSA and Black Gold, respectively.

                             XAVIER MINES LIMITED

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

   i)  Supplemental Oil and Gas Information (Continued)

       iv) Principal Sources of Change in the Standardized Measure of Discontinued Future Net Cash Flows (unaudited) (Continued)

           An average price of U.S. $18.80 and U.S. $15.08 per barrel of oil at December 31, 1995 and 1994 respectively, were used in developing the TSA and Black Gold estimates above. No deduction has been made for amortization expense or any indirect costs such as general corporate overhead or interest expense. Deduction has been made in the above estimates for the effect of royalties due to two officers of the Company pursuant to interest purchase agreements described in Note 13(a).

       Income tax expense is computed based on applying the Russian net profits tax rate of 35% to the excess of future cash inflows less future production and development costs and other deductions over the current tax basis of the properties involved, less applicable carryforwards.

REPORT OF INDEPENDENT AUDITORS


The Bandera Group, Inc.
Houston, Texas


We have audited the accompanying consolidated balance sheet of The Bandera Group, Inc. as of December 31, 1995 and the related consolidated statements of income (loss) , stockholders' equity (capital deficit) and cash flows for the years ended December 31, 1995 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bandera Group, Inc. at December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1993, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring operating losses and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                           BDO Seidman, LLP


Houston, Texas
March 12, 1996

                         INDEPENDENT AUDITORS' REPORT


Board of Directors
Bandera Engineering, Inc.
Houston, Texas


We have audited the accompanying balance sheet of Bandera Engineering, Inc. (predecessor to The Bandera Group and a wholly-owned subsidiary of Bandera Holdings, Inc.) as of December 31, 1994, and the related statements of income
(loss), of stockholders' equity, and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bandera Engineering, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                       /s/ PHILIP VOGEL & CO., PC
                                           PHILIP VOGEL & CO., PC

Dallas, Texas
April 20, 1995

                            THE BANDERA GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                               (IN U.S. DOLLARS)

                                                      December 31,
                                                ------------------------
ASSETS                                             1995         1994
                                                -----------  -----------

CURRENT
 Cash and cash equivalents....................   $    8,847   $  111,632
 Accounts receivable, less allowance
  for doubtful accounts of $1,506,917,
  in 1994 (Notes 6 and 11)....................      708,103      157,061
 Due from affiliates (Note 8).................       45,273            -
 Federal income tax receivable (Note 7).......       36,106            -
 Inventories..................................       58,964       22,482
 Costs and estimated profits in excess of
  billings on uncompleted contracts (Note 4)..       16,200            -
 Prepaid expenses and other...................       59,256       11,696
                                                 ----------   ----------
Total current assets..........................      932,749      302,871
                                                 ----------   ----------
INVESTMENT IN PRODUCTION
 PLATFORM HELD FOR RESALE
 (Note 3).....................................    1,519,037    1,519,037
PROPERTY AND EQUIPMENT, net
 (Notes 5, 6 and 9)...........................      733,956       60,946
INTANGIBLE ASSETS, net (Notes 6 and 9)........    4,148,519            -
DUE FROM STOCKHOLDER (Note 8).................            -      158,596
OTHER.........................................       29,085       37,361
                                                 ----------   ----------

                                                 $7,363,346   $2,078,811
                                                 ==========   ==========

          See accompanying notes to consolidated financial statements.

                            THE BANDERA GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                               (IN U.S. DOLLARS)

                                                           December 31,
                                                    --------------------------
                                                        1995          1994
                                                    ------------  ------------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (CAPITAL DEFICIT)
CURRENT LIABILITIES
 Accounts payable and accrued
  liabilities.....................................  $   864,330   $   292,481
 Production platform
  advances (Note 3)...............................    1,519,037     1,519,037
 Notes payable (Notes 6, 9 and 13)................      671,400       217,060
 Current maturities of long-term debt (Note 6)....       15,955             -
 Due to affiliates (Note 8).......................            -       469,758
 Billings on uncompleted contracts in excess
  of cost and estimated profits (Note 4)..........       18,000             -
 Other............................................       11,988       139,018
                                                    -----------   -----------
Total current liabilities.........................    3,100,710     2,637,354

LONG-TERM DEBT, LESS CURRENT MATURITIES (Note 6)..       46,928             -

DEFERRED INCOME TAXES (Notes 7 and 9).............    1,500,643             -

OTHER.............................................       13,988        25,977
                                                    -----------   -----------
Total liabilities.................................    4,662,269     2,663,331
                                                    -----------   -----------
COMMITMENTS AND
 CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
 Common stock.....................................      660,000            10
 Additional paid-in capital.......................    4,898,632       458,622
 Deficit..........................................   (2,857,555)   (1,043,152)
                                                    -----------   -----------
Total stockholders' equity
 (capital deficit)................................    2,701,077      (584,520)
                                                    -----------   -----------
                                                    $ 7,363,346   $ 2,078,811
                                                    ===========   ===========

           See accompanying notes to consolidated financial statements.

                            THE BANDERA GROUP, INC.
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                               (IN U.S. DOLLARS)

                                                Years Ended December 31,
                                         ---------------------------------------
                                             1995          1994         1993
                                         -------------  -----------  -----------
Revenues:
 Pipeline repair.......................   $ 1,552,242   $        -   $        -
 Engineering and other.................       549,487      776,384      536,767
 Platform construction (Note 11).......             -    1,407,886    3,682,193
                                          -----------   ----------   ----------
                                            2,101,729    2,184,270    4,218,960
                                          -----------   ----------   ----------
Cost of sales:
 Pipeline repair.......................     1,352,187            -            -
 Engineering and other.................       266,414      146,877      361,441
 Platform construction (Note 11).......             -      675,576    2,792,268
                                          -----------   ----------   ----------
                                            1,618,601      822,453    3,153,709
                                          -----------   ----------   ----------
Gross margin...........................       483,128    1,361,817    1,065,251

General and administrative expenses....     2,360,498    1,601,660      833,328
                                          -----------   ----------   ----------
Operating income (loss)................    (1,877,370)    (239,843)     231,923

Other income (expense):
 Interest income.......................        18,501            -        3,319
 Interest expense......................      (126,921)     (22,573)     (19,238)
 Miscellaneous.........................        55,752            -            -
                                          -----------   ----------   ----------
Total other expense, net...............       (52,668)     (22,573)     (15,919)
                                          -----------   ----------   ----------
Income (loss) before income taxes......    (1,930,038)    (262,416)     216,004

Income tax benefit (expense) (Note 7)..       115,635     (311,300)    (127,330)
                                          -----------   ----------   ----------
Net income (loss)......................   $(1,814,403)  $ (573,716)  $   88,674
                                          ===========   ==========   ==========
Earnings (loss) per common share.......         $(.27)       $(.09)        $.01
                                          ===========   ==========   ==========
Weighted average number
 of common shares outstanding..........     6,600,000    6,600,000    6,600,000
                                          ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                            THE BANDERA GROUP, INC.
       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
                               (IN U.S. DOLLARS)




                                                    Common Stock (1)    Additional    Retained
                                                  --------------------   Paid-in      Earnings
                                                   Shares     Amount     Capital     (Deficit)       Total
                                                  ---------  ---------  ----------  ------------  ------------

BALANCE, DECEMBER 31, 1992......................  6,600,000   $     10  $      990  $  (558,110)  $  (557,110)

Net income......................................          -          -           -       88,674        88,674
                                                 ----------   --------  ----------  -----------   -----------

BALANCE, DECEMBER 31, 1993......................  6,600,000         10         990     (469,436)     (468,436)

Non-cash contributions by parent and
 stockholder and conversion of debt
 to equity (Notes 8 and 13).....................          -                457,632            -       457,632

Net loss........................................          -          -           -     (573,716)     (573,716)
                                                 ----------   --------  ----------  -----------   -----------
BALANCE, DECEMBER 31, 1994......................  6,600,000         10     458,622   (1,043,152)     (584,520)

Conversion of note payable to equity (Note 13)..          -    659,990   4,440,010            -     5,100,000

Net loss........................................          -          -           -      814,403)   (1,814,403)
                                                 ----------   --------  ----------  -----------   -----------
BALANCE, DECEMBER 31, 1995......................  6,600,000   $660,000  $4,898,632  $(2,857,555)  $ 2,701,077
                                                  =========   ========  ==========  ===========   ===========

__________________
(1) $.01 par value, 20,000,000 authorized



          See accompanying notes to consolidated financial statements.

                            THE BANDERA GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents
                               (IN U.S. DOLLARS)

                                                                    Years Ended December 31,
                                                            ----------------------------------------
                                                                1995          1994          1993
                                                            ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                           $(1,814,403)  $  (573,716)  $    88,674
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization                                 361,732        32,716        78,931
  Deferred income taxes                                         (79,528)       36,300       119,700
  Provision for bad debts                                             -     1,350,167             -
  Loss on sale of fixed assets                                    4,912             -             -
  Changes in assets and liabilities, net of effects
   from purchase of Miller Pipeline Service Corporation:
   Accounts receivable                                         (247,509)   (1,442,764)      (42,555)
   Federal income taxes receivable                              (36,106)       50,629       (50,629)
   Inventories                                                  (22,051)        7,518       (30,000)
   Prepaid expenses                                             (41,488)        7,071        (3,263)
   Deposits and other                                             9,506        32,789       (52,285)
   Accounts payable and accrued liabilities                    (268,841)       35,129       212,321
   Due to affiliates                                                  -       275,000             -
   Production platform advances                                       -       (94,815)            -
   Billings in excess costs, net                                 33,357             -             -
   Other                                                       (138,419)      (46,254)      163,415
                                                            -----------   -----------   -----------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES                                                  (2,238,838)     (330,230)      484,309
                                                            -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                          (163,005)       (4,995)       (5,503)
 Intangible assets                                              (61,972)            -             -
 Proceeds from disposition of assets                             15,535             -             -
 Payment for purchase of Miller Pipeline
  Service Corporation, net of cash proceeds                  (2,909,155)            -             -
                                                            -----------   -----------   -----------
NET CASH USED IN INVESTING ACTIVITIES                        (3,118,597)       (4,995)       (5,503)
                                                            -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Due to affiliates, net                                        (356,435)      302,464      (308,882)
 Proceeds from notes payable                                  5,873,905       293,698       896,920
 Payments on notes payable                                     (262,820)     (184,914)   (1,037,624)
                                                            -----------   -----------   -----------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                                         5,254,650       411,248      (449,586)
                                                            -----------   -----------   -----------
Net increase (decrease) in cash
 and cash equivalents                                          (102,785)       76,023        29,220
Cash and cash equivalents,
 at beginning of period                                         111,632        35,609         6,389
                                                            -----------   -----------   -----------
Cash and cash equivalents,
 at end of period                                           $     8,847   $   111,632   $    35,609
                                                            ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                             THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

     The Bandera Group, Inc., successor to Bandera Engineering, Inc. (the Company), was incorporated in the state of Texas on May 24, 1995. The principal business activity of the Company consists of repairing petrochemical pipeline throughout the world using its patented plastic pipeline liner. The Company also provides engineering services to the petroleum industry and constructs off-shore drilling platforms, through the use of subcontractors.

     On July 12, 1995, the Company entered into a Stock Purchase and Sale Agreement for the sale of a 54.5% interest in the Company to Xavier Mines, Limited (Xavier), a Canadian company. Under the terms of the agreement, Xavier received 3,600,000 shares of common stock of the Company in exchange for the cancellation of the principal portion of notes payable totalling $5,100,000. Interest on the notes payable totalled $72,867 during the year ended December 31, 1995, of which $62,500 remains unpaid at December 31, 1995.

Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Bandera Engineering, Inc. (BEI) and Bandera Pipeline Services Corporation (BPSC). All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Revenue Recognition

     For financial statement purposes, revenues and profits for construction contracts are recorded using the percentage-of-completion method based on contract size and duration of time to completion. The percentage of completion is determined by relating the actual cost of work performed to date to the current estimated total cost of the respective contracts. If estimated total costs on any of these contracts indicate a loss, the entire amount of the estimated loss is recognized immediately.

     Costs and estimated earnings in excess of billings on uncompleted contracts, as reflected on the accompanying consolidated balance sheet, comprise amounts of revenue recognized on contracts for which billings have not been rendered. Billings in excess of costs and estimated earnings on uncompleted contracts comprise amounts of billings recognized on contracts for which costs have not been incurred. In accordance with industry practice, the Company includes in current assets and liabilities amounts realizable and payable under long-term contracts.

New Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 requires, among other things, that impairment losses on assets to be held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. The Company will adopt SFAS No. 121 in 1996 and its implementation is not expected to have a material effect on the consolidated financial statements.

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in 1996 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

Reclassifications

     Certain 1994 amounts have been reclassified to conform to the 1995 financial statement presentation.

Concentration of Credit Risk

     The Company extends credit to its customers, which operate primarily in the petroleum industry. In the event of complete nonperformance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of nonperformance.

Management's Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

Property, Equipment and Depreciation

     Property and equipment are stated at cost. These assets are depreciated over their estimated useful lives, generally using straight-line methods for financial reporting purposes and accelerated methods for tax reporting purposes. Leasehold improvements are amortized over the life of the related lease. The lives of the respective classes of assets, for depreciation purposes, are as follows:

                                                  Life
                                               (in Years)
                                               ----------
     Furniture and equipment..............         5-10
     Automotive equipment.................            5
     Leasehold improvements...............            5

Intangible Assets

     Intangible assets consist of exclusive patent rights and know-how used in the rehabilitation of pipeline systems acquired in a business combination (see
Note 9). These assets are stated at cost and are amortized over their useful lives, as follows:
                                                  Life
                                               (in Years)
                                               ----------
     Patent Rights........................         10
     Know-how.............................         10

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

     Deferred Income taxes are computed using the liability method. The liability method requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets must be reduced by a valuation allowance to amounts expected to be realized.

     Through July 11, 1995, the Company was wholly-owned by Bandera Holdings, Inc. (Holdings). For the year ended December 31, 1994, the Company joined with Holdings in filing a consolidated federal income tax return. The Company has accrued federal income taxes as if it were a stand alone taxable entity and has recorded any income taxes payable as due to affiliate in the accompanying consolidated balance sheets.

NOTE 2  GOING CONCERN UNCERTAINTY

     The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. The Company has suffered recurring operating losses and working capital deficits that raise substantial doubt about the Company's ability to meet its current obligations. The Company also has significant future expenditure obligations relating to its plans to fully develop its pipeline repair business using its recently acquired pipeline repair patents and know-how. Although management anticipates receiving funding from Xavier in the future, there can be no assurance that Xavier will be successful in obtaining financing or that alternative financing will be available. Should the Company be unable to obtain additional financing it would delay its development of the pipeline repair business and significantly reduce its existing level of operations.

     The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTE 3  INVESTMENT IN PRODUCTION PLATFORM HELD FOR RESALE

     During 1992, BEI entered into a contract whereby BEI was to design, construct and place in service a production platform for a Nigerian customer (the "Customer") of BEI. In conjunction with the contract, BEI entered into a financing arrangement with Conjunto Manufacturero, S.A. De C.V. (Conjunto), for
Conjunto to finance all work performed under the contract.   The financing was
secured by a letter of credit provided by the Customer, with no recourse to BEI and also provided for Conjunto to share equally with BEI in any profits or losses under the contract.

     In 1993, after the construction of the platform, the Customer defaulted on its obligation to purchase the platform. The letter of credit, which was provided to secure the Conjunto financing, was found to be defective, and no payment was made to Conjunto by the Customer. As a result of the Customer's default, BEI placed the platform in dry-dock in Tampico, Mexico and has been actively seeking potential buyers for the platform. During construction of the platform, BEI incurred costs of $1,519,037 which were financed by Conjunto. Conjunto made additional advances to BEI of $94,815 which were recognized as income during 1994.

     Accordingly, the production platform is recorded in the accompanying consolidated balance sheet as "investment in production platform held for resale" at the amount of BEI's cost to construct the platform of $1,519,037. The carrying value of the platform is below its market value. The outstanding liability for funds advanced by Conjunto is reflected as "production platform advances" in the accompanying consolidated balance sheets.

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)


NOTE 4  UNCOMPLETED CONTRACTS

     As of December 31, 1995, contracts with total expected revenues of approximately $198,136 were in process. At December 31, 1994, there were no contracts in process.

     Information with respect to these contracts in process at December 31, is summarized as follows:




                                                                       1995
                                                                    ----------
     Costs incurred................................................  $  33,755
     Estimated profits.............................................      8,916
                                                                     ---------
                                                                        42,671
     Less: progress billings.......................................    (44,471)
                                                                     ---------
                                                                     $  (1,800)
                                                                     =========


     These amounts were included in the accompanying balance sheets at December 31, as follows:

                                                                       1995
                                                                     ---------
     Costs and estimated profits in excess of
      billings on uncompleted contracts............................  $  16,200

     Billings on uncompleted contracts in
      excess of costs and estimated profits........................     18,000
                                                                     ----------
                                                                     $  (1,800)
                                                                     =========


NOTE 5  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                              December 31,
                                                         ----------------------
                                                            1995        1994
                                                         ----------   ---------

     Furniture and equipment...........................  $  958,749   $ 359,671
     Automotive equipment..............................     154,312      18,902
     Leasehold improvements............................      18,902      20,366
     Building..........................................       7,133           -
     Land..............................................      19,051           -
                                                         ----------   ---------

                                                          1,158,147     398,939
     Less: accumulated depreciation
      and amortization.................................    (424,191)   (337,993)
                                                         ----------   ---------

                                                         $  733,956   $  60,946
                                                         ==========   =========

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 6  NOTES PAYABLE AND LONG-TERM DEBT

     At December 31, notes payable consisted of the following:

                                                     December 31,
                                                  ------------------
                                                    1995      1994
                                                  --------  --------
         Term loan payable to a bank,
           payable monthly at prime plus 1%
           (9.5% at December 31, 1995)..........  $132,456  $193,165

         Notes payable to two individuals with
           interest at prime plus 1% due in
           June 1996, collateralized by
           patents, trademarks, copyrights
           and licenses (see Note 9)............   500,000         -

         Other..................................    38,944    23,895
                                                  --------  --------

                                                  $671,400  $217,060
                                                  ========  ========

     The term loan is due on demand with monthly payments of principal and interest calculated based upon an amortization schedule through November 1997. The loan is collateralized by accounts receivable, an affiliated company's interest in certain oil and gas properties, and the personal guarantee of the Company's president.

     At December 31, 1995, Long-term debt consisted of the following:

                                                         Amount
                                                         ------
     Notes payable to various financing
      companies, due in monthly payments
      totalling $1,800 plus interest ranging
      from 10.7% to 15.6%, due August
      1999, collateralized by equipment..............    $62,883
     Less current maturities.........................    (15,955)
                                                        --------

                                                         $46,928
                                                         =======

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 6  NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

     At December 31, 1995, the remaining principal payments were as follows:


             Year ending December 31,    Amount
             --------------------------  -------
                  1996                   $15,955
                  1997                    18,035
                  1998                    18,504
                  1999                    10,389
                                         -------
                                         $62,883
                                         =======

NOTE 7  INCOME TAXES

     Effective January 1, 1993, the Company adopted FAS 109, "Accounting for
Income Taxes."   In accordance with FAS 109, the initial application of this change in the method of accounting for income taxes was made as of January 1, 1993 and the cumulative effect of applying this new method to years prior to 1993 was not material to the 1993 financial statements.

     The components of income tax (expense) benefit  are as follows:

                           Year Ended December 31,
                       --------------------------------
                         1995       1994        1993
                       --------  ----------  ----------
         Federal:
           Current...  $ 36,107  $(275,000)  $  (7,630)
           Deferred..    79,528    (36,300)   (119,700)
                       --------  ---------   ---------
                       $115,635  $(311,300)  $(127,330)
                       ========  =========   =========

     Deferred income taxes result from temporary differences between the income tax and financial reporting bases of the Company's assets and liabilities measured at enacted tax rates. The sources of those differences and the related tax effects of each are as follows:

                                           December 31,
                                      ----------------------
                                         1995        1994
                                      ----------  ----------
         Deferred Tax Liabilities:
         Non-current:
           Intangible assets          $1,391,531  $        -
           Property and equipment        109,112           -
                                      ----------  ----------

                                      $1,500,643  $        -
                                      ==========  ==========


                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)


NOTE 7  INCOME TAXES (CONTINUED)

                                                   December 31,
                                              ----------------------
                                                 1995        1994
                                              ----------  ----------
         Deferred Tax Assets:
         Current:
           Allowance for uncollectible
             accounts                         $       -   $ 459,000
                                              ---------   ---------

         Non-current:
           Net operating loss carryforward      974,810           -
           Capital loss carryforward             16,500      16,500
                                              ---------   ---------
                                                991,310     475,500

         Less: valuation allowance..........   (991,310)   (475,500)
                                              ---------   ---------

         Net deferred tax asset.............  $       -   $
                                              =========   =========

     The deferred tax liability at December 31, 1995, represents the deferred tax liability of $1,580,171 resulting from the business combination with BPSC (see Note 9) less the current year deferred tax benefit of $79,528.

     The components of the deferred portion of income tax (expense) benefit are as follows:


                                              Year Ended December 31,
                                          --------------------------------
                                            1995       1994        1993
                                          ---------  ---------  ----------
     Intangible assets..................  $ 85,082   $      -   $       -
     Property and equipment.............   (16,202)         -           -
     Recognition of profits from
      long-term construction
      contracts.........................         -    (36,300)     36,300
     Utilization of net operating loss..         -          -    (163,000)
     Other..............................    10,648          -       7,000
                                          --------   --------   ---------
                                          $ 79,528   $(36,300)  $(119,700)
                                          ========   ========   =========


                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)


NOTE 7  INCOME TAXES (CONTINUED)

     The effective federal income tax rate as a percentage of financial statement income before taxes is different from the maximum Federal statutory tax rate. The following summary reconciles taxes at the maximum Federal statutory tax rate with the effective rate:

                                                            Year Ended December 31,
                                                          ----------------------------
                                                            1995       1994     1993
                                                          ---------  --------  -------

         Taxes on income (loss) at the maximum
           statutory rate...............................      (34%)     (34%)      34%
         Increase (decrease) in
           rates resulting from:
             Writedown of assets not deductible.........        -       149%       39%
             Change in valuation allowance..............       27%        -         -
             Capital loss carryforward arising in 1993
                available through 1998..................        -       (8)%        -
             Other......................................        1%        4%      (6)%
                                                             ----      ----     -----
                                                               (6%)     119%    $  59%
                                                             ====      ====     =====

NOTE 8  RELATED PARTY TRANSACTIONS

     Through July 11, 1995, the Company was wholly-owned by Bandera Holdings, Inc. (Holdings). The president of the Company is the sole stockholder of Holdings. Transactions with other companies in which Holdings has investments principally include cash advances and the allocation of the Company's overhead costs, as more fully described below.

     As of January 1, 1994, the Company transferred its investment in previously held subsidiaries of Bandera Oil and Gas, Inc. (Oil and Gas), Bandera Offshore, Inc. (Offshore) and Bandera International, Inc. (International) to Holdings.
The equity (deficit) with respect to the Company's investment in each at the date of transfer was as follows:

                           Equity    Deficit
                          --------  ----------
         Oil and Gas....  $      -   $(60,569)
         Offshore.......   116,090          -
         International..    42,506          -
                          --------   --------

                          $158,596   $(60,569)
                          ========   ========


                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)


NOTE 8  RELATED PARTY TRANSACTIONS (CONTINUED)

     The Company's investments in Offshore and International were transferred, at no gain or loss, to Holdings in exchange for an unsecured, non-interest bearing receivable. Repayment of the receivable was expected to begin in 1996. Accordingly, this receivable was classified as non-current at December 31, 1994. During 1995, the balance was deemed to be uncollectible and was written-off.
The deficit with respect to the Company's investment in Oil and Gas of $60,569 was transferred to Holdings and recorded as a contribution of capital by Holdings to the Company.

     As of December 31, 1994, the net amount due to Oil and Gas of $369,063 was assumed by Holdings. Accordingly, this amount has been included as a contribution to paid-in capital in the accompanying consolidated financial statements.

     During 1994, the Company's president made interest-free advances to the Company of $28,000 in order to meet working capital needs. The amount due was converted to equity by the president as of December 31, 1994, and has been accounted for as a contribution to paid-in capital in the accompanying consolidated financial statements.

     The Company shares office space, supplies and personnel with Oil and Gas and Offshore and their affiliates. The Company allocated general and administrative expenses to these entities based primarily on the approximate amount of time spent by the Company's personnel on the respective entity.
During the years ended December 31, 1995, 1994 and 1993, the Company allocated $71,172, $232,261 and $212,778 to Offshore and $78,887, $177,169 and $259,889 to
Oil and Gas, respectively. These amounts have been recorded as reductions to general and administrative expense in the accompanying consolidated statements of income for the years ended December 31, 1995, 1994 and 1993. For the years ended December 31, 1995 and 1993, the Company wrote-off 100% of these overhead allocations, as the balances was determined to be uncollectible.

     As of December 31, 1994, the Company owed Offshore $208,499. This unsecured balance is due on demand and is non-interest bearing.

     At December 31, 1995, the Company had a receivable from its parent company of $45,273.

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 9  BUSINESS COMBINATION

     In June 1995, BPSC entered into an agreement whereby, effective May 31, 1995, BPSC acquired 100% of the capital stock of MPSC, an "S" Corporation, in a business combination accounted for as a purchase. In addition to MPSC's recorded assets and liabilities, BPSC also received certain assets of Miller Pipeline Corporation (MPSC's parent) related to the MPSC business, as well as patent rights and know-how used in the rehabilitation of pipeline systems. The results of operations of MPSC are included in the accompanying consolidated financial statements since the date of acquisition. The total cost of acquisition was $3,472,944, which exceeded the net carrying value of the acquired assets and liabilities by $2,969,248. The excess was allocated to the following assets (liabilities) as of May 31, 1995:


                                    Original
                                    Carrying   Allocation       New
                                     Value     of Excess       Basis
                                    --------  ------------  ------------
     Property and equipment, net..  $288,379  $   341,228   $   629,607
     Patents rights...............   134,795    2,628,257     2,763,052
     Know-how.....................         -    1,579,934     1,579,934
     Deferred income taxes........         -   (1,580,171)   (1,580,171)
                                    --------  -----------   -----------
                                    $423,174  $ 2,969,248   $ 3,392,422
                                    ========  ===========   ===========

     The excess allocated to property and equipment and patent rights will be depreciated or amortized over the estimated remaining useful lives of the assets. During 1995, the Company recorded amortization expense with respect to the intangibles of $194,467. Deferred taxes, representing the temporary differences between the new financial reporting basis and the tax basis of MPSC's assets, will also be amortized over the estimated remaining useful lives of the assets. The purchase price included cash payments of $2,794,060, legal fees of $178,884 and the issuance of a $500,000 promissory note (see Note 6).

     The following unaudited pro forma summary combines the consolidated results of operations of the Company and MPSC as if the acquisition had occurred at the beginning of 1995 and 1994 after giving effect to certain pro forma adjustments. The pro forma adjustments include increased interest expense on the notes payable issued as part of the purchase price, additional depreciation and amortization of revalued property and equipment and intangibles, and estimated related income tax effects.

                        Year Ended December 31,
                       --------------------------
                           1995          1994
                       ------------  ------------

     Net revenues      $ 3,498,000   $ 3,775,000
                       ===========   ===========

     Net loss          $(1,777,000)  $(1,674,000)
                       ===========   ===========

     Loss per share    $      (.27)  $      (.25)
                       ===========   ===========

     This pro forma financial information is presented for information purposes only and may not be indicative of the results of operations as they would have been if the Company and MPSC had been a single entity throughout 1995 and 1994, nor is it necessarily indicative of the results of operations which may occur in the future.

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 10  SEGMENT INFORMATION

     The Company's operations are classified into two principal industry segments; (1) oil and gas pipeline repair; and (2) engineering services including construction of offshore drilling platforms. As discussed in Note 9, the Company acquired the patents and know-how of the oil and gas pipeline repair segment during June 1995, accordingly, this segment is presented only for the year ended December 31, 1995.

                                                     1995             1994         1993
                                                  ------------    -----------   -----------
         Net sales to unaffiliated customers:
           Pipeline repair...............          $ 1,552,242    $        -    $        -
           Engineering...................              549,487     2,184,270     4,218,960
                                                   -----------    ----------   -----------
                                                   $ 2,101,729    $2,184,270    $4,218,960
                                                   ===========    ==========   ===========
         Operating Income (Loss):
           Pipeline repair...............          $(1,543,352)   $        -    $        -
           Engineering...................             (334,018)     (239,843)      231,923
                                                   -----------    ----------   -----------
                                                   $(1,877,370)   $ (239,843)   $  231,923
                                                   ===========    ==========   ===========
         Depreciation and amortization:
           Pipeline repair...............          $   314,217    $        -    $        -
           Engineering...................               47,515        32,716        78,931
                                                   -----------    ----------   -----------
                                                   $   361,732    $   32,716    $   78,931
                                                   ===========    ==========   ===========
         Identifiable assets:
           Pipeline repair...............          $ 5,150,939    $        -
           Engineering...................            2,212,407     2,078,811
                                                   -----------    ----------
                                                   $ 7,363,346    $2,078,811
                                                   ===========    ==========
         Capital expenditures:
           Pipeline repair...............          $ 5,068,425    $        -
           Engineering...................              135,283         4,995
                                                   -----------    ----------
                                                   $ 5,203,708    $    4,995
                                                   ===========    ==========

     The two segments did not have intersegment sales for the years ended December 31, 1995, 1994 and 1993. Increases to identifiable assets and capital expenditures during the year ended December 31, 1995, relate primarily to the acquisition of MPSC (see Note 9).

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 11  COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases office space and certain equipment under operating lease agreements. At December 31, 1995, the estimated future minimum rental payments required under the leases were:


     Year ending December 31,                                 Amount
     ------------------------                                ---------
     1996...............................................      $252,112
     1997...............................................       228,429
     1998...............................................        57,424
     1999...............................................         7,022
                                                              --------
                                                              $544,987
                                                              ========

     Rental expense for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                                                 1995       1994       1993
                                                             --------   --------   --------
      Rent expense.........................................  $225,712   $199,000   $190,086
      Less: rent allocated to affiliates...................   (19,900)   (39,800)   (36,498)
      Less: rent subleased to others.......................   (20,990)   (64,466)   (20,141)
                                                             --------   --------   --------
                                                             $184,822   $ 94,734   $133,447
                                                             ========   ========   ========

Commitment - Xavier

     Effective July 12, 1995, as part of the stock purchase and sales agreement with Xavier, the Company is committed to pay Xavier 50% of the first $16,000,000 in net profits, as defined by the Company from Xavier directed contracts. Thereafter, Xavier would receive 10% of the cost of materials incurred by the Company under such contracts. The Company had no profits under such contract for the year ended December 31, 1995.

Turnkey Contract

     During July 1993, BEI entered into a contract with an Egyptian customer which provided for the design, engineering, fabrication, transportation and installation of an off-shore production platform. The contract called for a total "turnkey" price of approximately $8,600,000, to be paid in increments during the contract period, with final payment to be made upon installation, which was expected to occur in June 1994.

     During the latter part of 1993; however, the customer made modifications to the contract so significant that management determined that the nature of the contract had been changed from a "turnkey" arrangement to one based on time and material charges. Prior to BEI completing the project, the customer terminated its relationship with BEI, took possession of the platform, and completed construction by paying sub-contractors directly.

                            THE BANDERA GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)


NOTE 11  Commitments and Contingencies (Continued)

     The customer made scheduled payments totalling $3,671,598 against BEI billings of $3,682,193 during 1993, but refused to make further payments under the contract thereafter. As a result, BEI recorded a $196,094 provision for the estimated non-realization of profit under the contract at December 31, 1993. During 1994, BEI billed an additional $1,339,572 under the contract, reclassified the 1993 reserve to the allowance for doubtful accounts and increased the allowance account by an additional $1,154,073 due to the uncertainty of the ultimate collection of the billed amounts. The increase in the allowance for doubtful accounts was included in general and administrative expense in the accompanying consolidated statements of loss for the year ended December 31, 1994. At December 31, 1994, the receivable relating to the contract was composed of $1,350,167 of billings offset fully by an allowance amount of $1,350,167. During 1995, BEI decided not to pursue collection of this balance.

Employment Contracts

     Effective June 1, 1995, MPSC, entered into employment contracts with the president and two officers of the Company. Under the terms of the employment contracts, MPSC is required to provide base compensation to the individuals over the next five years as follows:

                                       Minimum
                              Per       Total
                              Year    Commitment
                            --------  ----------

               President..  $150,000  $  675,000
               Officer....   120,000     540,000
               Officer....    84,000     378,000
                            --------  ----------
                            $354,000  $1,170,000
                            ========  ==========

     In addition, each of the individuals is entitled to:

        (1) Annual pay increases based upon the individual's and the Company's performance;

        (2) Annual cash bonuses based upon the performance of the individual and the financial performance of the Company, as determined by the Company's Board of Directors; and

        (3) Stock options, to be issued at the time of the Company's initial public offering based upon the individual's performance as determined by the Company's Board of Directors.

                            THE BANDERA GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)


NOTE 11  COMMITMENTS AND CONTINGENCIES (CONTINUED)

Contingency  Southwest Merchant Group

     On June 21, 1995, in connection with the purchase of MPSC (see Note 9), Southwest Merchant Group (SMG) filed a lawsuit against the Company in the District Court in Dallas County, Texas alleging that the Company breached its obligations under a contract with SMG. Under the terms of the contract, SMG was to act as the exclusive financial advisor/broker to the Company in its efforts
to acquire and finance the acquisition of certain assets of MPSC.   The contract
was amended to extend the term of the contract to June 15, 1995 and provided that upon the later of June 1, 1995 and the date that MPSC was acquired by the Company, the Company would pay to SMG a fee in the amount of $150,000 and, thereafter, $100,000 on February 1, 1996, $100,000 on August 1, 1996 and $150,000 on February 1, 1997. In addition, SMG was to be paid annually an amount based on one percent of the previous year's sales of all products based on the MPSC patents acquired. The lawsuit claims the Company has refused to compensate SMG for its performance under the contract and seeks unspecified damages to be determined at trial. The Company believes no payments are due under the contract as the acquisition of MPSC occurred subsequent to the expiration of the SMG contract. Accordingly, the Company filed an answer on July 17, 1995, denying all allegations contained in the SMG lawsuit. Outside counsel for the Company has advised that, at this stage in the proceedings, an opinion as to the probable outcome cannot be determined.

NOTE 12  SUBSEQUENT EVENT

     Effective January 3, 1996, the Company entered into an agreement to factor accounts receivable without recourse on an as needed basis to supplement cash flows. Under the terms of the agreement, the Company will incur a fee ranging from 2% of all account factored to a variable discount rate that cannot be lower than 7% per annum. The Company sold approximately $300,000 of the December 31, 1995 accounts receivable for a total fee of $7,184.

NOTE 13  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                  For the Years Ended December 31,
                                  --------------------------------
                                     1995       1994       1993
                                  ----------  ---------  ---------
     Interest paid..............     $36,832    $22,573    $19,238
                                     =======    =======    =======
     Federal income taxes paid..     $     -    $ 6,988    $60,000
                                     =======    =======    =======


     During the year ended December 31, 1994, the Company had payables to affiliates that were assumed or forgiven by the Company's parent (see Note 8) and were recorded as contributions to additional paid-in capital as follows:

                                          Amount
                                         --------
          Due to Oil and Gas...........  $369,063
          Deficit with respect to
            investment in Oil and Gas..    60,569
                                         --------
                                         $429,632
                                         ========

                            THE BANDERA GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

NOTE 13  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (CONTINUED)

     As discussed in Note 1, in July 1995, Xavier was issued 3,600,000 shares of common stock of the Company in exchange for the cancellation of notes payable totalling $5,100,000.

     As discussed in Note 9, the Company purchased all of the capital stock of MPSC for $3,472,944. In connection with the acquisition, liabilities were assumed as follows:

                                               Amount
                                               ------

     Fair value of assets acquired          $4,313,634
     Cash paid for the capital stock,
      Including acquisition costs           (2,972,944)
     Promissory note issued                   (500,000)
                                            ----------

     Liabilities assumed                    $  840,690
                                            ==========

                            XAVIER MINES LIMITED AND
                            THE BANDERA GROUP, INC.
                               (IN U.S. DOLLARS)
               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF LOSS
                                  (Unaudited)
                      For the Year Ended December 31, 1995

                                                                       Pro Forma
                                         Xavier                       Adjustments
                                         Mines      The Bandera         Increase         Pro Forma
                                        Limited        Group           (Decrease)         Combined
                                      ------------  ------------  --------------------  ------------
REVENUES:
 Oil and gas........................  $10,717,691   $         -   $         -           $10,717,691
 Pipeline repair....................    1,281,885     2,101,729    (1,313,888)  (b)       2,069,726
                                      -----------   -----------   -----------           -----------
TOTAL REVENUES......................   11,999,576     2,101,729    (1,313,888)           12,787,417
                                      -----------   -----------   -----------           -----------
EXPENSES:
 Production taxes and fees..........    5,859,929             -             -             5,859,929
 Lease and field operations.........    2,128,946             -             -             2,128,946
 Pipeline repair....................    1,149,063     1,618,601    (1,144,673)  (b)       1,622,991
 General and administrative.........    4,697,242     1,943,014      (973,874)  (a)(b)    5,666,382
 Interest expense and loan fees.....      528,082       126,921       (37,513)  (b)         617,490
 Depreciation and amortization......    1,953,381       361,732       186,687   (a)(b)    2,501,800
                                      -----------   -----------   -----------           -----------
   Total expenses...................   16,316,643     4,050,268    (1,969,373)           18,397,538
                                      -----------   -----------   -----------           -----------
OTHER INCOME (EXPENSE)
 Equity in net loss of oil and gas
  joint venture.....................      (39,016)            -             -               (39,016)
 Translation gain (loss)............       33,915             -             -                33,915
 Gain on sale of securities.........      182,181             -             -               182,181
 Interest income....................      340,820        18,501        (9,971)  (b)         349,350
                                      -----------   -----------   -----------           -----------
  Total other income (expense)......      517,900        18,501        (9,971)              526,430
                                      -----------   -----------   -----------           -----------
LOSS BEFORE THE
  FOLLOWING.........................   (3,799,167)   (1,930,038)      645,514            (5,083,691)
MINORITY INTEREST IN NET
  LOSS OF CONSOLIDATED
  SUBSIDIARIES......................      601,268             -        (8,565)  (a)         592,703
INCOME TAX (EXPENSE)
  BENEFIT...........................     (338,147)      115,635       269,595   (a)(b)       47,083
                                      -----------   -----------   -----------           -----------
NET LOSS............................  $(3,536,046)  $(1,814,403)  $   906,544           $(4,443,905)
                                      ===========   ===========   ===========           ===========
NET LOSS PER SHARE..................        $(.41)       $(1.10)                              $(.52)
                                      ===========   ===========                         ===========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING........................    8,580,943     1,650,000                           8,580,943
                                      ===========   ===========                         ===========



 See notes to unaudited pro forma condensed consolidated financial statements.

                            XAVIER MINES LIMITED AND
                            THE BANDERA GROUP, INC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                               (IN U.S. DOLLARS)

The unaudited pro forma condensed consolidated statement of loss for the year ended December 31, 1995 gives effect to the acquisition of 54.5% of the common stock of The Bandera Group, Inc. ("Bandera") by Xavier Mines Limited ("Xavier") as if the acquisition, accounted for as a purchase, had occurred on January 1, 1995. The pro forma information is based on the historical financial statements of Xavier and Bandera for the year ended December 31, 1995, after giving effect to the proposed transaction using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

The pro forma financial statements have been prepared by Xavier based upon the financial statements of Bandera (included elsewhere in this Registration Statement). These pro forma financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements of Xavier and Bandera.

All amounts presented in the accompanying unaudited pro forma condensed consolidated financial statements are in United States (U.S.) dollars. The financial information of Xavier reflects the "for convenience translation" of Canadian dollar amounts to U.S. dollar amounts based on the exchange rate at December 31, 1995 of CND $1 to U.S. $.7329.

All Xavier financial information included herein is presented in conformity with Canadian generally accepted accounting principles. These accounting principles differ from U.S. generally accepted accounting principles. Such differences are described in Note 18 to the Xavier consolidated financial statements included elsewhere in this Registration Statement. The Bandera financial information included herein is presented in conformity with U.S. generally accepted accounting principles.

                            XAVIER MINES LIMITED AND
                            THE BANDERA GROUP, INC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                               (IN U.S. DOLLARS)

Pro Forma Adjustments

(a) The following December 31, 1995 pro forma adjustments are made primarily as a result of estimated fair value purchase price adjustments and are reflected in the pro forma condensed combined statement of loss:




                                                        Amount
                                                        ------
    Additional compensation expense arising from
     employment contracts entered into by Bandera
     on June 1, 1995...............................    $(18,849)
    Additional depreciation and amortization of
     equipment and intangibles of Bandera, net
     to Xavier, after fair value adjustment........    (481,733)
    Deferred income tax benefits related to
     differences between book and tax bases of
     equipment and intangibles of Bandera, net to
     Xavier, after fair value adjustment...........     156,230
    Minority interest in pro forma net loss
     of Bandera....................................      (8,565)
                                                      ---------

                                                      $(352,917)
                                                      ==========

                            XAVIER MINES LIMITED AND
                            THE BANDERA GROUP, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)
                               (IN U.S. DOLLARS)
Pro Forma Adjustments (Continued)

(b) The following pro forma adjustments are made to reverse Bandera's third and fourth quarter 1995 operations recorded in both the Xavier and Bandera statements of loss for the twelve months ended December 31, 1995:



                                                  Amount
                                               ------------
        Revenues.............................  $(1,313,888)
        Cost of sales........................    1,144,673
        General and administrative expenses..      992,723
        Interest expense and loan fees.......       37,513
        Depreciation and amortization........      295,046
        Other income.........................       (9,971)
        Income tax (expense) benefit.........      113,365
                                               -----------
        Net loss for the six months
         ended December 31, 1995.............  $ 1,259,461
                                               ===========

Intangible Assets

Intangible assets consist of exclusive patent rights and unpatented technological know how used in the rehabilitation of pipeline systems as well as a protocol agreement with a Russian entity. These assets are amortized over the following useful lives for pro forma purposes:

                                              Life
                                             (Years)
                                             -------
        Patent rights......................      10
        Unpatented technological know how..      10
        Protocol agreement.................      10

Domestication

In connection with the domestication of Xavier from a publicly traded Canadian corporation to a publicly traded U.S. corporation, a one-for-four reverse stock split has been proposed. Accordingly, the weighted average number of common shares outstanding in the accompanying pro forma condensed consolidated statements of loss have been adjusted to reflect the proposed reverse stock split.

                         REPORT OF INDEPENDENT AUDITORS



Xavier Corporation
Houston, Texas

We have audited the accompanying balance sheet of Xavier Corporation (a wholly-owned subsidiary of Xavier Mines Limited) as of December 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Xavier Corporation as of December 31, 1995 in conformity with generally accepted accounting principles.



                                    BDO SEIDMAN, LLP


Houston, Texas
April 5, 1996

                              XAVIER CORPORATION

                                 BALANCE SHEET
                               December 31, 1995
                               (In U.S. Dollars)


ASSETS
CURRENT:
 Cash..............................  $1,000
                                     ------
Total assets                         $1,000
                                     ======

STOCKHOLDER'S EQUITY
 Common stock (par value $.0001),
  1,000 shares authorized,
  issued and outstanding...........  $    -
 Additional paid-in capital........   1,000
                                     ------
Total stockholder's equity.........  $1,000
                                     ======




                    See accompanying notes to balance sheet.

                             XAVIER MINES LIMITED

                            NOTES TO BALANCE SHEET
                               (IN U.S. DOLLARS)

     Xavier Corporation (the Company) is a Delaware corporation formed and initially capitalized on October 30, 1995. The Company has had no business operations and has 1,000 shares of common stock outstanding, all of which are held by Xavier Mines Limited (Xavier). The Company was formed for the purpose of being merged with Xavier in connection with Xavier's proposed redomestication, at which time the Company will succeed to all of the business operations, properties and rights and assume all of the obligations and liabilities of Xavier.

                                   APPENDIX A

                  THE RUSSIAN OIL INDUSTRY AND ITS REGULATION

     THE INFORMATION SET FORTH IN THIS SECTION HAS BEEN EXTRACTED FROM VARIOUS GOVERNMENTAL AND PRIVATE SOURCES. THE COMPANY MAKES NO REPRESENTATION AS TO THE ACCURACY OF THE INFORMATION, NOR HAS THE COMPANY OR ANY OTHER PERSON ATTEMPTED TO VERIFY THE INFORMATION PRESENTED IN THIS SECTION. STATISTICAL DATA MAY VARY FROM SOURCE TO SOURCE AS A RESULT OF DIFFERENCES IN THE UNDERLYING ASSUMPTIONS OR METHODOLOGIES USED. FURTHERMORE, AS A RESULT OF SIGNIFICANT POLITICAL, ECONOMIC AND OTHER STRUCTURAL CHANGES IN RUSSIA IN RECENT YEARS, HISTORICAL INFORMATION PRESENTED HEREIN, IF ACCURATE, MAY NOT BE INDICATIVE OF FUTURE DEVELOPMENTS. IN ADDITION, NO REPRESENTATION IS MADE THAT ANY CORRELATION WILL EXIST BETWEEN THE RUSSIAN OIL INDUSTRY AS A WHOLE AND THE PERFORMANCE OF THE COMPANY.

  THE RUSSIAN OIL INDUSTRY

     Since the dissolution of the Soviet Union, the oil industry in Russia has been undergoing major restructuring. Under the Soviet regime, the incentive system focused on the quantity of oil produced without regard to the quality of the oil. Furthermore, the prices for oil and petroleum products were maintained by the state at artificially low levels and the maximization of the economic value played little or no part in production decisions. As a result, producers had no incentive to produce crude oil from which a relatively high percentage of premium products could be refined, and over-production and under-maintenance of equipment were widely prevalent in the system.

     The privatization of Russia's oil industry may, over time, help to resolve many inefficiencies by allowing market-based incentives to influence exploration, drilling and production decisions. Although in January of 1995 the Government took significant steps to liberalize oil prices, crude oil and refined product prices in the Russian market still do not reflect world prices. In addition, substantial restructuring, rationalization and modernization accompanied by the introduction of effective information management systems will be required before newly privatized Russian oil companies can adequately respond to market-based incentives.

     The privatization of the Russian oil industry was launched by Decree 1403 issued on November 17, 1992 establishing the framework for privatizing Russian oil companies. Decree 1403 established the basis for the transformation of state-owned exploration, production, distribution and refining enterprises into several major vertically-integrated companies. Following the planned corporatization of wholly state-owned Rosneft, there will be twelve such vertically integrated oil companies in Russia: Lukoil, Rosneft, Yukos, Surgutneftegas, Sidanco, Tatneft, Bashneft, Slavneft, the Eastern Oil Company
  (BNK), Komitek, Onako and East Siberian Oil Co. Initially, these entities essentially functioned as holding companies, with shares in separate production, refining and distribution subsidiaries. The process of vertical integration is expected to be facilitated by the Presidential Decree issued on April 1, 1995 that allowed the integration of subsidiaries into vertically integrated companies through share exchanges.

     Decree 1403 provides that the Government is required to hold from 45% to 51% of the original share capital of each vertically integrated company for three years after the establishment of the company and is represented on their boards by officials from various agencies, usually including representatives of the Mintopenergo and the Ministry of Finance, the Property Committee, and the Anti-Monopoly Committee. At the present time, pursuant to Decree 1403, any dividends on or funds generated from the sale of shares owned by the Government remain at the disposal of the respective company and are used to fund the retooling, rebuilding and expansion of production facilities and to finance environmental efforts. According to the 1995 Budget Law, 55% of the proceeds from future sales of government-owned shares of oil companies are to be remitted to the Government.

     Vertically integrated companies were typically established through the Government's contributions of 38% of the capital stock (representing 51% of the voting shares) of exploration, production, distribution and refining enterprises. Some of the shares of these enterprises were sold to the general public or distributed

                                  Appendix A-1
  among workers and managers. At present, shares in such subsidiaries are frequently traded alongside the shares of their vertically-integrated parent companies. However, the shares of many of these subsidiaries have been or are expected to be exchanged for the shares of vertically integrated companies as a result of the authorized share exchanges described above.

     The vertically-integrated oil companies differ as to the size of operations, geographic focus, and management philosophy, as well as changes in government policy at various times during the privatization process. Some companies seek foreign ventures beyond neighboring countries, others concentrate primarily on opportunities in their region or within the CIS.

     Oil and Gas Reserve Estimates

     Russian methodologies for calculating reserves and Russian reserve classifications have historically differed from accepted practices in the U.S. and other parts of the world. Reserve calculations performed using different methodologies cannot be made comparable.

     Russian Reserve Classifications

     Russian reserve classifications are based on the chronological development of an oil or gas basin (a likely deposit of hydrocarbons) to a field (a basin into which, at a minimum, a discovery well has been drilled). The current Russian classifications are as follows:

 Classification   Scope of Classification              Characteristic Event
- ----------------  -----------------------  ---------------------------------------------
D2                Basin                    A geologist has formed an opinion that a
                                           basin exists that shares characteristics of
                                            other basins known to contain hydrocarbons
D1                Basin                    Some exploratory activities have occurred
                                           and data has been obtained, such as seismic,
                                           gravity or magnetic data from an appraisal
                                           well indicating the possible presence of
                                           hydrocarbons
C2                Field                    A discovery well has been drilled and
                                           hydrocarbons have been discovered but no
                                           further drilling has occurred
C1                Field                    "Delineation" wells have been drilled and
                                           reserves related to the delineated area are
                                           upgraded from C2 to C1
B                 Field                    Development wells are being drilled, but
                                           reserves are not yet being produced
                                           (transition category)
A                 Field                    Development wells have been completed and
                                           the reserves are being produced

     Basis of Reserve Calculations

     Russian reserve calculations have historically not used economic assumptions in calculating reserve estimates. Generally, Russian methodologies classify oil and gas deposits as reserves if such deposits are practically recoverable, even if the recovery of a portion of such reserves using currently available technology might be uneconomic. In contrast, the U.S. methodology classifies oil and gas deposits as reserves only if such deposits are economically extractable under existing technologies, prices and costs.

     Production

     Oil production in Russia has been declining since the late 1980s. In 1993, Russia produced 7.1 million BOPD, which made it the second largest producer of oil in the world after Saudi Arabia. In 1994, production

                                  Appendix A-2
  declined to 6.4 million BOPD, or approximately 10.6% of world production, making Russia the third largest producer after Saudi Arabia and the U.S. The decrease in production is attributable to many factors, including overproduction of wells during the Soviet period, lack of funds for capital expenditures to maintain operations, inefficient secondary recovery methods, insufficient transportation capacity in the pipeline system leading to shut-in wells, losses during transit and reduced demand attributable to significant economic dislocation following the dissolution of the Soviet Union. Poor well spacing (for both production and injecting wells), imprecise directional drilling technology and waterflooding techniques, which in some instances actually damage the formation, are problems often associated with Russian production methods. Inferior or improper production methods can lead to increased costs associated with recovering reserves. Another serious problem contributing to the decline in production is a large number of non-operating wells. Towards the end of 1994, this number reached 40,000 wells and amounted to one third of all operating wells.

     In general, the Russian oil industry now has commercial incentives to alleviate or reverse inefficient resource exploitation and encourage prudent production practices, stabilization and growth. These incentives include lifting of export quotas and the elimination of export licensing requirements in early 1995. Domestic pricing remains, however, significantly below world levels, hampering the ability of companies to reinvest or modernize production practices, equipment and facilities. The following table shows comparative crude oil production levels of Russian oil companies in 1994:


       COMPARATIVE CRUDE OIL PRODUCTION BY RUSSIAN OIL COMPANIES IN 1994


                         VOLUME OF PRODUCTION
                         ---------------------
                          (THOUSANDS OF BOPD)
                         ---------------------

       Rosneft               1,463       23.0%
       LUKoil                  902       14.2
       Surgutneftegas          685       10.8
       Sidanco                 651       10.2
       Yukos                   592        9.3
       Tatneft                 472        7.4
       Bashneft                359        5.6
       Slavneft                263        4.1
       Vostochnaya NK          225        3.5
       Onaco                   149        2.3
       Komi-TEK                101        1.6
       Others                  495        7.8
                             -----      -----
       Total:                6,354      100.0%
                             =====      =====

          Source: Russian Ministry of Fuel and Energy


     Refining

     Refinery utilization dropped to 55% in 1994 from 67% in 1993 as the output of refined products declined 17% from 4.5 million BOPD in 1993 to 3.7 million BOPD in 1994. This decline is largely attributable to a substantial decrease in demand and the inability of many customers to pay for refined products. In 1994, Russia produced an average of 550,000 barrels per day of gasoline, 940,000 barrels per day of diesel and 1.3 million barrels per day of fuel oil. Significant investment is necessary to maintain and upgrade most refineries.

                                  Appendix A-3

     Prices

     Oil prices in Russia do not reflect world levels or international supply and demand fundamentals. While crude oil production in Russia has fallen in recent years, demand has fallen further, leading to excess domestic supplies of crude oil. This decline in demand, combined with constraints on exports, has kept domestic prices low and hindered a significant increase in the domestic price of crude oil in dollar terms.

     Prior to 1995, Russia carried out a policy of controlling domestic oil prices and exports in order to ensure a low-cost domestic supply of oil. Beginning in 1995, oil prices have been liberalized by removal of restrictions on sales margins, export quotas and licensing. Moreover, there has been substantial liberalization of the program of mandatory sales at fixed prices to the Government, although in practice the Government still controls a significant portion of oil sales and has a significant role in setting the prices that oil producers can receive in respect of such sales.

     While prices realized by Russian producers in the Russian market have increased substantially in rouble terms from 1991 to 1994, in US dollar terms prices fell between February and October of 1994 before showing signs of recovery in November 1994, which accelerated with the liberalization of pricing and exports in January 1995. As a result, between 1991 and 1994 the rouble price of crude oil in the domestic market increased five fold and, in dollar equivalents, reached the average level of US$8.50 to US$9.00 a barrel. This domestic price, net of transportation charges and export tax, amounted to approximately two-thirds of the average export price.

     Exports

     While exports from the FSU have dropped significantly since 1990 reflecting the fall in production, Russian oil enterprises have been able to increase their exports since 1991, both as a percentage of the total exported from the FSU and in absolute terms as shown by the following table:

   EXPORTS BY OIL ENTERPRISES IN RUSSIA AND THE FSU
                     1990    1991   1992   1993   1994
                    ------  ------  -----  -----  -----
                            (MILLIONS OF BOPD)
Russia                2.1     1.1    1.4    1.6    1.8
FSU                   3.1     2.1    2.1    2.2    2.1
Percent Russian        68%     52%    67%    73%    86%

  Sources:  FSU data--International Energy Agency
            Russian data--Almanac of Russian Petroleum 1994

     The incentive to export oil and petroleum products can be explained by a fall in domestic demand, a substantial gap between domestic and foreign prices, the elimination in January 1995 of export quotas and export licensing requirements and the reduction of export duties from US$5 to US$3.75 per barrel. However, exports have been and will probably continue to be restricted in the medium term by limited domestic and international pipeline transportation and port capacity.

     In 1994, Russia exported 1.8 million BOPD, a 11.9% increase from 1993, and 860,000 barrels per day of petroleum products, a 21% increase compared with 1993. In 1994, the increase in exports of petroleum products coincided with the fall of production levels by approximately 15%.

                                  Appendix A-4

     Transportation

     Transneft and Transnefteproduct are state monopolies which control all crude oil trunk pipelines in Russia. Transneft has been corporatized and Transnefteproduct is expected to be corporatized, but the Russian Federation will retain a controlling interest of shares in Transneft and Transnefteproduct during 1995 and is expected to retain a controlling interest in both companies after 1995. The Russian Government sets the tariffs charged by Transneft. Transneft cannot ship individual batches of oil and the crude oil delivered reflects a blend of the crude oil in the system. Because Transneft does not pay a premium for higher quality crude oil, producers of heavier crudes are subsidized by producers of lighter crude.

     The privatization of oil producers has increased demand for pipeline capacity, especially in regard to exports, leading to export capacity constraints in the system. Furthermore, the pipeline facilities have not been sufficiently maintained during the recent political and economic transition, and effective capacity has significantly diminished. At the present time, the portion of the system oriented to the export of oil is operating at or near capacity. Moreover, there are important capacity constraints at the Russian oil shipment terminals. Although there are Government-sponsored and private programs to improve pipeline and port capacity, there appears little likelihood that the situation will improve significantly in the medium term.

     On January 1, 1995, as part of a scheme to deregulate price and liberalize exports controls, the Government established pipeline access procedures for oil companies in proportion to the actual production volume of each company. Access is granted on a contractual basis and is overseen by an interagency commission comprised of representatives of Mintopenergo, Ministry of Economics, Ministry of Finance, Ministry for Foreign Economic Affairs, the State Customs Committee, the Anti-Monopoly Committee and oil companies. Rates charged by Transneft are approved by Mintopenergo and the Price Committee of the Ministry of Finance. The deregulation of oil exports may result in increased competition for limited pipeline access.

  REGULATION OF THE RUSSIAN OIL INDUSTRY

     Regulation of the oil industry in Russia is currently in a state of flux and involves a complex interrelationship among federal and local authorities. The current regulatory regime for the oil industry has been subject to strong criticism from both domestic and foreign oil companies, in particular on account of the high tax burden which makes exploration and production less profitable and fails to provide a stable legal and regulatory environment.

     At the federal level, the primary regulatory authority over the industry is divided between Mintopenergo and the State Committee for Geology and the Use of Subsoil Resources ("Roskomnedra"). In general, Mintopenergo sets governmental policy for the industry and regulates the activities of oil companies and pipeline access via the Interdepartmental Pipeline Committee and tariffs. Roskomnedra is involved in the licensing of subsoil resources, including exploration and production.

     Federal legislation also gives a measure of autonomy to local authorities at the republic, oblast, krai and okrug levels, depending on the locality, to exercise rights to the use of natural resources and provides that the use of subsoil is under the joint jurisdiction of the federal and regional authorities. In general, authorities at the local levels with jurisdiction over the specific area in which an oil and gas development project, pipeline or refinery or other enterprise is located may have substantial authority. Such authorities must generally approve any subsoil resource license granted by Roskomnedra. In addition, such authorities usually control local land use transfers, have a role in environmental, worker health and safety monitoring and enforcement and local taxing authority. The conditions applicable to the operations of an oil company in a particular location will depend in large measure on the relationships among the relevant local and federal authorities and between the company and each of such authorities.

                                  Appendix A-5

     The transportation network is primarily regulated by Mintopenergo and other federal authorities. As of April 15, 1996, the pipeline grid is largely controlled by the state-owned monopoly company "Transneft." Local and regional authorities exercise some control over the use of the national and local pipeline grid through their jurisdiction to regulate land use and environmental matters. The adoption of a comprehensive regulatory framework governing the construction and operation of dedicated pipelines is contemplated by the Law on Oil and Gas described below.

     Licensing

     The licensing regime for exploration, development and production is primarily established by the Subsoil Law and the regulations issued pursuant thereto (the "Subsoil Regulations"). Licenses may be granted for periods of up to five years for geological study and exploration, twenty years for production and twenty-five years for combined licenses. Generally, licenses are awarded by tender or auction held jointly by Roskomnedra and a relevant regional or local authority. The winning bidder in a tender is expected to submit the most technically competent and financially attractive (the highest bid) proposal which meets published tender terms and conditions. Under certain limited conditions a license may be granted without a tender or a written auction.

     A licensee is generally granted use rights to the surface land that is associated with the licensed resources. The boundaries of the land allotment must be specified in the license and it is usually necessary to obtain an amendment to the license to expand the subsoil use and land use rights associated with the license if the subsoil resources are subsequently discovered to extend beyond the original scope of the license.

     The licensee is ordinarily required to make a number of commitments, including a commitment to extract an agreed amount of resources each year, to keep environmental pollutants within specified limits and to clean up environmental contamination. A license also normally requires the holder to return at its expense the associated land to a condition adequate for future use at the expiration of the license. A licensee can be fined for failing to comply with the license, and the license can be revoked in the event of repeated violations of the license, or if the license is not used for a substantial period.

     A holder of a production license is subject to an annual royalty ordinarily calculated as a percentage of the expected value of the resources to be extracted during the term of the license. Current regulations provide ranges for royalties; for oil and gas, the royalties, which are accounted for in costs of production, are set at 6% to 16%. In addition, the Subsoil Law and the Subsoil Regulations provide for a license fee (usually on the order of several thousand dollars), excise taxes for certain premium resources (the excise tax for oil and gas condensate is currently about US$1 per barrel) and payments to a fund for resource development (currently 10% of the extracted value). These royalties, taxes, fees and payments do not generally replace, but are in addition to, tax obligations that may be applicable to the license holder. The combination of such royalties, duties, transportation costs, taxes, fees and payments with more generally applicable taxes (discussed below) can significantly increase a licensee's financial burden, making it difficult to produce oil and petroleum products for domestic consumption profitably.

     The Subsoil Law includes a grandfather provision under which all operating, mining, extractive and other enterprises that had obtained and implemented the right to use subsoil resources prior to the enactment of the Subsoil Law could apply for and obtain subsoil and land use licenses. Although under the Subsoil Law licenses cannot be held by more than one legal entity, new regulations promulgated subsequent to the Subsoil Law permit transfer of a license under certain limited circumstances, including to a spin-off company and subsidiaries in which the holder of the license retains at least one half of the charter capital.

     Since December of 1992 when the licensing system went into effect, Roskomnedra has issued more than 6,500 licenses granting the right to use the subsoil, 20% of which cover prospecting for and the exploration and production of oil and gas.

                                  Appendix A-6

     Taxation

     The high current level of taxation in Russia at the federal and local levels, together with royalties and other payments, has significant adverse impact on oil companies. Current taxes include a profits tax (currently up to a maximum of 35% of net profits calculated under Russian accounting rules), VAT, an excise tax (which has increased to reflect reductions in export duties), a transport tax, an assets tax (presently a maximum of 2% of the value of assets per year), taxes included in the cost of production (such as contributions to the rehabilitation of the mineral and raw material base and royalties for the use of production licenses) and local taxes such as a housing tax, education tax, road tax, advertising tax and other miscellaneous taxes. In 1995, a 100% increase in the excise tax, from US$0.55 cents to US$1.10 per barrel of crude oil and the abolition of certain export benefits were instituted. At the same time, the Government is implementing a schedule gradually reducing export duties, with a stated aim of eliminating export tariffs altogether by July 1, 1996.

     Environmental Protection

     A number of federal laws and regulations establish environmental rules and standards. Among the principal legislation on environmental matters is the Law On Environmental Protection of December 12, 1991 (the "Environmental Protection Law"). The Environmental Protection Law establishes a "pay-to-pollute" regime administered by the Ministry of Ecology and local authorities. Fees are assessed for exceeding agreed limits on emissions and effluents and the revenues are divided between the federal and local budgets. These fees are currently generally small in relation to the cost of environmental protection equipment and it is generally less expensive to pay the fees than to install anti-pollution devices. Moreover, the Law on Environmental Protection does not include clear clean-up requirements, and when clean-up is required, it is generally confined to superficial clean-up.

     In connection with obtaining a license to explore or develop oil fields, oil companies are generally required to make environmental commitments. Such commitments may be stringent, but the fees for failing to comply are generally low and any clean-up requirements are generally limited.

     It is widely expected that as the economic situation improves, enforcement of existing legislation and licenses will become more stringent and that more comprehensive legislation will be adopted. It is difficult to predict whether and when such increased enforcement and new legislation will be adopted and what the financial impact of such legislation would be.

     New Legislative Developments

     In late 1994, President Yeltsin proposed legislation on production sharing agreements ("PSA's") to regulate relations between the federal and local governments, on the one hand, and investors (foreign and domestic) on the other hand, with respect to all phases of oil and gas production. A form of PSA legislation was passed by the State Duma (the lower house of the Russian parliament) on June 14, 1995, which would have, among other beneficial effects, established the principal legal framework for state regulation of PSA's, including a measure of protection from taxation and security of ownership rights to production on the part of the investor. In any event, a form of PSA law was ultimately passed by the Federation Council (the upper house) on December 30, 1995, which differed significantly from the proposed PSA legislation. Most western commentators have been critical of the amendments to the PSA law introduced by the Federation Council which include a reference to a Civil Code provision that may be interpreted to mean that a party (e.g. the Russian government), may terminate the PSA in the event of a "significant change in the circumstances" in which the PSA. Arguably, parties to a PSA may, under the Civil Code, expressly exclude this "escape hatch" in the PSA, but this interpretation has yet to be tested. At present, therefore, it is premature to determine whether the new PSA law will have the expected benefits.

     On November 30, 1995, a law entitled "On the Continental Shelf" was adopted. This law provides for a separate licensing regime for exploration and production on the Russian maritime continental shelf, as

                                  Appendix A-7
  well as in inland seas such as the Caspian. This law has the benefit of limiting the role of the local authorities, but may have the effect of excluding western investors from bidding on certain prospecting or exploration opportunities, and imposes new environmental costs on operators in continental shelf fields.

     On December 26, 1995, a law titled "On Joint Stock Companies" was adopted, and came into effect January 1, 1996. This law provides a regulatory framework for the corporate governance and financial management of "open" (public) and "closed" (closely held) joint stock companies, which are the most prevalent form of legal entity for enterprises in the Russian oil and gas sector. Generally, both Russian and western legal observers have described the law as a significant improvement over the former regulatory regime for joint stock companies. The law has, however, been criticized as being too "pro-management" with respect to open joint stock companies.

                                  Appendix A-8

                                  APPENDIX B

                        REPORT OF INDEPENDENT ENGINEERS


                                 Appendix B-1

                             HUDDLESTON & CO. INC.

                      PETROLEUM AND GEOLOGICAL ENGINEERS
                            1111 FANNIN-SUITE 1700
                             HOUSTON, TEXAS 77002

                                --------------

                                (713) 658-0248


                                 April 10, 1996


Mr. Chris A. Dittmar
Xavier Mines Limited
1600 Smith Street, Suite 4230
Houston, Texas  77002

                         Re:  Group IV Fields - Stavropol, Russia
                              Estimated Future Reserves and Revenues
                              As of December 31, 1995

Gentlemen:

Pursuant to your request, we have estimated reserves and projected net revenues for interests owned by Xavier Mines Limited (Xavier) in the Black Gold Joint Venture (Black Gold). Black Gold currently holds the production license for six fields: Achikulak, Belozerskoye, Neftekumsk, Podsolnechnoye, Urozhainenskoye, and Vladimirskoye. The properties are located in the Stavropol region of Southern Russia.

Our conclusions, as of December 31, 1995, are as follows:


                                                                      Net to Xavier Mines Limited*
                                                               -------------------------------------------
                                                               Proved Developed     Proved        Total
Base Pricing Case                                                Nonproducing    Undeveloped     Proved
- -----------------                                              ----------------  ------------  -----------
Estimated Future Net Oil/Cond., bbl                                   2,145,286    3,947,499    6,092,785
Estimated Future Net Gas, MMcf                                              0.0          0.0          0.0

Total Future Gross Revenue, $                                        22,933,114   42,198,753   65,131,867
Operating Expenses and Direct Taxes, $                                3,100,000    4,162,500    7,262,500
Capital Expenditures, $                                               4,000,000   18,750,000   22,750,000
Estimated Future Net Revenue (FNR), $                                15,833,114   19,286,253   35,119,367
Discounted FNR at 10%, $                                              9,930,619    6,720,157   16,650,776
Discounted FNR at 15%, $                                              8,074,904    3,789,363   11,864,267

Projected Reserves and Revenues by Year - Base Pricing Case
- -------------------------------------------------------------
Estimated Revenues, $
- ---------------------
1996                                                                          0            0            0
1997                                                                    263,608            0      263,608
1998                                                                  3,142,466   (6,538,330)  (3,395,864)
Thereafter                                                           12,427,040   25,824,583   38,251,623
Total                                                                15,833,114   19,286,253   35,119,367

Estimated Production - 1996
- ---------------------------
Oil/Cond., bbl                                                                0            0            0
Gas, MMcf                                                                   0.0          0.0          0.0

*See discussion under Black Gold Joint Venture

Xavier Mines Limited
April 10, 1996
Page Two


                                                                          Net to Xavier Mines Limited*
                                                                    --------------------------------------------
                                                                    Proved Developed      Proved        Total
Alternate Pricing Case                                                Nonproducing     Undeveloped     Proved
- ----------------------                                              -----------------  ------------  -----------

Estimated Future Net Oil/Cond., bbl                                        2,569,987     4,782,267    7,352,254
Estimated Future Net Gas, MMcf                                                   0.0           0.0          0.0

Total Future Gross Revenue, $                                             19,711,805    36,679,986   56,391,791
Operating Expenses and Direct Taxes, $                                     3,546,250     4,673,438    8,219,688
Capital Expenditures, $                                                    4,000,000    24,031,250   28,031,250
Estimated Future Net Revenue (FNR), $                                     12,165,555     7,975,298   20,140,853
Discounted FNR at 10%, $                                                   7,587,382       700,017    8,287,399
Discounted FNR at 15%, $                                                   6,116,886      (824,135)   5,292,751

Projected Reserves and Revenues by Year - Alternate Pricing Case
- ------------------------------------------------------------------
Estimated Revenues, $
- ---------------------
1996                                                                               0             0            0
1997                                                                        (425,316)            0     (425,316)
1998                                                                       1,520,179    (7,558,652)  (6,038,473)
Thereafter                                                                11,070,692    15,533,950   26,604,642
Total                                                                     12,165,555     7,975,298   20,140,853

Estimated Production - 1996
- ---------------------------
Oil/Cond., bbl                                                                     0             0            0
Gas, MMcf                                                                        0.0           0.0          0.0

*See discussion under Black Gold Joint Venture


PUBLIC REPORTING REQUIREMENTS AND STANDARDS OF PRACTICE
- -------------------------------------------------------

Securities and Exchange Commission (SEC) Regulation S-K, Item 102 and Regulations S-X Rule 4-10, and Financial Accounting Standards Board (FASB) Statement No. 69 require oil and gas reserve information to be reported by publicly held companies as supplemental financial data. These regulations and standards provide for estimates of Proved reserves and revenues discounted at 10% based on product prices in effect on the "as of" date of the report. Alternate pricing cases may also be reported in addition to the current pricing case. Estimates of Probable reserves and revenues are prohibited from SEC filings.

The Society of Petroleum Engineers (SPE) requires Proved reserves to be economically recoverable with prices and costs in effect on the "as of" date of the report. In addition, the SPE has issued Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information which sets requirements for qualifications and independence of reserve estimators and auditors and accepted methods to be used for estimating future reserves.

The estimated Proved reserves shown herein have been prepared in accordance with our understanding of all applicable SEC, FASB, and SPE regulations and requirements. At the request of Xavier, we have included herein an alternate pricing case which assumes the export tariff remains at the current level of 20 European Currency Units (ECU) per ton.

                             HUDDLESTON & CO. INC.

Xavier Mines Limited
April 10, 1996
Page Three


BLACK GOLD JOINT VENTURE
- ------------------------

Black Gold is comprised of four entities which include Xavier (37.5%), Genesis Eurasia Corporation (12.5%), Stavropolneftegas (40%), and Stavropolneftorgsitez (10%). Xavier and Genesis Eurasia Corporation's combined 50% interest in Black Gold is assigned to Genesis Eurasia Xavier LLC (GEX) in which Xavier owns a 51% voting right and acts as general manager. It is our understanding that Xavier provides 100% of the capital associated with the Black Gold project and receives 100% of the revenue from the sale of oil over and above the specified baseline production until cost recovery. After cost recovery, incremental oil above the baseline is split 50% to GEX and 50% to the Russian partners. In addition, we have reduced Xavier's net revenue interest to account for certain contractual obligations Xavier has with various officers of the company.

Consideration should be given to the effect of project payout on the individual components of the work program. The rate of return calculated for the development drilling program will appear low since the majority of the capital is funded prior to cost recovery on a total project basis and the majority of the oil is produced after cost recovery. For this reason, the combined results for the workover and development programs should be utilized for consideration of economic returns.

PROJECTIONS
- -----------

The reserve and revenue projections contained herein are on a calendar year basis with the first time period being the twelve (12) month period from January 1, 1996, to December 31, 1996. The estimated reserves projected herein represent a "roll forward" of the reserves included in our initial report dated June 30, 1994. Xavier represented that no additional stimulation work or field development has occurred since our initial study in Achikulak Field. Based on this representation, we do not believe a detailed review of the field utilizing data from April 1994 to the present would materially change the reserves estimated herein.

RESERVE ESTIMATES
- -----------------

We have utilized engineering data supplied by Stavropolneftegas including production, rock and fluid properties, and geologic interpretations for the six fields where possible. The remaining data were derived by companies retained by Xavier who specialize in petrophysical and chemical analyses. In general, production on an individual reservoir basis through April 1994 was available for our study.

Reserves were not assigned to the Proved Developed Producing category since these volumes will be attributable to the baselines established for the six fields by Stavropolneftegas. Reserves for the Nonproducing and Undeveloped classifications were necessarily estimated utilizing volumetric calculations and analogy to nearby production. These estimates are subject to greater variability than estimates for producing properties having established performance trends. We have generally reviewed the baseline reserve projections and believe they are appropriate with consideration for historical performance of the properties. However, reductions in remedial operations or maintenance may result in reduced production levels and therefore may affect volumes attributable to the joint venture.

A brief discussion of the six fields follows.

                             HUDDLESTON & CO. INC.

Xavier Mines Limited
April 10, 1996
Page Four


ACHIKULAK FIELD - ALBIAN SAND. The Albian formation is a glauconitic sandstone which is Lower Cretaceous in age and produces from a subsea depth of approximately 9,000 feet. The structure is a large anticline trending northwest to southeast with the majority of the existing completions in the southeast half of the structure. Cumulative production through April 1994 is 3.1 million barrels which corresponds to a recovery of approximately 1.1% of the estimated original oil-in-place to date. The low recoveries are believed to be a combination of formation damage caused by traditional Russian drilling and completion techniques, an inefficient gas lift system, high scaling tendencies of the produced water, and lack of development to the northwest. Evidence of formation damage is illustrated by the two fracture stimulations performed by Stavropolneftegas which experienced greater than a three-fold increase in production on average. Proved Nonproducing reserves of 4.0 million barrels (8/8ths) were assigned to the stimulation of twenty (20) existing wells. Twenty-five (25) development locations were also assigned a total of 9.375 million barrels (8/8ths) based on volumetrics. Additional locations are anticipated to effectively develop the field; however, the lack of development to the northwest limits the number of undeveloped locations which can be assigned at this time. In addition, the majority of Stavropolneftegas's completions to date have been in the lower interval of the Albian. While Stavropolneftegas has had limited success in testing the upper intervals, log responses are similar to those observed in the lower interval. We have been unable to determine any technical reason for the lack of established production from these intervals other than those previously mentioned. However, Proved reserves were not assigned to these intervals based on the data available to date.

Cumulative recoveries to date for the remaining horizons in Achikulak and the remaining five fields (Belozerskoye, Neftekumsk, Podsolnechnoye, Urozhainenskoye, and Vladimirskoye) relative to estimates of original oil in place indicate the majority of horizons will be adequately drained with existing completions.

It should be noted that current recoveries of 7.2% and 4.8% estimated for the Albian sand in Belozerskoye and Podsolnechnoye Fields, respectively, indicate incremental reserve potential may exist if sufficient analogies can be developed with the Albian in Achikulak Field. Petrophysical analysis of cores obtained from these two fields yields similar rock properties to those observed in Achikulak Field.

PRODUCT PRICES
- --------------

We have utilized an initial oil price of $18.80 per barrel derived from the Department of Energy Weekly Petroleum Status Report for U.S.S.R. - Export Blend
32. Xavier has provided certain fees, taxes, and tariffs based on actual payments made by the company during 1995 for exported crude oil.

The export tariff in effect on the "as of" date of this report was 20 ECU per ton. However, as part of the International Monetary Fund's (IMF) stabilization loan to the Russian Federation, the Russian Federation government agreed to reduce the export tariff to 14 ECU per ton in April 1996 and to eventually phase out the export tariff on crude oil altogether as of July 1, 1996. At the request of Xavier, we have utilized this export tariff scenario in determining the estimated future net revenue for the "Base Case." However, given the current state of Russia's economy and the failure of the government to eliminate the export tariff on January 1, 1996, as stated last year, Xavier has requested an alternate case be run at the current export tariff of 20 ECU per ton throughout the life of the properties. We also note that certain statements made by Russian Federation government officials indicate that the excise tax on crude oil may be increased to compensate for the decrease in the export tariff. Xavier has represented that while these statements are of concern, they have not been acted upon in any official or legislative fashion and therefore the aggregate change, if any, cannot be determined at this time. We note that any material increase in the excise tax from that which has been utilized herein would have a negative effect on the estimated future net revenues included herein.

                             HUDDLESTON & CO. INC.

Xavier Mines Limited
April 10, 1996
Page Five


The product prices which are included in the economic projections are the net prices after all appropriate deductions. A summary of the fees, taxes, and tariffs utilized herein follows:


                                                              Deductions, $/bbl*
                                                    --------------------------------------
                                                        Base Case         Alternate Case
                                                    -----------------   ------------------
 1)   Transportation Cost                                    4.22               4.22

 2)   Export Tariff                                      1.53 - 0.00            3.60

 3)   Mineral Use Rights                                 0.78 - 0.87            0.66

 4)   Payment for Replacement of Minerals                1.30 - 1.45            1.09

 5)   Road Use Tax                                           0.38               0.38

 6)   Excise Tax                                             0.62               0.62

 7)   Housing Tax                                            0.28               0.28

 8)   Other Fees                                             0.29               0.29

* Conversion to dollars per barrel based on the following assumptions:

  a)  4,550 roubles = US$1.00
  b)  1 ECU = US$1.2795
  c)  1 ton = 7.11337 bbl

OPERATING COSTS AND CAPITAL EXPENDITURES
- ----------------------------------------

Operating costs of $2,500 per well per month were supplied by Xavier. Capital costs of $150,000 per well for the stimulation of existing wells and $1,000,000 per location drilling and completion costs were also supplied by Xavier.

Operating costs and capital expenditures were held constant throughout the life of the properties.

FACTORS NOT INCLUDED
- --------------------

The following items have not been deducted from future revenues.

1. General office overhead
2. Federal income tax
3. Russian profits tax
4. Allowances for depletion, depreciation, and amortization
5. Cost to plug and abandon wells

                             HUDDLESTON & CO. INC.

Xavier Mines Limited
April 10, 1996
Page Six


OTHER CONSIDERATIONS
- --------------------

There are several factors which need to be considered which are unique to Black Gold and to operations in Russia in general. Stavropolneftegas has recently exported several shipments of oil through Black Sea ports utilizing a system of pipeline and rail. Further rail expansion may be required depending on the success of this venture and any other projects in the area where material production increases are anticipated. Additionally, continual change in Russian policies toward foreign investment such as profits taxation, license and contractual requirements, and import and export tariffs will likely require continual negotiations with the various ministries for the foreseeable future. Any significant change in the price, cost, and production fees from those utilized herein will have a material effect on the projected revenues.

REPORT QUALIFICATIONS
- ---------------------

In general, basic data derived from Russian sources have been subject to a greater degree of variation than that which would normally be associated with Western projects of this type. The Russian production associations have been limited by a variety of factors including either lack of or antiquated equipment, inconsistencies in measurement techniques for produced fluids, and other problems not normally associated with Western operations. As a result, the variability of reserve estimates may be significantly greater than those normally associated with properties of the type discussed herein.

THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES FOR THE PROPERTIES INCLUDED HEREIN ARE NOT REPRESENTED TO BE MARKET VALUE.

All data furnished by Xavier and Stavropolneftegas were accepted as represented. We have reviewed these data and have generally found only minor inconsistencies. We retain in our files comprehensive data pertinent to the properties included herein. Representatives of Xavier have inspected the properties and have represented the facilities to be reasonably well maintained and functional.

                              Respectfully submitted,

                              /S/ Peter D. Huddleston, P.E.

                              Peter D. Huddleston, P.E.

                              /S/ Gregory S. Floyd, P.E.

                              Gregory S. Floyd, P.E.


                             HUDDLESTON & CO. INC.

              [LETTERHEAD OF HUDDLESTON & CO., INC. APPEARS HERE]


                                 April 15, 1996


Mr. Chris A. Dittmar
Xavier Mines Limited
1600 Smith Street, Suite 4230
Houston, Texas  77002

                                        Re: Potanay/Kartopyinskoye Fields
                                            Estimated Future Reserves and
                                            Revenues As of December 31, 1995

Gentlemen:

Pursuant to your request, we have estimated reserves and projected net revenues net to the interests owned by Xavier Mines Limited (Xavier) under the terms of the Technical Services Agreement (TSA) between Xavier and Khantymansiyskneftegazgeologiya (KMNGG) for Potanay and Kartopyinskoye Fields. The properties are located in the Khanty-Mansiysk Autonomous Okrug, Tuymen Region of the Russian Federation.

Our conclusions, as of December 31, 1995, are as follows:


                                                                                       Net to Xavier Mines Limited*
                                                              ---------------------------------------------------------------------
                                                                      Proved Developed
                                                               ------------------------------    Proved                    Total
Base Pricing Case                                                 Producing      Nonproducing  Undeveloped   Expenses      Proved
- -------------------------------------------------------------  ----------------  ------------  -----------  -----------  ----------
Estimated Future Net Oil/Cond., bbl                                     501,953       681,907      550,647           0    1,734,507
Estimated Future Net Gas, MMcf                                              0.0           0.0          0.0         0.0          0.0

Total Future Gross Revenue,                                          $6,099,959     8,530,481    7,119,867           0   21,750,307
Operating Expenses and Direct Taxes,                                 $        0             0            0   3,193,192    3,193,192
Capital Expenditures,                                                $        0       126,000    1,080,000           0    1,206,000
Estimated Future Net Revenue (FNR),                                  $6,099,959     8,404,481    6,039,867  (3,193,192)  17,351,115
Discounted FNR at 10%,                                               $5,486,971     6,644,663    4,669,657  (2,215,693)  14,585,598
Discounted FNR at 15%,                                               $5,230,549     6,016,638    4,144,357  (1,890,351)  13,501,193

Projected Reserves and Revenues by Year - Base Pricing Case
- -------------------------------------------------------------
Estimated Revenues,
- -------------------
1996                                                                 $3,922,948     2,754,471            0    (399,149)   6,278,270
1997                                                                  1,169,725     1,564,181    2,093,268    (399,149)   4,428,025
1998                                                                    537,694     1,069,983    2,033,928    (399,149)   3,242,456
Thereafter                                                              469,592     3,015,846    1,912,671  (1,995,745)   3,402,364
Total                                                                 6,099,959     8,404,481    6,039,867  (3,193,192)  17,351,115

Estimated Production - 1996
- ---------------------------
Oil/Cond., bbl                                                          333,584       244,938            0           0      578,522
Gas, MMcf                                                                   0.0           0.0          0.0         0.0          0.0

*See discussion under Potanay/Kartopyinskoye TSA

Xavier Mines Limited
April 15, 1996
Page Two



                                                                                      Net to Xavier Mines Limited*
                                                               ---------------------------------------------------------------------

                                                                         Proved Developed
                                                                ------------------------------    Proved                    Total
Alternate Pricing Case                                             Producing      Nonproducing  Undeveloped   Expenses      Proved
- ----------------------                                          ----------------  ------------  -----------  -----------  ----------

Estimated Future Net Oil/Cond., bbl                                      521,466       710,598      568,436           0    1,800,500
Estimated Future Net Gas, MMcf                                               0.0           0.0          0.0         0.0          0.0


Total Future Gross Revenue,                                           $5,303,309     7,226,782    5,780,993           0   18,311,084
Operating Expenses and Direct Taxes,                                  $        0             0            0   3,193,192    3,193,192
Capital Expenditures,                                                 $        0       126,000    1,080,000           0    1,206,000
Estimated Future Net Revenue (FNR),                                   $5,303,309     7,100,782    4,700,993  (3,193,192)  13,911,892
Discounted FNR at 10%,                                                $4,789,150     5,639,878    3,613,379  (2,215,693)  11,826,714
Discounted FNR at 15%,                                                $4,573,318     5,118,662    3,198,323  (1,890,351)  10,999,952


Projected Reserves and Revenues by Year - Alternate Pricing
 Case
- --------------------------------------------------------------
Estimated Revenues,
- -------------------
1996                                                                  $3,537,177     2,471,215            0    (399,149)   5,609,243
1997                                                                     953,743     1,275,359    1,507,329    (399,149)   3,337,282
1998                                                                     429,703       855,083    1,625,430    (399,149)   2,511,067
Thereafter                                                               382,686     2,499,125    1,568,234  (1,995,745)   2,454,300
Total                                                                  5,303,309     7,100,782    4,700,993  (3,193,192)  13,911,892


Estimated Production - 1996
- ---------------------------
Oil/Cond., bbl                                                           347,805       255,380            0           0      603,185
Gas, MMcf                                                                    0.0           0.0          0.0         0.0          0.0


*See discussion under Potanay/Kartopyinskoye TSA

PUBLIC REPORTING REQUIREMENTS AND STANDARDS OF PRACTICE
- -------------------------------------------------------

Securities and Exchange Commission (SEC) Regulation S-K, Item 102 and Regulations S-X Rule 4-10, and Financial Accounting Standards Board (FASB) Statement No. 69 require oil and gas reserve information to be reported by publicly held companies as supplemental financial data. These regulations and standards provide for estimates of Proved reserves and revenues discounted at 10% based on product prices in effect on the "as of" date of the report. Alternate pricing cases may also be reported in addition to the current pricing case. Estimates of Probable reserves and revenues are prohibited from SEC filings.

The Society of Petroleum Engineers (SPE) requires Proved reserves to be economically recoverable with prices and costs in effect on the "as of" date of the report. In addition, the SPE has issued Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information which sets requirements for qualifications and independence of reserve estimators and auditors and accepted methods to be used for estimating future reserves.

The estimated Proved reserves shown herein have been prepared in accordance with our understanding of all applicable SEC, FASB, and SPE regulations and requirements. At the request of Xavier, we have included herein an alternate pricing case which assumes the export tariff remains at the current level of 20 European Currency Units (ECU) per ton.

                            Huddleston & Co., Inc.

Xavier Mines Limited
April 15, 1996
Page Three


POTANAY/KARTOPYINSKOYE TSA
- --------------------------

It is our understanding that Xavier is credited 100% of the oil produced after deducting operating expenses until $8,000,000 net of expenses is recovered. After the first $8,000,000 is recovered, Xavier funds 90% of the capital requirements and 100% of the operating costs associated with the contract area. Operating costs are to be recovered and paid for from total production while capital costs are recovered and paid for from a maximum of 60% of the value of total production less operating costs. The remaining production is split 50% to Xavier and 50% to KMNGG with 10% of Xavier's 50% share to be transferred to the administrator, Peteco, upon receipt by Xavier of its full share. Unrecovered costs for any calendar year shall be recovered as part of the operating costs or capital costs in succeeding years.

In projecting future net revenues net to Xavier, we have reduced Xavier's share of production to account for certain contractual obligations Xavier has with various officers of the company.

PROJECTIONS
- -----------

The reserve and revenue projections contained herein are on a calendar year basis with the first time period being the twelve (12) month period from January 1, 1996, to December 31, 1996.

RESERVE ESTIMATES
- -----------------

We have utilized engineering data supplied by KMNGG including production, rock and fluid properties, and geologic interpretations where possible. The remaining data were supplied by Xavier or companies retained by Xavier. In general, monthly production on a total field basis through December 1995 was available for our study. It should be noted that volumes produced versus volumes agreed to or credited to KMNGG by the various Russian entities can vary materially on a monthly basis due to a number of reasons specific to Russian operations. However, produced and agreed upon volumes aggregated over several months appear to be within reason. In addition, production for individual wells is not measured, which necessitates allocating total field production utilizing periodic well tests. Therefore, individual well performance may vary significantly depending on the length of the test and the duration between tests.

Reserves for the producing wells were primarily based on volumetric calculations. Extrapolation of performance history was utilized for certain wells where sufficient history was available to suggest decline trends. The reserves for the Nonproducing and Undeveloped classifications were necessarily estimated utilizing volumetric calculations and analogy to nearby production. These estimates are subject to greater variability than estimates for producing properties having established performance trends.

PRODUCT PRICES
- --------------

We have utilized an initial oil price of $18.80 per barrel derived from the Department of Energy Weekly Petroleum Status Report for U.S.S.R. - Export Blend 32(degrees). Xavier has provided certain fees, taxes, and tariffs based on actual payments made by the company during 1995 for exported crude oil.

                            Huddleston & Co., Inc.

Xavier Mines Limited
April 15, 1996
Page Four


The export tariff in effect on the "as of" date of this report was 20 ECU per ton. However, as part of the International Monetary Fund's (IMF) stabilization loan to the Russian Federation, the Russian Federation government agreed to reduce the export tariff to 14 ECU per ton in April 1996 and to eventually phase out the export tariff on crude oil altogether as of July 1, 1996. At the request of Xavier, we have utilized this export tariff scenario in determining the estimated future net revenue for the "Base Case." However, given the current state of Russia's economy and the failure of the government to eliminate the export tariff on January 1, 1996, as stated last year, Xavier has requested an alternate case be run at the current export tariff of 20 ECU per ton throughout the life of the properties. We also note that certain statements made by Russian Federation government officials indicate that the excise tax on crude oil may be increased to compensate for the decrease in the export tariff. Xavier has represented that while these statements are of concern, they have not been acted upon in any official or legislative fashion and therefore the aggregate change, if any, cannot be determined at this time. We note that any material increase in the excise tax from that which has been utilized herein would have a negative effect on the estimated future net revenues included herein.

The product prices which are included in the economic projections are the net prices after all appropriate deductions. A summary of the fees, taxes, and tariffs utilized herein follows:

                                                               Deductions, $/bbl*
                                                    ----------------------------------
                                                        Base Case      Alternate Case
                                                    ----------------- ----------------
 1)   Transportation Cost                                   2.29             2.29

 2)   Export Tariff                                     1.40 - 0.00          3.29

 3)   Mineral Use Rights                                0.90 - 0.99          0.79

 4)   Payment for Replacement of Minerals               1.51 - 1.65          1.32

 5)   Road Use Tax                                          0.38             0.38

 6)   Housing Tax                                           0.28             0.28

 7)   Other Fees                                            0.29             0.29

* Conversion to dollars per barrel based on the following assumptions:

        a)   4,550 roubles = US$1.00
        b)   1 ECU = US$1.2795
        c)   1 ton = 7.785 bbl

OPERATING COSTS AND CAPITAL EXPENDITURES
- ----------------------------------------

Annual operating costs of $399,149 were provided by Xavier and accepted as represented. Workover and drilling and completion costs were also provided by Xavier and are included under "other" costs.

Xavier has indicated that operating expenses charged to the TSA by KMNGG are higher than the annual costs represented herein. The $399,149 in annual operating expenses included herein are net of certain audit exceptions taken by Xavier on various costs KMNGG has charged against the TSA. Any material increase in operating expenses from those utilized herein may cause actual future receipts to be significantly less than those projected.

Operating costs and capital expenditures were held constant throughout the life of the properties.

                            Huddleston & Co., Inc.

Xavier Mines Limited
April 15, 1996
Page Five


FACTORS NOT INCLUDED
- --------------------

The following items have not been deducted from future revenues.

1.  General office overhead
2.  Federal income tax
3.  Russian profits tax
4.  Allowances for depletion, depreciation, and amortization
5.  Cost to plug and abandon wells

OTHER CONSIDERATIONS
- --------------------

There are several factors which need to be considered which are unique to operations in Russia in general. Continual change in Russian policies toward foreign investment such as profits taxation, license and contractual requirements, and import and export tariffs will likely require continual negotiations with the various ministries for the foreseeable future. Any significant change in the price, cost, and production fees from those utilized herein will have a material effect on the projected revenues.

REPORT QUALIFICATIONS
- ---------------------

In general, basic data derived from Russian sources have been subject to a greater degree of variation than that which would normally be associated with Western projects of this type. The Russian production associations have been limited by a variety of factors including either lack of or antiquated equipment, inconsistencies in measurement techniques for produced fluids, and other problems not normally associated with Western operations. As a result, the variability of reserve estimates may be significantly greater than those normally associated with properties of the type discussed herein.

THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES FOR THE PROPERTIES INCLUDED HEREIN ARE NOT REPRESENTED TO BE MARKET VALUE.

All data furnished by Xavier and KMNGG were accepted as represented. We have reviewed these data and have generally found only minor inconsistencies. We retain in our files comprehensive data pertinent to the properties included herein. Representatives of Xavier have inspected the properties and have represented the facilities to be reasonably well maintained and functional.

                              Respectfully submitted,


                              /s/ Gregory S. Floyd, P.E.
                              Gregory S. Floyd, P.E.


                              /s/ M. Drayton Prator, III, P.E.
                              M. Drayton Prator, III, P.E.

GSF:MDP:klh


                            Huddleston & Co., Inc.

              [LETTERHEAD OF HUDDLESTON & CO., INC. APPEARS HERE]

                                April 16, 1996


Mr. Chris A. Dittmar
Xavier Mines Limited
1600 Smith Street, Suite 4230
Houston, Texas  77002

                                         Re: Kamennoye East Field
                                             Estimated Future Reserves and
                                             Revenues As of December 31, 1995

Gentlemen:

Pursuant to your request, we have estimated reserves and projected net revenues net to the interests owned by Xavier Mines Limited (Xavier) under the terms of the Technical Services Agreement (TSA) between Xavier and Khantymansiyskneftegazgeologiya (KMNGG) for Kamennoye East Field. The property is located in the Khanty-Mansiysk Autonomous Okrug, Tuymen Region of the Russian Federation.

Our conclusions, as of December 31, 1995, are as follows:


                                                                                       Net to Xavier Mines Limited*
                                                              ----------------------------------------------------------------------

                                                                       Proved Developed
                                                               ------------------------------    Proved                     Total
Base Pricing Case                                                 Producing      Nonproducing  Undeveloped    Expenses      Proved
- -------------------------------------------------------------  ----------------  ------------  ------------  -----------  ----------

Estimated Future Net Oil/Cond., bbl                                   513,682       515,423      521,801              0    1,550,906
Estimated Future Net Gas, MMcf                                            0.0           0.0          0.0            0.0          0.0


Total Future Gross Revenue, $                                       6,317,618     6,467,198    6,746,887              0   19,531,703
Operating Expenses and Direct Taxes, $                                      0             0            0      6,483,099    6,483,099
Capital Expenditures, $                                                     0       524,700    2,160,000              0    2,684,700
Estimated Future Net Revenue (FNR), $                               6,317,618     5,942,498    4,586,887     (6,483,099)  10,363,904
Discounted FNR at 10%, $                                            5,489,407     4,659,584    3,096,673     (4,695,646)   8,550,018
Discounted FNR at 15%, $                                            5,159,214     4,191,150    2,573,817     (4,073,230)   7,850,951


Projected Reserves and Revenues by Year - Base Pricing Case
- -----------------------------------------------------------
Estimated Revenues, $
- ---------------------
1996                                                                3,259,531     1,457,624            0       (926,157)   3,790,998
1997                                                                1,385,928     1,346,841     (328,465)      (926,157)   1,478,147
1998                                                                  695,337       873,266    1,636,990       (926,157)   2,279,436
Thereafter                                                            976,822     2,264,767    3,278,362     (3,704,628)   2,815,323
Total                                                               6,317,618     5,942,498    4,586,887     (6,483,099)  10,363,904


Estimated Production - 1996
- ---------------------------
Oil/Cond., bbl                                                        277,171       168,565            0              0      445,736
Gas, MMcf                                                                 0.0           0.0          0.0            0.0          0.0


*See discussion under Kamennoye East TSA

Xavier Mines Limited
April 16, 1996
Page Two



                                                                                   Net to Xavier Mines Limited*
                                                          ---------------------------------------------------------------------
                                                                   Proved Developed
                                                          -------------------------------    Proved                     Total
Alternate Pricing Case                                        Producing      Nonproducing  Undeveloped    Expenses     Proved
- ----------------------                                    ----------------  ------------- ------------  -----------  ----------
Estimated Future Net Oil/Cond., bbl                             544,881       556,145        578,845              0    1,679,871
Estimated Future Net Gas, MMcf                                      0.0           0.0            0.0            0.0          0.0

Total Future Gross Revenue, $                                 5,541,441     5,655,995      5,886,853              0   17,084,289
Operating Expenses and Direct Taxes, $                                0             0              0      6,483,099    6,483,099
Capital Expenditures, $                                               0       524,700      2,160,000              0    2,684,700
Estimated Future Net Revenue (FNR), $                         5,541,441     5,131,295      3,726,853     (6,483,099)   7,916,490
Discounted FNR at 10%, $                                      4,819,940     4,021,655      2,481,862     (4,695,646)   6,627,811
Discounted FNR at 15%, $                                      4,531,607     3,616,358      2,047,803     (4,073,230)   6,122,538

Projected Reserves and Revenues by Year - Alternate Pricing
 Case
- -------------------------------------------------------------
Estimated Revenues, $
- -------------------
1996                                                          2,818,829     1,189,606              0       (926,157)   3,082,278
1997                                                          1,326,565     1,289,170       (406,906)      (926,157)   1,282,672
1998                                                            570,029       715,887      1,341,982       (926,157)   1,701,741
Thereafter                                                      826,018     1,936,632      2,791,777     (3,704,628)   1,849,799
Total                                                         5,541,441     5,131,295      3,726,853     (6,483,099)   7,916,490

Estimated Production - 1996
- ---------------------------
Oil/Cond., bbl                                                  277,171       168,565              0              0      445,736
Gas, MMcf                                                           0.0           0.0            0.0            0.0          0.0

*See discussion under Kamennoye East TSA

PUBLIC REPORTING REQUIREMENTS AND STANDARDS OF PRACTICE
- -------------------------------------------------------

Securities and Exchange Commission (SEC) Regulation S-K, Item 102 and Regulations S-X Rule 4-10, and Financial Accounting Standards Board (FASB) Statement No. 69 require oil and gas reserve information to be reported by publicly held companies as supplemental financial data. These regulations and standards provide for estimates of Proved reserves and revenues discounted at 10% based on product prices in effect on the "as of" date of the report. Alternate pricing cases may also be reported in addition to the current pricing case. Estimates of Probable reserves and revenues are prohibited from SEC filings.

The Society of Petroleum Engineers (SPE) requires Proved reserves to be economically recoverable with prices and costs in effect on the "as of" date of the report. In addition, the SPE has issued Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information which sets requirements for qualifications and independence of reserve estimators and auditors and accepted methods to be used for estimating future reserves.

The estimated Proved reserves shown herein have been prepared in accordance with our understanding of all applicable SEC, FASB, and SPE regulations and requirements. At the request of Xavier, we have included herein an alternate pricing case which assumes the export tariff remains at the current level of 20 European Currency Units (ECU) per ton.


                            Huddleston & Co., Inc.

Xavier Mines Limited
April 16, 1996
Page Three


KAMENNOYE EAST TSA
- ------------------

It is our understanding that Xavier is credited 90% of the oil produced after deducting operating expenses until $8,000,000 net of expenses is recovered. After the first $8,000,000 is recovered, Xavier funds 90% of the operating expenses and capital requirements associated with the contract area. Operating costs are to be recovered and paid for from total production while capital costs are recovered and paid for from a maximum of 60% of the value of total production less operating costs. The remaining production is split 50% to Xavier and 50% to KMNGG with 10% of Xavier's 50% share to be transferred to the administrator, Peteco, upon receipt by Xavier of its full share. Unrecovered costs for any calendar year shall be recovered as part of the operating costs or capital costs in succeeding years.

In projecting future net revenues net to Xavier, we have reduced Xavier's share of production to account for certain contractual obligations Xavier has with various officers of the company.

PROJECTIONS
- -----------

The reserve and revenue projections contained herein are on a calendar year basis with the first time period being the twelve (12) month period from January 1, 1996, to December 31, 1996.

RESERVE ESTIMATES
- -----------------

We have utilized engineering data supplied by KMNGG including production, rock and fluid properties, and geologic interpretations where possible. The remaining data were supplied by Xavier or companies retained by Xavier. In general, monthly production on a total field basis through December 1995 was available for our study. It should be noted that volumes produced versus volumes agreed to or credited to KMNGG by the various Russian entities can vary materially on a monthly basis due to a number of reasons specific to Russian operations. However, produced and agreed upon volumes aggregated over several months appear to be within reason. In addition, production for individual wells is not measured, which necessitates allocating total field production utilizing periodic well tests. Therefore, individual well performance may vary significantly depending on the length of the test and the duration between tests.

Reserves for the producing wells were primarily based on volumetric calculations. Extrapolation of performance history was utilized for certain wells where sufficient history was available to suggest decline trends. The reserves for the Nonproducing and Undeveloped classifications were necessarily estimated utilizing volumetric calculations and analogy to nearby production. These estimates are subject to greater variability than estimates for producing properties having established performance trends.

PRODUCT PRICES
- --------------

We have utilized an initial oil price of $18.80 per barrel derived from the Department of Energy Weekly Petroleum Status Report for U.S.S.R. - Export Blend 32(degrees). Xavier has provided certain fees, taxes, and tariffs based on actual payments made by the company during 1995 for exported crude oil.

                            Huddleston & Co., Inc.

Xavier Mines Limited
April 16, 1996
Page Four


The export tariff in effect on the "as of" date of this report was 20 ECU per ton. However, as part of the International Monetary Fund's (IMF) stabilization loan to the Russian Federation, the Russian Federation government agreed to reduce the export tariff to 14 ECU per ton in April 1996 and to eventually phase out the export tariff on crude oil altogether as of July 1, 1996. At the request of Xavier, we have utilized this export tariff scenario in determining the estimated future net revenue for the "Base Case." However, given the current state of Russia's economy and the failure of the government to eliminate the export tariff on January 1, 1996, as stated last year, Xavier has requested an alternate case be run at the current export tariff of 20 ECU per ton throughout the life of the properties. We also note that certain statements made by Russian Federation government officials indicate that the excise tax on crude oil may be increased to compensate for the decrease in the export tariff. Xavier has represented that while these statements are of concern, they have not been acted upon in any official or legislative fashion and therefore the aggregate change, if any, cannot be determined at this time. We note that any material increase in the excise tax from that which has been utilized herein would have a negative effect on the estimated future net revenues included herein.

The product prices which are included in the economic projections are the net prices after all appropriate deductions. A summary of the fees, taxes, and tariffs utilized herein follows:


                                                          Deductions, $/bbl*
                                                 ----------------------------------
                                                    Base Case       Alternate Case
                                                 ---------------  -----------------
 1)   Transportation Cost                                  2.29            2.29

 2)   Export Tariff                                 1.40 - 0.00            3.29

 3)   Mineral Use Rights                            0.90 - 0.99            0.79

 4)   Payment for Replacement of Minerals           1.51 - 1.65            1.32

 5)   Road Use Tax                                         0.38            0.38

 6)   Housing Tax                                          0.28            0.28

 7)   Other Fees                                           0.29            0.29

* Conversion to dollars per barrel based on the following assumptions:

       a)   4,550 roubles = US$1.00
       b)   1 ECU = US$1.2795
       c)   1 ton = 7.785 bbl

OPERATING COSTS AND CAPITAL EXPENDITURES
- ----------------------------------------

Annual operating costs of $926,157 were provided by Xavier and accepted as represented. Workover and drilling and completion costs were also provided by Xavier and are included under "other" costs.

Xavier has indicated that operating expenses charged to the TSA by KMNGG are higher than the annual costs represented herein. The $926,157 in annual operating expenses included herein are net of certain audit exceptions taken by Xavier on various costs KMNGG has charged against the TSA. Any material increase in operating expenses from those utilized herein may cause actual future receipts to be significantly less than those projected.

Operating costs and capital expenditures were held constant throughout the life of the properties.

                             Huddleston & Co., Inc

Xavier Mines Limited
April 16, 1996
Page Five


FACTORS NOT INCLUDED
- --------------------

The following items have not been deducted from future revenues.

1. General office overhead
2. Federal income tax
3. Russian profits tax
4. Allowances for depletion, depreciation, and amortization
5. Cost to plug and abandon wells

OTHER CONSIDERATIONS
- --------------------

There are several factors which need to be considered which are unique to operations in Russia in general. Continual change in Russian policies toward foreign investment such as profits taxation, license and contractual requirements, and import and export tariffs will likely require continual negotiations with the various ministries for the foreseeable future. Any significant change in the price, cost, and production fees from those utilized herein will have a material effect on the projected revenues.

REPORT QUALIFICATIONS
- ---------------------

In general, basic data derived from Russian sources have been subject to a greater degree of variation than that which would normally be associated with Western projects of this type. The Russian production associations have been limited by a variety of factors including either lack of or antiquated equipment, inconsistencies in measurement techniques for produced fluids, and other problems not normally associated with Western operations. As a result, the variability of reserve estimates may be significantly greater than those normally associated with properties of the type discussed herein.

THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES FOR THE PROPERTIES INCLUDED HEREIN ARE NOT REPRESENTED TO BE MARKET VALUE.

All data furnished by Xavier and KMNGG were accepted as represented. We have reviewed these data and have generally found only minor inconsistencies. We retain in our files comprehensive data pertinent to the properties included herein. Representatives of Xavier have inspected the properties and have represented the facilities to be reasonably well maintained and functional.

                              Respectfully submitted,


                              /s/ Gregory S. Floyd, P.E.
                              Gregory S. Floyd, P.E.


                              /s/ M. Drayton Prator, III, P.E.
                              M. Drayton Prator, III, P.E.

GSF:MDP:klh

                            Huddleston & Co., Inc.

                     DEFINITIONS FOR OIL AND GAS RESERVES*

RESERVES

Reserves are estimated volumes of crude oil, condensate, natural gas, natural gas liquids, and associated substances anticipated to be commercially recoverable from known accumulations from a given date forward, under existing economic conditions, by established operating practices, and under current government regulations. Reserves estimates are based on interpretation of geologic and/or engineering data available at the time of the estimate.

Reserves estimates generally will be revised as reservoirs are produced, as additional geologic and/or engineering data become available, or as economic conditions change.

Reserves do not include volumes of crude oil, condensate, natural gas, or natural gas liquids being held in inventory. If required for financial reporting or other special purposes, reserves may be reduced for on-site usage and/or processing losses.

The ownership status of reserves may change due to the expiration of a production license or contract; when relevant to reserves assignment such changes should be identified for each reserves classification.

Reserves may be attributed to either natural reservoir energy, or improved recovery methods. Improved recovery includes all methods for supplementing natural reservoir energy to increase ultimate recovery from a reservoir. Such methods include (1) pressure maintenance, (2) cycling, (3) waterflooding, (4) thermal methods, (5) chemical flooding, and (6) the use of miscible and immiscible displacement fluids.

All reserves estimates involve some degree of uncertainty, depending chiefly on the amount and reliability of geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves in one of two classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be subclassified as probable or possible to denote the progressively increasing uncertainty.

PROVED RESERVES

Proved reserves can be estimated with reasonable certainty to be recoverable under current economic conditions. Current economic conditions include prices and costs prevailing at the time of the estimate. Proved reserves may be developed or undeveloped.

In general, reserves are considered proved if commercial producibility of the reservoir is supported by actual production or formation tests. The term proved refers to the estimated volume of reserves and not just to the productivity of the well or reservoir. In certain instances, proved reserves may be assigned on the basis of electrical and other type logs and/or core analysis that indicate subject reservoir is hydrocarbon bearing analogous to reservoirs in the same area that are producing, or have demonstrated the ability to produce on a formation test.

The area of a reservoir considered proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled areas that can be reasonably judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive engineering or performance data.

Proved reserves must have facilities to process and transport those reserves to market that are operational at the time of the estimate, or there is a commitment or reasonable expectation to install such facilities in the future.

In general, proved undeveloped reserves are assigned to undrilled locations that satisfy the following conditions: (1) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (2) it is reasonably certain that the locations are within the known proved productive limits of the objective formation, (3) the locations conform to existing well spacing regulations, if any, and (4) it is reasonably certain that the locations will be developed. Reserves for other undrilled locations are classified as proved undeveloped only in those cases where interpretations of data from wells indicate that the objective formation is laterally continuous and contains commercially recoverable hydrocarbons at locations beyond direct offsets.

Reserves that can be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable production or pressure response of an installed program in that reservoir, or one in the immediate area with similar rock and fluid properties, provides support for the engineering analysis on which the project or program is based, and (2) it is reasonably certain the project will proceed.

Reserves to be recovered by improved recovery methods that have yet to be established through repeated commercially successful applications are included in the proved classification only (1) after a favorable production response from subject reservoir from either (a) a representative pilot or (b) an installed program, where the response provides support for the engineering analysis on which the project is based, and (2) it is reasonably certain the project will proceed.

                             Page One of Two Pages

UNPROVED RESERVES

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. They may be estimated assuming future economic conditions different from those prevailing at the time of the estimate.

Estimates of unproved reserves may be made for internal planning or special evaluations, but are not routinely compiled.

Unproved reserves are not to be added to proved reserves because of different levels of uncertainty.

Unproved reserves may be divided into two subclassifications: PROBABLE and POSSIBLE.

PROBABLE RESERVES. Probable reserves are less certain than proved reserves and can be estimated with a degree of certainty sufficient to indicate they are more likely to be recovered than not.

In general, probable reserves may include (1) reserves anticipated to be proved by normal stepout drilling where subsurface control is inadequate to classify these reserves as proved; (2) reserves in formations that appear to be productive based on log characteristics but that lack core data or definitive tests and which are not analogous to producing or proved reservoirs in the area;
(3) incremental reserves attributable to infill drilling that otherwise could be classified as proved but closer statutory spacing had not been approved at the time of estimate; (4) reserves attributable to an improved recovery method which has been established by repeated commercially successful applications when a project or pilot is planned but not in operation and rock, fluid, and reservoir characteristics appear favorable for commercial application; (5) reserves in an area of a formation that has been proved productive in other areas of the field but subject area appears to be separated from the proved area by faulting and the geologic interpretation indicates subject area is structurally higher than the proved area; (6) reserves attributable to a successful workover, treatment, retreatment, change of equipment, or other mechanical procedure, where such procedure has not been proved successful in wells exhibiting similar behavior in analogous reservoirs; and (7) incremental reserves in a proved producing reservoir where an alternate interpretation of performance or volumetric data indicates significantly more reserves than can be classified as proved.

POSSIBLE RESERVES. Possible reserves are less certain than probable reserves and can be estimated with a low degree of certainty, insufficient to indicate whether they are more likely to be recovered than not.

In general, possible reserves may include (1) reserves suggested by structural and/or stratigraphic extra polation beyond areas classfied as probable, based on geologic and/or geophysical interpretation; (2) reserves in formations that appear to be hydrocarbon bearing based on logs or cores but that may not be productive at commercial rates; (3) incremental reserves attributable to infill drilling that are subject to technical uncertainty; (4) reserves attributable to an improved recovery method when a project or pilot is planned but not in operation and rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial; and (5) reserves in an area of a formation that has been proved productive in other areas of the field but subject area appears to be separated from the proved area by faulting and geologic interpretation indicates subject area is structurally lower than the proved area.

RESERVE STATUS CATEGORIES

Reserve status categories define the development and producing status of wells and/or reservoirs.

DEVELOPED. Developed reserves are expected to be recovered from existing wells (including reserves behind pipe). Improved recovery reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Developed reserves may be subcategorized as producing or nonproducing.

  PRODUCING. Producing reserves are expected to be recovered from completion intervals open at the time of the estimate and producing. Improved recovery reserves are considered to be producing only after an improved recovery project is in operation.

  NONPRODUCING. Nonproducing reserves include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from completion intervals open at the time of the estimate, but which had not started producing, or were shut-in for market conditions or pipeline connection, or were not capable of production for mechanical reasons, and the time when sales will start is uncertain.

Behind-pipe reserves are expected to be recovered from zones behind casing in existing wells, which will require additional completion work or a future recompletion prior to the start of production.

UNDEVELOPED. Undeveloped reserves are expected to be recovered: (1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to (a) recomplete an existing well of (b) install production or transportation facilities for primary or improved recovery projects.

*Approved by the Board of Directors, Society of Petroleum Engineers (SPE), Inc. February 27, 1987.

                             Page Two of Two Pages

                                   EXHIBIT A
                       SPECIAL RESOLUTIONS-CONSOLIDATION

     Set forth below is the text of the resolution to be submitted with respect to the Consolidation to the Shareholders at the Meeting.


     NOW THEREFORE BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

     1. Subject to receipt of requisite regulatory approval including without limitation, the approval of the Albert Stock Exchange, the Company be and is hereby authorized to file Articles of Amendment consolidating its issued and outstanding common shares on the basis of one post-consolidation common share for every four pre-consolidation common shares and changing its name to Xavier Corporation.

     2. The Articles of Amendment filed by the Company shall provide that all fractions of common shares will be rounded to the next lowest whole number if the first decimal place is less than five and rounded to the next highest whole number if the first decimal place is five or greater.

     3. Any director or officer of the Company be and he is hereby authorized and directed on behalf of the Company to deliver Articles of Amendment in duplicate to the Ministry of Consumer and Commercial Relations and to sign and execute all documents and to do all such things necessary or advisable in connection with the foregoing.

     4. Notwithstanding the foregoing, the directors of the Company may revoke the special resolution authorizing the filing of Articles of Amendment to effect the Consolidation without further approval of the shareholders at any time prior to the endorsement by the Director of a Certificate of Amendment of Articles in respect of the amendment authorized by this special resolution.

                                  Exhibit A-1

                                   EXHIBIT B
                       SPECIAL RESOLUTIONS-DOMESTICATION


     Set forth below is the text of the resolution to be submitted to the Shareholders at the Meeting.

     NOW THEREFORE BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

       1. The Company be and it is hereby authorized and directed to make application to the Director under the Business Corporation Act (Ontario) for Authorization to Continue in Another Jurisdiction.

       2. The Company be and it is hereby authorized and directed to become domesticated as a corporation incorporated under the laws of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL").

       3. The Company be and it is hereby authorized and directed to adopt a new Certificate of Incorporation, a copy of which is attached hereto, to be effective upon the domestication of the Company as a Delaware corporation.

       4. Any director or officer of the Company be and he is hereby authorized and directed, for and in the name of and on behalf of the Company, to execute all such documents under the corporate seal or otherwise and to do all such other acts and things including without limitation, the execution of a Certificate of Domestication in the prescribed form and the delivery thereof to the Secretary of State of Delaware under the DGCL and the execution as an incorporator of the Certificate of Incorporation attached hereto and the delivery of the Certificate of Incorporation to the Secretary of State of Delaware, as he may determine in his sole and absolute discretion to be necessary or advisable to give effect to the foregoing provisions of this resolution, the execution of any such document or the doing of any such act or thing being conclusive evidence of such determination, provided that the directors of the Company may, in their sole discretion revoke this special resolution without further approval of the shareholders at any time prior to the filing of the Certificate of Domestication with the Secretary of State of Delaware.

                                  Exhibit B-1

                                   EXHIBIT C
                  NOTICES AND REPLIES UNDER NATIONAL POLICY 31

                                  Exhibit C-1

                                     [LETTERHEAD OF XAVIER APPEARS HERE]
September 12, 1995

Alberta Securities Commission
Suite 2100-10025 Jasper Avenue
Edmonton, Alberta
T3J3Z5

- -and-

Ontario Securities Commission
18th Floor
20 Queen Street West
Toronto, Ontario
M5H3S8

Dear Sirs:

RE:  CHANGE OF AUDITOR
______________________

In accordance with Section 4.3 of National Policy 31, we are enclosing herewith the Reporting Package, as defined therein:

The package includes the following:

     1.  Notice of Change of Auditor,
     2.  Letter from the former auditor,
     3.  Letter from the successor auditor, and
     4. Resolution of the Audit Committee and Board of Directors approving the change.

Yours Truly,

XAVIER MINES LIMITED

      /s/ GATES G. BRELSFORD
Per  ______________________________
         Gates G. Brelsford
     Director of Investor Relations

cc:  Alberta Stock Exchange

                                 Exhibit C-2

                                 [Letterhead]



September 12, 1995

                          NOTICE OF CHANGE OF AUDITOR



Xavier Mines Limited (the "Company") advises that BDO Seidman, Certified Public Accountants was appointed auditors of the Company on July 29, 1994, following the resignation, at the request of the Company, of the previous auditors, Morgan & Company, Chartered Accountants.

There was no reservation in the auditor's report for the two most recently completed fiscal years or for any period subsequent to the most recently completed period for which an audit report was issued and preceding the date of the Morgan & Company termination.

There was no reportable event as defined by National Policy 31 of the Canadian Securities Administrators, between the Company and the Former or Successor Auditors.

The termination of Morgan & Company has been approved by the Company's audit committee and its board of directors.

The Notice of Change of Auditor, together with the letters from Morgan & Company and BDO Seidman, have been reviewed by the Company's audit committee and board of directors.

                                              XAVIER MINES LIMITED


                                                    /s/ CHRIS A. DITMAR
                                              Per: ______________________
                                                   Chris A. Ditmar
                                                   Director and President

                                       Exhibit C-3

                 [LETTERHEAD OF MORGAN & COMPANY APPEARS HERE]



July 29, 1994



Xavier Mines Limited
999 West Hastings Street, Suite 900
Vancouver, B.C.
V6C 2W2

Dear Sirs:

We are writing to confirm that, effective on the date of this letter, we have resigned as auditors of Xavier Mines Limited.

Yours very truly,

/s/ JIM PHILIP
- -------------------------
Jim Philip, C.A.
for MORGAN & COMPANY


JLP/dm

                                       Exhibit C-4

                 [LETTERHEAD OF MORGAN & COMPANY APPEARS HERE]


September 12, 1995



Alberta Securities Commission      Ontario Securities Commission
10025 Jasper Avenue, Suite 2100    20 Queens Street West, 800
Edmonton, Alberta                  Toronto, Ontario
T3J 3Z5                            M5H 3S8

Dear Sirs:

                   RE:  XAVIER MINES LIMITED (the "Company")
                        ____________________________________

As requested by National Policy 31 of Canadian Securities Administrators, we have reviewed the information contained in the Notice of Change of Auditor for the Company and, based on our knowledge of such information at this time, we do not disagree with the information contained in such notice.

Our understanding is that the notice reads as follows:

     "Xavier Mines Limited (the "Company") advises that BDO Seidman, Certified Public Accountants have been appointed auditors of the Company on July 29, 1994 following the resignation, at the request of the Company, of the previous auditors, Morgan & Company.

     There was no reservation in the Auditor's report for the two most recently completed fiscal years or for any period subsequent to the most recently completed period for which an audit report was issued and preceding the date of Morgan & Company's Termination.

     There was no reportable event, as defined by National Policy 31 of the Canadian Securities Administrators, between the Company and the Former or Successor Auditors.

     The Termination of Morgan & Company has been approved by the Company's audit committee and board of directors.

     The Notice of Change of Auditor, together with the letters from Morgan & Company and BDO Seidman, have been reviewed by the Company's audit committee and board of directors."

We understand that notice of such change will be distributed in accordance with the requirements of National Policy 31.

Yours very truly

/s/ JIM PHILIP

Jim Philip, C.A.
for MORGAN & COMPANY

                                      Exhibit C-5

MINUTES OF BOARD MEETING OF XAVIER HELD ON THE JULY 29TH 1994 AT 999 WEST
- -------------------------------------------------------------------------
HASTINGS STREET VANCOUVER BC
- ----------------------------

Present: W. Gordon Blankstein, S. Lionel McAuley, Robert O. Gardner.

W. Gordon Blankstein took the Chair and Robert C. Gardner was nominated Secretary for the purposes of taking the minutes.

The last minutes of the Board were presented and approved subject to two corrections. Board had resolved that $5,000,000. U.S. be raised on behalf of the company by way of private placement. That resolution had been proposed by
W. Gordon Blankstein and seconded by S. Lionel McAuley and unanimously approved at the last Board meeting and therefore should have been included in the minutes. In addition the Board had voted to approve the Notice to the Shareholders and information Circular that as of that date proposed the continuance of the current Board.

It was noted that as of the 28th of July 1994 Michael Hannesson had presented his resignation. The Board has accepted this resignation. It was explained by Michael Hannesson that he was uncomfortable with last minute requests for Board meetings and the lack of response by management to requests for information that had been made in the last two Board meetings but with little or no results.

The Board having regrettably accepted the resignation of Mr. Hannesson then observed that the information circular for the A.G.M. should be amended to include the following date for the A.G.M. of August 30th 1994:

                         Chris A. Dittmar,
                         W. Gordon Blankstein,
                         S.Lionel McAuley,
                         Robert O. Gardner,
                         Gordon H. Barrows.

The Board resolved that BDO Seidman of 1200 Smith St. Suite 3080 Houston should be appointed our Auditors. This resolution was proposed by W. Gordon Blankstein and seconded by Robert C. Gardner and unanimously approved.

The Board also observed that Akin and Gump of 1900 Pennzoil Place-South Tower 711 Louisiana Street, Houston had been acting for the company. It was noted that Akin and Gump had been advised that they were acting in this capacity in its preparation of the Management contracts. The Board unanimously approved this firm continuing as its legal representative.

Approved:


W.G.B..[initials go here].......R.C.G...[initials go here]......
 S.L.M....[initials go here].....

 ......

                                   EXHIBIT D
                        CERTIFICATE OF DOMESTICATION OF
                               XAVIER CORPORATION


     XAVIER CORPORATION (the "Corporation"), a corporation presently organized and existing under the laws of the Province of Ontario, Canada, and which is domesticating to the State of Delaware pursuant to section 388 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: the Corporation was first incorporated on June 15, 1959, under the laws of the Province of Ontario, Canada.

     SECOND: the name of the Corporation immediately prior to the filing of this Certificate of Domestication was Xavier Corporation.

     THIRD: the name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with section 388(b) of the General Corporation Law of the State of Delaware is Xavier Corporation.

     FOURTH: the principal place of business of the Corporation immediately prior to the filing of this Certificate of Domestication was located in the State of Texas.

     FIFTH: a Certificate of Incorporation of Xavier Corporation is being filed with the Secretary of State of the State of Delaware contemporaneously with the filing of this Certificate of Domestication.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be signed by [_______], its [_______], who is authorized to sign this Certificate of Domestication on behalf of the Corporation, on [_______], 1996.


                                      XAVIER CORPORATION


                                      By:
                                         -------------------------------
                                      Name:
                                           -----------------------------
                                      Title:
                                            ----------------------------

                                  Exhibit D-1

                                   EXHIBIT E
                 CERTIFICATE OF INCORPORATION OF XAVIER-CANADA

                                  Exhibit E-1

    For Ministry Use Only                           Ontario Corporation Number
A Usage exclusif du ministere                  Numero de la compagnie en Ontario

    [L  Ministry of                 Ministere de
     O  Consumer and                la Consommation              100443
     G  Commercial
     O]
Ontario Relations               et du Commerce
    CERTIFICATE                     CERTIFICAT
    This is to verify that these    Ceci certifie que les presents
    articles are effective on        statuts entrent en vigueur le


        APRIL  29                     AVRIL 1993
    ............................................

                 [SIGNATURE APPEARS HERE]                         TRANS
                   Director/Directeur                             CODE
        Business Corporations Act/Lor de sur les compagnies        [C]
                                                                   ____
                                                                    18

________________________________________________________________________________
                                 ARTICLES OF AMENDMENT
                                 STATUTS DE MODIFICATION

  Form 3       1.  The present name of the      Denomination sociale actuelle
 Business          corporation is:              de la compagnie:
Corporations
    Act             X A V I E R   M I N E S  L I M I T E D
   1982
  Formule
 numero 3
Lor de 1982
  sur les      2.  The name of the corporation   Nouvelle demonination sociale
compagnies         is changed to (if applicable) de la compagnie (sily a lieu):




               3.  Date of incorporation/         Date de la constitution ou
                   amalgamation:                  de la fusion:

                                      15 June 1959
________________________________________________________________________________
                                      (Day Month Year)
                                      (Our mois. annee)

               4.  The articles of the             Les statuts de la compagnie
                   corporation are amended as      sont modifies de la
                   follows:                        facon suivante:


                   (a) The number of directors of the Corporation shall be changed from a minimum of four (4) and a maximum of nine (9) to a minimum of three (3) and a maximum of ten
                         (10);

                   (b) By providing that the Corporation is authorized to issue:

                         (i) an unlimited number of preference shares, issuable in series; and

                         (ii)  an unlimited number of common shares;

                    (c)  To reflect the changes in the authorized share capital, specifically the creation of the preference shares and
                         to further set out the rights, privileges, restrictions
                         and conditions attaching to each of the common shares
                         and the preference shares of the Corporation by
                         providing that the rights, privileges, restrictions and
                         conditions attaching to the preference shares of the
DYE & DURHAM             Corporation, as a class and to the common shares of the
FORM 3 (B C A)           Corporation as a class shall be as follows:

                                                                             la
A.     PREFERENCE SHARES
       -----------------

       The preference shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.     DIRECTORS' AUTHORITY TO ISSUE IN ONE OR MORE SERIES
       ___________________________________________________

1.1 The directors of the Corporation may issue the preference shares at any time and from time to time in one or more series. Before any shares of a particular series are issued, the directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or rates, amount or method or methods of calculation of any dividends thereon and whether such rate(s), amount or method(s) of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such dividends shall accrue, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any) and the terms and conditions of any purchase obligation or sinking fund or other provisions attaching thereto. Before the issue of a series of preference shares, the directors of the Corporation shall send to the Director appointed under the Ontario Business Corporations Act (as now enacted or from time to time amended, re-enacted or replaced) (the "Act") articles of amendment in prescribed form containing a description of such series including the number of shares in such series and the designation, rights, privileges, restrictions and conditions determined by the directors.

2.     RANKING OF PREFERENCE SHARES
       ____________________________

2.1 No rights, privileges, restrictions or conditions attaching to a series of preference shares shall confer upon the shares of a series a priority in respect of dividends or in respect of return of capital in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, over the shares of any other series of preference shares.

2.2 The preference shares, as a class, shall be entitled to such priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preference shares with respect to priority in the payment of dividends and/or the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs as the directors of the Corporation shall determine at the time of determining the number and designation of, and the rights, privileges, restrictions and conditions attaching to, the series of preference shares. The preference shares of any series may also be given such other preferences not inconsistent with the preferences so determined to attach to the preference shares as a class nor inconsistent with the provisions hereof over the common shares and over any other shares ranking junior to the preference shares as the directors of the Corporation may determine at the time of determining the number and designation of, and the rights, privileges, restrictions and conditions attached to, the shares of such series.

2.3 If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding-up of the Corporation in respect of a series of preference shares is not paid in full, the preference shares of all series shall participate rateably in respect of all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends, and in respect of amounts payable on return of capital in the event of liquidation, dissolution or winding-up of the Corporation; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preference shares with respect to amounts payable on return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

3.      VOTING RIGHTS
        _____________

3.1 Except as herein specifically provided or as otherwise provided by law, the holders of the preference shares shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation. The holders of the preference shares shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all the property of the Corporation other than in the ordinary course of business of the Corporation under subsection 184(3) of the Act.

4.      MODIFICATION
        ____________

4.1 The rights, privileges, restrictions and conditions attaching to the preference shares, as a class, may not be deleted, amended, modified or varied in whole or in part except with the prior approval of the holders of the preference shares given as hereinafter specified in addition to any other approval required by the Act.

4.2 The approval of the holders of the preference shares with respect to any and all matters hereinbefore referred to may be given by not less than two-thirds of the votes cast at a meeting of the holders of the preference shares duly called for that purpose and held upon at least 21 days' notice at which the holders of not less than 25 per cent of the outstanding preference shares are present or represented by proxy. If at any such meeting the holders of 25 percent of the outstanding preference shares are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date being not less than 30 days later and at such time and place as may be determined by the person appointed as chairman by the persons present and entitled to vote at such meeting (and, for such purpose, the presence of one holder of preference shares or of a proxy therefor shall constitute a quorum) and not less than 21 days' notice shall be given of such adjourned meeting. At such adjourned meeting the holders of the preference shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by not less than two-thirds of the votes cast at such adjourned meeting shall constitute the approval of the holders of the preference shares referred to above. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time prescribed by the Act and the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at a meeting of holders of preference shares as a class, each holder of preference shares entitled to vote thereat shall have one vote in respect of each $1.00 of stated capital attributable to each preference share held by him.

B.  COMMON SHARES
    _____________

    The common shares, as a class, shall attached thereto the following rights, privileges, restrictions and conditions:

1.  Dividends
    _________

1.1 Subject to the prior rights of the holders of any shares of the Corporation ranking senior to the common shares with respect to priority in the payment of dividends, the holders of the common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the Board of Directors of the Corporation out of assets properly applicable to the payment of dividends, in such amount and in such form as the Board of Directors may from time to time determine and all dividends which the directors may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding. Cheques of the Corporation payable at par at any branch of the Corporation's bankers for the time being in Canada shall be issued in respect of any such dividends payable in cash (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends. Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

2.  Dissolution
    -----------

2.1 In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of any shares of the Corporation ranking senior to the common shares with respect to priority in the distribution of assets upon liquidation, dissolution or winding-up, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation and to participate equally in any distribution thereof without preference or distinction.

3.  Voting Rights
    -------------

3.1 The holders of the common shares shall be entitled to receive notice and to attend all meetings of the shareholders of the Corporation. At any such meeting other than meeting at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each common share shall confer one vote.

4.  Creation of other Voting Shares
    -------------------------------

4.1 No other class or series of shares of the Corporation, other than the common share carrying the right to vote at a meeting of the Corporation (other than a meeting at which only the holders of a particular class or series of shares of the Corporation are entitled to vote separately as a class or series) either under all circumstances or under certain circumstances that have occurred and are continuing shall be authorized without the affirmative vote of a majority of the votes cast at a meeting of the holders of common shares voting separately as a class.

5. The amendment has been duly authorized as required by Sections 167 and 169 (as applicable) of the Business Corporation Act.

    La modification a ete dument autorisee conformement a l'article 167 et. s'ily a lieu, a l'article 169 de la Los suries compagnies.

6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on

    Les actionnaires ou les administrateurs (le case ocheant) de la compagnie ont approuve la resolution autorisant la modification

                                April 26, 1993
- --------------------------------------------------------------------------------
                              (Day, Month, Year)
                              (jour, mois, anee)

    These articles are signed in duplicate.

    Les presents statuts sont signes en double exemplaire.

                             XAVIER MINES LIMITED
                  ------------------------------------------
                             (Name of Corporation)
                   (Denomination societe de la compagnie)


                  By/Par: [SIGNATURE APPEARS HERE] Secretary
                         ------------------------------------
                           Signature    Description of Office

     For Ministry Use Only                          Ontario Corporation Number
A l'usage exclusif du ministere                Numero de la compagnie en Ontario

[LOGO]  Ministry of                 Ministere de
        Consumer and                la Consommation              100443
        Commercial
    Relations                       et du Commerce
    CERTIFICATE                     CERTIFICAT
    This is to verify that these    Ceci certifie que les presents
    articles are effective on        statuts entrent en vigueur le


     JANUARY 22                    JANVIER, 1993
    ............................................
                                                                  TRANS
                   Director/Directeur                             CODE
        Business Corporations Act/Lor de sur les compagnies         C
                                                                  ____
                                                                   18

________________________________________________________________________________
                                 ARTICLES OF AMENDMENT
                                 STATUTS DE MODIFICATION

  Form 3       1.  The present name of the      Denomination sociale actuelle
 Business          corporation is:              de la compagnie:
Corporations
    Act             Z A H A V Y   M I N E S  L I M I T E D
   1982
  Formule
 numero 3
Lor de 1982
  sur les      2.  The name of the corporation   Nouvelle demonination sociale
compagnies         is changed to (if applicable) de la compagnie (s'ily a lieu):


                   XAVIER MINES LIMITED

               3.  Date of incorporation/         Date de la constitution ou
                   amalgamation:                  de la fusion:

                                      15 June 1959
________________________________________________________________________________
                                      (Day Month Year)
                                      (Our mois. annee)

               4.  The articles of the             Les statuts de la compagnie
                   corporation are amended as      sont modifies de la
                   follows:                        facon suivante:


                 1. The name of the Corporation shall be changed to XAVIER MINES LIMITED;

                 2. The issued and outstanding common shares of the Corporation shall be consolidated on the basis of one (1) post-consolidation common share for every five (5) issued and outstanding common shares in the capital of the Corporation;

                 3. All fractions of common shares will be rounded to the next lowest whole number if the first decimal place is less than five (5) and rounded to the next highest whole number if the first decimal place is five (5) or greater.


DYE & DURHAM
FORM 3 (B C A)


5.  The amendment has been duly authorizes as                        La modification a ete dument autorisee conformenment
    required by Sections 167 and 169 (as applicable) of              a l'article 167 et.s'ily a lieu. a l'article 169 de la Loi
    the Business Corporation                                         sur les compagnies

6.  The resolution authorizing the amendment was                     Les actionnaires ou les admisistrateurs (le cas echeant)
    approved by the shareholders/directors (as                       de la compagnie ont approuve la resolution autorisant
    applicable) of the corporation on                                la modification


                                                         NOVEMBER 24, 1992
                                 ----------------------------------------------------------------
                                                        (Day, Month, Year)
                                                        (jour, mois, annee)

These articles are signed in duplicate.                              Les presents statuts sont signes en double exemplaire.


                                                                  ZAHAVY MINES LIMITED

                                                                  -----------------------------------------------
                                                                              (Name of Corporation)
                                                                        (Denomination sociate en la compagnis)

                                                          By/Par: [Signature goes here]    President
                                                                  ------------------------------------------------
                                                                       (Signature)        (Description of Office)

                                                                E-8

    For Ministry Use Only                           Ontario Corporation Number
A Usage exclusif du ministere                  Numero de la compagnie en Ontario

    [L  Ministry of                 Ministere de
     O  Consumer and                la Consommation              100443
     G  Commercial
     O]
Ontario Relations               et du Commerce
    CERTIFICATE                     CERTIFICAT
    This is to verify that these    Ceci certifie que les presents
    articles are effective on        statuts entrent en vigueur le


        JUNE 23                      JUIN, 1988
    ............................................

                 [SIGNATURE APPEARS HERE]                         TRANS
                   Director/Le Directeur                           CODE
            Companies Branch/Direction des Compagnies              [C]
                                                                   ____
                                                                    18

________________________________________________________________________________
                                 ARTICLES OF AMENDMENT
                                STATUTS DE MODIFICATION

  Form 3       1.  The present name of the      Denomination sociale actuelle
 Business          corporation is:              de la compagnie:
Corporations
    Act             Z A H A V Y   M I N E S   L I M I T E D
   1982
  Formule
 numero 3
Lor de 1982
  sur les      2.  The name of the corporation    Nouvelle demonination sociale
compagnies         is changed to (if applicable): de la compagnie (sily a lieu):




               3.  Date of incorporation/         Date de la constitution ou
                   amalgamation:                  de la fusion:

                                      15 June, 1959
________________________________________________________________________________
                                      (Day Month Year)
                                      (Our mois. annee)

               4.  The articles of the             Les statuts de la compagnie
                   corporation are amended as      sont modifies de la
                   follows:                        facon suivante:


                   (a) To decrease the capital of the Corporation by cancelling the Special Preference Shares and the Preferred, Cumulative, Redeemable, Convertible Shares; and

                   (b) To increase the capital of the Corporation by the creation of an unlimited number of common shares without par value ranking pari passu with the existing 10,000,000 common shares without par value.

Dye & Durham



5.  The amendment has been duly authorized as              La modification a ete dument autorisee conformement
    required by Sections 167 and 169 (as applicable) of    a l'article 167 et. s'ily a lieu, a l'article 169 de la Loi sur les
    the Business Corporations Act.                         compagnies.


6.  The resolution authorizing the amendment was           Les actionnaries ou les admisistrateurs (le cas echeant)
    approved by the shareholders/directors (as             de la compagnie ont approuve la resolution autorisant
    applicable) of the corporation on                      la modification

                                                          17, June, 1988
                                     ---------------------------------------------------------
                                                       (Day, Month, Year)
                                                        (jour, mois, annes)

These articles are signed in duplicate.                   Les presents statuts sont signes en double
                                                          exemplaire.


                                                             ZAHAVY MINES LIMITED
                                                      --------------------------------------------------------
                                                                        (Name of Corporation)
                                                              (Denomination sociate de la compagnie)

                                            By/Par:   [Signature goes here]         President
                                                      --------------------------------------------------------
                                                          (Signature)               (Description of Office)


                                                               E-10

    For Ministry Use Only                           Ontario Corporation Number
A Usage exclusif du ministere                  Numero de la compagnie en Ontario

    [L  Ministry of                 Ministere de
     O  Consumer and                la Consommation              100443
     G  Commercial
     O]
Ontario Relations               et du Commerce
    CERTIFICATE                     CERTIFICAT
    This is to verify that these    Ceci certifie que les presents
    articles are effective on        statuts entrent en vigueur le


        JULY 6                        JUILLET, 1984
    ............................................

                 [SIGNATURE APPEARS HERE]                         TRANS
        Controller of Records     Controleur des Dossiers         CODE
        Companies Branch         Direction des Compagnies          [C]
                                                                   ____
                                                                    18

________________________________________________________________________________
                                 ARTICLES OF AMENDMENT
                                 STATUTS DE MODIFICATION

  Form 3       1.  The present name of the      Denomination sociale actuelle
 Business          corporation is:              de la compagnie:
Corporations
    Act             Z A H A V Y   M I N E S  L I M I T E D
   1982
  Formule
 numero 3
Lor de 1982
  sur les      2.  The name of the corporation   Nouvelle denomination sociale
compagnies         is changed to (if applicable): de la compagnie (sily a lieu):




               3.  Date of incorporation/         Date de la constitution ou
                   amalgamation:                  de la fusion:

                   15/6/59
________________________________________________________________________________
                                        (Day Month Year)
                                        (Our mois. annee)

               4.  The articles of the             Les statuts de la compagnie
                   corporation are amended as      sont modifies de la
                   follows:                        facon suivante:


                        RESOLVED as a special resolution that the Articles of
                   the Corporation be amended as follows:

                        1. Provide that the authorized capital of the
                   Corporation shall consist of two million (2,000,000) special shares, ten million (10,000,000) common shares and five hundred thousand (500,000) preferred, cumulative, redeemable, convertible shares.


                        2. Amend the rights, privileges, restrictions and
                   conditions attaching to the special shares of the Corporation, set forth in the Articles of Amendment of the Corporation effective on October 6, 1981 and referred to as the "Special Preference Shares", as follows:

                         (i) Paragraph (c) be amended to delete the words "with
                   a par value of 1/10 of 1 cent each* appearing in the first line.


                         (ii) Paragraph (c)(i) be amended to delete the words
                   "with a par value of 1/10 of 1 cent each* appearing in the second line.

            (iii) Paragraph (c)(iii) be amended to change the words aggregate par value of appearing in the fifth and sixth lines to read amount paid up on.


            (iv) Paragraph (c)(viii) be amended to change the words par value thereof appearing in the forth line to read amount paid up thereon.

3. Amend the rights, provisions, restrictions and conditions attaching to the Preference, redeemable, cumulative, convertible shares of the Corporation, set forth in the Articles of Amendment of the Corporation effective on October 6, 1981 and referred to as the "convertible preference shares" as follows:

            (i) Paragraph (d)(ii) be amended to change the words "Provided that the statement required by (S)31 of the Business Corporations Act has been filed and that the Minister has issued a certificate thereof appearing in the ninth and tenth lines to read "Provided that articles of amendment required by
(S)25(4) of the Business Corporations Act, 1982, in the prescribed form, designating such series of shares has been filed and the Director has endorsed thereon a certificate which shall constitute the certificate of amendment.

4. Provide that the Board of Directors of the Corporation shall consist of a minimum of four (4) directors and a maximum of nine (9) directors.

5. Delete all the object clauses of the Corporation so that there shall be no restriction on business the Corporation may carry on or on powers the Corporation may exercise.

6. Provide that the directors of the Corporation may, without authorization of the shareholders of the Corporation.

            (i)  borrow money upon the credit of the Corporation:

            (ii) issue, reissue, sell or pledge debt obligations of the
                 Corporation:

            (iii)to the extent permitted by the Business Corporations Act, 1982
                 (Ontario) as amended or replaced from time to time, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person

            (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the
                 Corporation: and

            (v) delegate any or all of the foregoing powers to a director, a committee of directors or an officer of the Corporation.

7. Any officer or director of the Corporation is hereby authorized and directed on behalf of the Corporation to execute and deliver to the Director under the Business Corporations Act, 1982 articles of amendment in duplicate and to execute and deliver all such documents and to do all such acts and things as may be necessary or desirable to give effect to the foregoing.


5.  The amendment has been duly authorized as                    La modification a ete cument autorisee conformement
    required by Sections 167 and 169 (as applicable) of          a l'article 167 et. s'ily a lieu, a l'article 169 de la Los sur les
    the Business Corporation Act.                                compagnies.

6.  The resolution authorizing the amendment was                 Les actionnaires ou les administraterus (le cas echeant)
    approved by the shareholders/directors (as                   de la compagnie ont approuve is resolution autorisant
    applicable) of the corproation on                            la modification

                                                          15, June, 1984
                                  ---------------------------------------------------------------
                                                        (Day, Month, Year)
                                                        (jour, mois, annee)

    These articles are signed in duplicate.                      Les presents statuts sont signes en double
                                                                 exemplaire.


                                                                 ZAHAVY MINES LIMITED
                                                                 ------------------------------------------------------
                                                                           (Name of Corporation)
                                                                   (Denomination soeciete de la compagnie)

                                                        By/Par: [Signature goes here]                President
                                                                --------------------------------------------------------
                                                                   (Signature)              (Description of Office)
                                                                   (Signature)              (Function)

                                                               E-13

Y USE ONLY

[LOGO]  Ministry of
        Consumer and  CERTIFICATE
        Commercial
Ontario Relations
THIS IS TO CERTIFY THAT THESE
ARTICLES ARE EFFECTIVE ON

        OCTOBER 6, 1981
- ---------------------------------


    [SIGNATURE APPEARS HERE]
     CONTROLLER OF RECORDS
    COMPANIES SERVICES BRANCH

    ONTARIO CORPORATION NUMBER
             100443
- ---------------------------------

              Trans.
               Coop
                C
              -----
                1*

- --------------------------------------------------------------------------------
                             ARTICLES OF AMENDMENT

                                      OF
      NAME OF CORPORATION
LESS       Z A H A V Y   M I N E S   L I M I T E D
ONS

           INCORPORATED/ALMALGAMATED ON JUNE 15, 1959
                                         ---------------
                                           [Original Unclear]

      THE FOLLOWING IS A CERTIFIED COPY OF THE RESOLUTION AMENDING THE ARTICLE OF THE CORPORATION

      The articles of the Corporation be amended by Special Resolution to:

      (a) increase the authorized capital of the Corporation

          (i) by creating an additional [Original Unclear],198,000 common shares without par value ranking on a parity with the existing 2,802,000 common shares without par value of the Corporation and

          (ii) increase the authorized capital of the Corporation by the creation of 2,000,000 special shares with a par value of 1/10 of 1 cent each and

          (iii) increase the authorized capital of the Corporation by the creation of 500,000 preferred, cumulative, redeemable, convertible shares with a par value of $25.00;

      (b) declare that the authorized capital of the Corporation is divided into 2,000,000 special shares with a par value of 1/10 of 1 cent each and 10,000,000 common shares without par value and 500,000 preferred, cumulative, redeemable, convertible shares with a par value of $25.00;

                                                            1A.

(c) provide that the special shares with a par value of 1/10 of 1 cent each (hereinafter called the "Special Preference Shares") shall have attached thereto the following:

    (i) The Special Preference shares shall be redeemable, voting, non-participating shares with a par value of 1/10 of 1 cent each and designated as preference shares.

    (ii) No dividends at any time shall be declared, set aside or paid on the Special Preference Shares.

    (iii) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets or property of the Corporation among shareholders for the purpose of winding up its affairs the holders of the Special Preference Shares shall be entitled to receive from assets and property of the Corporation a sum equivalent to the aggregate par value of the Special Preference Shares held by them respectively before any amount shall be paid or any property or assets of the Corporation distributed to the holders of any common shares or shares of any other class ranking junior to the Special Preference Shares. After payment to the holders of the Special Preference shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets or property of the Corporation.

    (iv) The Special Preference shares shall be issued only for cash and may, if authorized by the directors of the Corporation, be accompanied by warrants to purchase common shares in the Capital of the Corporation on the basis of one Warrant for each Special Preference Share.

    (v) In the event that Warrants to purchase common shares in the capital of the Corporation which accompanied Special Preference shares are exercised, the Special Preference shares which such Warrants accompanied shall be redeemed in accordance with the provisions of Clause (vii) hereof.

     (vi) Subject to the provisions of Clause (v) hereof the Corporation may not redeem the Special Preference shares or any of them prior to the expiration of five (5) years from the respective dates of issuance thereof, without the prior consent of the holders of the Special Preference shares to be redeemed. The Corporation shall redeem all the then outstanding Special Preference Shares five
(5) years from the respective dates of issue of the Special Preference shares.

     (vii) The Corporation may, upon giving notice as hereinafter provided, redeem the whole or any part of the Special Preference shares on payment for each share to be redeemed of the amount paid up thereon; not less than thirty
(30) days' notice in writing of such redemption shall be given by mailing such notice to the registered holders of the shares to be redeemed, specifying the date and place or places of redemption; if notice of any such redemption be given by the Corporation in the manner aforesaid and an amount sufficient to redeem the shares be deposited with any trust company or chartered bank in Canada, as specified in the notice, on or before the date fixed for redemption, and the holders thereof shall there after have no rights against the Corporation in respect thereof except, upon the surrender of certificates for such shares, to receive payment therefor out of the moneys so deposited.

                                                                             1B.

    (viii) The Corporation may at any time or times purchase for cancellation all or any part of the Special Preference shares outstanding from time to time from the holders thereof, at a price not exceeding the par value thereof, with the consent of the holders thereof.

    (ix) The holders of the Special Preference shares shall be entitled to receive notice of and attend all meetings of shareholders of the Corporation and shall have one (1) vote for each Special Preference share held at all meetings of the shareholders of the Corporation.

    (x) The number of Special Preference shares issuable by the Corporation at any time shall be limited so that at no time shall more than 500,000 Special Preference shares be issued and outstanding.

(d) provide that the Preference, redeemable, cumulative, convertible shares (hereinafter called the "convertible preference shares) shall have attached thereto the following:

    (i) The convertible preference shares may at any time and from time to time be issued in one or more series, each series to consist of the number of shares previously determined by resolution of the board of directors of the Company.

    (ii) The Board of Directors may, by resolution in accordance with the provisions herein contained, fix from time to time, before issuance, the designation, preference, rights and restrictions attaching to the convertible preference shares of each series, including (without limiting the generality of the foregoing) the rate of preferential dividends, the dates of payment thereof, the redemption price and terms and conditions of redemption, voting rights (if any) and conversion rights and any sinking fund, or other provisions attaching to the convertible preference shares. Provided that the statement required by
S.51 of the Business Corporations Act has been filed and that the Minister has issued a certificate thereof.

(e) The Corporation may purchase any of its common shares.

2. Any two officers or a director and an officer of the Corporation be and they are hereby authorized and directed on behalf of the Corporation to deliver articles of amendment in duplicate to the Minister of Consumer and Commercial Relations and to sign and execute all documents and to do all things necessary or advisable in connection with the foregoing.

2. THE AMENDMENT HAS BEEN DULY AUTHORIZED AS REQUIRED BY SUBSECTIONS 2, 3 AND 4 (AS APPLICABLE) OF SECTION 189 OF THE BUSINESS CORPORATIONS ACT.

3. THE RESOLUTION AUTHORIZING THE AMENDMENT WAS CONFIRMED BY THE SHARES HOLDERS OF THE CORPORATION ON July 29, 1981.
                        --------------

4. THESE ARTICLES ARE EXECUTED IN DUPLICATE FOR DELIVERY TO THE MINISTER.


   CERTIFIED

                                              ZAHAVY MINES LIMITED
                                        --------------------------------------
                                             (NAME OF CORPORATION)

                                 BY [SIGNATURE APPEARS HERE]      President
                                    -------------------------------------------
(CORPORATE SEAL)                    SIGNATURE             DESCRIPTION OF OFFICE
                                      A. Lewis

                                 BY [SIGNATURE APPEARS HERE] Secretary-Treasury
                                    -------------------------------------------
                                     SIGNATURE            DESCRIPTION OF OFFICE
                                      R. Lewis

                                  CERTIFICATE
                                      OF
                             AMENDMENT OF ARTICLES


THIS IS TO CERTIFY THAT

                             ZAHAVY MINES LIMITED

(FORMERLY GOLSIL MINES LIMITED)

INCORPORATED OR AMALGAMATED ON JUNE 15, 1959

HAS UNDER SECTION 190 OF THE BUSINESS CORPORATIONS ACT, 1970 DELIVERED THE ATTACHED ARTICLES OF AMENDMENT

THESE ARTICLES OF AMENDMENT ARE EFFECTIVE ON

NOVEMBER 8, 1971.


                           [SIGNATURE APPEARS HERE]
                        ASSISTANT CONTROLLER OF RECORDS

                               COMPANIES BRANCH
                            DEPARTMENT OF FINANCIAL
                                      AND
                              COMMERCIAL AFFAIRS

                             ARTICLES OF AMENDMENT

                                      OF

                             GOLSIL MINES LIMITED

                         incorporated on June 15, 1959

1. The following is a certified copy of the resolution amending the articles of the Corporation:

"BE IT RESOLVED THAT

        1. the Company be and it is hereby authorized to deliver to the Minister of Financial and Commercial Affairs articles of amendment to the articles of the Company

                (a) consolidating all of the issued and unissued shares without par value of the Company into 2,000,000 shares without par value on the basis that each five (5) of the said shares
    FILED           shall become one (1) share;
 Nov. 8, 1971
 Department of  (b) increasing the authorized capital of the Company by the
 Financial and      creation of an additional 1,000,000 shares without par value
 Commercial         ranking on a parity in all respects with the 2,000,000
  Affairs           shares without par value resulting from the consolidation
                    aforesaid:

                (c) declaring that the authorized capital of the Company shall be divided into 3,000,000 shares without par value provided, however, that the aggregate consideration for the issue of the said 3,000,000 shares without par value shall not exceed in amount or value the sum of $4,000,000 or such greater amount as the board of directors of the Company by resolution determine provided that such resolution shall not be effective until a certified copy thereof has been filed with the Minister of Financial and Commercial Affairs, all prescribed fees have been paid and the Minister has so certified; and

                (d) changing the name of the Company to Zahavy Mines Limited;

        2. the directors and/or the proper officers of the Company be and they are hereby authorized to do, sign and execute all deeds, documents and things necessary or desirable in connection with the foregoing."

2. The amendment has been duly authorized as required by subsection 2 of Section 189 of The Business Corporations act, 1970.

3. The resolution authorizing the amendment was confirmed by the shareholders of the Corporation on November 8, 1971.

4. These articles are executed in duplicate for delivery to the Minister.

                                                GOLSIL MINES LIMITED

                                                By [SIGNATURE APPEARS HERE]
                                                   _____________________________
                                                            President

    Certified                                      [SIGNATURE APPEARS HERE] c/s
                                                   _____________________________
                                                         Secretary-Treasurer

                           AFFIDAVIT OF VERIFICATION

PROVINCE OF ONTARIO  )     IN THE MATTER OF The Business
                     )     Corporations Act, 1970 and
 JUDICIAL DISTRICT   )     the Articles of Amendment of
                     )     Golsil Mines Limited
     OF YORK         )
                     )
     TO WIT:         )


        I. ALLEN MITSUHIRO MORISHITA, of the City of Toronto, in the Judicial District of York, in the Province of Ontario, make oath and say that:

        1. I am the Secretary-Treasurer of Golsil Mines Limited (hereinafter called the "corporation") and as such have personal knowledge of the matters herein deposed to.

        2. The statements contained in the accompanying articles of amendment of the corporation are true.

        3. The corporation has complied with the requirements of The Business Corporations Act, 1970 and the conditions contained in the articles and by-laws of the corporation precedent to the delivery of articles of amendment.

SWORN BEFORE ME at the  )
                        )
City of Toronto in the  )
                        )
Judicial District of    )                       [SIGNATURE APPEARS HERE]
                        )                       ________________________________
York this [Original     )                       Allen Mitsuhiro Morishita
Unclear]  day of        )
                        )
November, 1971.         )

                             A Commissioner, etc.

                     GEORGE J. COBIN, A Commissioner etc.
                     Providence of Ontario for [Original Unclear], [Original Unclear]
                     Expires August 31, 197[Original Unclear]

                             AFFIDAVIT OF SOLVENCY

PROVINCE OF ONTARIO      )      IN THE MATTER OF The Business
                         )      Corporations Act, 1970 and
JUDICIAL DISTRICT        )      the Articles of Amendment of
                         )      Goldsil Mines Limited
     OF YORK             )
                         )
     TO WIT:             )

We, WILLIAM CECIL ARROWSMITH and ALLEN MITSUHIRO MORISHITA, both of the City of Toronto, in the Judicial District of York, in the Province of Ontario, make oath and say that:

        1. We are the President and Secretary-Treasurer respectively of GOLSIL MINES LIMITED (hereinafter called the "corporation") and as such have personal knowledge of the matters herein deposed to.

        2. In our opinion the corporation is not insolvent within the meaning of subsection 7 of Section 1 of The Business Corporations Act, 1970.

SEVERALLY SWORN BEFORE   )
                         )
ME at the City of        )       /s/ WILLIAM CECIL ARROWSMTIH
                         )       _____________________________________
Toronto in the Judicial  )       William Cecil Arrowsmith
                         )
District of York this    )       /s/ ALLEN MITSUHIRO MORISHITA
                         )       _____________________________________
[Original Unclear]th day )       Allen Mitsuhiro Morishita
of November,             )
                         )
1971.


     /s/ GEORGE J. CORBIN

GEORGE J. CORBIN, A Commissioner etc.
Province of Ontario for Shelby,
[Original Unclear]  & [Original Unclear]
Expires August 31, 1974.

                      P R O V I N C E  O F  O N T A R I O

BY THE HONOURABLE

                           R O B E R T  W E L C H ,


               PROVINCIAL SECRETARY AND MINISTER OF CITIZENSHIP

TO ALL TO WHOM THESE PRESENTS SHALL COME

                                                                 G R E E T I N G

W H E R E A S The Corporations Act provides that the Lieutenant Governor may in his discretion issue Supplementary Letters Patent to any Corporation that applies therefor amending or otherwise altering or modifying its Letters Patent or prior Supplementary Letters Patent;

AND WHEREAS by the said Act it is further provided that the Provincial Secretary may in his discretion and under the Seal of his office have, use, exercise and enjoy any power, right or authority conferred by the said Act on the Lieutenant Governor;

AND WHEREAS by its application in that behalf the Corporation herein named has applied for Supplementary Letters Patent for the purpose hereinafter set out;


AND WHEREAS it has been made to appear that the said Corporation has complied with the conditions precedent to the issue of the desired Supplementary Letters Patent;

AND WHEREAS by The Department of the Provincial Secretary and Citizenship Act, 1960-61 it is provided that the Provincial Secretary and Minister of Citizenship may exercise the powers that were conferred on the Provincial Secretary at the time the said Act came into force;

                N O W  T H E R E F O R E  K N O W  Y E  that I,

                            R O B E R T  W E L C H,

        PROVINCIAL SECRETARY AND MINISTER OF CITIZENSHIP, under the authority of the hereinbefore in part recited Acts

DO BY THESE SUPPLEMENTARY LETTERS PATENT
                                                                              to

                             GOLSIL MINES LIMITED

                   incorporated by Letters Patent dated the
                          fifteenth day of June, 1979

        (a) SUBDIVIDE each of the issued and unissued shares of the Company without par value into Two (2) shares without par value; and

        (b) DECLARE that the authorized capital of the Company shall be divided into Ten Million (10,000,000) shares without par value; provided that the Ten Million (10,000,000) shares shall not be issued for a consideration exceeding in amount or value the sum of Three Million dollars ($3,000,000) or such greater amount as the board of directors of the Company deems expedient or payment to the Treasurer of Ontario of the fees payable or such greater amount and on the issuers by the Provincial Secretary of a certificte of such payment.






GIVEN under my hand and Seal of office at the City of Toronto in the said Province of Ontario this sixth day of March in the year of Our Lord one thousand nine hundred and sixty-seven.


                                                     Robert Welch


                                                        Provincial Secretary and
                                                        Minister of Citizenship

March 6,            1967




GOLSIL MINES LIMITED








E. F. Morton
Recording Officer

                      P R O V I N C E  O F  O N T A R I O

BY THE HONOURABLE

                              [Original Unclear]

                                                            PROVINCIAL SECRETARY

TO ALL TO WHOM THESE PRESENTS SHALL COME


                                                                 G R E E T I N G

W H E R E A S The Corporations Act, 1953 provides that with the exceptions therein mentioned the Lieutenant-Governor may in his discretion, by Letters Patent, issue a Charter to any number of persons, not less than three, of twenty-one or more years of age who apply therefor, constituting them and any others who become shareholders or members of the corporation thereby created a Corporation for any of the objects to which the authority of the Legislature extends;

AND WHEREAS by the said Act it is further provided that the Provincial Secretary may in his discretion and under the Seal of his office have, use, exercise and enjoy any power, right or authority conferred by the said Act on the Lieutenant-Governor;

AND WHEREAS by their Application in that behalf the persons herein named have applied for the issue of a Charter consituting them a corporaion for the due carrying out of the undertaking hereafter set forth;

AND WHEREAS it has been made to appear that the said persons have complied with the conditions precedent to the issue of the desired Charter and that the said undertaking is within the scope of the said Act;

        N O W T H E R E F O R E K N O W Y E that under the authority [Original Unclear] hereinbefore in part [Original Unclear] issue a Charter to the Persons hereinafter named that [original unclear] say:

order [Original Unclear], solicitor; Maureen [Original Unclear] anders, Maureen Zirvan and [Original Unclear, Secretaries; and Phyllis [Original Unclear]; all of the City of Toronto, in the County of [Original Unclear] and Province of Ontario; constituting [Original Unclear] and any others who become shareholders of the Company hereby created a [Original Unclear]un or [Original Unclear] name of


                              [Original Unclear]

For the following [Original Unclear], that is to say:

(a) [Original Unclear] carry on in all its [Original Unclear] the business of mining, milling, production and development;
(b) To acquire, own, leave, prospect for, open explore, develop, work, improve, maintain and manage mines and mineral lands and [Original Unclear], and to [Original Unclear], crush, work, smelt, assay, analyze, reduce, amalgamate, refine, mine, convey and otherwise treat ores, metals and minerals, whether belonging to the Company or not, and to render the same [Original Unclear] and to sell or otherwise dispose of the same or any part thereof or interest therein; and
(c) To take, no rules and hold as consideration for ores, metals or minerals sold or otherwise disposed of or for goods supplied or for work done by contract or otherwise, shares, debentures or other securities of or in any other company having objects [Original Unclear], in whole or in part, to those of the Company hereby incorporate and to sell and otherwise dispose of the same;

[Original Unclear] or [Original Unclear] of the Company to be divided into Five Million (5,000,000) shares without par value; provided that [Original Unclear] all not be issued for a consideration exceeding in [Original Unclear] sum of Three Million dollars ($3,000,000) or one [Original Unclear] directors of the Company may [Original Unclear] treasurer of Ontario of the fees payable [Original Unclear] and on the issuance by the provincial [Original Unclear] of certificate of such payment;


[Original Unclear] of the Company to be situate at the said City of Toronto;
and


[Original Unclear] of the Company to be Gordon McLaughlin, Maureen [Original Unclear] and or, [Original Unclear] [Original Unclear], Phyllis [Original Unclear] and Margaret [Original Unclear], hereinbefore mentioned.


GIVEN under my hand and Seal of office at the City of Toronto in the said Province of Ontario this fifteenth day of June in the year of Our Lord one
thousand nine hundred and               fifty-nine.


                          [Original Unclear] Phillips

                           June 15,             1959



Golsil Mines Limited
(Private Company)







Grace C. Hunsford
Recording Officer

                                   EXHIBIT F
                      CERTIFICATE OF OWNERSHIP AND MERGER
                                    MERGING
                              XAVIER CORPORATION
                                     INTO
                           XAVIER MERGER CORPORATION
              (pursuant to Section 253 of the General Corporation
                         Law of the State of Delaware)

     XAVIER CORPORATION, a Delaware corporation (Xavier), does hereby certify:

     FIRST: That Xavier Merger Corporation (the Merger Company), is incorporated pursuant to the General Corporation Law of the State of Delaware (the DGCL).

     SECOND: That Xavier owns all of the outstanding shares of capital stock of the Merger Company.

     THIRD: That Xavier, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent effective November 8, 1995, determined to, and effective upon the filing of this Certificate of Ownership and Merger with the Office of the Secretary of State of Delaware does, merge Xavier into the Merger Company.

          WHEREAS, the Board of Directors deems it in Xavier's best interest to merge Xavier into the Merger Company in accordance with the provisions of
       Section 253 of the DGCL.

          NOW THEREFORE BE IT RESOLVED, Xavier is to be merged into the Merger Company.

          FURTHER RESOLVED, that the name of Xavier Merger Corporation shall be changed to "Xavier Corporation."

          FURTHER RESOLVED, that each issued share of capital stock of Xavier shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into the identical number of shares of capital stock of the Merger Company, as the corporation surviving the merger.

          FURTHER RESOLVED, that, until surrendered, certificates formerly representing shares of capital stock of Xavier shall, from and after the effective time of the merger, represent the number of shares of capital stock of the surviving corporation into which such shares were converted in the merger.

          FURTHER RESOLVED, that each issued and outstanding share of capital stock of Merger Company, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and no consideration shall be issued in respect thereof.

          FURTHER RESOLVED, that the Chief Executive Officer, the President, and any Vice President of Xavier be and each of them hereby is authorized and empowered to execute a Certificate of Ownership and Merger, and to cause the filing of same in the Office of the Secretary of State of the State of Delaware and a certified copy of same in the Office of Recorder of Deeds of the appropriate county in Delaware.

          FURTHER RESOLVED, the officers of Xavier be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of Xavier, to do or cause to be done any and all such further acts and things and to make, execute, acknowledge,

                                  Exhibit F-1
       verify, deliver, record and/or file, any and all such further certificates, notices, statements, consents, instruments, documents and papers, and to incur and pay all such fees and expenses of Xavier, as any such officer may deem necessary or desirable to consummate the transactions approved in the foregoing resolutions, the necessity and desirability of each such certificate, notice, statement, consent, document, paper, or other instrument, payment of money or other act or thing to be conclusively evidenced by the execution and delivery thereof by any such officer or by his taking such action, and each such officer is hereby authorized and empowered, in the name and on behalf of Xavier, to attest or join in the execution of any or all such certificates, notices, consents, documents, papers or other instruments which shall be so signed on behalf of Xavier by any such officer, to join in the acknowledgment or verification of such certificates, notices, statements, consents, documents, papers or other instruments to deliver or join in delivering the same, and to execute and deliver any certificates or statements which may be necessary, desirable or appropriate in connection therewith.

     FOURTH: That the merger provided for herein has been approved by a majority of the outstanding stock of Xavier entitled to vote thereon pursuant to and in accordance with Sections 253 and 228 of the General Corporation Law of the State of Delaware, and, pursuant to Section 228(d) of the General Corporation Law of the State of Delaware, written notice has been given to the stockholders of Xavier who have not so consented.

     IN WITNESS WHEREOF, Xavier has caused this Certificate to be signed by its duly authorized officer on [_______], 1996.


                                      XAVIER CORPORATION



                                      By:
                                         -------------------------------
                                      Name:
                                           -----------------------------
                                      Title:
                                            ----------------------------

                                  Exhibit F-2

                                   EXHIBIT G
                CERTIFICATE OF INCORPORATION OF XAVIER-DELAWARE

                               XAVIER CORPORATION

                          CERTIFICATE OF INCORPORATION


     THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

                                   ARTICLE I

                                      NAME

     The name of this company (the "Company") is Xavier Corporation.

                                   ARTICLE II

                                  DEFINITIONS

     For the purpose of this Certificate of Incorporation (an amended, and/or restated from time-to-time, this "Certificate"), the following terms have the indicated meanings:

     A. "ASX" means the Alberta Stock Exchange.

     B. "Board" means the Company's Board of Directors.

     C. "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are not required to be open.

     D. "Class A CPS" means Class A Convertible Preferred Stock.

     E. "Closing Price" means for any trading day, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or if not then listed or admitted to trading on any national securities exchange, the closing sales price for such day reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") if the Common Stock is traded over-the-counter and quoted in the NASDAQ National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the closing price per share of Common Stock shall be deemed the fair value per share of Common Stock as determined in good faith by the Board (the determination of which shall be conclusive).

     F. "Common Stock" means the common stock of the Company, par value $.0001 per share.

     G. "Expiration Date" means December 31, 1998.

     H. "GCL" means the Delaware General Corporation Law, as amended from time to time.

     I. "Independent Engineer" means an independent petroleum and geological and engineering firm, including but not limited to Huddleston & Co., Inc. of Houston, Texas.

     J. "Kamennoye East TSA" means the Technical Services Agreement for the Joint Development of Contract Area of Kamennoye (East) Oil Field, dated June 5, 1995, by and between Khantymansiyskneftegazgeologiya, Xavier (Eurasia), Inc. and PETECO.

     K. "Liquidation" means the voluntary or involuntary liquidation, dissolution or winding-up of the Company

     L. "Market Capitalization" means the sum of: (i) the number of shares of Common Stock that are issued and outstanding at any point in time multiplied by the Closing Price thereof on the Company's most senior stock exchange plus, (ii) the greater of the market value or the par value of any and all preferred stock outstanding other than the Class A CPS.

     M. "Person" means any individual, firm, corporation, partnership or other entity.

     N. "Voting Stock" means all the outstanding shares of capital stock of the Company that pursuant to or in accordance with this Certificate are entitled to vote generally in the election of directors of the Company, and each reference herein, where appropriate, to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the voting power of such shares entitled to vote. The outstanding shares of Voting Stock will not include any shares of Voting Stock that may be issuable by the Company pursuant to any agreement, or upon the exercise or conversion of any right, warrants or options or otherwise.

                                 ARTICLE III.

                                   BUSINESS

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the GCL.

                                  ARTICLE IV.

                            AUTHORIZED CAPITAL STOCK


     A. The total number of shares of all classes of stock that the Company shall have authority to issue is Three Hundred Ten Million (310,000,000) shares, consisting of Three Hundred Million (300,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock, par value of $0.0001 per share ("Preferred Stock").

     B. Preferred Stock

     Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding and the Board is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

     (1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board in the resolution establishing such series) may be increased (but not above the total number of shares of Preferred Stock) or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board;

     (2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Company, and whether such dividends shall be cumulative or noncumulative;

     (3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Company, and the terms and conditions of such conversion or exchange;

     (4) Whether shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

     (5) The rights, if any, of the holders of such series of Preferred Stock upon the Liquidation or upon any merger or consolidation of, or sale of assets by, the Company;

     (6) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock; and

     (7) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Company generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including, without limitation, if there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock.

     C. Class A Convertible Preferred Stock.

     (1) Designation and Number. The distinctive designation of such class of Preferred Stock is "Class A Convertible Preferred Stock" (the "Class A CPS"), and such class shall consist of 100 shares.

     (2) Rank. The Class A CPS will rank, upon Liquidation, (i) senior to the Common Stock and each other class of capital stock or series of preferred stock established by the Board the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Class A CPS as to rights upon Liquidation (collectively referred to as "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock established by the Board the terms of which expressly provide that such class or series will rank on a parity with the Class A CPS as to rights upon Liquidation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock established by the Board the terms of which expressly provide that such class or series will rank senior to the Class A CPS as to rights upon liquidation (collectively referred to as "Senior Securities").

     (3) Dividends. No dividends shall be payable on outstanding shares of Class A CPS.

     (4) Liquidation Preference.

     (a) Upon any Liquidation, occurring prior to the Expiration Date, after payment or provision for payment by the Company of its debts and other liabilities, and subject to the preferential rights of the holders of any Senior Securities, each holder of shares of Class A CPS then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $1.00 for each outstanding share of Class A CPS held by such holder (the "Liquidation Preference") and the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (included premium) to which they are entitled, before any payment shall be made or any assets distributed to the holders of outstanding Junior Securities in respect of such Liquidation; and the holders of shares of Class A CPS shall not be entitled to any further payment. If the net assets of the Company are insufficient to pay in full the respective preferential liquidation payments payable to the holders of outstanding shares of Class A CPS and any Parity Securities, then the entire net assets of the Company shall be distributed ratably among the holders of all outstanding shares of Class A CPS and all outstanding shares of such Parity Securities in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment of such amounts in full.

     (b) Written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Class A CPS, if any, at their respective addresses as the same shall appear on the Company's books.

     (c) For purposes of this Section C(4), neither the sale, conveyance, exchange, lease or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a Liquidation, unless such sale, conveyance, exchange, lease, transfer, consolidation or merger shall be in connection with a Liquidation of the business of the Company.

     (5) Voting Rights. Holders of Class A CPS shall have no voting rights, except as provided by Delaware law.

     (6) Conversion Rights. Shares of Class A CPS shall, when surrendered together with the required consideration described below, be convertible into shares of Common Stock as follows:

     (a) Each share of Class A CPS shall entitle the registered holder thereof, subject to the satisfaction of the conditions set forth in this Section C(6), to convert such share into shares of Common Stock in an amount equal to 1% of the issued and outstanding Common Stock of the Company after taking into account such conversion. Shares of Class A CPS are convertible up to and including the Expiration Date at a conversion price of $1.00 per share; provided, however, that conversion of Class A CPS shares may only occur on December 31 of the year in which all conditions to the conversion of such shares are satisfied. Shares of Class A CPS will be convertible in the following instances:

     (i) First Tranche. Fifteen (15) shares of Class A CPS shall be designated "First Tranche Class A Convertible Preferred Stock" (the "First Tranche Class A CPS") and shall become convertible upon the satisfaction of the following conditions:

     (A) the Company having achieved a Market Capitalization of $50,000,000.00;

     (B) the Company having received the approval from the ASX for the conversion of the Class A CPS;

     (C) a legal opinion from a law firm satisfactory to the ASX shall have been submitted to the ASX confirming that the interests acquired by the Company, in one or more of the Black Gold Joint Venture, the Kamennoye East TSA, the Kamennoye West BA, the P&K TSA and/or any other similar agreements acceptable to the ASX (the "Interest Documents") are validly held by the Company and that upon the completion of the requirements of the applicable Interest Document, title in such interest will be validly transferred to the Company in accordance with all applicable laws;

     (D) the Company shall have submitted to the ASX an executed copy of one or more of the Interest Documents;

     (E) the Company shall have submitted to the ASX copies of the Feasibility Study and Joint Evaluations completed pursuant to the terms of the Study Agreement and Protocols of Intent; and

     (F) the Company shall have submitted to the ASX an Engineering Report confirming the evaluation of the property subject to one or more of the Interest Documents, completed in accordance with the requirements of the Policies and Procedures Manual of the ASX and Canadian National Policy 2-B.

     (ii) Second Tranche. Nine (9) shares of Class A CPS shall be designated "Second Tranche Class A Convertible Preferred Stock" (the "Second Tranche Class A CPS") and shall become convertible upon the satisfaction of the following conditions:

     (A) the Common Stock shall have been listed on any of the New York Stock Exchange, the American Stock Exchange or NASDAQ;

     (B) the Company shall have achieved cumulative profitability and positive cash flow with a Market Capitalization of $500,000,000.00;

     (iii) Third Tranche. Seventy-six (76) shares of Class A CPS shall be designated "Third Tranche Class A Convertible Preferred Stock" (the "Third Tranche Class A CPS"). Following the satisfaction of each of the requirements with respect to the conversion of the First Tranche Class A CPS, each time the Company acquires control of an additional 100 million barrels of risk adjusted recoverable equivalent reserves (net to the Company) as determined by an independent Engineer, two shares of Third Tranche Class A CPS shall become convertible. In the event that an independent engineer revises its estimate of risk adjusted recoverable equivalent reserves, such revision will determine whether a condition precedent has been met until December 31, 2000.

     (b) Shares of Class A CPS may be converted into shares of Common Stock by surrendering the certificate or certificates evidencing no fewer than the number of shares of Class A CPS to be converted to the Company, at the office of the Company or any transfer agent for the Class A CPS, together with (i) the Election to Exercise form set forth on the reverse side of such certificates duly completed and executed, (ii) the payment of the Conversion Price and (iii) the payment of an amount equal to all applicable taxes, if any, other than taxes which the Company is required to pay hereunder. The shares of Class A CPS evidenced by such certificate(s) shall be convertible, at the election of the registered holder thereof, either as an entirety or from time to time for part of the number of shares of Class A CPS evidenced by the certificate(s), subject to the provisions of Section C(6)(a).

     (c) As soon as practicable after such surrender for conversion of certificates evidencing shares of Class A CPS, and the payment of any amounts required by Section (b) above, the Company shall cause to be issued a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, registered in such name or names as may be directed by such holder, and, if the number of shares of Class A CPS represented by a certificate shall not have been exercised in full, a new certificate for the balance of such shares of Class A CPS.

     (d) The Company shall not be required to issue fractional shares of Common Stock on the conversion of shares of Class A CPS. If more than one certificate evidencing shares of Class A CPS shall be presented for conversion in full at the same time by the same holder, the number of full shares of Common Stock that shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares of Class A CPS so presented. If any fraction of a share of Common Stock would, after giving effect to this Section C.(6)(d), be issuable upon the conversion of any shares of Class A CPS, the Company shall, in lieu of issuance of such fraction of a share, round up to the next closest whole share.

     (e) All shares of Common Stock issued upon the conversion of shares of Class A CPS shall, upon payment of the conversion price therefor, be validly issued, fully paid and nonassessable. Each Person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the certificate representing the shares of Class A CPS to be converted was surrendered, duly endorsed, at the office of the Company or of any transfer agent for the Class A CPS, and payment of any applicable amounts was made, irrespective of the date of delivery of such certificate for shares of Common Stock, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open (whether before or after the Expiration Date) and the Company shall be under no duty to deliver any such certificate until such date.

     (7) Adjustment of Shares of Common Stock Purchasable. The number of shares of Common Stock purchasable upon the conversion of each share of Class A CPS shall be subject to adjustment from time to time as follows:

     (a) As used in this Section C.(6)(e), "Common Stock" shall mean (i) the class of stock designated as the Common Stock at the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of shares of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

     (b) In case of any capital reorganization of the Company, or of any reclassification or similar change of the Common Stock (other than as a result of a stock split or stock dividend or distribution) or in case of any consolidation of the Company with, or merger of the Company with or into, any other corporation or other entity (other than a merger which does not result in any reclassification, conversion, exchange or redemption of outstanding shares of Common Stock) each share of Class A CPS shall after such capital reorganization, reclassification, change, consolidation or merger be convertible, upon the terms and conditions specified herein, only into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock issuable upon conversion of such share of Class A CPS would have been entitled upon such capital reorganization, reclassification, change, consolidation or merger had such share of Class A CPS been exercised immediately prior to the effective date of such event; and, in any such case, appropriate adjustments (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Class A CPS to the end that the provisions set forth herein shall thereafter be applicable, so nearly as may reasonably be, in relation to any shares of stock or other securities thereafter deliverable upon the exercise of shares of Class A CPS.

     (c) No holder of any shares of Class A CPS shall, upon the conversion thereof, be entitled to any dividends that may have accrued with respect to shares of Common Stock issuable upon conversion of such shares of Class A CPS prior to the date of such holder's conversion thereof.

     (d) The Company shall from time to time promptly pay all documentary, stamp, transfer or other transactional taxes and charges attributable to the issuance of shares of Common Stock upon the conversion of shares of Class A CPS, but the Company shall not be obligated to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any certificates for shares of Common Stock (or any other securities) upon conversion of shares of Class A CPS in a name other than that of the registered holder of the certificate surrendered upon the conversion of a share of Class A CPS, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (8) Certain Notices. If at any time prior to the Expiration Date, any of the following events shall occur:

     (a) the Company shall authorize any capital reorganization, recapitalization, subdivision or reclassification of the shares of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger to which it is a party and for which approval of the holders of the Common Stock is required, or the sale of all or substantially all of its assets; or

     (b) the Liquidation of the Company shall be proposed;

then the Company shall cause to be filed with the transfer agent for the Class A CPS, and shall cause to be sent to each record holder of shares of Class A CPS at least 20 days prior to the applicable record date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, sale or Liquidation is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, or Liquidation. Failure to give any such notice or any defect therein shall not affect the legality or validity of the proceedings referred to in clauses (a) and (b) above or any action or vote taken in connection with any thereof.

     (9) Reacquired Shares. Any shares of Class A CPS redeemed or repurchased or otherwise acquired by the Company in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Company without designation as to series, until any such shares are once more designated as part of a series by the Board in accordance with this Certificate and applicable law, subject to the conditions and restrictions on issuance set forth herein.

     (10) Reservation of Shares. The Company shall at all time reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of common stock into which all shares of class a cps from time to time outstanding are exercisable or may automatically convert and shall, if necessary, take all requisite action to increase its authorized but unissued shares of common stock to enable it to fulfill its obligations hereunder.

     (11) Limitation of Rights. Except as expressly set forth in this Certificate, the holders of the Class A CPS shall have no rights other than those required by applicable law.

     (12) Termination. After the Expiration Date with respect to any shares of Class A CPS, the Company may purchase all such shares of Class A CPS from the holder thereof for $1.00 per share and such shares shall be retired promptly after the acquisition thereof. All such shares upon their cancellation will become authorized but unissued shares of preferred stock of the Company without designation as to class, until any such shares are once more designated as part of a series by the Board in accordance with this Certificate and applicable law.

     D. Common Stock

     (1) After the provisions with respect to preferential dividends on any series of Preferred Stock (fixed in accordance with Section B of this Article
IV), if any, shall have been satisfied and after the Company shall have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any series of Preferred Stock (fixed in accordance with Section B of this Article IV), and subject further to any other conditions that may be fixed in accordance with Section B of this Article IV, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board.

     (2) Upon the Liquidation of the Company, after distribution in full of the preferential amounts, if any (fixed in accordance with Sections B and C of this Article IV), to be distributed to the holders of Preferred Stock by reason thereof, the holders of Common Stock shall, subject to the additional rights, if any (fixed in accordance with Sections B and C of this Article IV), of the holders of any outstanding shares of Preferred Stock, be entitled to receive all of the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

     (3) Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Section B of this Article IV granting the holders of one or more series of Preferred Stock exclusive voting powers with respect to any matter, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders.

     (4) The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

                                   ARTICLE V.

                               REGISTERED OFFICE

     The street address of the Company's registered office in the State of Delaware is 9 East Loockerman Street, Dover, Delaware 19901 in Kent county, and the name of its registered agent at such address is Capital Services, Inc.

                                   ARTICLE VI.

                             ELECTION OF DIRECTORS

     A. The business and affairs of the Company shall be conducted and managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to Article IV relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be fixed from time to time by or pursuant to a resolution passed by the Board.

     B. The number of directors which shall constitute the whole Board shall be as specified pursuant to the Bylaws of the Company (the "Bylaws") and may be altered from time to time as may be provided therein. The Board shall be divided into three classes, Class A, Class B and Class C. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term expiring at the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class A shall serve for an initial term expiring at the annual meeting following the end of the Company's 1996 fiscal year, the directors first elected to Class B shall serve for an initial term expiring at the second annual meeting next following the end of the Company's 1996 fiscal year, and the directors first elected to Class C shall serve for an initial term expiring at the third annual meeting next following the end of the Company's 1996 fiscal year. The foregoing notwithstanding, except as otherwise provided in this Certificate or any resolution or resolutions of the Board designating a series of Preferred Stock, directors who are elected at an annual meeting of stockholders, and directors elected in the interim to fill vacancies and newly created directorships, shall hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal. Whenever the holders of any class or classes of stock or any series thereof shall be entitled to elect one or more directors pursuant to this certificate or any resolution or resolutions of the Board designating a series of Preferred Stock, and except as otherwise provided herein or therein, vacancies and newly created directorships of such class or classes or series thereof may be filled by a majority of the directors elected by such class or classes or series thereof then in office, by a sole remaining director so elected or by the unanimous written consent or the affirmative vote of a majority of the outstanding shares of such class or classes or series entitled to elect such director or directors.

     C. Except as otherwise provided for or fixed pursuant to Article IV relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the newly created directorship or for the directorship in which the vacancy occurred, and until such director's successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Subject to the provisions of this Certificate, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

     D. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to
Article IV, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Company shall be reduced accordingly. Notwithstanding the foregoing, whenever, pursuant to
Article VI, the holders of any one
or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and the Certificate of Designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section C unless expressly provided by such terms.

     E. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to
Article IV, any director may be removed from office only by the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then-outstanding shares of Voting Stock at a meeting of stockholders called for that purpose, voting together as a single class.

                                   ARTICLE VII.

                            MEETINGS OF STOCKHOLDERS

     A. Meetings of stockholders of the Company ("Stockholder Meetings") may be held within or without the State of Delaware, as the Bylaws may provide. Except as otherwise provided for or fixed pursuant to Article IV relating to the rights of the holders of any series of Preferred Stock, special Stockholder Meetings may be called only by (i) the Chairman of the Board or (ii) the Board pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Company. Special Stockholder Meetings may not be called by any other Person or Person or in any other manner. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

     B. In addition to the powers conferred on the Board by this Certificate and by the GCL, and without limiting the generality thereof, the Board is specifically authorized from time to time, by resolution of the Board without additional authorization by the stockholders of the Company, to adopt, amend or repeal the Bylaws, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, Bylaws relating to
(i) regulation of the procedure for submission by stockholders of nominations of persons to be elected to the Board, (ii) regulation of the attendance at annual or special Stockholder Meetings by Persons other than holders of record or their proxies, and (iii) regulation of the business that may properly be brought by a stockholder of the Company before an annual or special meeting of stockholders of the Company.

                                 ARTICLE VIII.

                              STOCKHOLDER CONSENT

     Except as otherwise provided for or fixed pursuant to Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

                                   ARTICLE IX.

                            LIMITATION OF LIABILITY

     A director of this Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.

     If the GCL is amended after approval of this Certificate to further eliminate or limit the personal liability of directors, then the liability of directors of the Company shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. The rights and authority conferred in this
Article IX shall not be exclusive of any other right that a director may have or hereafter acquire under any statute, provision of this Certificate or the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate or Bylaws or of any statute inconsistent with this
Article IX, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X.

                                  SECTION 203

     The Company shall be governed by Section 203 of the GCL.

                                   ARTICLE XI.

                        AMENDMENT OF CORPORATE DOCUMENTS

     A. Certificate. Whenever any vote of the holders of Voting Stock is required by law to amend, alter, repeal or rescind any provision of this Certificate, then in addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to Article IV, such alteration, amendment, repeal or rescission (a "Change") of any provision of this Certificate must be approved by at least a majority of the then-authorized number of directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class; provided, however, that if any such Change relates to Articles II, IV, VI, VII, VIII, IX, X or to this Article XI, such Change must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class; provided further, however, that the vote(s) required by the immediately preceding clause shall not be required if such Change has been first approved by at least two-thirds of the then-authorized number of directors.

     Subject to the provisions hereof, the Company reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     B. Bylaws. In addition to any affirmative vote required by law, any Change of the Bylaws may be adopted either (i) by the Board by the affirmative vote of at least a majority of the then-authorized number of directors, or (ii) by the stockholders by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

                                 ARTICLE XII.

                                   EXISTENCE

     The Company is to have perpetual existence.

                                 ARTICLE XIII.

                                RELATED PARTIES

     A. No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

     (1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

     (2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or

     (3) The contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee or the stockholders.

     B. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

                                   EXHIBIT H
                           BYLAWS OF XAVIER-DELAWARE

===============================================================================




                                     BYLAWS

                                       OF

                          XAVIER RESOURCES CORPORATION

                            (A DELAWARE CORPORATION)

                            ----------------------

                           Adopted October 30, 1995







================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                         Page
                                                                                         ----
I.                          OFFICES                                                        1
                      1.1.  Registered Office                                              1
                      1.2.  Additional Offices                                             1

II.                         STOCKHOLDERS MEETINGS                                          1
                      2.1.  Annual Meetings                                                1
                      2.2.  Special Meetings                                               1
                      2.3.  Notices                                                        1
                      2.4.  Quorum                                                         1
                      2.5.  Organization and Conduct of Meetings                           2
                      2.6.  Notification of Stockholder Business                           3
                      2.7.  Voting of Shares                                               3
                    2.7.1.  Voting Lists                                                   3
                    2.7.2.  Votes Per Share                                                4
                    2.7.3.  Proxies                                                        4
                    2.7.4.  Required Vote                                                  4
                    2.7.5.  Consents in Lieu of Meeting                                    4
                      2.8.  Inspectors of Election                                         5

III.                        DIRECTORS                                                      5
                      3.1.  Purpose                                                        5
                      3.2.  Number and Class                                               5
                      3.3.  Election                                                       5
                      3.4.  Notification of Nominations                                    6
                      3.5.  Vacancies and Newly Created Directorships                      6
                    3.5.1.  Vacancies                                                      6
                    3.5.2.  Newly Created Directorships                                    7
                      3.6.  Removal                                                        7
                      3.7.  Compensation                                                   7

IV.                         BOARD MEETINGS                                                 7
                      4.1.  Regular Meetings                                               7
                      4.2.  Special Meetings                                               7
                      4.3.  Conduct of Meetings                                            7
                      4.4.  Quorum, Required Vote                                          8
                      4.5.  Consent In Lieu of Meeting                                     8

V.                          COMMITTEES OF DIRECTORS                                        8
                      5.1.  Establishment; Standing Committees                             8
                    5.1.1.  Executive Committee                                            8
                    5.1.2.  Finance Committee                                              8
                    5.1.3.  Conflicts and Audit Committee                                  9
                    5.1.4.  Compensation Committee                                         9
                      5.2.  Available Powers                                               9

                                                                                         Page
                                                                                         ----
                      5.3.  Unavailable Powers                                            10
                      5.4.  Alternate Members                                             10
                      5.5.  Procedures                                                    10

VI.                         OFFICERS                                                      11
                      6.1.  Elected Officers                                              11
                    6.1.1.  Chairman of the Board                                         11
                    6.1.2.  Chief Executive Officer                                       11
                    6.1.3.  President                                                     11
                    6.1.4.  Chief Financial Officer                                       12
                    6.1.5.  Vice Presidents                                               12
                    6.1.6.  Secretary                                                     12
                    6.1.7.  Assistant Secretaries                                         12
                    6.1.8.  Treasurer                                                     12
                    6.1.9.  Assistant Treasurers                                          13
                   6.1.10.  Divisional Officers                                           13
                      6.2.  Election                                                      13
                      6.3.  Appointed Officers                                            13
                      6.4.  Multiple Officeholders, Stockholder and Director Officers     13
                      6.5.  Compensation, Vacancies                                       13
                      6.6.  Additional Powers and Duties                                  14
                      6.7.  Removal                                                       14
                      6.8.  Voting Upon Stocks                                            14


VII.                        SHARE CERTIFICATES                                            14
                      7.1.  Entitlement to Certificates                                   14
                      7.2.  Multiple Classes of Stock                                     14
                      7.3.  Signatures                                                    15
                      7.4.  Issuance and Payment                                          15
                      7.5.  Lost, Stolen or Destroyed Certificates                        15
                      7.6.  Transfer of Stock                                             15
                      7.7.  Registered Stockholders                                       15

VIII.                       INDEMNIFICATION                                               16
                      8.1.  General                                                       16
                      8.2.  Actions by or in the Right of the Corporation                 16
                      8.3.  Board Determinations                                          16
                      8.4.  Advancement of Expenses                                       17
                      8.5.  Nonexclusive                                                  17
                      8.6.  Insurance                                                     17
                      8.7.  Certain Definitions                                           17
                      8.8.  Change in Governing Law                                       18

IX.                         INTERESTED DIRECTORS, OFFICERS AND STOCKHOLDERS               18
                      9.1.  Validity                                                      18
                      9.2.  Disclosure, Approval                                          18
                      9.3.  Nonexclusive                                                  19

                                                                                         Page
                                                                                         ----
X.                          MISCELLANEOUS                                                 19
                     10.1.  Place of Meetings                                             19
                     10.2.  Fixing Record Dates                                           19
                     10.3.  Means of Giving Notice                                        19
                     10.4.  Waiver of Notice                                              19
                     10.5.  Attendance via Communications Equipment                       20
                     10.6.  Dividends                                                     20
                     10.7.  Reserves                                                      20
                     10.8.  Reports to Stockholders                                       20
                     10.9.  Checks, Notes and Contracts                                   20
                    10.10.  Loans                                                         20
                    10.11.  Fiscal Year                                                   21
                    10.12.  Seal                                                          21
                    10.13.  Books and Records                                             21
                    10.14.  Resignation                                                   21
                    10.15.  Surety Bonds                                                  21
                    10.16.  Amendments                                                    21


                                    BY-LAWS
                                       OF
                          XAVIER RESOURCES CORPORATION


                                   ARTICLE I.

                                    OFFICES

     Section 1.1. Registered Office. The registered office of the Company within the State of Delaware shall be located at the principal place of business in said state of such Company or individual acting as the Company's registered agent in Delaware.

     Section 1.2. Additional Offices. The Company may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and without the State of Delaware, as the Board of Directors of the Company (the Board) may from time to time determine or as the business and affairs of the Company may require.


                                   ARTICLE II.

                             STOCKHOLDERS MEETINGS

     Section 2.1. Annual Meetings. Annual meetings of stockholders shall be held at a place and time on any weekday which is not a holiday as shall be designated by the Board and stated in the notice of the meeting, at which meeting the stockholders shall elect the directors of the Company and transact such other business as may properly be brought before the meeting.

     Section 2.2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, shall be called in the manner prescribed by Article VII of the Certificate of Incorporation (the Certificate).

     Section 2.3. Notices. Written notices of each stockholders meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote thereat at the address of such stockholder as reflected in the records of the Company. Such notice shall be given by or at the direction of the party calling such meeting not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which said meeting is being called, and the business transacted at such meeting shall be limited to the matters so stated in said notice and any matters reasonably related thereto.

     Section 2.4. Quorum. At any stockholders meeting, the holders present in person or by proxy of a majority of the voting power of the shares of capital stock of the Company entitled to vote thereat shall constitute a quorum of the stockholders for all purposes (unless the representation of a larger number of shares shall be required by law or by the Certificate, in which case the representation of the number of shares so required shall constitute a quorum).

     The holders of a majority of the voting power of the shares of capital stock of the Company entitled to vote which are present in person or by proxy at any meeting (whether or not constituting a quorum of the outstanding shares) may adjourn the meeting from time to time without notice other than by announcement thereat; and at any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called, but only those stockholders entitled to vote at the meeting originally noticed shall be entitled to vote at any adjournment or adjournments thereof. However, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 2.5. Organization and Conduct of Meetings. The Chairman of the Board shall call stockholders meetings to order and shall act as Chairman of such meetings. In the absence of the Chairman of the Board at any meeting, the Chief Executive Officer or, in his absence, the President or any Vice President designated by the Board to perform the duties of the Chairman of the Board shall act as Chairman. In the absence of the Chairman of the Board, the Chief Executive Officer, the President or any such Vice President at any meeting, the holders of a majority of the shares of capital stock entitled to vote present in person or by proxy at such meeting shall elect a Chairman.

     The Secretary shall act as secretary of all stockholders meetings; but, in the absence of the Secretary, the Chairman may appoint any person to act as secretary of the meeting.

     The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Chairman of the meeting. The Board may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and for the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Company, their duly authorized and constituted proxies or such other persons as the Chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and
(v) limitation on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the Chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

     Proceedings at every stockholders meeting shall, at the election of the Chairman, comply with Robert's Rules of Order (latest published edition).

     Section 2.6. Notification of Stockholder Business. All business properly brought before an annual meeting shall be transacted at such meeting. Subject to the right of stockholders to elect a Chairman of the meeting, as set forth in
Section 2.5, business shall be deemed properly brought only if it is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board or (iii) brought before the meeting by a stockholder of record entitled to vote at such meeting if written notice of such stockholder's intent to bring such business before such meeting is delivered to, or mailed, postage prepaid, and received by, the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the annual meeting; provided, however, that if the annual meeting is adjourned, and the Company is required by Delaware law to give notice to stockholders of the adjourned meeting date, written notice of such stockholder's intent to bring such business before the meeting must be delivered to or received by the Secretary no later than the close of business on the fifth day following the earlier of (1) the date the Company makes public disclosure of the date of the adjourned meeting or (2) the date on which notice of such adjourned meeting is first given to stockholders. Each notice given by such stockholder shall set forth: (A) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (B) the name and address of the stockholder who intends to propose such business; (C) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting) and intends to appear in person or by proxy at such meeting to propose such business; and (D) any material interest of the stockholder, if any, in such business. The Chairman of the meeting may refuse to transact any business at any meeting made without compliance with the foregoing procedure. For this Section 2.6, public disclosure shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     Section 2.7. Voting of Shares.

     Section 2.7.1. Voting Lists. The officer or agent who has charge of the stock ledger of the Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote thereat arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at said meeting.

     Section 2.7.2. Votes Per Share. Each outstanding share of capital stock shall be entitled to vote in accordance with the provisions for voting included in the Certificate. In determining the number of shares of stock required by law, by the Certificate or by the By-laws to be represented for any purpose, or to determine the outcome of any matter submitted to stockholders for approval or consent, the number of shares represented or voted shall be weighted in accordance with the provisions of the Certificate regarding voting powers of each class of stock. Any reference in these By-laws to a majority or a particular percentage of the voting stock or a majority or a particular percentage of the capital stock shall be deemed to refer to a majority or a particular percentage, respectively, of the voting power of such stock. issues shall be determined by a class vote only when a class vote is required by law or the Certificate.

     Section 2.7.3. Proxies. Every stockholder entitled to vote at a meeting or to express consent or dissent without a meeting or a stockholder's duly authorized attorney-in-fact may authorize another person or persons to act for him by proxy. Each proxy shall be in writing, executed by the stockholder giving the proxy or by his duly authorized attorney. No proxy shall be voted on or after three years from its date, unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

     Section 2.7.4. Required Vote. When a quorum is present at any meeting, the vote of the holders, present in person or represented by proxy, of capital stock of the Company representing a majority of the votes of all capital stock of the Company entitled to vote thereat shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or the Certificate or these By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

     Section 2.7.5. Consents in Lieu of Meeting. Pursuant to Article VIII of the Company's Certificate, no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless, subject to certain exceptions contained in the Certificate, the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

     Section 2.8. Inspectors of Election. The Company shall, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Company, to act at the meeting or any adjournment thereof and to make a written report thereof. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the Chairman or the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.

     The inspector or inspectors so appointed or designated shall: (a) ascertain the number of shares of capital stock of the Company outstanding and the voting power of each such share; (b) determine the shares of capital stock of the Company represented at the meeting and the validity of proxies and ballots; (c) count all votes and ballots; (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (e) certify their determination of the number of shares of capital stock of the Company represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Company, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.


                                 ARTICLE III.

                                   DIRECTORS

     Section 3.1. Purpose. The business and affairs of the Company shall be managed by or under the direction of the Board, acting by not less than a majority of the directors then in office. The Board shall exercise all such powers of the Company and do all such lawful acts and things as are not by law, the Certificate or these By-laws directed or required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

     Section 3.2. Number and Class. The number of directors constituting the Board shall never be less than one (1), and shall be determined by resolution of the Board. At each election held after the initial elections, directors elected to succeed such directors whose terms expire shall be elected for a term of office which shall expire at the third succeeding annual meeting of stockholders after their election. The foregoing notwithstanding, except as otherwise provided in the Certificate or any resolution or resolutions of the Board designating a series of preferred stock of the Company, directors who are elected at an annual meeting of stockholders, and directors elected in the interim to fill vacancies and newly created directorships, shall hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal. Whenever the holders of any class or classes of stock or any series thereof shall be entitled to elect one or more directors pursuant to the provisions of the Certificate or any resolution or resolutions of the Board designating a series of preferred stock of the Company, and except as otherwise provided herein or therein, vacancies and newly created directorships of such class or classes or series thereof may be filled by a majority of the directors elected by such class or classes or series thereof then in office, by a sole remaining director so elected or by the unanimous written consent or the affirmative vote of a majority of the outstanding shares of such class or classes or series entitled to elect such director or directors. Except as otherwise provided in the Certificate, directors need not be stockholders.

     Section 3.3. Election.   Directors shall be elected by the stockholders by
plurality vote at a stockholders meeting as provided in the Certificate and these By-laws, and each director shall hold office until his successor has been duly elected and qualified or until the earlier of his death, resignation or removal from office.

     Section 3.4. Notification of Nominations. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, nominations for the election of directors may be made by the Board or by any stockholder entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at an annual meeting or a special meeting called for the purpose of electing directors may nominate persons for election as directors at such meeting only if written notice of such stockholder's intent to make such nomination is delivered to, or mailed, postage prepaid, and received by, the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the meeting; provided, however, that if the meeting is adjourned, and the Company is required by Delaware law to give notice to stockholders of the adjourned meeting date, written notice of such stockholder's intent to make such nomination at such adjourned meeting must be delivered to or received by the Secretary no later than the close of business on the fifth day following the earlier of (1) the date the Company makes public disclosure of the date of the adjourned meeting or (2) the date on which notice of such adjourned meeting is first given to stockholders. Each notice given by such stockholder shall set forth: (A) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (B) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; and (E) the written consent of each nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person made without compliance with the foregoing procedure. For this Section 3.4, public disclosure shall be deemed to be first given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     Section 3.5. Vacancies and Newly Created Directorships.

     Section 3.5.1. Vacancies. Any vacancy occurring in the Board shall be filled in accordance with Article VI of the Certificate. A director elected to fill a vacancy shall hold office until his successor has been duly elected and qualified or until his earlier death, resignation or removal from office.

     Section 3.5.2. Newly Created Directorships. A directorship to be filled because an increase in the number of directors shall be filled in accordance with Article VI of the Certificate. A director elected to fill a newly-created directorship shall hold office until his successor has been duly elected and qualified or until his earlier death, resignation or removal from office.

     Section 3.6. Removal.   Any director or the entire Board may be removed in
accordance with the procedures set forth in Article VI of the Certificate.

     Section 3.7. Compensation.   Unless otherwise restricted by law, the
Certificate or these By-laws, the Board shall have the authority to fix compensation of directors. The directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board and/or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation.


                                   ARTICLE IV.

                                 BOARD MEETINGS

     Section 4.1. Regular Meetings. Regular meetings of the Board shall be held at such times and places as the Board shall determine. No notice shall be required for any regular meeting of the Board; but a notice of the fixing or changing of the time or place of regular meetings shall be mailed to every director at least five days before the first meeting held pursuant to the notice.

     Section 4.2. Special Meetings.   Special meetings of the Board (i) may be
called by the Chairman of the Board, Chief Executive Officer or President and
(ii) shall be called by the President or Secretary on the written request of two or more directors. Notice of each special meeting of the Board shall be given to each director at least 24 hours before the meeting if such notice is delivered personally or by means of telephone, telegram, telex or facsimile transmission and delivery; two days before the meeting if such notice is delivered by a recognized express delivery service; and three days before the meeting if such notice is delivered through the United States mail. Any and all business may be transacted at a special meeting which may be transacted at a regular meeting of the Board. Except as may be otherwise expressly provided by law, the Certificate or these By-laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

     Section 4.3. Conduct of Meetings. The Chairman of the Board shall preside at all meetings of the Board and shall determine the order of business that shall be considered at such meetings. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the Board. In the absence of the Chief Executive Officer, a Chairman of the meeting shall be elected from the directors present. The Secretary shall act as secretary of all meetings of the directors, but in the absence of the Secretary, the Chairman of the meeting may appoint any person to act as secretary of the meeting.

     Section 4.4. Quorum, Required Vote. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by law, the Certificate or these By-laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

     Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate or these By-laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken by written consent in lieu of a meeting in accordance with applicable provisions of law.


                                   ARTICLE V.

                            COMMITTEES OF DIRECTORS

     Section 5.1. Establishment; Standing Committees. The Board may by resolution establish, name or dissolve one or more committees, each committee to consist of one or more of the directors. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. Such committees may include the following standing committees, which committees, if established, shall have and may exercise the following powers and authority:

     Section 5.1.1. Executive Committee. The Executive Committee shall have and may exercise all the powers of the Board delegable by law in the management of the business and affairs of the Company, unless the resolution creating such committee or further defining its powers provides otherwise, in which case the Executive Committee shall have and exercise the powers so provided in such resolution or resolutions. The Executive Committee shall be comprised of the Chairman of the Board and such other director or directors as the Board by resolution shall appoint thereto. In addition to the foregoing, the Executive Committee shall have such other powers and duties as shall be specified by the Board in a resolution or resolutions.

     Section 5.1.2. Finance Committee. The Finance Committee shall, from time to time, meet to review the Company's consolidated operating and financial affairs, both with respect to the Company and its subsidiaries, if any, and to report its findings and recommendations to the Board for final action. The Finance Committee shall not be empowered to approve any corporate action, of whatever kind or nature, and the recommendations of the Finance Committee shall not be binding on the Board, except when, pursuant to Section 5.2, such power and authority have been specifically delegated to such committee by the Board by resolution. In addition to the foregoing, the specific duties of the Finance Committee shall be determined by the Board by resolution.

     Section 5.1.3. Conflicts and Audit Committee. The Conflicts and Audit Committee shall, from time to time, but no less than two times per year, meet to review and monitor the financial and cost accounting practices and procedures of the Company and its subsidiaries, if any, and to report its findings and recommendations to the Board for final action. In addition, the Conflicts and Audit Committee shall recommend an independent public accountant to audit the Company's financial statements and perform other accounting services for the Company to the Board for submission to the stockholders for approval. Furthermore, the Conflicts and Audit Committee will, at the request of the Board by resolution, review specific matters as to which the Board believe there may be a conflict of interest between the Company and an affiliate, officer and/or director of the Company to determine if the resolution of such conflict proposed by the Board or management of the Company, as the case may be, is fair and reasonable. The composition of the Conflicts and Audit Committee shall meet the requirements of any national securities exchange or national market system on which the Company lists any of its capital stock. The Conflicts and Audit Committee shall not be empowered to approve any corporate action, of whatever kind or nature, and the recommendations of the Conflicts and Audit Committee shall not be binding on the Board, except when, pursuant to Section 5.2, such power and authority have been specifically delegated to such committee by the Board by resolution. In addition to the foregoing, the specific duties of the Conflicts and Audit Committee shall be determined by the Board by resolution.
In addition to the foregoing, the specific duties of the Conflicts and Audit Committee shall be determined by the Board by resolution. For this Section, "affiliate" shall include (i) any entity that is an "affiliate" within the meaning set forth in Section 12b-2 of Regulation 12B promulgated under the Securities Exchange Act of 1934, as amended, and (ii) any officer or director of an "affiliate" as defined therein.

     Section 5.1.4. Compensation Committee. The Compensation Committee shall, from time to time, meet to review the various compensation plans, policies and practices of the Company and its subsidiaries, if any, and to report its findings and recommendations to the Board for final action. The Compensation Committee shall not be empowered to approve any corporate action, of whatever kind or nature, and the recommendations of the Compensation Committee shall not be binding on the Board, except when, pursuant to section 5.2, such power and authority have been specifically delegated to such committee by the Board by resolution. In addition to the foregoing, the specific duties of the Compensation Committee shall be determined by the Board by resolution.

     Section 5.2. Available Powers.   Any committee established pursuant to
Section 5.1, including the Executive Committee, the Finance Committee, the Conflicts and Audit Committee and the Compensation Committee, but only to the extent provided in the resolution of the Board establishing such committee or otherwise delegating specific power and authority to such committee, and as limited by law, the Certificate, and these By-laws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Without limiting the foregoing, such committee may, but only to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the General Corporation Law of Delaware (the
DGCL), fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company.

          Section 5.3. Unavailable Powers. No committee of the Board shall have the power or authority to amend the Certificate (except in connection with the issuance of capital stock as provided in the previous Section); adopt an agreement of merger or consolidation; recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company or a revocation of such a dissolution; amend the By-laws of the Company; or, unless the resolution establishing such committee or the Certificate expressly so provides, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

          Section 5.4. Alternate Members. In the absence or disqualification of a member of a committee, (i) the Board may designate one or more directors as alternate members of any such committee or (ii) the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member; provided, however, that any person or persons appointed pursuant to subparagraph (i) or (ii) are qualified to serve on such committee in accordance with these By-laws and/or the resolutions establishing the same.

          Section 5.5. Procedures. Time, place and notice, if any, of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members designated by the Board to serve on such committee shall constitute a quorum for the transaction of business.
The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by law, the Certificate, these By-laws or the resolution or resolutions establishing such committee. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Any member of any committee established pursuant to Section 5.1 shall serve until his successor is duly elected by the Board and qualified or until the earlier of his death or his resignation or removal from such committee or the Board. The Board by resolution shall have at any time and from time to time the power to change the membership of, fill any vacancies in, or dissolve any, committee established pursuant to Section 5.1; provided, however, that in no event shall the Audit and Conflicts Committee be dissolved once it is established nor shall the membership of any committee, including, without limitation, the Audit and Conflicts Committee and the Executive Committee, be altered in any way if such alteration would cause such committee to fail to meet its membership standards as set forth in the resolutions or resolutions of the Board creating such committee.


                                  ARTICLE VI.

                                    OFFICERS

          Section 6.1. Elected Officers. The Board shall elect a President and a Secretary (collectively, the Required Officers) and may elect such other officers having the titles and duties set forth below which are not reserved for the Required Officers or such other titles as the Board may by resolution from time to time establish. The respective duties of the Required Officers or any other officer, shall be defined by and subject to the description of such office set forth below and by the resolution creating the same.

          Section 6.1.1. Chairman of the Board. The Chairman of the Board, or in his absence, the Chief Executive Officer, shall preside, when present, over all meetings of the stockholders and the Board. The Chairman of the Board shall advise and counsel the Chief Executive Officer and other officers and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board or these By-laws. The Chairman of the Board may execute bonds, mortgages and other contracts requiring a seal under the seal of the Company, except where required or permitted by law to be otherwise signed and executed to another agent of the Company or where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company. The Chairman of the board may delegate all or any of his powers or duties to the Chief Executive Officer and/or President, if and to the extent deemed by the Chairman of the Board to be desirable or appropriate.

          Section 6.1.2. Chief Executive Officer. The Chief Executive Officer shall generally and actively manage the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall only report to the Chairman of the Board and the Board. In the absence of the Chairman of the Board or upon his inability or refusal to act, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairman of the Board.

          Section 6.1.3. President. The President shall have general executive powers to manage the operations of the Company, and such other powers and duties as the Chairman of the Board, these By-laws or the Board may from time to time prescribe. In the absence of the Chief Executive Officer or upon his inability or refusal to act, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

          Section 6.1.4. Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and shall have such powers and perform such duties as these By-laws or the Board may from time to time prescribe.

          Section 6.1.5. Vice Presidents. In the absence of the President, or upon his inability or refusal to act, the Vice President (or if there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any such designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

          Section 6.1.6. Secretary. The Secretary shall keep in books provided for that purpose the minutes of all meetings of the Board and of all committees of the Board and the minutes of all meetings of the stockholders; he shall attend to the giving or serving of all notices of the Company; he may sign with the Chairman of the Board or the Chief Executive Officer, the President or a Vice President, in the name of the Company, all contracts when authorized so to do either generally or in specific instances by the Board or by any committee of the Board having the requisite authority and, when so ordered by the Board or such committee, he shall affix the seal of the Company thereto; he may sign with the Chairman of the Board, the President or a Vice President certificates for shares of the capital stock; he shall have charge of the stock certificate books, transfer books and stock ledgers and such other books and papers as the Board shall direct, all of which shall at all reasonable times be open to the examination of the independent public accountants of the Company or any director, at the office of the Company during business hours; and he shall in general perform all the duties incident to the office of Secretary, subject to the control of the Board.

          Section 6.1.7. Assistant Secretaries. The Assistant Secretary, or if there be more than one, the Assistant Secretaries (in the order determined by the Board or if there be no such determination, then in the order of their election or appointment) shall, in the absence of the Secretary or upon his inability or refusal to act, perform the duties and exercise the powers of the Secretary.

          Section 6.1.8. Treasurer. The Treasurer shall have custody of all the funds and securities of the Company which may come into his hands, and shall deposit the same with such bank or banks or other depositary or depositaries as the Board from time to time shall determine; he may endorse on behalf of the Company for collection checks, notes and other obligations and shall deposit the same to the credit of the Company in such bank or banks or depositary or depositaries as the Board may designate; he may sign all receipts and vouchers for payments made to the Company; he may sign with the Chairman of the Board or the President or a Vice President certificates for shares of the capital stock; he shall enter or cause to be entered regularly in the books of the Company full and accurate accounts of all moneys received and paid on account for the Company and wherever required by the Board shall render statements of such accounts; he shall, at all reasonable times, exhibit his books and accounts to the independent public accountant of the Company or to any director of the Company during business hours; and he shall perform all acts incident of the office of Treasurer, subject to the control of the Board.

          Section 6.1.9. Assistant Treasurers. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers (in the order determined by the Board or if there be no such determination, then in the order of their election or appointment) shall, in the absence of the Treasurer or upon his inability or refusal to act, perform the duties and exercise the powers of the Treasurer.

          Section 6.1.10. Divisional Officers. Each division of the Company, if any, may have a President, Secretary or Treasurer and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other assistant officers. Any number of such offices may be held by the same person. Such divisional officers will be appointed by, report to and serve at the pleasure of the Board and such other officers that the Board may place in authority over them. The officers of each division shall have such authority with respect to the business and affairs of that division as may be granted from time to time by the Board, and in the regular course of business of such division may sign contracts and other documents in the name of the division where so authorized; provided that in no case and under no circumstances shall an officer of one division have authority to bind any other division of the Company except as necessary in the pursuit of the normal and usual business of the division of which he is an officer.

          Section 6.2. Election. All officers shall serve until their successors are duly elected and qualified or until their earlier death, disqualification, retirement, resignation or removal from office.

          Section 6.3. Appointed Officers. The Board may also appoint or delegate the power to appoint such other officers, assistant officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary, and the titles and duties of such appointed officers may be as described in Section 6.1 for elected officers; provided that the officers and any officer possessing authority over or responsibility for any function of the Board shall be elected officers.

          Section 6.4. Multiple Officeholders, Stockholder and Director Officers. Any number of offices may be held by the same person, unless the Certificate or these By-laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware. Officers, such as the Chairman of the Board, possessing authority over or responsibility for any function of the Board must be directors.

          Section 6.5. Compensation, Vacancies. The Board shall have the power to establish the compensation of officers of the Company or authorize the Company to enter into an agreement with an affiliate whereby the services of such officers, along with certain other services specified therein, are provided to the Company for a fee. To the extent not governed by such an agreement, the Board shall fill any vacancy in an office. Any of the powers granted in this Section may be delegated to a committee established pursuant to
Section 5.1. For this Section, "affiliate" shall include (i) any entity that is an "affiliate" within the meaning set forth in Section 12b-2 of Regulation 12B promulgated under the Securities Exchange Act of 1934, as amended, and (ii) any officer or director of an "affiliate" as defined therein.

          Section 6.6. Additional Powers and Duties. In addition to the foregoing especially enumerated powers and duties, the several officers of the Company shall perform such other duties and exercise such further powers as may be provided by law, the Certificate or these By-laws or as the Board may from time to time determine or as may be assigned to them by any competent committee or superior officer.

          Section 6.7. Removal. Any officer may be removed, either with or without cause, by a majority of the directors at the time in office, at any regular or special meeting of the Board.

          Section 6.8. Voting Upon Stocks. Unless otherwise ordered by the Board, the Chairman of the Board, the Chief Executive Officer or the President, or any other officer of the Company designated by the Chairman of the Board or the Chief Executive Officer shall have full power and authority on behalf of the Company to attend and to act and to vote in person or by proxy at any meeting of the holders of securities of any corporation or entity in which the Company may own or hold stock or other securities, and at any such meeting shall possess and may exercise in person or by proxy any and all rights, powers and privileges incident to the ownership of such stock or other securities which the Company, as the owner or holder thereof, might have possessed and exercised if present. The Chairman of the Board, the Chief Executive Officer, the President or any other officer of the Company designated by the Chairman of the Board, the Chief Executive Officer, or the President, may also execute and deliver on behalf of the Company powers of attorney, proxies, waivers of notice and other instruments relating to the stocks or securities owned or held by the Company. The Board may, from time to time, by resolution confer like powers upon any other person or persons.


                                  ARTICLE VII.

                               SHARE CERTIFICATES

          Section 7.1. Entitlement to Certificates. Every holder of the capital stock of the Company, unless and to the extent the Board by resolution provides that any or all classes or series of stock shall be uncertificated, shall be entitled to have a certificate, in such form as is approved by the Board and conforms with applicable law, certifying the number of shares owned by him.

          Section 7.2. Multiple Classes of Stock. If the Company shall be authorized to issue more than one class of capital stock or more than one series of any class, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall, unless the Board shall by resolution provide that such class or series of stock shall be uncertificated, be set forth in full or summarized on the face or back of the certificate which the Company shall issue to represent such class or series of stock; provided that, to the extent allowed by law, in lieu of such statement, the face or back of such certificate may state that the Company will furnish a copy of such statement without charge to each requesting stockholder.

          Section 7.3. Signatures. Each certificate representing capital stock of the Company shall be signed by or in the name of the Company by (1) the Chairman of the Board, the President or a Vice President; and (2) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary. The signatures of the officers of the Company may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office before such certificate is issued, it may be issued by the Company with the same effect as if he held such office on the date of issue.

          Section 7.4. Issuance and Payment. Subject to any provision of applicable law, the Certificate or these By-laws, shares of capital stock of the Company may be issued for such consideration and to such persons as the Board may determine from time to time. Shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock there shall have been set forth the total amount of the consideration to be paid.

          Section 7.5. Lost, Stolen or Destroyed Certificates. The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

          Section 7.6. Transfer of Stock. Upon surrender to the Company or its transfer agent, if any, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer and of the payment of all taxes applicable to the transfer of said shares, the Company shall be obligated to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books; provided, however, that the Company shall not be so obligated unless such transfer was made in compliance with applicable state and federal securities laws.

          Section 7.7. Registered Stockholders. The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, vote and be held liable for calls and assessments and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by law.


                                 ARTICLE VIII.

                                INDEMNIFICATION

          Section 8.1. General. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), because he is or was a director or officer of the Company, or is or was serving at the written request of the Company as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have reasonable cause to believe that his conduct was unlawful.

          Section 8.2. Actions by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor because he is or was a director or officer of the Company, or is or was serving at the written request of the Company as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture or trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 8.3. Board Determinations. Any indemnification under Sections 8.1 and 8.2 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 8.1 and 8.2. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel (which may be counsel ordinarily used by the Company) in a written opinion, or (3) by the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon.

          Section 8.4. Advancement of Expenses. Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Company) or may (in the case of any pending threatened action, suit or proceeding against an officer) be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by law or in this Article VIII.

          Section 8.5. Nonexclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which any director, officer, employee or agent of the Company seeking indemnification or advancement of expenses may be entitled under any other provision of these By-laws or by the Certificate, an agreement, a vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 8.6 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under provisions of applicable law, the Certificate or this Article viii.

     Section 8.7 Certain Definitions. For this Article VIII, (a) references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, which, if its separate existence had continued, would have the power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued; (b) references to "other enterprises" shall include employee benefit plans; (c) references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (d) references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this
Article VIII.

     Section 8.8 Change in Governing Law.  Upon any amendment or addition to
Section 145 of the DGCL or the addition of any other section to such law which shall limit indemnification rights thereunder, the company shall, to the extent permitted by the dgcl, indemnify to the fullest extent authorized or permitted hereunder, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) because he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.


                                   ARTICLE IX.


                INTERESTED DIRECTORS, OFFICERS AND STOCKHOLDERS

     Section 9.1 Validity. any contract or other transaction between the Company and any of its directors, officers or stockholders (or any corporation or firm in which any of them are directly or indirectly interested) shall be valid for all purposes notwithstanding the presence of such director, officer, or stockholder at the meeting authorizing such contract or transaction, or his participation or vote in such meeting or authorization.

     Section 9.2 Disclosure, Approval. The foregoing shall, however, apply only if the material facts of the relationship or the interest of each such director, officer or stockholder is known or disclosed:

     (1) to the Board and it nevertheless in good faith authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority to carry the vote; or

     (2) to the stockholders and they nevertheless in good faith authorize or ratify the contract or transaction by a majority of the shares present, each such interested stockholder to be counted for quorum and voting purposes.

     Section 9.3 Nonexclusive. This provision shall not be construed to invalidate any contract or transaction which would be valid in the absence of this provision.


                                   ARTICLE X


                                 MISCELLANEOUS

     Section 10.1 Place of Meetings. All stockholders, directors and committee meetings shall be held at such place or places, within or without the state of Delaware, as shall be designated from time to time by the board or such committee and stated in the notices thereof. If no such place is so designated, said meetings shall be held at the principal business office of the Company.

     Section 10.2 Fixing Record Dates.  so that the company may determine the
                --------------------
stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, to receive payment of any dividend or other distribution or allotment of any rights, to exercise any rights in respect of any change, conversion or exchange of stock or to effect any other lawful action, or to make a determination of stockholders for any other proper purpose, the board may fix, in advance, a record date for any such determination of stockholders, which shall not be more than 60 nor less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken. in the absence of any action by the board, the date on which a notice of meeting is given, or the date the board adopts the resolution declaring a dividend or other distribution or allotment or approving any change, conversion or exchange, as the case may be, shall be the record date. A record date validly fixed for any meeting of stockholders and the determination of stockholders entitled to vote at such meeting shall be valid for any adjournment of said meeting except where such determination has been made through the closing of stock transfer books and the stated period of closing has expired.

     Section 10.3 Means of Giving Notice. Except as expressly provided elsewhere herein, whenever under law, the Certificate or these By-laws, notice is required to be given to any director or stockholder, such notice may be given in writing and delivered personally, through the United States mail, by a recognized express delivery service (such as Federal Express) or by means of telegraph, telex, or facsimile transmission, addressed to such director or stockholder at his address, telex or facsimile transmission number, as the case may be, appearing on the records of the Company, with postage and fees thereon prepaid. Such notice shall be deemed to be given at the time when the same shall be deposited in the united states mail or with an express delivery service or when transmitted, as the case may be.

     Section 10.4 Waiver of Notice.   whenever notice is required to be given
under any provision of law or of the Certificate or of these By-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting of stockholders or of directors or of a committee shall constitute waiver of notice of such meeting, except where otherwise provided by law.

     Section 10.5 Attendance via Communications Equipment. Unless otherwise restricted by law, the Certificate or these By-laws, members of the Board or any committee thereof or the stockholders may hold a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can effectively communicate with each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 10.6 Dividends. Dividends on the capital stock of the Company, paid in cash, property, or securities of the Company and as may be limited by applicable law and applicable provisions of the Certificate (if any), may be declared by the Board at any regular or special meeting.

     Section 10.7 Reserves. Before payment of any dividends, there may be set aside out of any funds of the Company available for dividends such sum or sums as the Board from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company to be distributed to stockholders, or for such other purpose as the Board shall determine to be in the best interest of the Company; and the Board may modify or abolish any such reserve in the manner in which it was created.

     Section 10.8 Reports to Stockholders. The Board shall present at each annual meeting of stockholders, and at any special meeting of stockholders when called for by vote of the stockholders, a statement of the business and condition of the Company.

     Section 10.9. Checks, Notes and Contracts. Checks and other orders for the payment of money shall be signed by such person or persons as the Board shall from time to time by resolution determine. Contracts and other instruments or documents may be signed in the name of the Company by the Chairman of the Board, the Chief Executive Officer or the President or by any other officer authorized to sign such contract, instrument or document by the Board, and such authority may be general or confined to specific instances.

     Checks and other orders for the payment of money made payable to the Company may be endorsed for deposit to the credit of the Company, with a depositary authorized by resolution of the Board, by the Chief Financial Officer or Treasurer or such other persons as the Board may from time to time by resolution determine.

     Section 10.10 Loans. No loans and no renewals of any loans shall be contracted on behalf of the Company except as authorized by the Board. When authorized so to do by the Board, any officer or agent of the Company may effect loans and advances for the Company from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Company.

When authorized so to do by the Board, any officer or agent of the Company may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Company, any and all stocks, securities and other personal property at any time held by the Company, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

     Section 10.11. Fiscal year. The fiscal year of the Company shall begin on the first day of July in each year and terminate on the final day of June in the succeeding calendar year.

     Section 10.12. Seal. The seal of the Company shall be in such form as shall from time to time be adopted by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

     Section 10.13. Books and Records. The Company shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its stockholders, Board and committees and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each.

     Section 10.14. Resignation. Any director, committee member, officer or agent may resign by giving written notice to the Chairman of the Board, the President or the Secretary. The resignation shall take effect at the time specified therein, or immediately if no time is specified. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 10.15. Surety Bonds. Such officers and agents of the Company (if any) as the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Company, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Company, in such amounts and by such surety companies as the president or the Board may determine. The premiums on such bonds shall be paid by the Company and the bonds so furnished shall be in the custody of the Secretary.

     Section 10.16. Amendments. These By-laws may from time to time be altered, amended or repealed and new By-laws may be adopted, as provided in the Certificate.

                          [NEXT PAGE IS ADOPTION PAGE]

                                   EXHIBIT I
                            BYLAWS OF XAVIER-CANADA

                                  Exhibit I-1

                                BY-LAW NUMBER 1

                      A by-law relating generally to the
                        transaction of the business and
                        affairs of XAVIER MINES LIMITED

                               TABLE OF CONTENTS

Article                   Description
- -------                   -----------
I                         Interpretation

II                        Business of the Corporation

III                       Directors

IV                        Committees of the Board

V                         Officers

VI                        Protection of Directors, Officers and Others

VII                       Shares

VIII                      Dividends and Rights

IX                        Meetings of Shareholders

X                         Notices

XI                        Effective Date


BE IT MADE as a by-law of XAVIER MINES LIMITED as follows:

                                  Exhibit I-2

                                   ARTICLE I

                                INTERPRETATION

1.01 Definitions. In the by-laws and special resolutions of the Corporation, unless the context otherwise requires:

        (a) "Act" means the Business Corporations Act, R.S.O. 1990, c.B.16, as from time to time amended and any statute that may be substituted therefor, and any reference to a particular provision of the Act shall be deemed also to be a reference to any similar provision resulting from the amendment or replacement thereof;

        (b) "appoint" includes "elect" and vice versa;

        (c) "articles" shall, in respect of the Corporation, have the meaning attributed to it by the Act;

        (d) "Board" means the Board of Directors of the Corporation;

        (e) "by-laws" means this by-law and all other by-laws of the Corporation from time to time in force and effect;

        (f) "committee" means a committee of directors appointed by the Board;

        (g) "Corporation" means XAVIER MINES LIMITED;

        (h) "director" means a director of the Corporation;

        (i) "meeting of shareholders" includes an annual meeting of shareholders and a special meeting of shareholders;

        (j) "non-business day" means any day that is a Saturday, Sunday or any other day that is a holiday as defined in the Interpretation Act, R.S.O. 1990, c.I.11, and any statute that may be substituted therefor, as from time to time amended;

        (k) "officer" means an officer of the Corporation;

        (l) "recorded address" means,


                                  EXHIBIT I-3

      (i) in the case of a shareholder, his latest address as shown in the records of the Corporation or its transfer agent,

      (ii) in the case of an officer or auditor of the Corporation, his address as shown in the records of the Corporation, and

      (iii) in the case of a director of the Corporation, the latest address as shown in the records of the Corporation or in the most recent notice filed by the Corporation under the Corporations Information Act or any statue that may be substituted therefor, as from time to time amended, whichever is the more current;

    (m) "signing officer" means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by section
         2.04 hereof or by a resolution passed pursuant thereto;

    (n)  "shareholders" means shareholders of the Corporation.

1.02 Subject to section 1.01 hereof, words and expressions defined in the Act have the same meanings when used in the by-laws and special resolutions of the Corporation.

1.03 Words in the by-laws and special resolutions of the Corporation importing the singular number include the plural and vice versa; words importing gender include the masculine and feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

                                  ARTICLE II

                          BUSINESS OF THE CORPORATION

2.01 Registered or Head Office. The Board may from time to time fix by resolution the location of the registered office of the Corporation at a place within Ontario where the articles provide that the registered office or head office of the Corporation is to be located.

2.02 Corporate Seal. The Corporation shall have a seal which shall be adopted and may be changed by resolution of the directors.

2.03 Financial Year. Until changed by the Board, the financial year of the Corporation shall end on December 31 in each year.

                                  EXHIBIT I-4

2.04 Execution of Instruments. Contracts and engagements on behalf of the Corporation may be made and bills of exchange and promissory notes on behalf of the Corporation may be made, drawn, accepted and endorsed and deeds, transfers, mortgages, charges, hypothecs, leases, assignments and all other documents may be executed on behalf on the Corporation (i) by the following officers: any one of the Chairman of the Board, the Vice-Chairman of the Board, the President, any Executive Vice-President or any Vice-President together with any one of the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, or
(ii) by any one of the foregoing officers together with any one director; provided nevertheless that the Board may appoint any other person or persons form time to time to make contracts and engagements on behalf of the Corporation, to draw, accept and endorse bills of exchange and promissory notes on behalf of the Corporation, and to execute deeds, transfers, mortgages, charges, hypothecs, leases, assignments and all other documents on behalf of the Corporation. The Corporation's seal may be affixed to such documents as require the same by any of the persons executing such documents in accordance with the foregoing provisions of this section.

2.05 Banking Arrangements. The Corporation's bank accounts shall be kept in such bank or banks, trust company or trust companies or other depositories as the Board may from time to time determine. All cheques, drafts, notes, acceptances or orders for the payment of money shall be signed on behalf of the Corporation (i) by any one of the Chairman of the Board, the Vice-Chairman of the Board, the President, any Executive Vice-President or any Vice-President together with any one of the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, (ii) by any one of the foregoing officers together with any one director, or (iii) by such other officer or officers or such other person or persons as the Board may from time to time appoint; provided that bills of exchange, promissory notes, or cheques or orders for the payment of money may be endorsed for deposit to the credit of the Corporation's bank account by any one of the following, viz: the Chairman of the Board, the Vice-Chairman of the Board, the President, any Executive Vice-President, any Vice-President, any Vice-President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, or such other person or persons as the Board may from time to time appoint for that purpose, or, if the Board so determines, by means of a rubber stamp. If authorized by resolution of the Board, the signature of any officer or other person authorized to sign cheques, drafts, notes, acceptances or orders for the payment of money may be engraved, lithographed or otherwise mechanically reproduced in facsimile thereon and in such event every such facsimile signature for all purposes shall be deemed to be the signature of the officer or person whose signature it reproduces and shall be binding upon the Corporation notwithstanding that any signing officer or person whose signature is so produced may have ceased to hold office at the date of delivery or issue of such cheques, drafts, notes, acceptances or orders for the payment of money.

                                  Exhibit I-5

2.06 Voting Rights in Other Bodies Corporate. Any security carrying voting rights of any firm or other body corporate held from time to time by the Corporation shall be voted at such meeting or meetings of security holders of such firm or other body corporate and in such manner and by such person or persons as may be specified in a resolution passed by the Board. In the absence of such a resolution, the signing officers of the Corporation may from time to time execute and deliver for and on behalf of the Corporation proxies and/or arrange for the issuance of voting certificates and/or other evidence of the right to vote in such names (including their own) as they may determine without the necessity of a resolution or other action by the Board.

2.07 Voting At Municipal Elections. The Chairman of the Board, the Vice-Chairman of the Board, the President, an Executive Vice-President, a Vice-President, the Secretary or the Treasurer, or any person named in writing for that purpose by any two of the aforementioned officers, is hereby authorized and empowered to vote for and on behalf of the Corporation in any municipal election held in any municipality in which the Corporation is entitled to vote.

                                 ARTICLE III

                                  DIRECTORS

3.01 Number of Directors and Quorum. Until changed in accordance with the Act, the board shall consist of not fewer than the minimum number and not more than the maximum number of directors provided in the articles. A majority of the directors shall constitute a quorum for the transaction of business. A majority of the directors shall be resident Canadian, but where the Corporation has only one or two directors, that director or one of the two directors, as the case may be, shall be a resident Canadian.

3.02 Qualification. The following persons are disqualified from being a director of the Corporation:

    (a)  a person who is less than eighteen years of age;

    (b) a person who is of unsound mind and has been so found by a court in Canada or elsewhere;

    (c)  a person who is not an individual; and

    (d)  a person who has the status of a bankrupt.



                                  Exhibit I-6

Unless the articles otherwise provide, a director shall not be required to hold shares issued by the Corporation.

3.03 Election and Term. Unless the articles otherwise provide, a director not elected for an expressly stated term shall cease to hold office at the close of the first annual meeting of shareholders following his election. The election of directors shall take place at each annual meeting of shareholders and all directors then in office shall retire but, if qualified, shall be eligible for re-election. The election may be by a show of hands or by resolution of the shareholders or, if a ballot is required or demanded, by ballot. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are duly elected.

3.04 Removal of Directors. Subject to the provisions of the Act, the shareholders may by ordinary resolution passed at a meeting of shareholders remove any director from office and the vacancy created by such removal may be filled at the same meeting, failing which it may be filled by a quorum of the directors. Where the holders of any class or series of shares of the Corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution passed at a meeting of the shareholders of that class or series.

3.05  Vacation of Office.

    (a) A director ceases to hold office when (i) he dies, or subject to subsection 3.05(b) of this by-law, he resigns, (ii) he is removed from office in accordance with the provisions of the Act or the by-laws, or
         (iii) he becomes disqualified from being a director under the Act.

    (b) A director may resign his office as a director by giving the Corporation his written resignation, which resignation shall become effective at the later of (i) the time at which such resignation is received by the Corporation, and (ii) the time specified in the resignation.

3.06 Vacancies. Subject to the provisions of the Act and the articles, a quorum of the Board may fill a vacancy in the Board. In the absence of a quorum of the Board, the Board shall forthwith call a meeting of shareholders to fill the vacancy. If the Board fails to call such meeting or if there are no directors then in office, any shareholder may call the meeting. A director appointed or elected to fill a vacancy holds office for the unexpired term of his predecessor.

3.07 Duties and Conduct of Business. The Board shall manage or supervise the management of the business and affairs of the Corporation. The powers of the Board


                                  Exhibit I-7
may be exercised by a meeting at which a quorum of directors is present and, subject to the exceptions permitted by the Act, at which a majority of the directors present are resident Canadians, or by resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the Board if such directors constitute a quorum. Where there is a vacancy in the Board, the remaining directors may exercise all the powers of the Board so long as a quorum remains in office.

3.08 Place of Meetings. Meetings of the Board or of a committee of the Board may be held at any place within or outside Ontario, provided that in any financial year of the Corporation a majority of the meetings shall be held at a place within Canada.

3.09 Calling of Meetings. Meetings of the Board may be called by the Chairman of the Board, the Vice-Chairman of the Board, the President or by an Executive Vice-President or a Vice-President who is a director or by the Secretary or by any two directors.

3.10 Notice of Meeting. Except as hereinafter provided, notice of the time and place of every meeting of the Board shall be given in the manner provided in
Article X to each director (a) not less than 48 hours before the time when the meeting is to be held if the notice is mailed, or (b) not less than 12 hours before the time when the meeting is to be held if the notice is given personally or is delivered or is sent by any means of transmitted or recorded communication; provided that a meeting of the Board may be held at any time on shorter notice or without notice to any or all directors and proceedings thereat shall not thereby the invalidated if all the directors are present or if those absent have (i) been given notice of the holding of such meeting or (ii) in any manner and at any time waived notice of such meeting. No notice of meeting need be given to a director in respect of the meeting at which he was elected or appointed to the Board to fill a vacancy thereon. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified. A director may in any manner waive notice of or otherwise consent to a meeting of the Board.

3.11 First Meeting of the New Board. Provided a quorum of directors is present, and subject to the Act, a majority of directors present are resident Canadians, each newly elected Board may without notice hold its first meeting immediately following the meeting of shareholders at which such Board is elected.

3.12 Adjourned Meeting. Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.13 Regular Meetings. The Board may appoint a day or days in any month or months for regular meetings of the Board at a place and hour to be named. A copy of any

                                  Exhibit I-8
resolution of the Board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

3.14 CHAIRMAN. The chairman of any meeting of the Board shall be the Chairman of the Board or, in his absence or at his request, the Vice-Chairman of the Board or, in his absence or at his request or that of the Chairman of the Board, the President. If no such person is present, the directors present shall choose one of their number to be chairman.

3.15 PROCEDURE AT MEETINGS. At all meetings of the Board every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chairman of the meeting shall be entitled, in addition to his original vote, to a second or casting vote. Notwithstanding the foregoing, where all the directors present at or participating in the meeting consent, a meeting of the Board or of a committee of the directors may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in such a meeting is deemed to be present at such meeting.

3.16 INTEREST OF DIRECTORS. No director shall be disqualified by reason of his being a director from, directly or indirectly, contracting with the Corporation, but shall make such disclosure as required by the Act and shall refrain from voting where required by the Act.

3.17 REMUNERATION AND EXPENSES. The directors may fix the remuneration of the directors, officers and employees of the Corporation. The directors shall be reimbursed as the Board may from time to time determine in respect of their out-of-pocket expenses incurred in attending Board, committee or shareholders' meetings or otherwise in respect of the performance by them of their duties. No confirmation by the shareholders of any such reimbursement shall be required.
If any director or officer shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not, subject to the Act, disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

                                  ARTICLE IV

                            COMMITTEES OF THE BOARD


                                  Exhibit I-9

4.01 COMMITTEES. The directors may from time to time appoint from their number one or more committees of directors (including, without limitation, an executive committee) and, subject to the Act, may delegate to any such committee any of the powers of the directors. A majority of the members of any such committee shall be resident Canadians. The functions of any such committee may, but need not, be advisory only.

4.02 AUDIT COMMITTEE. The Corporation shall have an audit committee to be composed of not fewer than three directors qualified in accordance with the provisions of the Act to hold office until the next annual meeting of the shareholders, which committee shall exercise the powers of an audit committee as provided in the Act.

4.03 PROCEDURE. Unless otherwise determined by the Board, each committee of the Board shall have power to fix its quorum at not less than a majority of its members, to elect its chairman and vice-chairman and to regulate its procedure.

4.04 INTERPRETATION. Subject to the Act, any power of or conferred on the Board or the Directors, whether under the by-laws or otherwise, may be delegated by the Board to any committee or officer. Nothing in the by-laws shall be construed as in any way limiting the powers which the directors may delegate to any committee, officer or other person.

                                   ARTICLE V

                                   OFFICERS

5.01 APPOINTMENT. There shall be a Chairman of the Board and a President, all of whom shall be directors of the Corporation, a Secretary, a Treasurer and such other officers as the Board may determine, including one or more assistants to any of the officers so appointed The Board may specify the duties of and, in accordance with the by-laws and subject to the provisions of the Act, delegate to such officers powers to manage the business and affairs of the Corporation.

5.02 CHAIRMAN OF THE BOARD. The Chairman of the Board shall have such duties as may be assigned to him from time to time by the Board and the by-laws.

5.03 VICE-CHAIRMAN OF THE BOARD. During the absence or inability of the Chairman of the Board, his powers and duties shall devolve upon the Vice-Chairman of the Board. If the Vice-Chairman of the Board exercises any such power or duty the absence or inability of the Chairman of the Board with reference thereto shall be presumed. The Vice-Chairman of the Board shall also perform such other duties and exercise such other


                                 Exhibit I-10
powers as the Board may from time to time prescribe or as the Chairman of the Board may delegate to him.

5.04 PRESIDENT. The President shall, subject to the authority of the Board, have general supervision of the business of the Corporation. The President shall have such other powers and duties as the Board may specify.

5.05 VICE-PRESIDENT. A Vice-President shall have such powers and duties as the Board may specify.

5.06 SECRETARY. The Secretary shall attend and be the secretary of all meetings of the Board, shareholders and committees of the Board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given as and when instructed all notices to shareholders, directors, officers, auditors and members of committees of the Board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for those purposes. The Secretary shall have such other powers and duties as the Board may specify.

5.07 TREASURER. The Treasurer, under the direction of the Board, shall control the deposit of money, the safekeeping of securities and the disbursement of funds of the Corporation. The Treasurer shall render to the Board whenever required an account of all of his transactions as Treasurer and report to and advise the Board on the financial position and requirements of the Corporation. The Treasurer shall have such other powers and duties as the Board may specify.

5.08 POWERS AND DUTIES OF OTHER OFFICERS. The powers and duties of all other officers shall be such as the terms of their engagement call for or as the Board may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised nd performed by such assistant, unless the Board otherwise directs.

5.09 VARIATION OF POWERS AND DUTIES. The Board may form time to time and subject to the provisions of the Act vary, add to or limit the powers and duties of any officer.

5.10 TERM OF OFFICE. The Board, in its discretion, may remove any officer of the Corporation, without prejudice to such officer's rights under any employment contract. Otherwise, each officer appointed by the Board shall hold office until his successor is appointed or until his earlier resignation.


                                 Exhibit I-11

5.11 TERMS OF EMPLOYMENT AND REMUNERATION. The terms of employment and the remuneration of an officer appointed by the Board shall be settled by the Board from time to time. The Board may fix the remuneration of the officers from time to time.

5.12 INTEREST OF OFFICERS. No officer shall be disqualified by reason of his being an officer from, directly or indirectly, contracting with the Corporation, but shall disclose his interest in any material contract or proposed material contract with the Corporation as required by the Act.

5.13 AGENTS AND ATTORNEYS. The Board may from time to time appoint agents or attorneys for the Corporation in or outside Ontario with such powers of management or otherwise (including the powers to subdelegate) as may be thought fit.

5.14 FIDELITY BONDS. The Board may require such officers, employees and agents of the Corporation as the Board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the Board may from time to time determine.

                                  ARTICLE VI

                 PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.01 STANDARD OF CARE. Every director and officer in exercising his powers and discharging his duties shall (a) act honestly and in good faith with a view to the best interests of the Corporation, and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

6.02 LIABILITY FOR ACTS OF OTHERS. Subject to the provisions of section 6.01 of this by-law, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or other act for conformity or for any loss, damage, or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by order of the Board for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person, firm or body corporate with whom or which any moneys, securities or effects of the Corporation shall be lodged or deposited or for any loss occasioned by any error of judgment or oversight on his part, or for any loss, conversion, misapplication or misappropriation of or damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his

                                 Exhibit I-12
respective office or trust or in relation thereto, unless the same are occasioned by his own wilful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act or from liability for any breach thereof.

6.03  INDEMNIFICATION BY CORPORATION.

      (a) Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason or being or having been a director or officer of the Corporation or such body corporate, if (i) he acted honestly and in good faith with a view to the best interests of the Corporation, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Corporation may from time to time enter into agreements pursuant to which the Corporation agrees to indemnify one or more persons in accordance with the provisions or this section.

      (b) The Corporation shall, with any approval required by law, indemnify a person referred to in subsection 6.03(a) of this by-law in respect of an action by or on behalf of the Corporation or a body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in clauses 6.03(a)(i) and 6.03(a)(ii) of this by-law.

6.04 INSURANCE. The Corporation may purchase and maintain insurance for the benefit of any person referred to in subsection 6.03(a) of this by-law against any liability incurred by him (a) in his capacity as a director or officer, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation, or (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

                                 Exhibit I-13

                                  ARTICLE VII

                                    SHARES

7.01 ISSUE. The Board may from time to time issue, or grant options to purchase, the whole or any part of the authorized and unissued shares of the Corporation in such manner and on such terms and to such person or persons or class of persons and for such consideration as the Board shall by resolution determine or authorize, provided that no share shall be issued until it is fully paid as provided by the Act.

7.02 COMMISSIONS. The Board may from time to time authorize the Corporation to pay a commission to any person in consideration of his purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

7.03 REGISTRATION OF TRANSFERS. Subject to the provisions of the Act, no transfer of shares shall be registered in a securities register of the Corporation except upon presentation of the certificate representing such shares with an endorsement, which complies with the Act, made thereon or delivered therewith duly executed by an appropriate person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board may from time to time prescribe, upon payment of all applicable taxes and any fees prescribed by the Board, upon compliance with such restrictions on transfer as are authorized by the articles and upon satisfaction of any lien referred to in section 7.05 of this by-law.

7.04 TRANSFER AGENTS AND REGISTRARS. The Board may from time to time appoint one or more agents to maintain, in respect of each class of securities of the Corporation issued by it in registered form, a central securities register and one or more branch securities registers. Such a person may be designated as transfer agent or registrar according to his functions and one person may be designated both transfer agent and registrar. The board may at any time terminate such appointment.

7.05 LIEN FOR INDEBTEDNESS. If the articles provide that the Corporation shall have a lien on shares registered in the name of a shareholder indebted to the Corporation, such lien may be enforced, subject to any other provision of the articles, by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Corporation may refuse to register a transfer of the whole or any part of such shares.

7.06 NON-RECOGNITION OF TRUST. Subject to the provisions of the Act, the Corporation may treat as absolute owner of any share the person in whose name the share is registered


                                 Exhibit I-14
in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation's records or on the share certificate.

7.07 SHARE CERTIFICATES. Every holder of one or more shares of the Corporation shall be entitled, at his option, to a share certificate, or to a non-transferable written acknowledgement of his right to obtain a share certificate, stating the number and class or series of shares held by him as shown on the securities register, The Board may from time to time by resolution provide for the charging of a fee not in excess of that authorized by the Act for every share certificate issued, except for certificates issued in respect of an issue of shares. Share certificates and acknowledgements of a shareholder's right to a share certificate, respectively, shall be in such form as the Board shall from time to time approve and shall be signed manually by at least one director or officer or by or on behalf of a registrar, transfer agent, branch transfer agent or issuing or other authenticating agent of the Corporation, or by a trustee who certifies it in accordance with a trust indenture, and any additional signatures required on a share certificate may be printed or otherwise mechanically reproduced thereon. If a share certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the certificate notwithstanding that the person has ceased to be a director or officer, and the share certificate shall be as valid as if he were a director or officer at the date of its issue.

7.08 REPLACEMENT OF SHARE CERTIFICATES. The Board or any officer or agent designated by the Board may in its or his discretion direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate claimed to have been lost, destroyed or wrongfully taken on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

7.09 JOINT SHAREHOLDERS. If two or more persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any of such persons may give effectual receipt for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

7.10 DECEASED SHAREHOLDERS. In the event of the death of a holder or of one of the joint holders of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.

                                 Exhibit I-15

                                 ARTICLE VIII

                             DIVIDENDS AND RIGHTS

8.01 DIVIDENDS. Subject to the provisions of the Act and the articles, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation or options or rights to acquire fully paid shares of the Corporation. Any Dividend unclaimed for a period of 6 years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

8.02 DIVIDEND CHEQUES. A dividend payable in cash shall be paid by cheque drawn on the Corporation's bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

8.03 NON-RECEIPT OF CHEQUES. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.04 RECORD DATE FOR DIVIDENDS AND RIGHTS. The Board may fix in advance a date, preceding by not more than 50 days the date for the payment of any dividend or the date for the issue of any warrant or other evidence of the right to subscribe for securities of the Corporation, as a record date for the determination of the persons entitled to receive payment of such dividend or to receive such warrant or other evidence of right to subscribe for such securities. In every such case only such persons as shall be shareholders of record at the close of business on the record date so fixed shall be entitled to receive payment of such dividend or other evidence or right to subscribe for securities of the Corporation, notwithstanding the transfer or issue of any shares after the record date so fixed. If no record date is so fixed, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe

                                 Exhibit I-16
for securities of the Corporation shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the Board.

                                  ARTICLE IX

                           MEETINGS OF SHAREHOLDERS

9.01 ANNUAL MEETINGS. Subject to the Act, the annual meeting of the shareholders shall be held at such place and on such date and at such time as the Board or the Chairman of the Board, the Vice-Chairman of the Board, the President or an Executive Vice-President or a Vice-President who is a director may appoint.

9.02 SPECIAL MEETINGS. The Board on its own motion or the Chairman of the Board, the Vice-Chairman of the Board, the President or an Executive Vice-President or a Vice-President who is a director may at any time call a special meeting of the shareholders for the transaction of any business.

9.03 NOTICE OF MEETINGS. Notice of the time and place of each meeting of shareholders shall be given in the manner provided in Article X of this by-law not less than 21 and not more than 50 days before the date of the meeting to each director, to the auditor of the Corporation and to each shareholder who at the close of business on the record date for notice is entered in the register of shareholders as the holder of one or more shares carrying the right to vote at the meeting.

9.04 RECORD DATE FOR NOTICE. The Board may fix in advance a time and date, preceding the date of any meeting of shareholders by not more than 50 days and not less than 21 days, as the record date for the determination of the shareholders entitled to receive notice of the meeting. If no such record date for notice is fixed by the Board in connection with any meeting of shareholders, the record date for the determination of the shareholders entitled to receive notice of the meeting shall be at the close of business on the day immediately preceding the day on which notice is given.

9.05 RECORD DATE FOR FINANCIAL STATEMENTS. The Board may fix in advance a time and date, preceding the date of any annual meeting of shareholders by not more than 50 days and not less than 21 days, as the record date for the determination of the shareholders entitled to receive the financial statements of the Corporation pursuant to the Act. If no such record date for the determination of such shareholders is fixed by the Board, the record date for such determination shall be the record date determined under section 9.04 of this by-law in connection with such annual meeting.

                                 Exhibit I-17

9.06 MEETINGS WITHOUT NOTICE. Subject to the Act, a meeting of shareholders may be held at any time without notice to the directors, the auditor or any or all shareholders entitled thereto or on shorter notice than that provided for herein and proceedings thereat shall not thereby be invalidated if all such persons as receive no notice or short notice in any manner and at any time waive notice of such meeting, and attendance of any such person or representation by proxy is a waiver of notice of the meeting.

9.07 CHAIRMAN, SECRETARY AND SCRUTINEER. At any meeting of shareholders, the Chairman of the Board or, in his absence, the Vice-Chairman of the Board or, in their absence, the President or, in their absence, a Vice-President who is a director shall be chairman. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chairman. If a ballot is demanded on the election of such a chairman it shall be taken forthwith, without adjournment. If the Secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. One or more scrutineers, who need not be shareholders, may be appointed by the chairman.

9.08 PERSONS ENTITLED TO BE PRESENT. The only persons entitled to attend a meeting of shareholders shall be those entitled to vote thereat, the directors, the officers of the Corporation, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

9.09 QUORUM. Subject to section 9.20 of this by-law, a quorum for the transaction of business at any meeting of shareholders shall be 2 persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy or proxyholder for an absent shareholder so entitled, holding or representing in the aggregate not less than 10% of the issued shares of the Corporation enjoying voting rights at such meeting.

9.10 RIGHT TO VOTE. Subject to the Act, at any meeting of shareholders a person named in the list of shareholders entitled to receive notice of the meeting, prepared in accordance with the Act, shall be entitled to vote the shares shown opposite his name on such list at the meeting to which the list relates, except to the extent that

      (a) such person has transferred any of his shares after the record date for the determination of the shareholders entitled to receive notice of the meeting determined under section 9.04 of this by-law, and

      (b)  the transferee of those shares,

                                 Exhibit I-18

      (i)  produces properly endorsed share certificates, or

      (ii) otherwise establishes that he owns the shares, and demands, not later than such time before the meeting as the Board may from time to time prescribe, that his name be included in the list before the meeting, in which case the transferee is entitled to vote his shares at the meeting.

9.11 PROXIES. Every shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, who need not be shareholders, as his nominee to attend and act for him at the meeting in the manner, to the extent and with the authority conferred by the proxy. A proxy shall be executed by the shareholder or his attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized. Subject to the requirements of the Act, a proxy shall be in such form as the Corporation may from time to time require. A proxy ceases to be valid one year from its date.

9.12 TIME FOR DEPOSIT OF PROXIES. The Board may by resolution fix a time, not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at that meeting must be deposited. A proxy shall be acted upon only if, prior to the time so fixed and specified in the notice calling the meeting, it shall have been deposited with the Corporation or an agent thereof or, if no such time is specified in such notice, unless it has been received by the Secretary of the Corporation or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

9.13 PERSONAL REPRESENTATIVE. If a shareholder of record is deceased, his personal representative, upon compliance with the requirements of the Corporation, shall be entitled to exercise the same voting rights at any meeting of shareholders as the shareholder of record would have been entitled to exercise if he were living and for the purposes of the meeting shall be considered a shareholder. If there is more than one personal representative, the provisions of section 9.14 of this by-law shall apply.

9.14 JOINT SHAREHOLDERS. If shares are held jointly by 2 or more persons, any one of them present in person or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote the shares; but if more than one of them shall be present in person or represented by proxy, they shall vote together as one on the shares jointly held by them.

9.15 VOTES TO GOVERN. At any meeting of shareholders every question posed for the consideration of the shareholders entitled to vote thereat shall, unless otherwise required

                                  Exhibit I-19
by the articles or the by-laws, be determined by the majority of the votes cast on the question. In case of an equality of votes, either upon a show of hands or upon a ballot, the chairman of the meeting shall have, in addition to any vote or votes he may have as a shareholder, a second or casting vote.

9.16 SHOW OF HANDS. Subject to the provisions of the Act, voting at a meeting of shareholders shall be decided by a show of hand except where a ballot is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot is so required or demanded, an entry in the minutes of a meeting of shareholders to the effect that the chairman of the meeting declared a motion to be carried is prima facie proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the motion.

9.17 BALLOTS. On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, the chairman may require or any person entitled to vote on the question may demand a ballot thereon. A ballot so required or demanded shall be taken in such manner and at such time as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot and, if withdrawn, shall be deemed not to have been required or demanded. Upon a ballot each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided for by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the question.

9.18 ADJOURNMENT. The chairman presiding at a meeting of shareholders may, subject to the Act, with consent of the meeting and subject to such conditions as the meeting decides, adjourn the meeting from time and from place to place. If a ballot is demanded on the question of adjournment it shall be taken forthwith without adjournment.

9.19 ACTION IN WRITING BY SHAREHOLDERS. Subject to the Act, a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is a valid as if it had been passed at a meeting of the shareholders so entitled.

9.20 ONLY ONE SHAREHOLDER. Where the Corporation has only one holder of any class or series of shares of the Corporation that shareholder present in person or by proxy constitutes a meeting.

9.21 MEETINGS OF THE HOLDERS OF ONE OR MORE CLASSES OR SERIES OF SHARES OF THE CORPORATION. Subject to the Act and the Articles, the provisions of the by-laws applicable

                                 Exhibit I-20
to meetings of shareholders shall apply to any meetings of the holders of one or more classes or series of shares of the Corporation.

9.22 INTERPRETATION. Nothing in the by-laws shall be construed as conferring upon any shareholder the right, or entitling any shareholder, to receive notice of or attend or vote in respect of any shares of the Corporation held by him at any meeting of shareholders, if such shareholder would not have such right or entitlement under the provisions of the Act or the articles.

                                   ARTICLE X

                                    NOTICES

10.01 METHOD OF GIVING NOTICES. Any notice (which term includes any communication or document) to be given, sent, delivered or served pursuant to the Act, the articles, the by-laws or otherwise to or upon a shareholder, director, officer, auditor of the Corporation or member of a committee shall be sufficiently given, sent, delivered or served, as the case may be, if delivered personally to the person to whom it is to be given or delivered to his recorded address or if mailed to him at his recorded address by prepaid mail, or if sent to him at his recorded address by means of wire, wireless, telex or any other form of prepaid transmitted or recorded communication. A notice so delivered shall be deemed to have been given, sent, delivered or served, as the case may be, when it is delivered personally or at the recorded address as aforesaid; a notice so mailed shall be deemed to have been given, sent, delivered or served, as the case may be, on the date of mailing and shall be deemed to have been received by the addressee on the fifth day after mailing; and a notice sent by means of wire, wireless, telex or other form of transmitted or recorded communication shall be deemed to have been given, sent, delivered or served, as the case may be, when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch. The Secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee in accordance with any information believed by him to be reliable. A certificate of any signing officer of the Corporation in office at the time of making the certificate or of an executive or officer of any registrar or transfer agent or branch registrar or transfer agent of shares of any class of the Corporation as to facts in relation to the delivery or mailing or service of any notice or other document to any shareholder, director, officer or auditor or publication of any notice of other documents shall be conclusive evidence thereof and shall be binding on every shareholder, director, officer and the auditor of the Corporation.

10.02 NOTICE TO JOINT SHAREHOLDERS. If two or more persons are registered as joint holders of any share or shares, notice to one of such persons shall be sufficient notice to

                                 Exhibit I-21
all of them. Any notice shall be addressed to all of such joint holders and the address to be used for the purposes of section 10.01 shall be the address appearing on the securities register in respect of such joint holding, or the first address so appearing if there is more than one.

10.03 COMPUTATION OF TIME. Where a period of days is required to be calculated, the period of days shall be deemed to commence the day following the event that began the period and shall be deemed to terminate at midnight of the last day of the period except that if the last day of the period falls on a Sunday or holiday the period shall terminate at midnight of the day next following that is not a Sunday or holiday.

10.04 OMISSIONS AND ERRORS. The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee, or the non-receipt of any notice by any such person or any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

10.05 PERSONS ENTITLED BY DEATH OR OPERATION OF LAW. Subject to the Act, every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share of the Corporation shall be bound by every notice or other document in respect of such share which, prior to his name and address being entered on the securities register of the Corporation, shall have been duly given to a person from whom he derives his title to such share, whether such notice or other document was given before or after the happening of the event upon which he became so entitled.

10.06 WAIVER OF NOTICE. Any shareholder (or his duly appointed proxyholder), director, officer, auditor or member of a committee may at any time waive any notice or waive or abridge the time for the giving or sending of any notice or document required to be given or sent to him under any provision of the Act, the articles, the by-laws or otherwise and such waiver or abridgement shall cure any default in the giving or sending of such notice or document, as the case may be.

                                  ARTICLE XI

                                EFFECTIVE DATE

11.01 EFFECTIVE DATE. This by-law shall come into force on the date of its confirmation by the shareholders in accordance with the Act.

                                 Exhibit I-22

11.02 REPEAL. Upon this by-law coming into force, all previous by-laws of the Corporation is repealed provided that such repeal shall not affect the previous operation of such by-laws so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under the validity of any contract or agreement made pursuant to any such by-laws prior to such repeal.


                                   *   *   *

     The foregoing by-law was passed by the directors of the Corporation pursuant to the Business Corporations Act (Ontario).

                  DATED as of the     day of            1994.



                                      ______________________________
                                      Secretary

     The foregoing by-law was confirmed by the shareholders of the Corporation pursuant to the Business Corporations Act (Ontario) at a meeting of the
shareholders held on the          day of May, 1994.

                  DATED as of the     day of            1994.


                                      _______________________________
                                      Secretary




                                 Exhibit I-23

                                   EXHIBIT J
              TEXT OF ONTARIO BUSINESS CORPORATION ACT SECTION 185

       (1) RIGHTS OF DISSENTING SHAREHOLDERS. Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

            (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

            (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

            (c) amalgamate with another corporation under sections 175 and 176;

            (d)   be continued under the laws of another jurisdiction under
                  section 181; or

            (e) sell, lease or exchange all or substantially all its property under subsection 184(3),

  a holder of shares of any class or series entitled to vote on the resolution may dissent.

       (2) IDEM. If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

            (a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

            (b)  subsection 170(5) or (6).

       (3) EXCEPTION. A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

            (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

            (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

       (4) SHAREHOLDER'S RIGHT TO BE PAID FAIR VALUE. In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

       (5) NO PARTIAL DISSENT. A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

       (6) OBJECTION. A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

                                  Exhibit J-1

       (7) IDEM. The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

       (8) NOTICE OF ADOPTION OR RESOLUTION. The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

       (9) IDEM. A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

       (10) DEMAND FOR PAYMENT OF FAIR VALUE. A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

            (a)   the shareholder's name and address;

            (b) the number and class of shares in respect of which the shareholder dissents; and

            (c)   a demand for payment of the fair value of such shares.

       (11) CERTIFICATES TO BE SENT IN. Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

       (12) IDEM.  A dissenting shareholder who fails to comply with subsections
  (6), (10) and (11) has no right to make a claim under this section.

       (13) ENDORSEMENT ON CERTIFICATE. A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

       (14) RIGHTS OF DISSENTING SHAREHOLDER. On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

            (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

            (b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

            (c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection
  (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection
  (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

                                  Exhibit J-2

       (15) OFFER TO PAY. A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

            (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

            (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

       (16) IDEM. Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

       (17) IDEM. Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

       (18) APPLICATION TO COURT TO FIX FAIR VALUE. Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

       (19) IDEM.  If a corporation fails to apply to the court under subsection
  (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

       (20) IDEM. A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

       (21) COSTS. If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to borne by the corporation unless the court otherwise orders.

       (22) NOTICE TO SHAREHOLDERS. Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

            (a) has sent to the corporation the notice referred to in subsection (10); and

            (b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

  of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

       (23) PARTIES JOINED. All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

                                  Exhibit J-3

       (24) IDEM.  Upon an application to the court under subsection (18) or
  (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

       (25) APPRAISERS. The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

       (26) FINAL ORDER. The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favor of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

       (27) INTEREST. The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

       (28) WHERE CORPORATION UNABLE TO PAY. Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that is unable lawfully to pay dissenting shareholders for their shares.

       (29) IDEM. Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

            (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

            (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

       (30) IDEM. A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

            (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

            (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

       (31) COURT ORDER. Upon application by a corporation that proposed to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

       (32) COMMISSION MAY APPEAR. The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31) if the corporation is an offering corporation.

                                  Exhibit J-4

====================================================
               __________

            TABLE OF CONTENTS

                                         Page
                                         ----
Available Information...................   (i)
Exchange Rate Data......................  (ii)
Summary.................................     1
General Proxy Information...............    10
Domestication and Merger................    13
Effect of Domestication on Shareholder
 Rights.................................    17
Dissent Rights of Xavier Shareholders...    23
Price Range of Common Shares............    25
Selected Consolidated Financial Data....    26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    27
Business................................    35
Risk Factors............................    49
Management..............................    54
Certain Transactions....................    63
Principal Shareholders..................    66
Description of Xavier-Delaware
 Securities.............................    67
Canadian and United States Income Tax
  Considerations........................    72
Legal Opinions..........................    78
Experts.................................    78
Shareholder Proposals...................    78
Other Business of Special Meeting.......    79
Approval of Prospectus..................    79
Glossary................................    80
Index to Financial Statements...........   F-1
The Russian Oil Industry and Its
 Regulation.............................   A-1
Report of Independent Engineers.........   B-1

              __________________

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
 ANY OF THE SECURITIES OFFERED HEREBY IN ANY
 JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS
 UNLAWFUL TO MAKE SUCH AN OFFER.  NEITHER THE
 DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
 HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
 AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN
 THE INFORMATION SET FORTH HEREIN OR IN THE BUSINESS
 OF THE COMPANY SINCE THE DATE HEREOF.
====================================================

====================================================

                   XAVIER MINES LIMITED


                   64,894,554 SHARES OF
                      COMMON STOCK

                           and

               71,543,022 WARRANTS AND 850,000
                OPTIONS TO PURCHASE SHARES OF
                       COMMON STOCK

                  XAVIER MERGER CORPORATION



                   16,223,639 SHARES OF
                        COMMON STOCK

                            and

                 71,543,022 WARRANTS AND 850,000
                  OPTIONS TO PURCHASE SHARES OF
                         COMMON STOCK




                    ---------------------

                          PROSPECTUS

                    ---------------------


                                 , 1996

                    THE R-M TRUST COMPANY

====================================================

                              PART II TO FORM S-4

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

  ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a corporation to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) board of directors by a majority vote of directors who were not parties to such action, suit or proceeding even though less than a quorum, (ii) independent counsel if there are no such disinterested directors or if such directors so direct, or (iii) stockholders, that indemnification of the indemnitee is proper because he has met the applicable standard of conduct. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors of otherwise.

       Article X of Xavier-Canada's (upon Domestication) and Xavier-Delaware's Bylaws, copies of which are filed as Exhibit 3.2 and Exhibit 3.5 to this Registration Statement, provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by
  Section 145 of the DGCL.

       Section 8.E of Xavier-Canada's (upon Domestication) and Xavier-Delaware's Certificate of Incorporation, copies of which are filed as Exhibit 3.1 and 3.4 to this Registration Statement, limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation also provides that if the DGCL is amended after the approval of the Amended and Restated Certificate of incorporation also provides that if the DGCL is amended after the approval of the Amended and Restated Certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the full extent permitted by the DGCL, as so amended.

       The Company has entered into indemnification agreements with certain of its directors providing for indemnification to the full extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.

       The foregoing discussion is qualified in its entirety by reference to the Company's Bylaws. See Exhibit 3.2 to this Registration Statement.

  ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (A)  EXHIBITS.

                                                                                                                    PAGE NUMBER
                                                                                                                        OR
EXHIBIT                                                                                                              METHOD OF
 NUMBER   DESCRIPTION                                                                                                  FILING
- --------  -----------                                                                                              --------------
    +3.1  Canadian Certificate of Incorporation of Xavier Mines Limited ("Mines")                                     Page ___
    +3.2  Canadian Bylaws of Mines                                                                                    Page ___
    +3.3  Certificate of Domestication of Mines                                                                       Page ___
    +3.4  Certificate of Incorporation, as amended, of Xavier Corporation ("New                                       Page ___
          Xavier")
    +3.5  Bylaws of New Xavier                                                                                        Page ___
    +4.1  Form of Certificate for Mines' Common Stock                                                                 Page ___
    +4.2  Form of Certificate for New Xavier's Common Stock                                                           Page ___
    +4.3  Form of Settlement Warrant                                                                                  Page ___
    +4.4  Form of Private Placement Warrant                                                                           Page ___
    +4.5  Other Warrant - Warrant agreement with Raymond D. Cohn, dated                                               Page ___
          August 2, 1995.
    +4.6  Letter Agreement with MRI International Enterprises Incorporated                                            Page ___
    +4.7  Form of Arizona Securities Warrant Agreement                                                                Page ___
    +4.8  Form of New Arizona Securities Warrant Agreement                                                            Page ___
    +4.9  Form of Russ Oil Warrant                                                                                    Page ___
    +5.1  Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.                                            Page ___
   +10.1  Agreement between Genesis Eurasia Corporation ("GEC") and Mines                                             Page ___
          dated March 13, 1994
   +10.2  Limited Liability Company Agreement of Genesis Eurasia Xavier L.L.C.                                        Page ___
          ("GEX") dated March 13, 1994
   +10.3  Black Gold Joint Venture Agreement between Stavropolneftegas                                                Page ___
          ("STNG") and GEC dated September 16, 1992
   +10.4  Credit Agreement, by and between Mines and GEC, dated March 13,                                             Page ___
          1994
   +10.5  Transfer Agreement by and among GEX, GEC and STNG                                                           Page ___
   +10.6  Charter of Black Gold (JSC) dated September 16, 1992                                                        Page ___
   +10.7  Protocol of the General Meeting of the Shareholders of the Joint Stock                                      Page ___
          Company "Black Gold" from April 21, 1994

                                                                                                                    PAGE NUMBER
                                                                                                                        OR
EXHIBIT                                                                                                              METHOD OF
 NUMBER   DESCRIPTION                                                                                                  FILING
- --------  -----------                                                                                              --------------
   +10.8  Agreement No. 1, to amend the Credit Agreement by and between Mines                                         Page ___
          and GEC, dated March 13, 1994
   +10.9  Agreement, dated March 25, 1994, to amend the Limited Liability                                             Page ___
          Company Agreement of GEX, dated March 13, 1994
  +10.10  Agreement No. 2, dated April 14, 1994, to amend the Agreement by and                                        Page ___
          between Mines and GEC, dated March 13, 1994, as amended
  +10.11  Agreement No. 3, to amend the Agreement by and between Mines and                                            Page ___
          GEC, dated March 13, 1994, as amended.
  +10.12  Memorandum of Understanding, effective December 30, 1994, by and                                            Page ___
          between Mines and GEC.
  +10.13  Stock Option Plan of Mines                                                                                  Page ___
  *10.14  1996 Long Term Incentive Plan                                                                               Page ___
  +10.15  Management Agreement, by and between Mines and Chris A. Dittmar,                                            Page ___
          dated as of November 14, 1994
  +10.16  Management Agreement, by and between Mines and George W. Bowman,                                            Page ___
          dated as of November 14, 1994
  +10.17  Interest Purchase Agreement, by and between Mines and Chris A.                                              Page ___
          Dittmar, dated as of November 3, 1994
  +10.18  Interest Purchase Agreement, by and between Mines and George W.                                             Page ___
          Bowman, dated as of November 3, 1994
  +10.19  Technical Services Agreement (E. Kamennoye) (the "Kamennoye East                                            Page ___
          TSA"), by and among Xavier (Eurasia) Inc. ("Eurasia"),
          Khantymansiyskneftegazgeologiya ("KMNGG") and Peteco, dated as of
          June 5, 1995
  +10.20  Amendment No. 1 to the Kamennoye East TSA Technical Services                                                Page ___
          Agreement, by and among Eurasia, KMNGG and Peteco, dated as of Jun e 6, 1995
  +10.21  Technical Services Agreement (W. Kamennoye), by and among Eurasia,                                          Page ___
          Kond Petroleum and MR International
  +10.22  Technical Services Agreement (Potanay) (the "P&K TSA"), by and                                              Page ___
          among Eurasia, KMNGG and Peteco, dated as of June 5, 1995
  +10.23  Stock Purchase and Sale Agreement, by and among Mines, Bandera                                              Page ___
          Acquisition Inc., Bandera Holdings, Inc., H.E. Holder, Jr., and Bandera
          Engineering, Inc., dated as of July 12, 1995
  +10.24  Line of Credit Provision Agreement, dated 1995, by and between the                                          Page ___
          Mines and SKM (UK) Limited.
  +10.25  Project Pricing Agreement, by and between Bandera Engineering, Inc.                                         Page ___
          and Mines, dated as of July 12, 1995
  +10.26  Foundation Agreement, by and between Mines and Rosneftegazstrov,                                            Page ___
          dated September 2, 1994

                                                                                                                    PAGE NUMBER
                                                                                                                        OR
EXHIBIT                                                                                                              METHOD OF
 NUMBER   DESCRIPTION                                                                                                  FILING
- --------  -----------                                                                                              --------------
  +10.27  Charter of the Closed Stock Company Petrox, dated September 2, 1995                                         Page ___
  +10.28  Agreement by and between Eurasia and UST-Ilimsk External Economic                                           Page ___
          Company on the Establishment of the Russian-American Joint Venture
          "ForestPartners JSC" in the Form of a Joint Stock Company of the Closed
          Type, dated July 31, 1995 (superseding version filed with Registration
          Statement on November 9, 1995)
  +10.29  Charter of ForestPartners JSC a Joint Stock Company of the Closed Type,                                     Page ___
          dated December 14, 1994
  +10.30  Drilling Contract, dated October 17, 1995, by and between Eurasia and                                       Page ___
          Vector Development Ltd.
   10.31  [Intentionally omitted]                                                                                     Page ___
  +10.32  Loan Agreement, dated December 8, 1995, by and between Mines and                                            Page ___
          D. Carnegie AB.
  +10.33  Convertible Promissory Note payable by Aitorneftegas to the Registrant i n the amount of $20,000,000        Page ___
  +10.34  Promissory Note payable by Kachina Capital Corporation to the Registrant                                    Page ___
          in the amount of $600,000
  +10.35  Memorandum of Understanding, dated December 5, 1995, by and among                                           Page ___
          Eurasia, KMNGG and Peteco, with respect to the Kamennoye East TSA and the P&K TSA
  +10.36  Memorandum of Understanding, dated December 5, 1995, by and among                                           Page ___
          Eurasia, KMNGG and Peteco, with respect to the Kamennoye East TSA
  +10.37  Employment Agreement, dated as of June 1, 1995, by and between                                              Page ___
          Bandera Pipeline Service Corp. and H.E. Holder, Jr.
  +10.38  Office Space Lease Agreement                                                                                Page ___
  +16     Letter of Morgan & Co., Chartered Accountants regarding their dismissal                                     Page ___
          as the Registrant's accountants
   +21    Subsidiaries of Registrant                                                                                  Page ___
   *23.1  Consents of BDO Seidman, LLP                                                                                Page ___
   *23.2  Consent of Philip Vogel & Co., P.C.                                                                         Page ___
   *23.3  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.                                                      Included in
                                                                                                                     Exhibit 5
   *23.4  Consent of Huddleston & Company, Inc.                                                                       Page ___

- ----------------------
  +    Previously filed.
  *    Filed herewith.

  ITEM 22.  UNDERTAKINGS

     The undersigned registrants hereby undertake:

     (a) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.
  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) to supply by means of a post-effective amendment all information concerning a transactions, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) that every prospectus (i) that is filed pursuant to paragraph (i) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, XAVIER MINES LIMITED has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on May 9, 1996.

                                 XAVIER MINES LIMITED
                                 an Ontario corporation



                                 By  /s/ ROBERT S. PARSONS
                                   -----------------------------
                                    Robert S. Parsons
                                    Chief Financial Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Form S-4 Registration Statement has been signed below by the following persons in the indicated capacities on May 9, 1996.

       SIGNATURE                       TITLE
      -----------                      -----

           *
- ------------------------   Chairman of the Board, Chief
    Chris A. Dittmar      Executive Office and President
                           (Principal Executive Officer)


           *
- ------------------------      Director and Secretary
 Michael C.P. Hannesson

           *
- ------------------------             Director
   Franklin L. Davis

           *
- ------------------------             Director
  Robert L. Gerry, III


- ------------------------             Director
     Paul T. Conroy

  /s/ ROBERT S. PARSONS
- ------------------------      Chief Financial Officer
   Robert S. Parsons         (Principal Financial and
                                Accounting Officer)


* /s/ ROBERT S. PARSONS
- -------------------------
Robert S. Parsons, as
attorney-in-fact for the
indicated persons pursuant to
the power of attorney filed with the
Commission with the initial filing of
this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, XAVIER CORPORATION has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on May 9, 1996.

                                 XAVIER CORPORATION
                                 a Delaware corporation



                                 By /s/ ROBERT S. PARSONS
                                   ------------------------
                                    Robert S. Parsons
                                    Vice President and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Form S-4 Registration Statement has been signed below by the following persons in the indicated capacities on May 9, 1996.

      SIGNATURE                      TITLE
      ---------                      -----

         *
- ----------------------   Chairman of the Board, Chief
Chris A. Dittmar        Executive Office and President
                         (Principal Executive Officer)


         *
- ----------------------      Director and Secretary
George W. Bowman

         *
- ----------------------             Director
Franklin L. Davis


- ----------------------             Director
Robert L. Gerry, III

         *
- ----------------------             Director
Benton H Wilcoxon

 /s/ ROBERT S. PARSONS
- -----------------------      Vice President and
    Robert S. Parsons       Chief Financial Officer
                           (Principal Financial and
                              Accounting Officer)

* /s/ ROBERT S. PARSONS
- ------------------------
Robert S. Parsons, as
attorney-in-fact for the
indicated persons pursuant to
the power of attorney filed with the
Commission with the initial filing of
this Registration Statement.